As filed with the Securities and Exchange Commission on February 3, 2005

Registration Number 333-121213

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2 TO

FORM SB-2

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Marchex, Inc.

(Name of small business issuer in its charter)

Delaware	7389	35-2194038
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. employer identification number)

Marchex, Inc. 413 Pine Street, Suite 500 Seattle, Washington 98101 (206) 331-3300	Russell C. Horowitz Chairman and Chief Executive Officer Marchex, Inc. 413 Pine Street, Suite 500 Seattle, Washington 98101 (206) 331-3300
(Address and telephone number of principal executive offices and principal place of business)	(Name, address and telephone number of agent for service)

Copies to:

Francis J. Feeney, Jr., Esq. Michelle D. Paterniti, Esq. Nixon Peabody LLP 100 Summer Street Boston, MA 02110 (617) 345-1000	Patrick J. Schultheis, Esq. Craig E. Sherman, Esq. Wilson Sonsini Goodrich & Rosati 701 Fifth Avenue, Suite 5100 Seattle, WA 98104 (206) 883-2500

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

[C]	Subject to completion, dated February 3, 2005

7,000,000 Shares
MARCHEX, INC.

Class B Common Stock

$         per share

•   Marchex, Inc. is offering 7,000,000 shares of Class B common stock.

•   Simultaneously with this offering of Class B common stock, Marchex is offering 200,000 shares of             % convertible exchangeable preferred stock, excluding up to 30,000 shares available to cover over-allotments, by means of a separate prospectus.

•   The closing of this offering is subject to the concurrent closing of the Name Development asset acquisition described in this prospectus but is not contingent upon the closing of the concurrent convertible exchangeable preferred stock offering.

•   The last reported sale price of our Class B common stock on February 2, 2005 was $20.87 per share.

•   Class B common stock trading symbol: Nasdaq National Market—MCHX

This investment involves risks. See “ Risk Factors” beginning on page 16.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Marchex, Inc	$	$

The underwriters have a 30-day option to purchase up to 1,050,000 additional shares of Class B common stock from us to cover over-allotments, if any.

Our officers, directors and employees may purchase up to 1.0% of the shares of Class B common stock offered hereby, excluding the over-allotment, at the public offering price. At our request, the underwriters have reserved shares of Class B common stock at the public offering price for this purpose. Any reserved shares which are not purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved of anyone’s investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Piper Jaffray

RBC Capital Markets

Thomas Weisel Partners LLC

Sanders Morris Harris

The date of this prospectus is                     , 2005.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

[P]	Subject to completion, dated February 3, 2005

200,000 Shares
MARCHEX, INC.

            % Convertible Exchangeable Preferred Stock

(Cumulative Dividend, Liquidation Preference of $250 per share)

•  Marchex, Inc. is offering 200,000 shares of             % convertible exchangeable preferred stock, par value $0.01 per share.

•  Dividends will be cumulative from the date of original issue at the annual rate of     % of the liquidation preference of the preferred stock, payable quarterly on the         day of         ,         ,         and         , commencing                     , 2005. Any dividends must be declared by our board of directors and must come from funds which are legally available for dividend payments.

•  The preferred stock is convertible at the option of the holder at any time, unless previously redeemed or exchanged, into our Class B common stock, par value $0.01 per share, at an initial conversion price of $             (equivalent to a conversion rate of approximately              shares of Class B common stock for each share of preferred stock). The initial conversion price is subject to adjustment in certain events.

•  At any time, we may elect to automatically convert some or all of the preferred stock into shares of our Class B common stock if the closing price of our Class B common stock has exceeded $            , subject to adjustment, which is 150% of the conversion price for at least 20 of the 30 consecutive trading days ending within 5 trading days prior to the notice of automatic conversion.

•  If we elect to automatically convert some or all of the preferred stock prior to                     , 2008, we will make an additional payment on the preferred stock equal to the aggregate amount of dividends that would have accrued and become payable on the preferred stock from                 , 2005 through and including                     , 2008, less any dividends already paid on the preferred stock.

•  Prior to                     , 2008, the preferred stock is not redeemable at our option. Thereafter, the preferred stock is redeemable at our option, in whole or in part, at the declining redemption prices set forth herein, together with accrued dividends to, but excluding the redemption date.

•  The preferred stock is exchangeable, in whole but not in part, at our option on any dividend payment date beginning                     , 2006, for our             % convertible subordinated debentures at the rate of $250 principal amount of debentures for each share of preferred stock. The debentures, if issued upon exchange of the preferred stock, will mature on the twenty-five year anniversary of the exchange date. The debentures, if issued, will have terms substantially similar to those of the preferred stock.

•  The preferred stock has no maturity date and voting rights prior to conversion into Class B common stock, except under limited circumstances.

•  Shares of our Class B common stock are listed on the Nasdaq National Market under the symbol “MCHX.” The last reported sale price of our Class B common stock on February 2, 2005 was $20.87 per share. We have applied to list the preferred stock on the Nasdaq National Market under the symbol “MCHXP.”

•  Simultaneously with this offering of preferred stock, Marchex is offering 7,000,000 shares of Class B common stock, excluding up to 1,050,000 shares available to cover over-allotments, by means of a separate prospectus.

•  The closing of this offering is subject to the concurrent closing of the Name Development asset acquisition described in this prospectus and the closing of the concurrent Class B common stock offering.

This investment involves risks. See “ Risk Factors” beginning on page 16.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Marchex, Inc.	$	$

The offering prices set forth above do not include accrued dividends, if any. Dividends on the preferred stock will accrue from the date of original issuance of the preferred stock, expected to be                     , 2005.

The underwriters have a 30-day option to purchase up to 30,000 additional shares of preferred stock from us to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved of anyone’s investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Piper Jaffray

RBC Capital Markets

Thomas Weisel Partners LLC

The date of this prospectus is                     , 2005.

EXPLANATORY NOTE

This Registration Statement relates to the concurrent offering by Marchex, Inc. of its Class B common stock and its       % convertible exchangeable preferred stock. The completion of the Class B common stock offering is not contingent upon the completion of the preferred stock offering. The completion of the preferred stock offering is contingent upon the completion of the Class B common stock offering. This Registration Statement contains alternate sections, paragraphs, sentences and phrases, which will be contained in two forms of prospectuses covered by this Registration Statement, as follows: (1) one prospectus to be used in connection with an offering by Marchex, Inc. of its shares of Class B common stock (the “common prospectus”); and (2) one prospectus to be used in connection with an offering by Marchex, Inc. of its             % convertible exchangeable preferred stock (the “preferred prospectus”). Those sections, paragraphs, sentences or phrases that will appear in the preferred prospectus but not in the common prospectus are marked at the beginning of such section, paragraph, sentence or phrase by the symbol [P], and those appearing only in the common prospectus are designated by the symbol [C]. Unless indicated with a [P] or [C], the language herein will appear in both forms of prospectus. Prior to this Registration Statement being declared effective by the SEC, we will file each prospectus used in its entirety.

[C] TABLE OF CONTENTS

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

Unless otherwise specified or the context otherwise requires, references in this prospectus to “we,” “our” and “us” refer to Marchex, Inc. and its wholly-owned subsidiaries, including Enhance Interactive, Inc. (formerly ah-ha.com, Inc.), TrafficLeader, Inc. (formerly Sitewise Marketing, Inc.) and goClick.com, Inc., on a consolidated basis.

i

[P] TABLE OF CONTENTS

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

Unless otherwise specified or the context otherwise requires, references in this prospectus to “we,” “our” and “us” refer to Marchex, Inc. and its wholly-owned subsidiaries, including Enhance Interactive, Inc. (formerly ah-ha.com, Inc.), TrafficLeader, Inc. (formerly Sitewise Marketing, Inc.) and goClick.com, Inc., on a consolidated basis.

ii

PROSPECTUS SUMMARY

The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information about us, the offerings and the proposed Name Development asset acquisition contained elsewhere in this prospectus and does not contain all the information you should consider. Therefore, you should also read the more detailed information set out in this prospectus, the financial statements and the other information incorporated by reference into this prospectus.

Overview

We provide technology-based merchant services that facilitate and drive growth in online transactions. We connect merchants with consumers who are searching for information, products and services on the Internet. Our platform of integrated performance-based advertising and search marketing services enables merchants to more efficiently market and sell their products and services across multiple online distribution channels, including search engines, product shopping engines, directories and other selected Web properties.

Upon the completion of the Name Development asset acquisition, we believe we will be among the leaders in the direct navigation market. We will own a proprietary base of online user traffic that represented more than 17 million unique visitors in November 2004, searching for information, products and services. This user traffic is generated from a portfolio of Web properties, or Internet domains, which are generally reflective of commercially-relevant search terms in many of the Internet’s most popular and dynamic vertical commerce categories, and may include geographically-targeted elements. The total number of Web properties in the portfolio, including Marchex’s existing Web properties, is more than 200,000. Key vertical commerce categories include: travel, financial services, insurance, real estate, auto, health, technology and electronics, personals, jobs, professional services, home and garden, Web and telecom services, education, and entertainment. The online user traffic is primarily monetized with pay-per-click listings that are relevant to the Web properties. As such, the Web properties connect online users searching for specific information with relevant advertisements.

With the Name Development asset acquisition, we believe we will be one of the few companies that owns both proprietary search engine marketing services and a critical mass of proprietary online user traffic.

Merchants transacting online is a large and growing trend. Our services facilitate and support the efficient and cost-effective marketing and selling of goods and services online through the most rapidly-developing forms of search-based marketing methods. We accomplish this by providing multiple services:

•	Pay-Per-Click Services. We deliver pay-per-click advertising listings that are reflective of our merchant advertisers’ products and services to online users in response to their keyword search queries. These pay-per-click listings are generally ordered in the search results based on the amount our merchant advertisers choose to pay for a targeted placement. These targeted listings are displayed to consumers and businesses through our distribution network of leading search engines, product shopping engines, directories and other Web properties.

•	Feed Management Services. We leverage our proprietary technology to crawl and extract relevant product content from merchant advertisers’ databases and Web sites to create highly-targeted product and service listings, which we deliver into our distribution network. These feed management listings are ordered in the results based on relevance to user search queries. Our trusted feed relationships with our distribution partners enable merchant advertisers to deliver comprehensive and up-to-date product and service listings to some of the Web’s largest search engines, product shopping engines and directories.

•	Advertising Campaign Management Services. We enable merchant advertisers to: (1) track, monitor and optimize the placement of performance-based search advertising campaigns across a number of search engines and pay-per-click networks using our bid management services; and (2) evaluate the effectiveness of online advertising campaigns using our conversion tracking and detailed reporting services.

•	Search Engine Optimization Services. We optimize key attributes of merchant advertiser Web sites to ensure the greatest opportunity for proper indexing, listing and inclusion in the editorial results of algorithmic search engines.

•	Outsourced Search Marketing Services Platform. We provide large aggregators of advertisers, such as yellow page companies, with an outsourced, integrated platform to enable them to market performance-based advertising and search marketing services directly to their customers.

We distribute performance-based advertisements through our broad network of distribution partners comprising many of the leading search engines, product shopping engines, directories and other Web properties. Our sources of distribution include industry leaders such as Yahoo!, Google, Shopping.com and many others.

Pending Name Development Asset Acquisition

Description of the Asset Acquisition

On November 19, 2004, we entered into an agreement to acquire certain assets of Name Development, a corporation operating in the direct navigation market. Direct navigation is one of the methods that consumers use to search for information, products or services online. Direct navigation is primarily characterized by online users directly accessing a Web site by: (1) typing descriptive keywords or keyword strings into the uniform resource locator, or URL, address box of an Internet browser; or (2) accessing bookmarked Web sites. It can also include navigating through referring or partner traffic sources. Name Development owns and maintains a portfolio of Internet domains, or Web properties, that are generally reflective of online user search terms, descriptive keywords and keyword strings. Name Development has entered into agreements with advertising service providers to monetize its online user traffic with pay-per-click listings. As such, Name Development is able to connect online users searching for specific information with relevant advertisements.

Upon completion of the asset acquisition, we believe we will be among the leaders in the direct navigation market due to our proprietary ownership of online user traffic, which totaled more than 17 million unique visitors in November 2004. This user traffic is generated from a portfolio of Web properties, which are generally reflective of commercially-relevant search terms in many of the Internet’s most popular vertical commerce categories, and may include geographically-targeted elements. The total number of Web properties in the portfolio, including Marchex’s existing Web properties, is more than 200,000. Key vertical commerce categories include: travel, financial services, insurance, real estate, auto, health, technology and electronics, personals, jobs, professional services, home and garden, Web and telecom services, education and entertainment.

Name Development’s revenue increased 260% from $3.5 million for the fiscal year ended June 30, 2003 to $12.5 million for the fiscal year ended June 30, 2004. For the corresponding periods, income from operations grew from $3.2 million to $12.6 million. For the nine months ended September 30, 2004, revenues were $15.5 million and income from operations was $14.9 million.

We expect to account for the Name Development asset acquisition as a business combination. The closing of the transaction is conditioned on a number of factors, including the successful completion of these offerings to finance the purchase by us. For more information on the asset acquisition, see “Name Development Asset Acquisition.”

Anticipated Benefits of the Asset Acquisition

We believe that the Name Development asset acquisition will provide us with several benefits, including:

•	A Defensible, Proprietary Source of Targeted Traffic. We believe that we will have an exclusive position due to the nature of Internet domain registration, which is similar to owning real-estate in that each Internet domain name is unique. The asset acquisition will provide us with Web properties that collectively generated more than 17 million unique visitors in November 2004. The total number of Web properties in the portfolio, including Marchex’s existing Web properties, is more than 200,000.

•	Synergies with our Existing Search Engine Marketing Services Platform. We believe that our technology platform, combined with the acquired assets, gives us an advantage in extending market share within the direct navigation market and expanding our participation in the search advertising market and in key commerce verticals.

•	Platform to Extend Expansion Initiatives. We intend to use the asset acquisition to supplement our planned expansion, both domestically and internationally.

Transaction Structure

The aggregate consideration to be paid under the asset purchase agreement is an amount of cash equal to $155.2 million and the number of shares of our Class B common stock obtained by dividing $9.0 million by the average of the last quoted sale price for shares of our Class B common stock on the Nasdaq National Market for the ten trading days immediately prior to the closing.

The asset purchase agreement contains customary representations and warranties and requires Name Development’s sole stockholder to indemnify us for various liabilities arising under the agreement, subject to various limitations and conditions. At the closing of the asset acquisition, we will deposit into escrow, for a period of eighteen months from the closing date, an amount of cash equal to $24.6 million to secure the sole stockholder’s indemnification and other obligations under the asset purchase agreement.

The asset acquisition is contingent on customary closing conditions, including the closing by us of financing sufficient to consummate such acquisition. If the closing does not occur on or before June 30, 2005, we may be required to pay Name Development a termination fee of $1.5 million through a combination of cash and equity. We have also agreed to file a registration statement to register the shares of Class B common stock issued as equity consideration in the transaction or any shares of Class B common stock issued in connection with payment of the termination fee for resale on Form S-3 once we become eligible to file such a registration statement with the SEC.

Industry Overview

Performance-Based Advertising

As technology and the Internet continue to evolve, consumers are becoming increasingly confident that they can find comprehensive product information and securely transact online. As consumers spend more time and money online, advertisers are turning to the Internet to market their products and services. Businesses of all sizes can benefit from the Internet’s potential to efficiently and cost-effectively reach consumers. Internet advertising enables merchant advertisers to measure the effectiveness of their advertising campaigns and to revise them in response to real-time feedback and market factors. Within the Internet advertising market, paid search has become one of the fastest growing sectors. Merchant advertisers are increasingly turning to performance-based online advertising due to its competitive return-on-investment and consumers’ increasing receptiveness to this medium.

Direct Navigation

Currently, there are three primary means through which online users access and search for information, products and services: search engines and directories, commerce portals and direct navigation Web properties. Direct navigation is primarily characterized by online users directly accessing a Web site by: (1) typing descriptive keywords or keyword strings into the uniform resource locator, or URL, address box of an Internet browser; or (2) accessing bookmarked Web sites. It can also include navigating through referring or partner traffic sources.

First Albany Capital estimates that the paid search market will reach $4.5 billion in revenue in 2004, and we believe the direct navigation market currently represents more than 10% of the global search market and is growing at comparable annual rates. According to WebSideStory, Inc.’s StatMarket division, in September 2004 more than 67% of daily global Internet users arrived at Web sites by direct navigation defined as typing a URL into a browser address bar or using a bookmark rather than through search engines and Web links, compared to approximately 53% in February 2002. The growth of the direct navigation market is a result of consumers’ increasing sophistication in utilizing the Internet as a resource tool, coupled with their desire to quickly find targeted information, and their trust and experience that the depth and breadth of available and relevant online information extends to Web sites named by descriptive keywords. Direct navigation and the use of search engines, however, are not mutually exclusive. We believe that many of the commercially relevant Web properties which we will own as part of the Name Development asset acquisition may be beneficiaries of search engine traffic.

Strategy

We intend to leverage our senior management’s experience, our financial and human resources, and our existing operations to provide technology-based merchant services that facilitate and drive growth in online transactions. Key elements of our strategy include the following initiatives:

•	Provide quality services in support of merchants and partners;

•	Increase the number of merchants served;

•	Develop new markets;

•	Extend presence in the direct navigation market; and

•	Pursue selective acquisition and consolidation opportunities.

Acquisitions

Acquisition initiatives have played an important part in our corporate history, since our incorporation on January 17, 2003, and are a component of our strategy. Including the proposed Name Development asset acquisition, we will have made four acquisitions since our inception.

•	On February 28, 2003, we acquired eFamily together with its direct wholly-owned subsidiary Enhance Interactive.

•	On October 24, 2003, we acquired TrafficLeader.

•	On July 27, 2004, we acquired goClick.

•	In conjunction with this offering, we will acquire certain assets of Name Development.

Our Relationship with Our Founding Executive Officers

As of December 31, 2004, Russell C. Horowitz, Ethan A. Caldwell, Peter Christothoulou and John Keister, our founding executive officers, beneficially owned 54% of our outstanding capital stock, which represented 93% of the combined voting power of our outstanding capital stock. Upon completion of the Class B common stock and preferred stock offerings, these founding executive officers will beneficially own 42% of all of our outstanding capital stock, excluding any shares that may be purchased by them in the Class B common stock and preferred stock offerings and the shares of Class B common stock issuable upon conversion of the preferred stock being offered in the preferred stock offering, which will represent 91% of the combined voting power of our outstanding capital stock.

Recent Developments

Fourth Quarter Financial Results

On February 3, 2005, we announced our unaudited operating results for the quarter ended December 31, 2004. Revenue for the fourth quarter of 2004 was $15.1 million, compared to $7.5 million for the fourth quarter of 2003. Net income for the fourth quarter of 2004 was $607,000, compared to a net loss applicable to common stockholders of $1.1 million for the fourth quarter of 2003.

Operating income before amortization (OIBA) for the fourth quarter of 2004, which excludes from net income (a) stock-based compensation of $169,000, (b) amortization of intangible assets of $1.5 million, (c) other income, net of $100,000, and (d) the tax expense of $152,000, was $2.3 million. For the comparable period of 2003, OIBA which excludes from net loss (a) stock-based compensation of $538,000, (b) amortization of intangible assets of $994,000, (c) other income, net of $41,000, and (d) the tax benefit of $301,000, was $448,000.

The results for the quarter ended December 31, 2004 are preliminary and subject to change as we complete our closing procedures and as our independent auditors complete the audit of our financial statements for fiscal year 2004.

For a discussion of management’s reasons for disclosing OIBA in addition to net income as calculated in accordance with accounting principles generally accepted in the U.S., see “Management’s Discussion and Analysis of Financial Condition and Results of Operations”—“Results of Operations”—“Operating Income Before Amortization” on page 49 of this prospectus.

Strategic Alliance with Overture

On February 3, 2005 we also announced that in connection with the closing of the Name Development asset acquisition and in furtherance of our overall strategic alliance with Overture Services, Inc. (“Overture”), we intend to enter into (i) a new master agreement with Overture with respect to our direct navigation business, and (ii) a license agreement with Overture with respect to certain of Overture’s patents, including but not limited to U.S. Patent No. 6,269,361, pursuant to which we will pay $4,500,000 in an upfront payment (and an additional $674,000 in certain circumstances) and a royalty based on certain percentages of certain of our gross revenues payable on a quarterly basis through December 2016, which royalty amount is currently estimated to be between $1,000,000 and $3,000,000 in the aggregate for 2005.

Legal Proceedings

On February 3, 2005, we received notice of a purported class action complaint entitled Pagniello v. Cool Web Search, Enhance Interactive, Inc., Marchex, Inc., FindWhat.com Inc., Google Inc., Yahoo/Overture Search Engine Co., Microsmarts, LLC, STOPzilla, Inc., PC Tools Pty Ltd., eBlocs.com, and Network Dynamics Corporation, which was filed in the United States District Court for the Northern District of Georgia on January 24, 2005. The complaint alleges that the defendants have exploited web browsers and reconfigured his and others’ computers by installing code on their computers without their approval or knowledge and seeks injunctive relief and damages. Based on our initial review of the complaint, we believe that we have meritorious defenses to these claims and intend to contest them vigorously. However, since the litigation is in a preliminary stage and any litigation is inherently uncertain, it is not feasible at this time to predict how this matter will proceed, what the ultimate outcome will be or whether an unfavorable outcome could have a material adverse impact on our business.

Concurrent Offerings

[C] Simultaneously with this offering of Class B common stock, Marchex is offering 200,000 shares of preferred stock, excluding up to 30,000 shares available to cover over-allotments by means of a separate prospectus. The closing of this offering is subject to the concurrent closing of the Name Development asset acquisition described in this prospectus but is not contingent upon the closing of the concurrent preferred stock offering. In the event we elect not to consummate the preferred stock offering, we will increase the size of the Class B common stock offering accordingly.

[P] Simultaneously with this offering of preferred stock, Marchex is offering 7,000,000 shares of Class B common stock, excluding up to 1,050,000 shares available to cover over-allotments by means of a separate prospectus. The closing of this offering is subject to the concurrent closing of the Name Development asset acquisition described in this prospectus and the closing of the concurrent Class B common stock offering.

Office Location

Our principal executive offices are located at 413 Pine Street, Suite 500, Seattle, Washington 98101, and our telephone number is (206) 331-3300. We maintain a number of Web sites, including our corporate Web site at www.marchex.com. The information on our Web sites is not incorporated by reference into and does not form a part of this prospectus.

[C] The Offering

Class B common stock offered by Marchex, Inc.	7,000,000 shares

Common stock outstanding after the offering:

Class A common stock (twenty-five votes per share)	11,987,500 shares

Class B common stock (one vote per share)	20,421,539 shares

Total	32,409,039 shares

Offering Price	$ per share

Concurrent Offering	In a separate, concurrent offering, we are offering 200,000 shares of % convertible exchangeable preferred stock which are initially convertible into shares of Class B common stock, excluding a maximum of 30,000 shares which may be issued upon exercise in full of the underwriter’s over-allotment option. The preferred stock offering is being made exclusively by a separate prospectus.

Use of Proceeds	We intend to use the net proceeds from this offering, together with the net proceeds from the preferred stock offering, to pay for the pending Name Development asset acquisition and for working capital and other general corporate purposes, including potential future acquisitions. See “Use of Proceeds.”

Nasdaq National Market Symbol for the Class B common stock	MCHX

Risk Factors	You should carefully read and consider the information set forth under the caption “Risk Factors” and all other information set forth in this prospectus before investing in Marchex’s Class B common stock.

The number of shares of common stock to be outstanding after this offering is 32,409,039, based on 25,409,039 shares outstanding as of September 30, 2004. This number of shares:

•	excludes 4,938,603 shares of Class B common stock reserved for issuance and not exercised under our 2003 amended and restated stock incentive plan as of September 30, 2004 and 278,915 shares of Class B common stock reserved for issuance and not purchased under our 2004 employee stock purchase plan as of September 30, 2004. As of September 30, 2004, 3,571,167 shares were subject to outstanding options, with a weighted average exercise price of $4.02 per share;

•	excludes 262,500 shares of Class A common stock that are held in treasury;

•	excludes the exercise of warrants to purchase 120,000 shares of Class B common stock with an exercise price of $8.45 per share which were issued as compensation to the underwriters in connection with our initial public offering in April 2004;

•	excludes 439,239 shares of Class B common stock to be issued in connection with the Name Development asset acquisition assuming that $20.49 per share, the last reported sale price of our Class B common stock on January 7, 2005, is the applicable price for determining the number of shares to be issued; and

•	excludes shares of Class B common stock issuable upon the conversion of the preferred stock.

Unless we indicate otherwise, in preparing this prospectus we have not given effect to the exercise by the underwriters of the over-allotment option granted to them to purchase an additional 1,050,000 shares of Class B common stock in the offering.

The numbers of shares beneficially owned by our officers and directors and included in this prospectus do not include any shares of Class B common stock that any officer or director may purchase in the offering. In cases where we have calculated ownership percentages following the offering, these calculations assume that no additional shares of Class B common stock were purchased by the officers and directors in the offering. Our officers and directors may individually decide to purchase shares of the Class B common stock in the offering.

[P] The Offering

Securities Offered by Marchex, Inc.

200,000 shares of             % convertible exchangeable preferred stock, par value $0.01 per share, plus an additional 30,000 shares of preferred stock if the underwriters exercise their over-allotment option in full.

Dividends

Dividends will be cumulative from the date of original issue at the annual rate of     % of the liquidation preference of the preferred stock, payable quarterly on the         day of         ,         ,         and         , commencing                     , 2005. Any dividends must be declared by our board of directors and must come from funds which are legally available for dividend payments.

Conversion Rights

Unless we redeem or exchange the preferred stock, the preferred stock can be converted at your option at any time into shares of Class B common stock, par value $0.01 per share, at an initial conversion price of $             (equivalent to a conversion rate of approximately              shares of Class B common stock for each share of preferred stock). The initial conversion price with respect to the preferred stock is subject to adjustment in certain events, including a non-stock fundamental change or a common stock fundamental change, which are explained in more detail under the section entitled “Description of Preferred Stock—Conversion Rights—Conversion Price Adjustment—Merger, Consolidation or Sale of Assets.”

Automatic Conversion

We may elect to automatically convert some or all of the preferred stock if the closing price of our Class B common stock has exceeded 150% of the conversion price for at least 20 out of 30 consecutive trading days ending within five trading days prior to the notice of automatic conversion.

Dividend Make-Whole Payment

If we elect to automatically convert some or all of the preferred stock prior to                     , 2008, we will make an additional payment on the preferred stock equal to the aggregate amount of cumulative dividends that would have accrued and become payable on the preferred stock from                 , 2005 through and including                     , 2008, less any dividends already paid on the preferred stock. This additional payment is payable by us in cash or, at our option, in shares of our Class B common stock, or a combination of cash and shares of our Class B common stock.

Liquidation Preference	$250 per share of preferred stock, plus accrued and unpaid dividends.

Optional Redemption

On or after                     , 2008, we may redeem the preferred stock, in whole or in part, at our option at the redemption prices set forth in this prospectus, together with accrued dividends to, but excluding, the redemption date. See the section entitled “Description of Preferred Stock—Optional Redemption” below.

Voting Rights

Except as provided by law and in other limited situations described in this prospectus, you will not be entitled to any voting rights. However, you will, among other things, be entitled to vote as a separate class to elect two directors if we have not paid the equivalent of six or more quarterly dividends, whether or not consecutive. These voting rights will continue until we pay the full accrued but unpaid dividends on the preferred stock.

Exchange Provisions

At our option, we may exchange the preferred stock in whole, but not in part, on any dividend payment date beginning on                     , 2006 for our         % convertible subordinated debentures. If we elect to exchange the preferred stock for debentures, the exchange rate will be $250 principal amount of debentures for each share of preferred stock. The debentures, if issued upon exchange of the preferred stock, will mature 25 years after the exchange date.

Debentures	The debentures, if issued upon exchange of the preferred stock, will have the following terms:

Interest Rate	The debentures will have an interest rate of % per year. Interest will be payable on and of each year, beginning on the first interest payment date after the exchange date.

Redemption	On or after , 2008 we may redeem the debentures at the redemption prices listed in this prospectus, plus accrued interest.

Maturity	The debentures will mature 25 years after the exchange date.

Conversion	The debentures may be converted at any time prior to maturity into Class B common stock at the same conversion price applicable to the preferred stock.

Automatic Conversion	We may automatically convert the debentures at any time prior to maturity under the same terms applicable to the preferred stock.

Interest Make-Whole Payment

If we elect to automatically convert some or all of the debentures prior to                     , 2008, we will make an additional payment on the debentures equal to the value of the aggregate amount of interest that would have accrued and become payable on the debentures from the date of issuance upon the exchange through and including                     , 2008, less any interest already paid on the debentures. This additional payment is payable by us in cash or, at our option, in shares of our Class B common stock, or a combination of cash and shares of our Class B common stock.

Subordination

The debentures are subordinated to all existing and future senior indebtedness and are effectively subordinated to all of the indebtedness and other liabilities, including trade and other payables, of our subsidiaries. As of September 30, 2004, we had approximately $6.8 million of indebtedness and other liabilities outstanding to which the debentures would have been effectively subordinated, including trade and other payables, but excluding intercompany liabilities. The indenture governing the debentures does not limit the amount of indebtedness, including senior indebtedness, that we and our subsidiaries may incur. See the section entitled “Description of the Debentures—Subordination” below.

Concurrent Offering

In a separate, concurrent offering, we are offering 7,000,000 shares of our Class B common stock, excluding a maximum of 1,050,000 shares which may be issued upon exercise in full of the underwriter’s over-allotment option. The Class B common stock offering is being made exclusively by a separate prospectus.

Use of Proceeds

We intend to use the net proceeds from this offering, together with the net proceeds from the preferred stock offering, to pay for the pending Name Development asset acquisition and for working capital and other general corporate purposes, including potential future acquisitions. See “Use of Proceeds.”

Proposed Nasdaq National Market Symbol for the Preferred Stock	MCHXP

Nasdaq National Market Symbol for the Class B Common Stock	MCHX

Risk Factors	You should carefully read and consider the information set forth under the caption “Risk Factors” and all other information set forth in this prospectus before investing in Marchex’s preferred stock.

Summary Consolidated Financial Data

The following tables summarize historical and pro forma consolidated financial data regarding our business and should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical and pro forma consolidated financial statements and the related notes included elsewhere in this prospectus. The summary information presented for the period from January 17, 2003 (inception) to September 30, 2003, the period from January 17, 2003 (inception) to December 31, 2003, and the nine months ended September 30, 2004 has been derived from our consolidated financial statements included elsewhere in this prospectus. The results of operations of Enhance Interactive are also derived from financial statements included elsewhere in this prospectus and have been presented as the “Predecessor” for the year ended December 31, 2002 and for the period from January 1, 2003 to February 28, 2003. See subsection “Presentation of Financial Reporting Periods” on page 52 for a further description of the basis of presentation of the 2003 period and of other financial reporting periods.

The unaudited pro forma condensed consolidated statement of operations data for the year ended December 31, 2003 give effect to: (1) our 2003 acquisitions of Enhance Interactive and TrafficLeader and our 2004 acquisition of goClick; and (2) our proposed Name Development asset acquisition and the offerings, as if they had all occurred on January 1, 2003. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2003 are based upon the historical results of operations of Marchex for the period from January 17, 2003 (inception) through December 31, 2003, the Predecessor for the period from January 1, 2003 through February 28, 2003, TrafficLeader for the period from January 1, 2003 through October 23, 2003 and goClick and Name Development for the year ended December 31, 2003. The unaudited pro forma condensed consolidated statement of operations data for the nine months ended September 30, 2004 give effect to: (1) our 2004 acquisition of goClick; and (2) our proposed Name Development asset acquisition and the offerings, as if they had all occurred on January 1, 2003. The unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2004 are based upon the historical results of operations of Marchex for the nine months ended September 30, 2004, goClick for the period from January 1, 2004 through July 26, 2004 and for Name Development for the nine months ended September 30, 2004.

The summary unaudited pro forma condensed consolidated statement of operations data are presented for illustrative purposes only and do not represent what our results of operations actually would have been if the transactions referred to above had occurred as of the dates indicated or what our results of operations will be for future periods.

In addition, the completion of the Class B common stock offering is not contingent upon the completion of the preferred stock offering. In the event we elect not to consummate the preferred stock offering, we will increase the size of the Class B common stock offering accordingly, which is not given effect in the following tables.

	Predecessor Periods		Successor Periods

	Year ended December 31, 2002	Period from January 1 to February 28, 2003	Marchex Period from January 17, (inception) to December 31, 2003	Pro Forma Marchex, Prior and Pending Acquisitions and Offering 2003		Nine months ended September 30,
					Marchex Period from January 17, (inception) to September 30, 2003	Marchex 2004	Pro Forma Marchex, Prior and Pending Acquisitions and Offering 2004
Consolidated Statement of Operations Data:
Revenue	$10,070,507	$3,071,055	$19,892,158	$34,993,516	$12,431,493	$28,682,924	$47,890,567
Expenses:
Service costs	6,334,173	1,732,813	11,292,070	19,431,873	6,806,021	18,142,886	21,186,372
Sales and marketing	1,821,237	365,043	2,460,683	3,341,578	1,592,722	3,196,996	3,217,449
Product development	811,673	144,479	1,291,422	1,613,807	844,399	1,636,321	1,733,063
General and administrative	976,881	234,667	2,743,919	3,476,947	1,816,522	2,613,932	3,439,835
Acquisition-related retention consideration	—	—	283,269	283,269	—	374,858	374,858
Facility relocation	—	—	—	—	—	199,960	199,960
Stock-based compensation	364,693	38,981	2,125,110	2,659,280	1,587,476	721,403	721,403
Amortization of intangible assets	—	—	3,023,408	20,774,974	2,028,244	3,473,976	14,460,401

Total operating expenses	10,308,657	2,515,983	23,219,881	51,581,728	14,675,384	30,360,332	45,333,341
Gain on sale of intangible assets, net	—	—	—	965,297	—	—	1,507,498

Income (loss) from operations	(238,150)	555,072	(3,327,723)	(15,622,915)	(2,243,891)	(1,677,408)	4,064,724
Other income (expense)	5,491	1,529	74,059	70,148	33,502	218,974	226,878

Income (loss) before provision for income taxes	(232,659)	556,601	(3,253,664)	(15,552,767)	(2,210,389)	(1,458,434)	4,291,602
Income tax expense (benefit)	(142,876)	224,082	(1,084,312)	(5,609,792)	(783,231)	(118,016)	2,076,639

Net income (loss)	(89,783)	332,519	(2,169,352)	(9,942,975)	(1,427,158)	(1,340,418)	2,214,963
Accrual of convertible preferred stock dividends	—	—	—	2,500,000	—	—	1,875,000
Accretion of redemption value of redeemable convertible preferred stock	—	—	1,318,885	1,318,885	911,620	420,430	420,430

Net income (loss) applicable to common stockholders	$(89,783)	$332,519	$(3,488,237)	$(13,761,860)	$(2,338,778)	$(1,760,848)	$(80,467)

Consolidated Statement of Cash Flows Data:
Cash flows from operating activities	$1,539,808	$353,053	$2,907,053		$1,738,073	$2,335,785
Other Financial Data:
Operating income before amortization (OIBA)(1)	$126,543	$594,053	$1,820,795	$7,811,339	$1,371,829	$2,517,971	$19,246,528

Footnote on page 15.

The following table sets forth our consolidated balance sheet data as of September 30, 2004 on:

•	an actual basis;

•	a pro forma basis to give effect to: (1) the sale of 7,000,000 shares of Class B common stock at the price of $20.49 per share, the last reported sale price of our Class B common stock on January 7, 2005, less $8.1 million in estimated underwriting discounts and estimated offering expenses; and (2) the sale of 200,000 shares of preferred stock at the price of $250 per share, less $1.8 million in estimated underwriting discounts and estimated offering expenses; and

•	a pro forma as adjusted basis to also give effect to the Name Development asset acquisition.

	As of September 30, 2004
	Actual	Pro forma	Pro forma, as adjusted
Consolidated Balance Sheet Data:
Cash and cash equivalents	$24,772,316	$208,380,816	$53,230,816
Total current assets	28,008,769	211,617,269	56,583,223
Total assets	62,504,069	246,112,569	255,582,569
Total current liabilities	7,270,020	7,270,020	7,740,020
Total stockholders’ equity	54,463,628	238,072,128	247,072,128

The following table provides a reconciliation of Income (loss) from operations and Net income (loss) applicable to common stockholders to the non-GAAP measure of OIBA.

	Predecessor Periods		Successor Periods

	Year ended December 31, 2002	Period from January 1 to February 28, 2003	Marchex Period from January 17, (inception) to December 31, 2003	Pro Forma Marchex Prior and Pending Acquisitions and Offering 2003		Nine months ended September 30
					Marchex Period from January 17, (inception) to September 30, 2003	Marchex 2004	Pro Forma Marchex Prior and Pending Acquisitions and Offering 2004
Operating income before amortization (OIBA)(1)	$126,543	$594,053	$1,820,795	$7,811,339	$1,371,829	$2,517,971	$19,246,528
Stock-based compensation	(364,693)	(38,981)	(2,125,110)	(2,659,280)	(1,587,476)	(721,403)	(721,403)
Amortization of intangible assets	—	—	(3,023,408)	(20,774,974)	(2,028,244)	(3,473,976)	(14,460,401)

Income (loss) from operations	(238,150)	555,072	(3,327,723)	(15,622,915)	(2,243,891)	(1,677,408)	4,064,724
Other income (expense)
Interest income	5,491	1,529	45,874	53,989	33,502	163,808	169,304
Interest expense	—	—	—	—	—	(3,728)	(3,728)
Adjustment to fair value of redemption obligation	—	—	25,500	25,500	—	55,250	55,250
Other	—	—	2,685	(9,341)	—	3,644	6,052

Total other income	5,491	1,529	74,059	70,148	33,502	218,974	226,878
Income (loss) before provision for income taxes	(232,659)	556,601	(3,253,664)	(15,552,767)	(2,210,389)	(1,458,434)	4,291,602
Income tax expense (benefit)	(142,876)	224,082	(1,084,312)	(5,609,792)	(783,231)	(118,016)	2,076,639

Net income (loss)	(89,783)	332,519	(2,169,352)	(9,942,975)	(1,427,158)	(1,340,418)	2,214,963
Accrual of convertible stock dividends	—	—	—	2,500,000	—	—	1,875,000
Accretion to redemption value of redeemable convertible preferred stock	—	—	1,318,885	1,318,885	911,620	420,430	420,430

Net income (loss) applicable to common stockholders	$(89,783)	$332,519	$(3,488,237)	$(13,761,860)	$(2,338,778)	$(1,760,848)	$(80,467)

(1)	We report operating income before amortization (OIBA) that is a supplemental measure to GAAP. OIBA represents income (loss) from operations before: (1) stock-based compensation expense; and (2) amortization of intangible assets. This measure, among other things, is one of the primary metrics by which we evaluate the performance of our business. Additionally, management uses adjusted OIBA which excludes acquisition-related retention consideration as we view this as part of the earn-out consideration from the transaction. Adjusted OIBA is the basis on which our internal budgets are based and by which management is currently evaluated. Management believes that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, and should not be considered in isolation, as a substitute for, or superior to, GAAP results. We believe this measure is useful to investors because it represents our consolidated operating results, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the effects of certain other non-cash expenses. OIBA has certain limitations in that it does not take into account the impact to our statement of operations of certain expenses, including non-cash stock-based compensation associated with our employees and acquisition-related accounting. We endeavor to compensate for the limitations of the non-GAAP measure presented by providing the comparable GAAP measure with equal or greater prominence, GAAP financial statements and detailed descriptions of the reconciling items and adjustments, including quantifying such items, to derive the non-GAAP measure.

RISK FACTORS

Any investment in our securities involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before you decide whether to purchase our securities. Additional risks and uncertainties not currently known to us or that we currently do not deem material may also become important factors that may harm our business. If any of the following risks occur, our business, financial condition and results of operations could be materially adversely affected. [P] In any such case, the trading price of our preferred stock could decline. [C] In any such case, the trading price of our Class B common stock could decline. You may lose all or part of your investment.

Risks Relating to Our Company

Our limited operating history makes evaluation of our business difficult.

We were formally incorporated in January 2003. We acquired Enhance Interactive in February 2003, TrafficLeader in October 2003 and goClick in July 2004 and in November 2004 entered into an agreement to acquire certain assets of Name Development.

We have limited historical financial data upon which to base planned operating expenses or forecast accurately our future operating results. Further, our limited operating history will make it difficult for investors and securities analysts to evaluate our business and prospects. Our failure to address these risks and difficulties successfully could seriously harm us.

We have incurred net losses since our inception, and we expect our net losses to continue for the foreseeable future, which will adversely affect our ability to achieve profitability.

We have incurred net losses since inception and had an accumulated deficit of $5.2 million as of September 30, 2004. Our net losses are likely to continue for the foreseeable future. Also, our net losses may increase to the extent we increase our sales and marketing activities and acquire additional businesses. These efforts may prove to be more expensive than we currently anticipate which could further increase our net losses. We cannot predict if we will become profitable in the future. Even if we were to achieve profitability, we may not be able to sustain it.

We are dependent on certain distribution partners, including Yahoo! and its subsidiaries, for distribution of our services, and we derive a significant portion of our total revenue through these distribution partners. A loss of distribution partners or a decrease in revenue from certain distribution partners could adversely affect our business.

A relatively small number of distribution partners currently deliver a significant percentage of traffic to our merchant listings. Yahoo!, primarily through its subsidiaries, such as Inktomi and Overture, is our largest distribution partner, collectively representing approximately 19% of our total revenue for the nine months ended September 30, 2004 and was responsible for 100% of the revenue of Name Development during the same period. For the year ended December 31, 2003, distribution through Yahoo! and its subsidiaries collectively represented less than 10% of Marchex’s total revenue.

Our existing agreements with many of our larger distribution partners permit either company to terminate without penalty on short notice and are primarily structured on a variable-payment basis, under which we make payments based on a specified percentage of revenue or based on the number of paid click-throughs. We intend to continue devoting resources in support of our larger distribution partners, but there are no guarantees that these relationships will remain in place over the short- or long-term. In addition, we cannot be assured that any of these distribution partners will continue to generate current levels of revenue for us. A loss of any of these distribution partners or a decrease in revenue from any one of these distribution relationships could have an adverse effect on our revenue, and the loss of any one large distribution partner could have a material adverse effect on our business, financial condition and results of operations.

Companies distributing advertising on the Internet have experienced, and will likely continue to experience, consolidation. This consolidation has reduced the number of partners that control the online advertising outlets with the most user traffic. According to comScore Media Metrix qSearch, Yahoo! Search accounted for 27% of the online searches in the United States in May 2004 and Google accounted for 37%. As a result, the larger distribution partners have greater control over determining the market terms of distribution, including placement of merchant advertisements and cost of placement. In addition, many participants in the performance-based advertising and search marketing industries control significant portions of the traffic that they deliver to advertisers. We do not believe, for example, that Yahoo! and Google are as reliant as we are on a third-party distribution network to deliver their services. This gives these companies a significant advantage over us in delivering their services, and with a lesser degree of risk.

If we do not maintain and grow a critical mass of merchant advertisers and distribution partners, the value of our services could be adversely affected.

Our success depends, in part, on the maintenance and growth of a critical mass of merchant advertisers and distribution partners and a continued interest in our performance-based advertising and search marketing services. If our business is unable to achieve a growing base of merchant advertisers, our current distribution partners may be discouraged from continuing to work with us, and this may create obstacles for us to enter into agreements with new distribution partners. Similarly, if our distribution network does not grow and does not continue to improve over time, current and prospective merchant advertisers may reduce or terminate their business with us. Any decline in the number of merchant advertisers and distribution partners could adversely affect the value of our services.

We are dependent upon the quality of traffic in our network to provide value to our merchant advertisers, and any failure in our quality control could have a material adverse effect on the value of our services to our merchant advertisers.

We monitor the quality of the traffic that we deliver to our merchant advertisers. We review factors such as non-human processes, including robots, spiders, scripts or other software, mechanical automation of clicking and other sources and causes of low-quality traffic. Even with such monitoring in place, there is a risk that a certain amount of low-quality traffic or traffic that is deemed to be less valuable by our merchant advertisers will be provided to our merchant advertisers, which, if not contained, may be detrimental to those relationships. Low-quality traffic may prevent us from growing our base of merchant advertisers and cause us to lose relationships with existing merchant advertisers.

We may be subject to intellectual property claims, which could adversely affect our financial condition and ability to use certain critical technologies, divert our resources and management attention from our business operations and create uncertainty about ownership of technology essential to our business.

Our success depends, in part, on our ability to protect our intellectual property and to operate without infringing on the intellectual property rights of others in the process. There can be no guarantee that any of our intellectual property will be adequately safeguarded, or that it will not be challenged by third parties. We may be subject to patent infringement claims or other intellectual property infringement claims, including claims of trademark infringement in connection with an acquisition of previously-owned Internet domain names, that would be costly to defend and could limit our ability to use certain critical technologies.

For example, Overture Services, a subsidiary of Yahoo! which operates in certain competitive areas with us, owns U.S. Patent No. 6,269,361, which purports to give Overture rights to certain bid-for-placement products and pay-per-performance search technologies. Overture is currently involved in litigation with FindWhat.com relating to this patent. FindWhat.com is vigorously contesting Overture’s patent. If we were to acquire or develop a related product or business model that Overture construes as infringing the Overture patent or if Overture construes any of our current products or business models as infringing upon the Overture patent, then we could be asked to license, re-engineer our products and services or revise our business model according to terms that may be extremely expensive and/or unreasonable. As part of our overall business relationship with Yahoo!, we have entered into various agreements to license technologies and services from Yahoo! and its subsidiaries, and expect to continue discussions with these partners to license other technologies and services, which may include the Overture patent.

Any patent or other intellectual property litigation could negatively impact our business by diverting resources and management attention from other aspects of the business and adding uncertainty as to the ownership of technology, services and property that we view as proprietary and essential to our business. In addition, a successful claim of patent infringement against us and our failure or inability to license the infringed or similar technology on reasonable terms, or at all, could have a material adverse effect on our business.

Following the offerings, we may need additional funding to meet our obligations and to pursue our business strategy. Additional funding may not be available to us and our financial condition could therefore be adversely affected.

We have allocated a substantial portion of the net proceeds of the offerings to the proposed Name Development asset acquisition. Following the offerings, we may require additional funding to meet our ongoing obligations and to pursue our business strategy, which may include the selective acquisition of businesses and technologies. In addition, we have incurred and we may incur certain obligations in the future, including:

•	We may be obligated to make performance payments based on 2004 earnings to the original shareholders and certain employees of eFamily and its wholly-owned subsidiary, Enhance Interactive, which we acquired in February 2003, with a maximum remaining aggregate payment obligation of $10.0 million.

•	We may also be obligated to make revenue-based performance payments based on 2004 results to the original shareholders of TrafficLeader, which we acquired in October 2003, with a maximum aggregate payment obligation of $1.0 million.

•	Upon the issuance of preferred stock as contemplated in the preferred stock offering, we will become obligated to pay dividends to the holders of such stock.

•	If debentures are issued upon exchange of the preferred stock, we will become obligated to make interest payments to the holders of the debentures.

Following the offerings, there can be no assurance that additional financing arrangements will be available in amounts or on terms acceptable to us, if at all. Furthermore, the sale of additional equity or convertible securities will result in further dilution to existing stockholders. If adequate additional funds are not available, we will be required to delay, reduce the scope of, or eliminate material parts of the implementation of our business strategy, including potential additional acquisitions or internally-developed businesses.

Our acquisitions could divert management’s attention, cause ownership dilution to our stockholders, cause our earnings to decrease and be difficult to integrate.

Our business strategy includes identifying, structuring, completing and integrating acquisitions. Acquisitions in the technology and Internet sectors involve a high degree of risk. We may also be unable to find a sufficient number of attractive opportunities to meet our objectives which include revenue growth, profitability and competitive market share. Our acquired companies may have histories of net losses and may expect net losses for the foreseeable future.

Acquisitions are accompanied by a number of risks that could harm our business, operating results and financial condition:

•	We could experience a substantial strain on our resources, including time and money, and we may not be successful;

•	Our management’s attention could be diverted from our ongoing business concerns;

•	While integrating new companies, we may lose key executives or other employees of these companies;

•	We may issue shares of our Class B common stock as consideration for acquisitions which may result in ownership dilution to our stockholders;

•	We could fail to successfully integrate our financial and management controls, technology, reporting systems and procedures, or adequately expand, train and manage our workforce;

•	We could experience customer dissatisfaction or performance problems with an acquired company or technology;

•	We could become subject to unknown or underestimated liabilities of an acquired entity or incur unexpected expenses or losses from such acquisitions; and

•	We could incur possible impairment charges related to goodwill or other intangible assets or other unanticipated events or circumstances, any of which could harm our business.

Consequently, we might not be successful in integrating any acquired businesses, products or technologies, and might not achieve anticipated revenue and cost benefits.

The loss of our senior management, including our founding executive officers, could harm our current and future operations and prospects.

We are heavily dependent upon the continued services of Russell C. Horowitz, our chairman and chief executive officer, and John Keister, our president and chief operating officer, and the other members of our senior management team. Each member of our senior management team is an at-will employee and may voluntarily terminate his employment with us at any time with minimal notice. Russell C. Horowitz, Ethan A. Caldwell, Peter Christothoulou and John Keister, our founding executive officers, each own shares of fully vested Class A common stock. Following any termination of employment, each of these employees would only be subject to a twelve-month non-competition and non-solicitation obligation with respect to our clients and customers under our standard confidentiality agreement.

Further, as of December 31, 2004, Russell C. Horowitz, Ethan A. Caldwell, Peter Christothoulou and John Keister together controlled 93% of the combined voting power of our outstanding capital stock. Upon completion of the offerings, these founding executive officers together will control 91% of the combined voting power of all of our outstanding capital stock, excluding any shares that may be purchased by them in the offerings and shares of Class B common stock issuable upon conversion of preferred stock. Their collective voting control is not tied to their continued employment with Marchex. The loss of the services of any member of our senior management, including our founding executive officers, for any reason, or any conflict among our founding executive officers, could harm our current and future operations and prospects.

We may have difficulty attracting and retaining qualified, experienced, highly skilled personnel, which could adversely affect the implementation of our business plan.

In order to fully implement our business plan, we will need to attract and retain additional qualified personnel. Thus, our success will in significant part depend upon the efforts of personnel not yet identified and upon our ability to attract and retain highly skilled managerial, engineering, sales and marketing personnel. We are also dependent on managerial and technical personnel to the extent they may have knowledge or information about our businesses and technical systems that may not be known by our other personnel. There can be no assurance that we will be able to attract and retain necessary personnel. The failure to hire and retain such personnel could adversely affect the implementation of our business plan.

If we are unable to obtain and maintain adequate insurance, our financial condition could be adversely affected in the event of uninsured or inadequately insured loss or damage. Our ability to effectively recruit and retain qualified officers and directors may also be adversely affected if we experience difficulty in maintaining adequate directors’ and officers’ liability insurance.

We may not be able to obtain and maintain insurance policies on terms affordable to us that would adequately insure our business and property against damage, loss or claims by third parties. To the extent our business or property suffers any damages, losses or claims by third parties that are not covered or adequately covered by insurance, our financial condition may be materially adversely affected.

We currently have directors’ and officers’ liability insurance, but we may be unable to maintain sufficient insurance as a public company to cover liability claims made against our officers and directors. If we are unable to adequately insure our officers and directors, we may not be able to retain or recruit qualified officers and directors to manage our company, which could have a material adverse effect on our operations.

New rules, including those contained in and issued under the Sarbanes-Oxley Act of 2002, may make it difficult for us to retain or attract qualified officers and directors, which could adversely affect our business and our ability to maintain the listing of our Class B common stock on the Nasdaq National Market.

We may be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of the recent and currently proposed changes in the rules and regulations which govern publicly-held companies, including, but not limited to, certifications from executive officers and requirements for financial experts on boards of directors. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in the issuance of a series of new rules and regulations and the strengthening of existing rules and regulations by the Securities and Exchange Commission, as well as the adoption of new and more stringent rules by the Nasdaq Stock Market.

Further, certain of these recent and proposed changes heighten the requirements for board or committee membership, particularly with respect to an individual’s independence from the corporation and level of experience in finance and accounting matters. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, our business and our ability to maintain the listing of our shares of Class B common stock on the Nasdaq National Market could be adversely affected.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud, which could harm our brand and operating results.

Effective internal controls are necessary for us to provide reliable and accurate financial reports and effectively prevent fraud. We have devoted significant resources and time to comply with the new internal control over financial reporting requirements of the Sarbanes-Oxley Act of 2002. In addition, Section 404 under the Sarbanes-Oxley Act of 2002 requires that we assess and our auditors attest to the design and operating effectiveness of our controls over financial reporting. Our compliance with the annual internal control report requirement for our first fiscal year ending on or after July 15, 2005, the requisite SEC compliance date, will depend on the effectiveness of our financial reporting and data systems and controls across our operating subsidiaries. We expect these systems and controls to become increasingly complex to the extent that we integrate acquisitions and our business grows. To effectively manage this growth, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures. We cannot be certain that these measures will ensure that we design, implement and maintain adequate controls over our financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation or operation, could harm our operating results or cause us to fail to meet our financial reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock and our access to capital.

Recently adopted changes in accounting rules and regulations, such as expensing of stock options and shares issued through the employee stock purchase plan, will result in unfavorable accounting charges and may require us to change our compensation policies.

Accounting methods and policies regarding expensing stock options are subject to review, interpretation and guidance from relevant accounting authorities, including the Financial Accounting Standards Board, or FASB. For example, we currently are not required to record stock-based compensation charges if an employee’s stock option exercise price equals or exceeds the fair value of our common stock at the date of grant. On December 16, 2004, the FASB adopted a revised final statement of financial accounting standards which requires us, as a small business issuer, to expense the fair value of stock options granted for periods beginning after December 15, 2005. In addition, under the FASB’s final rules on employee stock purchase plans, we will incur an expense. We rely heavily on stock options to compensate existing employees and attract new employees. In light of these new requirements to expense stock options and shares issued under the employee stock purchase plan, we may choose to reduce our reliance on these as compensation tools. If we reduce our use of stock options and the employee stock purchase plan, it may be more difficult for us to attract and retain qualified employees and we may need to compensate our employees with greater amounts of cash or other incentives. If we do not reduce our reliance on stock options and the employee stock purchase plan, our reported losses will increase. Further changes to interpretations of accounting methods or policies in the future may require us to adversely revise how our financial statements are prepared.

Impairment of goodwill and other intangible assets would result in a decrease in earnings.

Current accounting rules require that goodwill and other intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. These rules also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. To the extent such evaluation indicates that the useful lives of intangible assets are different than originally estimated, the amortization period is reduced or extended and, accordingly, the quarterly amortization expense is increased or decreased.

We have substantial goodwill and other intangible assets, and we may be required to record a significant charge to earnings in our financial statements during the period in which any impairment of our goodwill or amortizable intangible assets is determined. Any impairment charges or changes to the estimated amortization periods could have a material adverse effect on our financial results.

Risks Relating to the Name Development Asset Acquisition

We may not be able to complete the transactions contemplated by this prospectus, which could negatively impact our reputation and prospects.

The Name Development asset acquisition is dependent upon the successful completion of the simultaneous offerings of our Class B common stock and our preferred stock. We will be unable to finance the proposed asset acquisition without the funding from the net proceeds of these offerings. The closing of the proposed asset acquisition is also dependent on certain closing conditions, which if not met or not waived by Name Development or us, as the case might be, would release the parties from the terms of the asset purchase agreement. If we were unable to meet our obligations under the agreement, we would be obligated to pay a termination fee to Name Development of approximately $1.5 million in a combination of cash and shares of our Class B common stock.

We have expended significant time, resources and manpower to pursue the asset acquisition and related financings, which could have been used for other purposes and opportunities. If the proposed asset acquisition and offerings are not consummated, we will have incurred significant expense which may affect our financial results. We will also have potentially foregone other transactions or devoted resources that could have been directed to our current operations during that period.

Acquisitions are a component of our strategy. Our successful execution of this strategy relies in part on our reputation for delivering value for our target partners and our ability to demonstrate a successful transaction record. A failure to complete this transaction would, at this juncture in our corporate history, negatively impact our reputation and could adversely affect our prospects for future acquisitions or the terms on which we may complete such acquisitions.

We may not be able to realize the intended and anticipated benefits from the Name Development asset acquisition, which could affect the value of the asset acquisition to our business strategy and our ability to meet our financial obligations and targets.

We may not be able to realize the intended and anticipated benefits that we currently expect from the Name Development asset acquisition. These intended and anticipated benefits include increasing our cash flow from operations, growing our merchant network, broadening our distribution offerings and delivering services that strengthen our merchant relationships.

Factors that could affect our ability to achieve these benefits include:

•	Name Development currently earns 100% of its revenue through the outsourcing of its pay-per-click listings to one major provider, Yahoo! In order to achieve the desired financial results from this asset acquisition, we will need to transition the existing commercial relationship on similar or better terms, develop other relationships for the delivery of pay-per-click listings or provide pay-per-click listings directly from our merchant advertisers, or some combination of the above. Our execution of this aspect of the acquired assets will be a significant factor in determining whether we realize the anticipated economic benefits.

•	We will need to continue to acquire commercially valuable Internet domain names to grow our presence in the field of direct navigation. We will need to continuously improve our technologies to acquire valuable Internet domain names as competition in the marketplace for appropriate Internet domain names intensifies. Our domain name acquisition efforts are subject to rules and guidelines established by registries which maintain Internet domain name registrations and the registrars which process and facilitate Internet domain name registrations. The registries and registrars may change the rules and guidelines for acquiring Internet domains in ways that may prove detrimental to our domain acquisition efforts.

•	The business of Name Development is dependent on current technologies and user practices. If browser or search technologies were to change significantly, the practice of direct navigation may be altered to our disadvantage.

•	Some of our existing distribution partners may perceive Name Development as a competitive threat and therefore may decide to terminate their agreements with us because of the Name Development asset acquisition.

•	We intend to apply our technology and expertise to geography-specific Web properties that we believe are under-commercialized and not yet mature from a monetization perspective. However, if the current disparities in traffic and monetization of such search terms do not narrow in a favorable way, we may expend significant company resources on business efforts that do not realize the results we expect.

If the acquired business is not integrated into our business as we anticipate, we may not be able to achieve these benefits or realize the value paid for the asset acquisition, which could materially harm our business, financial condition and results of operations.

We may experience unforeseen liabilities in connection with the Name Development asset acquisition or our acquisition of other Internet domain names, which could negatively impact our financial results.

The Name Development asset acquisition involves the acquisition of a large number of previously-owned Internet domain names. Furthermore, we have separately acquired and intend to continue to acquire in the future additional previously-owned Internet domain names. In some cases, these acquired names may have trademark significance that is not readily apparent to us or is not identified by us in the bulk purchasing process. As a result we may face demands by third party trademark owners asserting infringement or dilution of their rights and seeking transfer of acquired Internet domain names under the Uniform Domain Name Dispute Resolution Policy administered by ICANN or actions under the U.S. Anti-Cybersquatting Consumer Protection Act.

We intend to review each claim or demand which may arise from time to time on its merits on a case-by-case basis with the assistance of counsel and we intend to transfer any rights acquired by us to any party that has demonstrated a valid prior right or claim. We cannot, however, guarantee that we will be able to resolve these disputes without litigation. The potential violation of third party intellectual property rights and potential causes of action under consumer protection laws may subject us to unforeseen liabilities including injunctions and judgments for money damages.

Regulation could reduce the value of the Internet domain names acquired or negatively impact the Internet domain acquisition process, which could significantly impair the value of the asset acquisition.

The Name Development business includes the registrations of thousands of Internet domain names both in the United States and internationally. Name Development acquires previously-owned Internet domain names that have expired and have been offered for sale by Internet domain name registrars following the period of permitted reclamation by their prior owners. Furthermore, we have separately acquired and intend to continue to acquire in the future additional previously-owned Internet domain names.

The acquisition of Internet domain names generally is governed by regulatory bodies. The regulation of Internet domain names in the United States and in foreign countries is subject to change. Regulatory bodies could establish additional requirements for previously-owned Internet domain names or modify the requirements for holding Internet domain names. As a result, we might not acquire or maintain names that contribute to our financial results in the same manner as reflected in the historical financial results of Name Development. Because certain Internet domain names are important assets which support the valuation of the Name Development asset acquisition, a failure to acquire or maintain such Internet domain names could adversely affect our financial results and our growth. Any impairment in the value of these important assets could cause our stock price to decline.

Risks Relating to Our Business and Our Industry

If we are unable to compete in the highly competitive performance-based advertising and search marketing industries, we may experience reduced demand for our products and services.

We operate in a highly competitive and changing environment. We principally compete with other companies which offer services in five main areas:

•	sales to merchant advertisers of pay-per-click services;

•	sales to merchant advertisers of feed management services;

•	aggregation or optimization of online advertising for distribution through search engines, product shopping engines, directories, Web sites or other outlets;

•	delivery of online advertising to end users or customers of merchants through destination Web sites or other distribution outlets; and

•	services that allow merchants to manage their advertising campaigns across multiple networks and track the success of these campaigns.

Although we currently pursue a strategy that allows us to potentially partner with all relevant companies in the industry, there are certain companies in the industry that may not wish to partner with us. Despite the fact that we currently work with several of our potential competitors, there are no guarantees that these companies will continue to work with us in the future.

We currently or potentially compete with a variety of companies, including FindWhat.com, Google, Microsoft and Yahoo! Many of these actual or perceived competitors also currently or may in the future have business relationships with us, particularly in distribution. Going forward, however, these companies may terminate their relationships with us. Furthermore, our competitors may be able to secure agreements with us on more favorable terms, which could reduce the usage of our services, increase the amount payable to our distribution partners, reduce total revenue and thereby have a material adverse effect on our business, operating results and financial condition.

We expect competition to intensify in the future because current and new competitors can enter our market with little difficulty. The barriers to entering our market are relatively low. In fact, many current Internet and media companies presently have the technical capabilities and advertiser bases to enter the search marketing services industry. Further, if the consolidation trend continues among the larger media and search engine companies with greater brand recognition, the share of the market remaining for smaller search marketing services providers could decrease, even though the number of smaller providers could continue to increase. These factors could adversely affect our competitive position in the search marketing services industry.

Some of our competitors, as well as potential entrants into our market, may be better positioned to succeed in this market. They may have:

•	longer operating histories;

•	more management experience;

•	an employee base with more extensive experience;

•	better geographic coverage;

•	larger customer bases;

•	greater brand recognition; and

•	significantly greater financial, marketing and other resources.

Currently, and in the future, as the use of the Internet and other online services increases, there will likely be larger, more well-established and well-financed entities that acquire companies and/or invest in or form joint ventures in categories or countries of interest to us, all of which could adversely impact our business. Any of these trends could increase competition and reduce the demand for any of our services.

If we are not able to respond to the rapid technological change characteristic of our industry, our products and services may not be competitive.

The market for our products and services is characterized by rapid change in business models and technological infrastructure, and we will need to constantly adapt to changing markets and technologies to provide competitive products and services. We believe that our future success will depend, in part, upon our ability to develop our products and services for both our target market and for applications in new markets. We may not, however, be able to successfully do so, and our competitors may develop innovations that render our products and services obsolete or uncompetitive.

Our technical systems are vulnerable to interruption and damage that may be costly and time-consuming to resolve and may harm our business and reputation.

A disaster could interrupt our services for an indeterminate length of time and severely damage our business, prospects, financial condition and results of operations. Our systems and operations are vulnerable to damage or interruption from:

•	fire;

•	floods;

•	network failure;

•	hardware failure;

•	software failure;

•	power loss;

•	telecommunications failures;

•	break-ins;

•	terrorism, war or sabotage;

•	computer viruses;

•	denial of service attacks;

•	penetration of our network by unauthorized computer users and “hackers” and other similar events;

•	natural disaster; and

•	other unanticipated problems.

We may not have developed or implemented adequate protections or safeguards to overcome any of these events. We also may not have anticipated or addressed many of the potential events that could threaten or undermine our technology network. Any of these occurrences could cause material interruptions or delays in our business, result in the loss of data or render us unable to provide services to our customers. In addition, if a person is able to circumvent our security measures, he or she could destroy or misappropriate valuable information or disrupt our operations. We have deployed firewall hardware intended to thwart hacker attacks. Although we maintain property insurance and business interruption insurance, our insurance may not be adequate to compensate us for all losses that may occur as a result of a catastrophic system failure or other loss, and our insurers may not be able or may decline to do so for a variety of reasons.

If we fail to address these issues in a timely manner, we may lose the confidence of our merchant advertisers and distribution partners, our revenue may decline and our business could suffer. In addition, as we expand our service offerings and enter into new business areas, we may be required to significantly modify and expand our software and technology platform. If we fail to accomplish these tasks in a timely manner, our business and reputation will likely suffer.

We rely on third party technology, server and hardware providers, and a failure of service by these providers could adversely affect our business and reputation.

We rely upon third party colocation providers to host our main servers. If these providers experience any interruption in operations or cease operations for any reason or if we are unable to agree on satisfactory terms for continued hosting relationships, we would be forced to enter into a relationship with other service providers or assume hosting responsibilities ourselves. If we are forced to switch hosting facilities, we may not be successful in finding an alternative service provider on acceptable terms or in hosting the computer servers ourselves. We may also be limited in our remedies against these providers in the event of a failure of service. In the past, we have experienced short-term outages in the service maintained by one of our current colocation providers. We also rely on third party providers for components of our technology platform, such as hardware and software providers, credit card processors and domain name registrars. A failure or limitation of service or available capacity by any of these third party providers could adversely affect our business and reputation.

We may not be able to protect our intellectual property rights, which could result in our competitors marketing competing products and services utilizing our intellectual property and could adversely affect our competitive position.

Our success and ability to compete effectively are substantially dependent upon our internally developed and acquired technology and data resources, which we protect through a combination of copyright, trade secret, and patent and trademark law. To date, we have filed two provisional patent applications with the United States Patent and Trademark Office, and two non-provisional patent applications based on the two filed provisional applications in the United States and via the Patent Cooperation Treaty designating all member countries. In the future, additional patents may be filed with respect to internally developed or acquired technologies. Our industry is highly competitive and many individuals and companies have sought to patent processes in the industry. In addition, the patent process takes several years and involves considerable expense. Further, patent applications and patent positions in our industry are highly uncertain and involve complex legal and factual questions due in part to the number of competing technologies. As a result, we may not be able to successfully prosecute these patents, in whole or in part, or any additional patent filings that we may make in the future. We also depend on our trade name and domain names. We may not be able to adequately protect our technology and data resources. In addition, intellectual property laws vary from country to country, and it may be more difficult to protect our intellectual property in some foreign jurisdictions in which we may plan to enter. If we fail to obtain and maintain patent or other intellectual property protection for our technology, our competitors could market competing products and services utilizing our technology. Any such failure could have a material adverse effect on our business.

Despite our efforts to protect our proprietary rights, unauthorized parties domestically and internationally may attempt to copy or otherwise obtain and use our services, technology and other intellectual property. We cannot be certain that the steps we have taken will prevent any misappropriation or confusion among consumers and merchant advertisers.

We may be involved in lawsuits to protect or enforce our patents, which could be expensive and time consuming.

We may initiate patent litigation against third parties to protect or enforce our patent rights, and we may be similarly sued by others. We may also become subject to interference proceedings conducted in the patent and trademark offices of various countries to determine the priority of inventions. The defense and prosecution, if necessary, of intellectual property suits, interference proceedings and related legal and administrative proceedings is costly and may divert our technical and management personnel from their normal responsibilities. We may not prevail in any of these suits. An adverse determination of any litigation or defense proceedings could put our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not being issued.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, during the course of this kind of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments in the litigation. If securities analysts or investors perceive these results to be negative, it could have an adverse effect on the trading price of our Class B common stock and the trading price of our preferred stock.

We may incur liabilities for the activities of users of our services and our merchant advertisers, which could adversely affect our business.

Many of our advertisement generation processes are automated and we do not conduct a manual editorial review of a substantial number of our merchant listings. We may not successfully avoid liability for unlawful activities carried out by users of our services and our merchant advertisers, or unpermitted uses of our merchant listings by distribution partners.

Our potential liability for unlawful activities of users of our services and our merchant advertisers or unpermitted uses of our merchant listings by distribution partners could require us to implement measures to reduce our exposure to such liability, which may require us, among other things, to spend substantial resources or to discontinue certain service offerings. For example, as a result of the actions of merchant advertisers in our network, we may be subject to civil claims relating to a wide variety of issues, such as privacy, gambling, promotions, and intellectual property ownership and infringement. Furthermore, under agreements with certain of our larger distribution partners, we are required to indemnify these partners against any liabilities or losses resulting from the content of our merchant listings. Although our merchant advertisers indemnify us with respect to claims arising from these listings, we may not be able to recover all or any of the liability or losses incurred by us as a result of the activities of our merchant advertisers.

Our insurance policies may not provide coverage for liability arising out of activities of users of our services. Furthermore, we may not be able to obtain or maintain adequate insurance coverage to reduce or limit the liabilities associated with our businesses. Any costs incurred as a result of such liability or asserted liability could have a material adverse effect on our business, operating results and financial condition.

Our quarterly results of operations might fluctuate due to seasonality, which could adversely affect our growth rate and in turn the market price of our securities.

Our quarterly results have fluctuated in the past and may fluctuate in the future due to seasonal fluctuations in the level of Internet usage. As is typical in our industry, the second and third quarters of the calendar year generally experience relatively lower usage than the first and fourth quarters. It is generally understood that during the spring and summer months of the year, Internet usage is lower than during other times of the year, especially in comparison to the fourth quarter of the calendar year. The extent to which usage may decrease during these off-peak periods is difficult to predict. Prolonged or severe decreases in usage during these periods may adversely affect our growth rate and in turn the market price of our securities.

We are susceptible to general economic conditions, and a downturn in advertising and marketing spending by merchants could adversely affect our operating results.

Our operating results will be subject to fluctuations based on general economic conditions, in particular those conditions that impact merchant-consumer transactions. If there were to be a general economic downturn that affected consumer activity in particular, however slight, then we would expect that business entities, including our merchant advertisers and potential merchant advertisers, could substantially and immediately reduce their advertising and marketing budgets. We believe that during periods of lower consumer activity, merchant spending on advertising and marketing is more likely to be reduced, and more quickly, than many other types of business expenses. These factors could cause a material adverse effect on our operating results.

We depend on the growth of the Internet and Internet infrastructure for our future growth and any decrease or less than anticipated growth in Internet usage could adversely affect our business prospects.

Our future revenue and profits, if any, depend upon the continued widespread use of the Internet as an effective commercial and business medium. Factors which could reduce the widespread use of the Internet include:

•	possible disruptions or other damage to the Internet or telecommunications infrastructure;

•	failure of the individual networking infrastructures of our merchant advertisers and distribution partners to alleviate potential overloading and delayed response times;

•	a decision by merchant advertisers to spend more of their marketing dollars in offline areas;

•	increased governmental regulation and taxation; and

•	actual or perceived lack of security or privacy protection.

In particular, concerns over the security of transactions conducted on the Internet and the privacy of users may inhibit the growth of the Internet and other online services, especially online commerce. In order for the online commerce market to develop successfully, we and other market participants must be able to transmit confidential information, including credit card information, securely over public networks. Any decrease or less than anticipated growth in Internet usage could have a material adverse effect on our business prospects.

We are exposed to risks associated with credit card fraud and credit payment, and we may continue to suffer losses as a result of fraudulent data or payment failure by merchant advertisers.

We have suffered losses and may continue to suffer losses as a result of payments made with fraudulent credit card data. Our failure to control fraudulent credit card transactions adequately could reduce our net revenue and gross margin. In addition, under limited circumstances, we extend credit to merchant advertisers who may default on their accounts payable to us or fraudulently “charge-back” amounts on their credit cards for services that have already been delivered by us.

Government regulation of the Internet may adversely affect our business and operating results.

Companies engaging in online search, commerce and related businesses face uncertainty related to future government regulation of the Internet. Due to the rapid growth and widespread use of the Internet, legislatures at the federal and state levels have enacted and are considering various laws and regulations relating to the Internet. Individual states may also enact stricter consumer legislation that affects the conduct of our business.

Furthermore, the application of existing laws and regulations to Internet companies remains somewhat unclear. For example, as a result of the actions of merchant advertisers in our network, we may be subject to the application of existing laws and regulations relating to a wide variety of issues such as privacy, gambling, sweepstakes, promotions, financial market regulation, and intellectual property ownership and infringement. In addition, existing laws that regulate or require licenses or permits for certain businesses of merchant advertisers may be unclear in their application to our business, including those related to insurance and securities brokerage, law offices and pharmacies. Our business may be negatively affected by a variety of new or existing laws and regulations, which may expose us to substantial compliance costs and liabilities and may impede the growth in use of the Internet.

The application of these statutes and others to the Internet search industry is not entirely settled. Further, several existing and proposed federal laws could have an impact on our business. The existing federal laws include, among others:

•	The Digital Millennium Copyright Act and its related safe harbors are intended to reduce the liability of online service providers for listing or linking to third-party Web sites that include materials that infringe copyrights or other rights of others.

•	The Children’s Online Protection Act and the Children’s Online Privacy Protection Act are intended to restrict the distribution of certain materials deemed harmful to children, and they impose additional restrictions on the ability of online services to collect user information from minors.

•	The Protection of Children from Sexual Predators Act of 1998 requires online service providers to report evidence of violations of federal child pornography laws under certain circumstances.

•	The CAN-SPAM Act of 2003 and certain state laws are intended to impose limitations and penalties on the transmission of unsolicited commercial electronic mail via the Internet.

Courts may apply each of these laws in unintended and unexpected ways. As a company that provides services over the Internet, we may be subject to an action brought under any of these or future laws governing online services. Among the types of legislation currently being considered at the federal and state levels are consumer laws regulating the practices for software applications or downloads and the use of “cookies” and these laws may introduce requirements for user consent and other restrictions. These proposed laws are intended to target applications often referred to as spyware, invasiveware or adware, although the scope may also include some software applications currently used in the online advertising industry to serve and distribute advertisements.

Many of the services of the Internet are automated, and companies such as ours may be unknowing conduits for illegal or prohibited materials. It is not known how courts will rule in many circumstances; for example, it is possible that courts could find strict liability or impose “know your customer” standards of conduct in some circumstances. Although we may not be directly involved in any of these practices, under current and future regulation we may ultimately be held responsible for the actions of our merchant advertisers or distribution partners.

We may also be subject to costs and liabilities with respect to privacy issues. Several Internet companies have incurred costs and paid penalties for violating their privacy policies. Further, it is anticipated that new legislation will be adopted by federal and state governments with respect to user privacy. Such legislation could negatively affect our business.

Additionally, foreign governments may pass laws which could negatively impact our business and/or may prosecute us for our products and services based upon existing laws. Any such prosecution or costs incurred in addressing foreign laws could negatively affect our business.

The restrictions imposed by, and cost of complying with, current and possible future laws and regulations related to our business could harm our business and operating results.

Future regulation of search engines may adversely affect the commercial utility of our search marketing services.

The Federal Trade Commission, or FTC, has recently reviewed the way in which search engines disclose paid placements or paid inclusion practices to Internet users. In 2002, the FTC issued guidance recommending that all search engine companies ensure that all paid search results are clearly distinguished from non-paid results, that the use of paid inclusion is clearly and conspicuously explained and disclosed and that other disclosures are made to avoid misleading users about the possible effects of paid placement or paid inclusion listings on search results. Such disclosures if ultimately mandated by the FTC or voluntarily made by us may reduce the desirability of our paid placement and paid inclusion services. We believe that some users will conclude that paid search results are not subject to the same relevancy requirements as non-paid search results, and will view paid search results less favorably. If such FTC disclosure reduces the desirability of our paid placement and paid inclusion services, and “click-throughs” of our paid search results decrease, our business could be adversely affected.

State and local governments may in the future be permitted to levy additional taxes on Internet access and electronic commerce transactions, which could result in a decrease in the level of usage of our services.

On November 19, 2004, the federal government passed legislation placing a three-year ban on state and local governments’ imposition of new taxes on Internet access or electronic commerce transactions. Unless the ban is extended, state and local governments may begin to levy additional taxes on Internet access and electronic commerce transactions upon the legislation’s expiration in November 2007. An increase in taxes may make electronic commerce transactions less attractive for merchants and businesses, which could result in a decrease in the level of usage of our services.

[P] Risks Relating to this Offering

We may not be able to complete the proposed offering of our Class B common stock.

We may not be able to complete the offering of 7,000,000 shares of our Class B common stock being conducted concurrently with this offering, or such offering may not raise the amount of proceeds we expect. If we are unable to complete the Class B common stock offering, we may not be able to execute fully on our contemplated acquisition strategy and the information in this prospectus regarding the Class B common stock offering would not be applicable or would need to be revised, perhaps significantly.

Our Class B common stock price has been and is likely to continue to be highly volatile. The price of our Class B common stock, and therefore the value of the preferred stock, may fluctuate significantly, which may make it difficult for holders to resell the preferred stock or the shares of our Class B common stock issuable upon conversion thereof when desired or at attractive prices.

The trading price of our Class B common stock has been and is likely to continue to be highly volatile and subject to wide fluctuations. Since our initial public offering, the closing sale price of our Class B common stock on the Nasdaq National Market ranged from $8.56 to $21.00 per share through December 31, 2004, and the last reported sale price on February 2, 2005 was $20.87 per share. Our stock price may fluctuate in response to a number of events and factors, which may be the result of our business strategy or events beyond our control, including:

•	developments concerning proprietary rights, including patents, by us or a competitor;

•	announcements by us or our competitors of significant contracts, acquisitions, financings, commercial relationships, joint ventures or capital commitments;

•	registration of additional shares of Class B common stock in connection with a strategic transaction;

•	actual or anticipated fluctuations in our operating results;

•	developments concerning our various strategic collaborations;

•	lawsuits initiated against us or lawsuits initiated by us;

•	announcements of acquisitions or technical innovations;

•	potential loss or reduced contributions from distribution partners or merchant advertisers;

•	changes in earnings estimates or recommendations by analysts;

•	changes in the market valuations of similar companies; and

•	changes in our industry and the overall economic environment.

In addition, the stock market in general, and the Nasdaq National Market and the market for online commerce companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the listed companies. These broad market and industry factors may seriously harm the market price of our Class B common stock, regardless of our operating performance. In the past, following periods of volatility in the market, securities class action litigation has often been instituted against these companies. Litigation against us, whether or not judgment is entered against us, could result in substantial costs and potentially economic loss, and a diversion of our management’s attention and resources, any of which could seriously harm our financial condition. Additionally, there can be no assurance that an active trading market of our Class B common stock will be sustained.

Because the shares of the preferred stock are convertible into shares of Class B common stock, volatility or depressed prices for our Class B common stock could have a similar effect on the value of the preferred stock. Holders who receive Class B common stock upon conversion also will be subject to the risk of volatility and depressed prices of our Class B common stock.

If we, or our existing stockholders, sell additional shares of our Class B common stock after this offering, the market price of our Class B common stock could decline.

We have a substantial number of shares of Class B common stock that are eligible for resale following the offering, including:

•	Upon completion of the offerings, we will have 20,421,539 shares of Class B common stock outstanding and 21,471,539 shares if the underwriters exercise their over-allotment option in full. We will have 16,452,159 shares of our common stock subject to lock-up for 90 days following the offering by executive officers, directors and certain of our stockholders.

•	As of September 30, 2004, we had issued options for approximately 3,571,167 shares of Class B common stock, of which options for 970,244 shares were exercisable as of such date. We have also issued shares in connection with our initial financing and our prior acquisitions, of which 20,279,063 are eligible for resale under Rule 144.

•	As of September 30, 2004, we had 111,578,461 shares of authorized but unissued shares of our Class B common stock that are available for future sale.

•	Approximately 11,987,500 of our shares of Class A common stock and 8,725,104 of our shares of Class B common stock are subject to piggyback registration rights. Following the Name Development asset acquisition 439,239 shares of our Class B common stock will be subject to Form S-3 registration rights assuming that $20.49 per share, the last reported sale price of our Class B common stock on January 7, 2005, is the applicable price for determining the number of shares to be issued; these shares will not be subject to lock-up following the acquisition. We also may enter into additional registration rights agreements in the future in connection with any subsequent acquisitions we may undertake. Any sales of our common stock under these registration rights arrangements with these stockholders could be negatively perceived in the trading markets and negatively affect the price of our common stock.

The market price of our Class B common stock could decline as a result of sales of a large number of shares of our Class B common stock in the market after this offering, or the perception that such sales could occur. These sales, or the possibility that these sales may occur, could make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Following this offering, conversion of our convertible preferred stock will dilute the interests of our existing Class B common stockholders.

The conversion of some or all of the preferred stock will dilute the interests of our existing Class B common stockholders. Sales in the public market of shares of Class B common stock issued upon conversion would apply downward pressure on the prevailing market price. In addition, the very issuance of the preferred stock represents a future issuance, and perhaps a future sale, of our Class B common stock to be acquired upon conversion, which could depress trading prices for our Class B common stock.

There is currently no public market for the preferred stock or the debentures, and the market price of the preferred stock may decline after you invest.

There is currently no public market for the preferred stock or the debentures. Although we have applied for inclusion of the preferred stock on the Nasdaq National Market, there is no guarantee that these securities will be accepted for trading or if accepted that an active or liquid trading market will develop for the preferred stock. If an active trading market does not develop, the market price and liquidity of the preferred stock will be adversely affected. Even if an active trading market for the preferred stock were to develop, the preferred stock could trade for less than the public offering price, depending on many factors, including prevailing interest rates, our operating results and the markets for similar securities, and such active trading market could cease to continue at any time. In addition, if the preferred stock is exchanged for debentures, we are not obligated to list the debentures and cannot assure you that a market for the debentures will develop.

We will require a significant amount of cash to meet the dividend obligations under the terms of the preferred stock. Our ability to generate cash depends on many factors beyond our control. If we cannot generate the required cash, we may not be able to make the preferred stock dividend payments.

Our ability to meet the dividend payments under the terms of the preferred stock, and to fund planned capital expenditures and potential acquisitions will depend on our ability to generate cash in the future. Our ability to generate cash, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Our future financial results could be subject to fluctuations. Our business may not be able to generate sufficient cash flow from our operations or future financings may not be available to us in an amount sufficient to enable us to meet our payment obligations, including the accrued dividends under the terms of the preferred stock, or to fund our other liquidity needs. Our inability to meet our payment obligations would require us to pursue one or more alternative strategies, such as selling assets, refinancing, restructuring or selling equity capital. However, alternative strategies may not be feasible at the time or may not prove adequate, which could cause us to default on our obligations and would impair our liquidity.

We may not be able to pay dividends on the preferred stock, which could impair the value of your investment.

Under Delaware law, dividends to stockholders may be made only from the surplus of a company, or, in certain situations, from the net profits for the current fiscal year or the fiscal year before which the dividend is declared. Our ability to pay dividends in the future will depend on our financial results, liquidity and financial condition. We can not be sure that we will have the surplus or profits to make periodic dividend payments, and we can not be sure that we will be able to pay the periodic installments of the dividend on the preferred stock.

There may be tax consequences to you if we exchange your preferred stock for debentures.

An exchange of the preferred stock for debentures will be a taxable event for federal income tax purposes which may result in tax liability to the holders without any corresponding receipt of cash by the holder. Such an exchange may be taxable as a dividend distribution to the extent of our current and accumulated earnings and profits, and may be subject to withholding tax if the exchanging stockholder is a Non-U.S. Holder.

Our current and future payment obligations or indebtedness will have priority over a preferred stock liquidation preference and accrued dividend payment obligation in the event of our liquidation, dissolution or winding-up.

The terms of the preferred stock do not contain any financial or operating covenants that would prohibit or limit us or our subsidiaries from incurring indebtedness or other liabilities, pledging assets to secure such indebtedness and liabilities, paying dividends, or issuing securities or repurchasing securities issued by us or any of our subsidiaries. The incurrence of indebtedness by us or our subsidiaries and, in particular, the granting of a security interest to secure the indebtedness could adversely affect our ability to pay accrued dividends under the terms of the preferred stock.

If we incur indebtedness, the holders of that debt will have prior rights with respect to any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds in connection with any insolvency, liquidation, reorganization or other winding-up of us paid to you as a holder of the preferred stock.

Our founding executive officers control the outcome of stockholder voting, and there may be an adverse effect on the price of our Class B common stock due to the disparate voting rights of our Class A common stock and our Class B common stock.

As of December 31, 2004, Russell C. Horowitz, Ethan A. Caldwell, Peter Christothoulou and John Keister, our founding executive officers, beneficially owned 96% of the outstanding shares of our Class A common stock, which shares represented 93% of the combined voting power of all outstanding shares of our capital stock. Upon completion of the offerings, these founding executive officers together will control 91% of the combined voting power of all outstanding shares of our capital stock, excluding any shares that may be purchased by them in the offerings and shares of Class B common stock issuable upon conversion of preferred stock. The holders of our Class A common stock and Class B common stock have identical rights except that the holders of our Class B common stock are entitled to one vote per share, while holders of our Class A common stock are entitled to twenty-five votes per share on all matters to be voted on by stockholders. This concentration of control could be disadvantageous to our other stockholders with interests different from those of these founding executive officers. This difference in the voting rights of our Class A common stock and Class B common stock could adversely affect the price of our Class B common stock to the extent that investors or any potential future purchaser of our shares of Class B common stock give greater value to the superior voting rights of our Class A common stock.

Further, as long as these founding executive officers have a controlling interest, they will continue to be able to elect our entire board of directors and generally be able to determine the outcome of all corporate actions requiring stockholder approval. As a result, these founding executive officers will be in a position to continue to control all fundamental matters affecting our company, including any merger involving, sale of substantially all of the assets of, or change in control of, our company.

The ability of these founding executive officers to control our company may result in our Class B common stock trading at a price lower than the price at which it would trade if these founding executive officers did not have a controlling interest in us. This control may deter or prevent a third party from acquiring us which could adversely affect the market price of our Class B common stock.

Anti-takeover provisions may limit the ability of another party to acquire us, which could cause our stock price to decline.

Our certificate of incorporation, as amended, our by-laws and Delaware law contain provisions that could discourage, delay or prevent a third party from acquiring us, even if doing so may be beneficial to our stockholders. In addition, these provisions could limit the price investors would be willing to pay in the future for shares of our Class B common stock. The following are examples of such provisions in our certificate of incorporation, as amended, or our by-laws:

•	the authorized number of our directors can be changed only by a resolution of our board of directors;

•	advance notice is required for proposals that can be acted upon at stockholder meetings;

•	there are limitations on who may call stockholder meetings; and

•	our board of directors is authorized, without prior stockholder approval, to create and issue “blank check” preferred stock.

We are also subject to Section 203 of the Delaware General Corporation Law, which provides, subject to enumerated exceptions, that if a person acquires 15% or more of our voting stock, the person is an “interested stockholder” and may not engage in “business combinations” with us for a period of three years from the time the person acquired 15% or more of our voting stock. The application of Section 203 of the Delaware General Corporation Law could have the effect of delaying or preventing a change of control of our company.

[C] Risks Relating to this Offering

We may not be able to complete the proposed offering of our preferred stock.

We may not be able to complete the offering of 200,000 shares of our preferred stock being conducted concurrently with this offering of Class B common stock, or such offering may not raise the amount of proceeds we expect and we may be unable to increase the size of the Class B common stock offering to compensate accordingly. If we are unable to complete the preferred stock offering, we may not be able to execute fully on our contemplated acquisition strategy and the information in this prospectus regarding the preferred stock offering would not be applicable or would need to be revised, perhaps significantly.

Our stock price has been and is likely to continue to be highly volatile.

The trading price of our Class B common stock has been and is likely to continue to be highly volatile and subject to wide fluctuations. Since our initial public offering, the closing sale price of our Class B common stock on the Nasdaq National Market ranged from $8.56 to $21.00 per share through December 31, 2004 and the last reported sale price on February 2, 2005 was $20.87 per share. Our stock price may fluctuate in response to a number of events and factors, which may be the result of our business strategy or events beyond our control, including:

•	developments concerning proprietary rights, including patents, by us or a competitor;

•	announcements by us or our competitors of significant contracts, acquisitions, financings, commercial relationships, joint ventures or capital commitments;

•	registration of additional shares of Class B common stock in connection with a strategic transaction;

•	actual or anticipated fluctuations in our operating results;

•	developments concerning our various strategic collaborations;

•	lawsuits initiated against us or lawsuits initiated by us;

•	announcements of acquisitions or technical innovations;

•	potential loss or reduced contributions from distribution partners or merchant advertisers;

•	changes in earnings estimates or recommendations by analysts;

•	changes in the market valuations of similar companies; and

•	changes in our industry and the overall economic environment.

In addition, the stock market in general, and the Nasdaq National Market and the market for online commerce companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the listed companies. These broad market and industry factors may seriously harm the market price of our Class B common stock, regardless of our operating performance. In the past, following periods of volatility in the market, securities class action litigation has often been instituted against these companies. Litigation against us, whether or not judgment is entered against us, could result in substantial costs and potentially economic loss, and a diversion of our management’s attention and resources, any of which could seriously harm our financial condition. Additionally, there can be no assurance that an active trading market of our Class B common stock will be sustained.

If we, or our existing stockholders, sell additional shares of our Class B common stock after this offering, the market price of our Class B common stock could decline.

We have a substantial number of shares of Class B common stock that are eligible for resale following the offering, including:

•	Upon completion of the offerings, we will have 20,421,539 shares of Class B common stock outstanding and 21,471,539 shares if the underwriters exercise their over-allotment option in full.

We will have 16,452,159 shares of our common stock subject to lock-up for 90 days following the offering by executive officers, directors and certain of our stockholders.

•	As of September 30, 2004, we had issued options for 3,571,167 shares of Class B common stock, of which options for 970,244 shares were exercisable as of such date. We have also issued shares in connection with our initial financing and our prior acquisitions, of which 20,279,063 are eligible for resale under Rule 144.

•	As of September 30, 2004, we had 111,578,461 shares of authorized but unissued shares of our Class B common stock that are available for future sale.

•	Approximately 11,987,500 of our shares of Class A common stock and 8,725,104 of our shares of Class B common stock are subject to piggyback registration rights. Following the Name Development asset acquisition 439,239 shares of our Class B common stock will be subject to Form S-3 registration rights assuming that $20.49 per share, the last reported sale price of our Class B common stock on January 7, 2005, is the applicable price for determining the number of shares to be issued; these shares will not be subject to lock-up following the acquisition. We also may enter into additional registration rights agreements in the future in connection with any subsequent acquisitions we may undertake. Any sales of our common stock under these registration rights arrangements with these stockholders could be negatively perceived in the trading markets and negatively affect the price of our common stock.

The market price of our Class B common stock could decline as a result of sales of a large number of shares of our Class B common stock in the market after this offering, or the perception that such sales could occur. These sales, or the possibility that these sales may occur, could make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Following this offering, conversion of our convertible preferred stock will dilute the interests of our existing Class B common stockholders.

The conversion of some or all of the preferred stock will dilute the interests of our existing Class B common stockholders. Sales in the public market of shares of Class B common stock issued upon conversion would apply downward pressure on the prevailing market price. In addition, the mere issuance of the preferred stock represents a future issuance, and perhaps a future sale, of our Class B common stock to be acquired upon conversion, which could depress trading prices for our Class B common stock.

Our founding executive officers control the outcome of stockholder voting, and there may be an adverse effect on the price of our Class B common stock due to the disparate voting rights of our Class A common stock and our Class B common stock.

As of December 31, 2004, Russell C. Horowitz, Ethan A. Caldwell, Peter Christothoulou and John Keister, our founding executive officers, beneficially owned 96% of the outstanding shares of our Class A common stock, which shares represented 93% of the combined voting power of all outstanding shares of our capital stock. Upon completion of the offerings, these founding executive officers together will control 91% of the combined voting power of all outstanding shares of our capital stock, excluding any shares that may be purchased by them in the offerings and shares of Class B common stock issuable upon conversion of the preferred stock. The holders of our Class A common stock and Class B common stock have identical rights except that the holders of our Class B common stock are entitled to one vote per share, while holders of our Class A common stock are entitled to twenty-five votes per share on all matters to be voted on by stockholders. This concentration of control could be disadvantageous to our other stockholders with interests different from those of these founding executive officers. This difference in the voting rights of our Class A common stock and Class B common stock could adversely affect the price of our Class B common stock to the extent that investors or any potential future purchaser of our shares of Class B common stock give greater value to the superior voting rights of our Class A common stock.

Further, as long as these founding executive officers have a controlling interest, they will continue to be able to elect our entire board of directors and generally be able to determine the outcome of all corporate actions requiring stockholder approval. As a result, these founding executive officers will be in a position to continue to control all fundamental matters affecting our company, including any merger involving, sale of substantially all of the assets of, or change in control of, our company.

The ability of these founding executive officers to control our company may result in our Class B common stock trading at a price lower than the price at which it would trade if these founding executive officers did not have a controlling interest in us. This control may deter or prevent a third party from acquiring us which could adversely affect the market price of our Class B common stock.

Anti-takeover provisions may limit the ability of another party to acquire us, which could cause our stock price to decline.

Our certificate of incorporation, as amended, our by-laws and Delaware law contain provisions that could discourage, delay or prevent a third party from acquiring us, even if doing so may be beneficial to our stockholders. In addition, these provisions could limit the price investors would be willing to pay in the future for shares of our Class B common stock. The following are examples of such provisions in our certificate of incorporation, as amended, or our by-laws:

•	the authorized number of our directors can be changed only by a resolution of our board of directors;

•	advance notice is required for proposals that can be acted upon at stockholder meetings;

•	there are limitations on who may call stockholder meetings; and

•	our board of directors is authorized, without prior stockholder approval, to create and issue “blank check” preferred stock.

We are also subject to Section 203 of the Delaware General Corporation Law, which provides, subject to enumerated exceptions, that if a person acquires 15% or more of our voting stock, the person is an “interested stockholder” and may not engage in “business combinations” with us for a period of three years from the time the person acquired 15% or more of our voting stock. The application of Section 203 of the Delaware General Corporation Law could have the effect of delaying or preventing a change of control of our company.

We anticipate that we will retain our future earnings, and as a result holders of Class B common stock are not likely to receive dividends.

We anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business and to make periodic installments of the dividend on the preferred stock. Therefore, holders of Class B common stock are not likely to receive dividends in the foreseeable future. In addition, dividends, if and when paid, may be subject to income tax withholding.

The rights of holders of the Class B common stock will be junior to the rights of holders of the preferred stock in the event of our liquidation, dissolution or winding-up.

The terms of the preferred stock provide that holders will receive a preference over the other equity securities of the company upon its liquidation, dissolution or winding-up. This liquidation preference is equal to $250 per share of preferred stock plus all accrued and unpaid dividends through the distribution date. These rights of payment are senior to the liquidation rights of the holders of the Class B common stock. This may have the effect of reducing the amount of proceeds in connection with any insolvency, liquidation, reorganization or other winding-up of us paid to you as holder of the Class B common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements, principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and “Business.” All statements other than statements of historical facts contained in this prospectus, including statements regarding the benefits and risks associated with the pending Name Development asset acquisition, our future operating results, financial position, and business strategy, expectations regarding our growth and the growth of the industry in which we operate, and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements.

Any or all of our forward-looking statements in this prospectus may turn out to be inaccurate. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. They may be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties, including the risks, uncertainties and assumptions described in “Risk Factors.” In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur as contemplated, and actual results could differ materially from those anticipated or implied by the forward-looking statements.

Market data and forecasts used in this prospectus, including for example, estimates of the size and growth rates of the performance-based advertising and search marketing industries, the Internet advertising and transaction markets and the direct navigation markets generally, have been obtained from independent industry sources, unless otherwise noted. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size.

You should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus. Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statements to reflect new information or future events or otherwise. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus. See “Where You Can Find More Information.”

[P] RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our deficiency of earnings to combined fixed charges and preferred stock dividends for the periods indicated. For the periods indicated below, earnings were insufficient to cover fixed charges. For this reason, no ratios are provided.

	Period from January 17, (inception) to December 31, 2003	Nine months ended September 30, 2004
Loss from continuing operations before income taxes	$(3,253,664)	$(1,458,434)
Fixed charges:
Interest expense	—	3,728
Assumed interest component of rental expenses(1)	120,333	133,892

Total fixed charges	120,333	137,620

Adjusted loss	(3,133,331)	(1,320,814)

Total fixed charges	120,333	137,620
Preferred share dividends	—	—

Combined fixed charges and preferred stock dividend	120,333	137,620

Deficiency of earnings to combined fixed charges and preferred stock dividends	$(3,253,664)	$(1,458,434)

(1)	Estimated as one-third of operating lease expense.

[P] USE OF PROCEEDS

We estimate that the net proceeds from the sale of 200,000 shares of our             % convertible exchangeable preferred stock in this offering will be approximately $48.3 million, after deducting the estimated underwriting discounts of approximately $1.8 million. If the underwriters exercise the over-allotment option in full, we estimate that the net proceeds will be approximately $55.5 million. Concurrently with this offering, we are offering 7,000,000 shares of our Class B common stock. We estimate that the net proceeds from the Class B common stock offering will be approximately $135.4 million, after deducting the estimated underwriting discounts and commissions of approximately $7.2 million and estimated offering expenses of approximately $900,000. If the underwriters exercise the over-allotment option in full, we estimate that the net proceeds from the Class B common stock offering will be approximately $155.8 million. The closing of this offering is subject to the concurrent closing of the Name Development asset acquisition described in this prospectus and the closing of the concurrent Class B common stock offering.

We expect to use the net proceeds from this offering and our concurrent Class B common stock offering approximately as follows:

	Amount	Percentage of Net Proceeds
	(in millions)
Name Development asset acquisition	$155.2	85%
Asset acquisition fees and expenses	0.5	—
Working capital and other general corporate purposes, including potential future acquisitions	27.9	15%

	$183.6	100%

[C] USE OF PROCEEDS

We estimate that the net proceeds from the sale of 7,000,000 shares of our Class B common stock in this offering will be approximately $135.4 million, after deducting the estimated underwriting discounts of approximately $7.2 million and estimated offering expenses of approximately $900,000. If the underwriters exercise the over-allotment option in full, we estimate that the net proceeds will be approximately $155.8 million. Concurrently with this offering, we are offering 200,000 shares of our             % convertible exchangeable preferred stock. We estimate that the net proceeds from the preferred stock offering will be approximately $48.3 million, after deducting the estimated underwriting discounts and commissions of approximately $1.8 million. If the underwriters exercise the over-allotment option in full, we estimate that the net proceeds from the preferred stock offering will be approximately $55.5 million. The closing of this offering is subject to the concurrent closing of the Name Development asset acquisition described in this prospectus but is not contingent upon the closing of the concurrent preferred stock offering. In the event we elect not to consummate the preferred stock offering, we will increase the size of the Class B common stock offering accordingly.

We expect to use the net proceeds from this offering and our concurrent preferred stock offering approximately as follows:

	Amount	Percentage of Net Proceeds
	(in millions)
Name Development asset acquisition	$155.2	85%
Asset acquisition fees and expenses	0.5	—
Working capital and other general corporate purposes, including potential future acquisitions	27.9	15%

	$183.6	100%

PRICE RANGE OF CLASS B COMMON STOCK

Our Class B common stock has been traded on the Nasdaq National Market under the symbol “MCHX” since March 31, 2004 when we completed our initial public offering at a price of $6.50 per share. Prior to that time, there was no public market for our Class B common stock. As of September 30, 2004, there were approximately 144 holders of record of our Class B common stock. The following table sets forth, for the periods indicated, the high and low closing sales prices for Marchex’s Class B common stock as reported on the Nasdaq National Market:

	High	Low
Year ended December 31, 2004
First Quarter (Beginning March 31, 2004)	$8.88	$8.88
Second Quarter	$13.28	$9.50
Third Quarter	$13.35	$8.56
Fourth Quarter	$21.00	$12.40
Year ended December 31, 2005
First Quarter (through February 2, 2005)	$22.09	$17.38

The last reported closing sale price of our Class B common stock on the Nasdaq National Market on February 2, 2005 was $20.87 per share.

DIVIDEND POLICY

We currently intend to pay cash dividends on the preferred stock. Dividends on the preferred stock are cumulative, meaning that if they are not paid they continue to accrue and must be paid prior to the payment of any dividends on our common stock. [P] For a discussion of dividends payable on the preferred stock, please see “Description of Preferred Stock—Dividends.”

We have never declared or paid any cash dividends on shares of our common stock. Except for dividends payable on the preferred stock, we currently intend to retain our earnings for future growth and do not anticipate paying any cash dividends on shares of our common stock in the foreseeable future. Any future determination to pay dividends on such shares will be at the discretion of our board of directors and will depend on a number of factors, such as our results of operations, capital requirements, financial conditions, future prospects and other factors that the board of directors deems relevant.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2004 on:

•	an actual basis;

•	a pro forma basis to give effect to: (1) the sale of 7,000,000 shares of Class B common stock at the price of $20.49 per share, the last reported sale price of our Class B common stock on January 7, 2005, less $8.1 million in estimated underwriting discounts and commissions and estimated offering expenses; and (2) the sale of 200,000 shares of preferred stock at the price of $250 per share, less $1.8 million in estimated underwriting discounts and commissions and estimated offering expenses; and

•	a pro forma as adjusted basis to also give effect to the Name Development asset acquisition.

You should read this table in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this prospectus.

	As of September 30, 2004
	Actual	Pro Forma	Pro Forma, as adjusted
Cash and cash equivalents	$24,772,316	$208,380,816	$53,230,816

Stockholders’ equity:
% convertible exchangeable preferred stock, $.01 par value: 1,000,000 authorized; none issued and outstanding, actual and 200,000 issued and outstanding pro forma and pro forma as adjusted	$—	$48,250,000	$48,250,000
Common stock, $.01 par value: 137,500,000 shares authorized;
Class A: 12,500,000 shares authorized; 12,250,000 shares issued and 11,987,500 shares outstanding, actual, pro forma and pro forma as adjusted	122,500	122,500	122,500
Class B: 125,000,000 shares authorized; 13,421,539 shares issued and outstanding, actual, including 114,583 shares of restricted stock; 20,421,539 shares issued and outstanding pro forma; 20,860,778 shares issued and outstanding pro forma as adjusted	134,216	204,216	208,608
Treasury stock: 262,500 shares of Class A common stock actual, pro forma and pro forma as adjusted	—	—	—
Additional paid-in capital	60,146,934	195,435,434	204,431,042
Deferred stock-based compensation	(690,937)	(690,937)	(690,937)
Accumulated deficit	(5,249,085)	(5,249,085)	(5,249,085)

Total stockholders’ equity	54,463,628	238,072,128	247,072,128

Total capitalization	$54,463,628	$238,072,128	$247,072,128

The above discussion and table exclude:

•	4,938,603 shares of Class B common stock reserved for issuance and not exercised under our 2003 amended and restated stock incentive plan as of September 30, 2004 and 278,915 shares of Class B common stock reserved for issuance and not purchased under our 2004 employee stock purchase plan as of September 30, 2004. As of September 30, 2004, 3,571,167 shares were subject to outstanding options under our 2003 amended and restated stock incentive plan, which options are at a weighted average exercise price of $4.02 per share.

•	120,000 shares of Class B common stock issuable upon the exercise of the warrants at an exercise price of $8.45 per share issued to the underwriters in connection with our initial public offering in April 2004.

•	shares of our Class B common stock issuable upon conversion of the preferred stock.

In addition, the completion of the Class B common stock offering is not contingent upon the completion of the preferred stock offering. In the event we elect not to consummate the preferred stock offering, we will increase the size of the Class B common stock offering accordingly, which is not given effect in the above table.

NAME DEVELOPMENT ASSET ACQUISITION

Description of the Asset Acquisition

On November 19, 2004, we entered into an agreement to acquire certain assets of Name Development Ltd., or Name Development, a corporation operating in the direct navigation market. Direct navigation is one of the methods that online consumers use to search for information, products or services online. Direct navigation is primarily characterized by online users directly accessing a Web site by: (1) typing descriptive keywords or keyword strings into the uniform resource locator, or URL, address box of an Internet browser; or (2) accessing bookmarked Web sites. It can also include navigating through referring or partner traffic sources. Name Development owns and maintains a portfolio of Web properties, that are generally reflective of online user search terms, descriptive keywords and keyword strings. Name Development has entered into agreements with advertising service providers to monetize its online user traffic with pay-per-click listings. As such, Name Development is able to connect online users searching for specific information with relevant advertisements.

Upon completion of the asset acquisition, we believe we will be among the leaders in the direct navigation market due to our proprietary ownership of online user traffic, which totaled more than 17 million unique visitors in November 2004. This user traffic is generated from a portfolio of Web properties that are generally reflective of commercially-relevant search terms in many of the Internet’s most popular and dynamic vertical commerce categories and may include geographically-targeted elements. The total number of Web properties in the portfolio, including Marchex’s existing Web properties, is more than 200,000. Key vertical commerce categories include: travel, financial services, insurance, real estate, auto, health, technology and electronics, personals, jobs, home and garden, Web and telecom services, education, and entertainment.

Name Development’s revenues increased 260% from $3.5 million for the fiscal year ended June 30, 2003 to $12.5 million for the fiscal year ended June 30, 2004. For the corresponding periods, income from operations grew from $3.2 million to $12.6 million. For the nine months ended September 30, 2004, revenues were $15.5 million and income from operations was $14.9 million.

We expect to account for the Name Development asset acquisition as a business combination.

Anticipated Benefits of the Asset Acquisition

We believe that the Name Development asset acquisition will provide us with several benefits, including:

•	A Defensible, Proprietary Source of Targeted Traffic. We believe that we will have an exclusive position due to the nature of Internet domain registration, which is similar to owning real-estate in that each Internet domain name is unique. The asset acquisition will provide us with Web properties that collectively generated more than 17 million unique visitors in November 2004. The total number of Web properties in the portfolio, including Marchex’s existing Web properties, is more than 200,000.

•

Synergies with our Existing Search Engine Marketing Services Platform.    We believe that our technology platform, combined with the Name Development asset acquisition, gives us an advantage in extending market share within the direct navigation market, expanding our participation in the search advertising market and in key commerce verticals. For example, we believe that: (1) there may be opportunities to work with monetization providers to improve the categorization and revenue generation of individual Web properties; (2) there may be opportunities to leverage our database of current search-related information to improve and automate selection and acquisition of complementary Web properties; (3) there may be opportunities to generate incremental user traffic to selected Web properties through leveraging our existing distribution network; (4) there may be opportunities to leverage our experience in working with a variety of online providers to add dynamic content and relevant advertiser listings, including product shopping listings and classified listings, to increase the user utility of the Web properties; and (5) there may be opportunities, over time, to supplement existing listings on certain Web properties with our performance-based advertisements.

•	Platform to Extend Expansion Initiatives. Over time, we intend to use the asset acquisition to supplement our planned expansion, both domestically and internationally.

Transaction Structure

The aggregate consideration to be paid under the asset purchase agreement is an amount of cash equal to $155.2 million plus the number of shares of our Class B common stock obtained by dividing $9.0 million by the average of the last quoted sale price for shares of our Class B common stock on the Nasdaq National Market for the ten trading days immediately prior to the closing.

The asset purchase agreement contains customary representations and warranties and requires Name Development’s sole stockholder to indemnify us for various liabilities arising under the agreement, subject to various limitations and conditions. At the closing, we will deposit into escrow for a period of eighteen months from the closing an amount of cash equal to $24.6 million to secure the sole stockholder’s indemnification and other obligations under the asset purchase agreement.

The asset acquisition is contingent on customary closing conditions, including the closing by us of financing sufficient to consummate such acquisition. If the closing does not occur on or before June 30, 2005, we may be required to pay Name Development a termination fee of $1.5 million through a combination of cash and equity. We have also agreed to file a registration statement to register the shares of Class B common stock issued as the equity consideration thereunder or any shares of Class B common stock issued in connection with payment of the termination fee for resale on Form S-3 once we become eligible to file such a registration statement with the SEC.

SUMMARY UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

The following tables present a summary of our unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2003 and for the nine months ended September 30, 2004. You should read this financial data together with “Unaudited Pro Forma Condensed Consolidated Statements of Operations,” “Quarterly Results of Operations,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our historical audited consolidated financial statements and the related notes and the historical audited and unaudited financial statements of TrafficLeader, goClick.com and Name Development appearing elsewhere in this prospectus.

The unaudited pro forma condensed consolidated statement of operations data for the year ended December 31, 2003 give effect to: (1) our 2003 acquisitions of Enhance Interactive and TrafficLeader and our 2004 acquisition of goClick; and (2) our proposed Name Development asset acquisition and the offerings, as if they had all occurred on January 1, 2003. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2003 are based upon the historical results of operations of Marchex for the period from January 17, 2003 (inception) through December 31, 2003, the Predecessor for the period from January 1, 2003 through February 28, 2003, TrafficLeader for the period from January 1, 2003 through October 23, 2003 and goClick and Name Development for the year ended December 31, 2003.

The summary unaudited pro forma condensed consolidated statement of operations data are presented for illustrative purposes only and do not represent what our results of operations actually would have been if the transactions referred to above had occurred as of the dates indicated or what our results of operations will be for future periods.

In addition, the completion of the Class B common stock offering is not contingent upon the completion of the preferred stock offering. In the event we elect not to consummate the preferred stock offering, we will increase the size of the Class B common stock offering accordingly, which is not given effect in the following tables.

	Year ended December 31, 2003
	Predecessor Period	Successor Periods
	Period from January 1 to February 28, 2003	Marchex Period from January 17, (inception) to December 31, 2003	Pro Forma Marchex and Prior Acquisitions 2003	Pending Asset Acquisition and Offering 2003	Adjustments		Pro Forma Marchex, Prior and Pending Acquisitions and Offering 2003
Unaudited Pro Forma Statement of Operations:
Revenue	$3,071,055	$19,892,158	$30,657,395	$4,336,121	$—		$34,993,516
Expenses:
Service costs	1,732,813	11,292,070	18,528,420	1,238,536	(335,083	)(1)	19,431,873
Sales and marketing	365,043	2,460,683	3,341,578	—	—		3,341,578
Product development	144,479	1,291,422	1,613,807	—	—		1,613,807
General and administrative	234,667	2,743,919	3,404,305	72,642	—		3,476,947
Acquisition-related retention consideration	—	283,269	283,269	—	—		283,269
Facility relocation	—	—	—	—	—		—
Stock-based compensation	38,981	2,125,110	2,659,280	—	—		2,659,280
Amortization of intangible assets	—	3,023,408	6,186,641	—	14,588,333	(1)	20,774,974

Total operating expenses	2,515,983	23,219,881	36,017,300	1,311,178	14,253,250		51,581,728
Gain on sale of intangible assets, net	—	—	—	965,297	—		965,297

Income (loss) from operations	555,072	(3,327,723)	(5,359,905)	3,990,240	(14,253,250)		(15,622,915)
Other income (expense)	1,529	74,059	81,381	(11,233)	—		70,148

Income (loss) before provision for income taxes	556,601	(3,253,664)	(5,278,524)	3,979,007	(14,253,250)		(15,552,767)
Income tax expense (benefit)	224,082	(1,084,312)	(1,705,580)	441,588	(4,345,800	)(2)	(5,609,792)

Net income (loss)	332,519	(2,169,352)	(3,572,944)	3,537,419	(9,907,450)		(9,942,975)
Accrual of convertible preferred stock dividends	—	—	—	2,500,000 (3)	—		2,500,000 (3)
Accretion of redemption value of redeemable convertible preferred stock	—	1,318,885	1,318,885	—	—		1,318,885

Net Income (loss) applicable to common stockholders(4)	$332,519	$(3,488,237)	$(4,891,829)	$(1,037,419)	$(9,907,450)		$(13,761,860)

Other Financial Data:
Operating income before amortization (OIBA)(5)	$594,053	$1,820,795	$3,486,016	$3,990,240	—		$7,811,339

(1)Represents the amortization of identifiable intangible assets associated with the Name Development asset acquisition, which are amortized over their useful lives ranging from 12 to 60 months, amortization of $14.6 million in the first twelve months and $25.5 million in the first twenty-one months following the acquisition. Name Development, for the year ended December 31, 2003 and the nine months ended September 30, 2004, recorded approximately $335,000 and $529,000, respectively, of amortization included in service costs related to the above noted intangible assets.

(2)Represents pro forma income tax expense (benefit) as though Name Development was taxed as a C corporation for the periods presented with an effective federal and state combined rate of 38%. Name Development is organized under the corporate law of the British Virgin Islands and is not subject to income tax in the British Virgin Islands. Name Development had e-commerce activities in several other governmental jurisdictions and as such, had recognized a provision for taxes in these foreign jurisdictions. A 1% change in the effective federal and state combined rate would modify income tax expense (benefit) by ($103,000) for the twelve month period ended December 31, 2003 and $46,000 for the nine months ended September 30, 2004.

(3)Represents preferred stock dividends related to the proposed preferred stock offering. Based upon an estimated preferred stock offering of $50.0 million with an estimated 5% dividend rate, the accrual of the convertible preferred dividend for the twelve month period ended December 31, 2003 would be approximately $2.5 million.

(4)On February 3, 2005 we announced that in connection with the closing of the Name Development asset acquisition we intend to enter into (i) a new master agreement with Overture with respect to our direct navigation business, and (ii) a license agreement with Overture with respect to certain of Overture’s patents, including but not limited to U.S. Patent No. 6,269,361, pursuant to which we will pay $4.5 million, in an upfront payment (and an additional $674,000 in certain circumstances) and a contingent royalty based on a discounted rate of 3% (3.75% under certain circumstances) of certain of our gross revenues payable on a quarterly basis through December 2016. We have not yet determined the accounting treatment of such payment obligations, including whether all or a portion of such amounts will be recorded as an expense or as a reduction of revenue or to the extent, if any, of the amounts that would be capitalized and no pro forma adjustments have been made on account thereof.

Footnote continued on page 48.

The unaudited pro forma condensed consolidated statement of operations data for the nine months ended September 30, 2004 give effect to: (1) our 2004 acquisition of goClick; and (2) our proposed Name Development asset acquisition and the offerings, as if they had all occurred on January 1, 2003. The unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2004 are based upon the historical results of operations of Marchex for the nine months ended September 30, 2004, goClick for the period from January 1, 2004 through July 26, 2004 and for Name Development for the nine months ended September 30, 2004.

	Nine months ended September 30, 2004
	Marchex	Pro Forma Marchex and Prior Acquisitions	Pending Asset Acquisition and Offering		Adjustments		Pro Forma Marchex, Prior and Pending Acquisitions and Offering
Unaudited Pro Forma Statement of Operations:
Revenue	$28,682,924	$32,434,453	$15,456,114		$—		$47,890,567
Expenses:
Service costs	18,142,886	20,473,056	1,242,744		(529,428	)(1)	21,186,372
Sales and marketing	3,196,996	3,217,449	—		—		3,217,449
Product development	1,636,321	1,733,063	—		—		1,733,063
General and administrative	2,613,932	2,646,440	793,395		—		3,439,835
Acquisition-related retention consideration	374,858	374,858	—		—		374,858
Facility relocation	199,960	199,960	—		—		199,960
Stock-based compensation	721,403	721,403	—		—		721,403
Amortization of intangible assets	3,473,976	3,594,151	—		10,866,250	(1)	14,460,401

Total operating expenses	30,360,332	32,960,380	2,036,139		10,336,822		45,333,341
Gain on sale of intangible assets, net	—	—	1,507,498		—		1,507,498

Income (loss) from operations	(1,677,408)	(525,927)	14,927,473		(10,336,822)		4,064,724
Other income (expense)	218,974	224,470	2,408		—		226,878

Income (loss) before provision for income taxes	(1,458,434)	(301,457)	14,929,881		(10,336,822)		4,291,602
Income tax expense (benefit)	(118,016)	331,277	1,387,434		357,928	(2)	2,076,639

Net income (loss)	(1,340,418)	(632,734)	13,542,447		(10,694,750)		2,214,963
Accrual of convertible preferred stock dividends	—	—	1,875,000	(3)	—		1,875,000	(3)
Accretion of redemption value of redeemable convertible preferred stock	420,430	420,430	—		—		420,430

Net income (loss) applicable to common stockholders(4)	$(1,760,848)	$(1,053,164)	$11,667,447		$(10,694,750)		$(80,467)

Other Financial Data:
Operating income before amortization (OIBA)(5)	$2,517,971	$3,789,627	$14,927,473		—		$19,246,528

(1) Represents the amortization of identifiable intangible assets associated with the acquisition of Name Development, which are amortized over their useful lives ranging from 12 to 60 months, amortization of $14.6 million in the first twelve months and $25.5 million in the first twenty-one months following the Name Development asset acquisition, for the year ended December 31, 2003 and the nine months ended September 30, 2004, recorded approximately $335,000 and $529,000, respectively, of amortization included in service costs related to the above noted intangible assets.

(2) Represents pro forma income tax expense (benefit) as though Name Development was taxed as a C corporation for the periods presented with an effective federal and state combined rate of 38%. Name Development is organized under the corporate laws of the British Virgin Islands and is not subject to income tax in the British Virgin Islands. Name Development had e-commerce activities in several other governmental jurisdictions and as such, had recognized a provision for taxes in these foreign jurisdictions. A 1% change in the effective federal and state combined rate would modify income tax expense (benefit) by ($103,000) for the twelve month period ended December 31, 2003 and $46,000 for the nine months ended September 30, 2004.

(3)Represents preferred stock dividends related to the proposed preferred stock offering. Based upon an estimated preferred stock offering of $50.0 million with an estimated 5% dividend rate, the accrual of the convertible preferred dividend for the nine months ended September 30, 2004 would be approximately $1.9 million.

(4)On February 3, 2005 we announced that in connection with the closing of the Name Development asset acquisition we intend to enter into (i) a new master agreement with Overture with respect to our direct navigation business, and (ii) a license agreement with Overture with respect to certain of Overture’s patents, including but not limited to U.S. Patent No. 6,269,361, pursuant to which we will pay $4.5 million, in an upfront payment (and an additional $674,000 in certain circumstances) and a contingent royalty based on a discounted rate of 3% (3.75% under certain circumstances) of certain of our gross revenues payable on a quarterly basis through December 2016. We have not yet determined the accounting treatment of such payment obligations, including whether all or a portion of such amounts will be recorded as an expense or as a reduction of revenue or to the extent, if any, of the amounts that would be capitalized and no pro forma adjustments have been made on account thereof.

Footnote continued on page 48.

The following table provides a reconciliation of Income (loss) from operations and Net income (loss) applicable to common stockholders to the non-GAAP measure of OIBA.

	Year ended December 31, 2003					Nine months ended September 30, 2004
	Predecessor Period	Successor Period				Successor Period
	Period from January 1 to February 28, 2003	Marchex Period from January 17, (inception) to December 31, 2003	Pro Forma Marchex and Prior Acquisitions 2003	Pending Acquisition and Offering 2003	Pro Forma Marchex, Prior and Pending Acquisitions and Offering 2003	Marchex	Pro Forma Marchex and Prior Acquisitions	Pending Asset Acquisition and Offering	Pro Forma Marchex, Prior and Pending Acquisitions and Offering
Operating income before amortization (OIBA)(5)	$594,053	$1,820,795	$3,486,016	$3,990,240	$7,811,339	$2,517,971	$3,789,627	$14,927,473	$19,246,528
Stock-based compensation	(38,981)	(2,125,110)	(2,659,280)	—	(2,659,280)	(721,403)	(721,403)	—	(721,403)
Amortization of intangible assets	—	(3,023,408)	(6,186,641)	—	(20,774,974)	(3,473,976)	(3,594,151)	—	(14,460,401)

Income (loss) from operations	555,072	(3,327,723)	(5,359,905)	3,990,240	(15,622,915)	(1,677,408)	(525,927)	14,927,473	4,064,724
Other income (expense):	1,529	74,059	81,381	(11,233)	70,148	218,974	224,470	2,408	226,878

Income (loss) before provision for income taxes	556,601	(3,253,664)	(5,278,524)	3,979,007	(15,552,767)	(1,458,434)	(301,457)	14,929,881	4,291,602
Income tax expense (benefit)	224,082	(1,084,312)	(1,705,580)	441,588	(5,609,792)	(118,016)	331,277	1,387,434	2,076,639

Net income (loss)	332,519	(2,169,352)	(3,572,944)	3,537,419	(9,942,975)	(1,340,418)	(632,734)	13,542,447	2,214,963
Accrual of convertible preferred stock dividends	—	—	—	2,500,000	2,500,000	—	—	1,875,000	1,875,000
Accretion of redemption value of redeemable convertible preferred stock	—	1,318,885	1,318,885	—	1,318,885	420,430	420,430	—	420,430

Net income (loss) applicable to common stockholders	$332,519	$(3,488,237)	$(4,891,829)	$1,037,419	$(13,761,860)	$(1,760,848)	$(1,053,164)	$11,667,447	$(80,467)

(5)	We report operating income before amortization (OIBA) that is a supplemental measure to GAAP. OIBA represents income (loss) from operations before: (1) stock-based compensation expense; and (2) amortization of intangible assets. This measure, among other things, is one of the primary metrics by which we evaluate the performance of our business. Additionally, management uses adjusted OIBA which excludes acquisition-related retention consideration as we view this as part of the earn-out consideration from the transaction. Adjusted OIBA is the basis on which our internal budgets are based and by which management is currently evaluated. Management believes that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, and should not be considered in isolation, as a substitute for, or superior to, GAAP results. We believe this measure is useful to investors because it represents our consolidated operating results, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the effects of certain other non-cash expenses. OIBA has certain limitations in that it does not take into account the impact to our statement of operations of certain expenses, including non-cash stock-based compensation associated with our employees and acquisition-related accounting. We endeavor to compensate for the limitations of the non-GAAP measure presented by providing the comparable GAAP measure with equal or greater prominence, GAAP financial statements and detailed descriptions of the reconciling items and adjustments, including quantifying such items, to derive the non-GAAP measure.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We provide technology-based merchant services that facilitate and drive growth in online transactions. We connect merchants with consumers who are searching for information, products and services on the Internet. Our platform of integrated performance-based advertising and search marketing services enables merchants to more efficiently market and sell their products and services across multiple online distribution channels, including search engines, product shopping engines, directories and other selected Web properties.

We currently provide our merchant advertisers with the following technology-based services:

•	Pay-Per-Click Services. We deliver pay-per-click advertising listings that are reflective of our merchant advertisers’ products and services to online users in response to their keyword search queries. These pay-per-click listings are generally ordered in the search results based on the amount our merchant advertisers choose to pay for a targeted placement. These targeted listings are displayed to consumers and businesses through our distribution network of leading search engines, product shopping engines, directories and other Web properties.

•	Feed Management Services. We leverage our proprietary technology to crawl and extract relevant product content from merchant advertisers’ databases and Web sites to create highly-targeted product and service listings, which we deliver into our distribution network. These feed management listings are ordered in the results based on relevance to user search queries. Our trusted feed relationships with our distribution partners enable merchant advertisers to deliver comprehensive and up-to-date product and service listings to some of the Web’s largest search engines, product shopping engines and directories.

•	Advertising Campaign Management Services. We enable merchant advertisers to: (1) track, monitor and optimize the placement of performance-based search advertising campaigns across a number of search engines and pay-per-click networks using our bid management services; and (2) evaluate the effectiveness of online advertising campaigns using our conversion tracking and detailed reporting services.

•	Search Engine Optimization Services. We optimize key attributes of merchant advertiser Web sites to ensure the greatest opportunity for proper indexing, listing and inclusion in the editorial results of algorithmic search engines.

We were incorporated in Delaware on January 17, 2003. Acquisition initiatives have played an important part in our corporate history to date. Excluding the pending Name Development asset acquisition, we have completed three acquisitions since our inception including:

•	On February 28, 2003, we acquired eFamily together with its direct wholly-owned subsidiary Enhance Interactive. eFamily was incorporated in Utah on November 29, 1999 under the name FocusFilter.com, Inc.

•	On October 24, 2003, we acquired TrafficLeader which was incorporated in Oregon on January 24, 2000 under the name Sitewise Marketing, Inc.

•	On July 27, 2004, we acquired goClick which was incorporated in Connecticut on October 25, 2000.

From January 17, 2003 (inception) through February 28, 2003, we were involved in business and product development, as well as financing and acquisition initiatives.

We currently have offices in Seattle, Washington; Provo, Utah; and Eugene, Oregon.

Prior Acquisitions

Enhance Interactive

In February 2003, we acquired eFamily together with its wholly-owned subsidiary Enhance Interactive, a Provo, Utah-based company, for the following consideration:

•	$13.3 million in net cash and acquisition costs; plus

•	Additional consideration in the form of a contingent earnings-based cash payment of up to $13.5 million payable over two years, of which $3.5 million has been paid and up to a maximum obligation of $10.0 million remains.

The additional consideration consists of two components:

•	A contingent earnings-based payment to the original stockholders (“earn-out consideration”); and

•	A contingent earnings-based payment to certain employees (“retention consideration”).

These amounts are payable by us with respect to the years 2003 and 2004. We shall have no obligation with respect to a calendar year in the event that Enhance Interactive’s earnings before taxes, excluding stock-based compensation and amortization of intangibles relating to the acquisition (“earnings before taxes”) do not exceed $3.5 million for that calendar year. The threshold determination is calculated separately for each of the calendar years 2003 and 2004. For the 2003 calendar year, the total Enhance Interactive earnings-based payment obligation was approximately $3.5 million. For the 2004 calendar year, the total Enhance Interactive earnings-based payment obligation was approximately $6.2 million.

The contingent payment of earn-out consideration, payable to the original stockholders of Enhance Interactive, is calculated based on the formula of 69.44% of earnings before taxes for each of the calendar years 2003 and 2004, up to a maximum payout cap of $12.5 million in aggregate. This payment obligation for each calendar year is conditioned on Enhance Interactive meeting the earnings threshold described above. Any payments made under this obligation will be accounted for as additional goodwill. For the 2003 calendar year, the earn-out consideration paid was approximately $3.2 million. For the 2004 calendar year, the earn-out consideration payment obligation was approximately $5.7 million.

The contingent payment of retention consideration, payable to certain employees of Enhance Interactive, is calculated based on the formula of 5.56% of Enhance Interactive’s earnings before taxes for each of the calendar years 2003 and 2004, up to a maximum payout cap of $1 million in aggregate. This payment obligation for each calendar year is also conditioned on Enhance Interactive meeting the earnings threshold described above. Any payments made under this obligation will be accounted for as compensation. For the 2003 calendar year, the retention consideration paid was approximately $283,000. For the 2004 calendar year, the retention consideration payment obligation was approximately $500,000.

In connection with this acquisition, we also issued nonqualified stock options to certain employees of Enhance Interactive, subject to their continued employment, to purchase up to an aggregate of 1,250,000 shares of our Class B common stock with an exercise price per share of $0.75.

TrafficLeader

In October 2003, we acquired TrafficLeader, a Eugene, Oregon-based company, for the following consideration:

•	$3.2 million in net cash and acquisition costs; plus

•	425,000 shares of Class B common stock, which had a redemption right prior to the closing of our initial public offering in April 2004; plus

•	137,500 shares of restricted Class B common stock which vest over a three-year period in six month installments of 16.67%; plus

•	Additional consideration in the form of a contingent revenue-based cash incentive payment of up to $1.0 million.

With respect to the second and third components, the total value of the shares and the redemption right was recorded at $3.9 million. Prior to its expiration, the redemption right required us to buy back the 425,000 shares for $8.00 per share, but only at the election of the holders of 75% of such shares in the event we had not completed a firm commitment initial public offering with gross proceeds of at least $20.0 million prior to October 24, 2005.

Of the 137,500 restricted shares, 108,432 were issued to employees of TrafficLeader and valued at $732,000, which amount is recorded as compensation expense over the associated employment period during which these shares vest.

In the event that on or prior to December 31, 2004, there is a change of control of TrafficLeader or of us, or both TrafficLeader’s chief executive officer and chief technology officer either resign for good reason or are terminated without cause, or we take any action prior to the end of December 31, 2004, which makes it impractical to calculate or reconstruct the earn-out obligation, we will be obligated to pay the full amount of the $1.0 million contingent payment obligation.

goClick

In July 2004, we acquired goClick, a Norwalk, Connecticut-based company for the following consideration:

•	$7.5 million in net cash and acquisition costs; plus

•	433,541 shares of Class B common stock.

The shares of Class B common stock were valued at $9.55 per share, for accounting purposes, for an aggregate amount of $4.1 million.

Pending Name Development Asset Acquisition

On November 19, 2004, we signed an asset purchase agreement with Name Development. Pursuant to this agreement, we will acquire substantially all of the assets of Name Development for the following consideration:

•	$155.2 million in cash; plus

•	$9.0 million in shares of Class B common stock, based on the average of the last quoted sale price for shares of Class B common stock on the Nasdaq National Market for the 10 trading days immediately prior to the closing.

Under the terms of the agreement, we will acquire only the identified assets of Name Development, including its inventory of Internet domain names, revenue-generating contracts, technology and systems, for the operation of the Name Development direct navigation business. We will not assume any other obligations with respect to Name Development in this asset acquisition.

We expect to account for the Name Development asset acquisition as a business combination. The closing of the transaction is conditioned on a number of factors, including the closing by us of financing sufficient to consummate such acquisition. For more information on the asset acquisition, see “Name Development Asset Acquisition.”

Consolidated Statements of Operations

Our consolidated statements of operations, stockholders’ equity, and cash flows have been presented for:

•	the period of January 17, 2003 (inception) to September 30, 2003;

•	the period of January 17, 2003 (inception) to December 31, 2003; and

•	the nine months ended September 30, 2004.

The statements of operations, stockholders’ equity and cash flows have been presented for the Predecessor, Enhance Interactive:

•	for the year ended December 31, 2002; and

•	the period of January 1, 2003 to February 28, 2003.

Business planning and other activities related to our business began in late 2002. We were organized and incorporated in Delaware in January 2003. Included in the results of operations subsequent to our incorporation in January 2003 are reimbursements to certain founding executive officers for approximately $86,000 in general and administrative pre-incorporation costs. Included in property and equipment are purchases from certain of our founding executive officers of approximately $62,000 for the carrying value of the assets.

The assets, liabilities and operations of Enhance Interactive, TrafficLeader and goClick are included in our consolidated financial statements since the date of their respective acquisitions in February 2003, October 2003 and July 2004.

All significant inter-company transactions and balances within Marchex have been eliminated in consolidation. Our purchase accounting resulted in all assets and liabilities from our acquisitions of Enhance Interactive, TrafficLeader and goClick being recorded at their estimated fair values on their respective acquisition dates. For the periods of: (1) February 28, 2003 through December 31, 2003; (2) October 24, 2003 through December 31, 2003; and (3) July 27, 2004 through September 30, 2004, all goodwill, intangible assets and liabilities resulting from the respective Enhance Interactive, TrafficLeader and goClick acquisitions have been recorded in our financial statements. Accordingly, our consolidated financial results for periods subsequent to the acquisition of Enhance Interactive, are not comparable to the financial statements of Enhance Interactive presented for prior periods. The consolidated statements of operations, stockholders’ equity, and cash flows reflecting Enhance Interactive’s historical results have been presented for the year ended December 31, 2002 and the period from January 1, 2003 through February 28, 2003.

eFamily and its wholly-owned subsidiary Enhance Interactive are described as Enhance Interactive. In the consolidated financial statements, the statements of operations, stockholders’ equity, and cash flows reflecting Enhance Interactive results have been presented as the “Predecessor” for the year ended December 31, 2002 and the period of January 1, 2003 to February 28, 2003.

Presentation of Financial Reporting Periods

For purposes of our discussion, we have included the results of operations of the Predecessor, Enhance Interactive. The comparative periods presented are for:

•	the results of Enhance Interactive for the year ended December 31, 2002 (2002 period), compared to the combined results for the period of January 17, 2003 (inception) to December 31, 2003 and the results of Enhance Interactive for the period of January 1, 2003 to February 28, 2003 (2003 period); and

•	the nine months ended September 30, 2003 (the combined periods of Marchex’s results from January 17, 2003 (inception) to September 30, 2003 and the Predecessor’s results for the period of January 1, 2003 to February 28, 2003), compared to the nine months ended September 30, 2004.

In the 2003 period, we have included the overlapping operating activities of Enhance Interactive and our operating activities for the period of January 17, 2003 (inception) through February 28, 2003 (the date we acquired Enhance Interactive). From our inception through the date of our acquisition of Enhance Interactive, we were involved in business and product development, as well as financing and acquisition initiatives. During this period we had no revenues. Accordingly, our activities were different from the operating activities of Enhance Interactive.

Revenue

We currently generate revenue through our suite of services, including our pay-per-click services, feed management services, advertising campaign management services, search management services and search optimization services.

Our primary sources of revenue are the performance-based advertising services, which include pay-per-click services and feed management services. These primary sources amounted to greater than 91% of our revenues in all periods presented. Our secondary sources of revenue are our advertising campaign management services, search management services and search optimization services. These secondary sources amounted to less than 9% of our revenues in all periods presented. We have no barter transactions.

We recognize revenue upon the completion of our performance obligation, provided that: (1) evidence of an arrangement exists; (2) the arrangement fee is fixed and determinable; and (3) collection is reasonably assured.

Performance-Based Advertising Services

In providing pay-per-click advertising services, we generate revenue upon our delivery of qualified click-throughs to our merchant advertisers. These merchant advertisers pay us a designated transaction fee for each click-through, which occurs when an online user clicks on any of their advertisement listings after it has been placed by us or by our distribution partners. Each click-through on an advertisement listing represents a completed transaction. The advertisement listings are displayed within our distribution network, which includes search engines, directories, destination sites and other targeted Web-based content.

In providing feed management services, merchant advertisers pay for their Web pages and product databases to be crawled, or searched, and included in search engine, directory and product shopping engine results within our distribution network. Generally, the feed management listings are presented in a different section of the a Web page than the pay-per-click listings. For this service, revenue is generated when an online user clicks on a feed management listing from search engine, directory or product shopping engine results. Each click-through on an advertisement listing represents a completed transaction for which the merchant advertiser pays for on a per-click basis. The placement of a feed management result is largely determined by its relevancy, as determined by the distribution partner.

Search Marketing Services

Merchant advertisers pay us additional fees for services such as advertising campaign management services and search optimization services. Merchant advertisers generally pay us on a click-through basis, although in certain cases we receive a fixed fee for delivery of these services. In some cases we also deliver banner campaigns for select merchant advertisers. We may also charge initial set-up or inclusion fees as part of our services. Total revenue from these services accounted for less than 9% of total revenue in all periods presented.

Banner advertising revenue is primarily based on a fixed fee per click and is generated and recognized on click-through activity. In limited cases, banner payment terms are volume-based with revenue generated and recognized when impressions are delivered.

Non-refundable account set-up fees are paid by merchant advertisers and are recognized ratably over the longer of the term of the contract or the average expected merchant advertiser relationship period, which generally ranges from twelve months to more than two years.

Other inclusion fees are generally associated with monthly or annual subscription-based services where a merchant advertiser pays a fixed amount to be included in our index of listings or our distribution partners’ indexes of listings. Revenues from these subscription arrangements are recognized ratably over the service period.

Industry and Market Factors

We enter into agreements with various distribution partners to provide distribution for the URL strings and advertisement listings of our merchant advertisers. We generally pay distribution partners based on a percentage of revenue or a fixed amount per click-through on these listings. The level of click-throughs contributed by our distribution partners has varied, and we expect it will continue to vary, from quarter to quarter and year to year, sometimes significantly. Our current growth will be impacted by our ability to increase our distribution, which impacts the number of Internet users who have access to our merchant advertisers’ listings and the rate at which our merchant advertisers are able to convert clicks from these Internet users into completed transactions, such as a purchase or sign up. Our current growth also depends on our ability to continue to increase the number of merchant advertisers who use our services and the amount these merchant advertisers spend on our services.

We anticipate that these variables will fluctuate in the future, affecting our growth rate and our financial results. In particular, it is difficult to project the number of click-throughs we will deliver to our merchant advertisers and how much merchant advertisers will spend with us, and it is even more difficult to anticipate the average revenue per click-through.

In addition, we believe we will experience seasonality. Our quarterly results have fluctuated in the past and may fluctuate in the future due to seasonal fluctuations in levels of Internet usage and seasonal purchasing cycles of many merchant advertisers. It is generally understood that during the spring and summer months, Internet usage is lower than during other times of the year, especially in comparison to the fourth quarter of the calendar year. The extent to which usage may decrease during these off-peak periods is difficult to predict. Prolonged or severe decreases in usage during these periods may adversely affect our growth rate and results.

Service Costs

Our service costs represent the cost of providing our performance-based advertising services and our search marketing services. The service costs that we have incurred in the periods presented primarily include:

•	user acquisition costs;

•	amortization of intangible assets;

•	credit card processing fees;

•	network operations;

•	serving our search results;

•	maintaining our Web sites;

•	network fees;

•	fees paid to outside service providers;

•	delivering customer service;

•	depreciation of our Web site and network equipment;

•	colocation service charges of our Web site equipment;

•	bandwidth, and software license fees;

•	salaries of related personnel; and

•	stock-based compensation of related personnel.

User Acquisition Costs

For the periods presented the largest component of our service costs consist of user acquisition costs that relate primarily to payments to our distribution partners for access to their online user traffic. We enter into agreements of varying durations with distribution partners that integrate our services into their sites and indexes. The primary economic structure of our distribution partner agreements is a variable payment based on a specified percentage of revenue. These variable payments are often subject to minimum payment amounts per click-through. Other economic structures that we may use to a lesser degree include:

•	fixed payments, based on a guaranteed minimum amount of usage delivered;

•	variable payments based on a specified metric, such as number of paid click-throughs; and

•	a combination arrangement with both fixed and variable amounts.

Our method of expensing user acquisition costs is based on whether the agreement provides for fixed or variable payments. Agreements with fixed payments are generally expensed at the greater of: (1) pro-rata over the term the fixed payment covers; or (2) usage delivered to date divided by the guaranteed minimum amount of usage delivered. Agreements with variable payments based on a percentage of revenue, number of paid click-throughs or other metrics are generally expensed based on the volume of the underlying activity or revenue multiplied by the agreed-upon price or rate.

Sales and Marketing

Sales and marketing expenses consist primarily of:

•	payroll and related expenses for personnel engaged in marketing and sales functions;

•	advertising and promotional expenditures; and

•	cost of systems used to sell to and serve merchant advertisers.

Product Development

Product development costs consist primarily of expenses incurred in the research and development, creation and enhancement of our Internet sites and services.

Our research and development expenses include:

•	compensation and related expenses;

•	costs of computer hardware and software; and

•	costs incurred in developing features and functionality of the services we offer.

For the periods presented, substantially all of our product development expenses are research and development.

Product development costs are expensed as incurred or capitalized into property and equipment in accordance with the American Institute of Certified Public Accountants’ Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” This statement requires that costs incurred in the preliminary project and post-implementation stages of an internal use software project be expensed as incurred and that certain costs incurred in the application development stage of a project be capitalized.

General and Administrative

General and administrative expenses consist primarily of:

•	payroll and related expenses for executive and administrative personnel;

•	professional services, including accounting, legal and insurance;

•	bad debt provisions;

•	facilities costs; and

•	other general corporate expenses.

Acquisition-Related Retention Consideration

Acquisition-related retention consideration results from our contingent, earnings-based payment obligation to certain employees of Enhance Interactive for each of the calendar years 2003 and 2004, pursuant to the terms of the merger agreement. See subsection “Prior Acquisitions” above. We will have no obligation with respect to a year in the event that Enhance Interactive’s earnings before taxes do not exceed $3.5 million for that calendar year. The threshold determination is calculated separately for each of calendar years 2003 and 2004.

The contingent payment obligation is calculated based on the formula of 5.56% of Enhance Interactive’s earnings before taxes for each of the calendar years 2003 and 2004, up to a maximum payout cap of $1.0 million in the aggregate. To the extent we make any payments under this obligation, we will account for such amounts as compensation. For the 2003 calendar year, the retention consideration was approximately $283,000. For the nine months ended September 30, 2004, we recorded an additional $375,000 in retention-related consideration as compensation expense for such period. The actual amount for the calendar year 2004 has not yet been determined.

Stock-Based Compensation

Stock-based compensation consists of the following components:

•	the intrinsic value of employee option and restricted stock issuances in cases where the fair value of the underlying stock was greater than the exercise price on the date of the grant;

•	the fair value of non-employee option issuances; and

•	the amount by which the fair value of our Class B common stock exceeds the exercise price at the end of the period for certain options.

We used variable accounting for the options to purchase 125,000 shares of our Class B common stock that were issued under our stock incentive plan. These options were held in escrow until February 28, 2004 as security for the indemnification obligations under the Enhance Interactive merger agreement, and these options were subject to forfeiture during the escrow period. We accounted for these options as variable awards until February 28, 2004.

Amortization of Intangibles

Amortization of intangible assets relates to intangible assets identified in connection with our acquisitions.

Intangible assets identified in connection with the purchase of Enhance Interactive were valued at $8.4 million at the acquisition date of February 28, 2003. Intangible assets identified in connection with the purchase of TrafficLeader were valued at $1.3 million at the acquisition date of October 24, 2003. Intangible assets identified in connection with the purchase of goClick were valued at $3.3 million at the acquisition date of July 27, 2004.

The intangible assets have been identified as:

•	non-competition agreements;

•	trade and Internet domain names;

•	distributor relationships;

•	merchant advertising customer base relationships; and

•	acquired technology.

These assets are amortized over useful lives ranging from 12 to 42 months.

Provision for Income Taxes

For income tax purposes, we utilize the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in results of operations in the period that includes the enactment date. A valuation allowance is recorded for deferred tax assets when it is more likely than not that such deferred tax assets will not be realized.

As of September 30, 2004, we had net operating loss, or NOL, carryforwards of $1.8 million, which will begin to expire in 2019. The Tax Reform Act of 1986 limits the use of NOL and tax credit carryforwards in certain situations where changes occur in the stock ownership of a company. We believe that such a change has occurred, and that the utilization of the approximately $1.8 million of carryforwards is limited such that substantially all of these NOL carryforwards will never be utilized.

Initial Public Offering

On March 30, 2004, we commenced an initial public offering of 4.6 million shares of our Class B common stock. The closing of our initial public offering took place on April 5, 2004. The proceeds of our initial public offering, net of cash offering expenses, were approximately $27.2 million. In connection with our initial public offering, those underwriters were also granted warrants, exercisable over a four-year period commencing April 5, 2005 date and ending April 5, 2009, to purchase 120,000 shares of Class B common stock at an exercise price equal to $8.45 per share. Net proceeds have been or are expected to be used to pay for product and business development, acquisitions and strategic relationships, capital expenditures, personnel, facilities, earn-out obligations and working capital and other general corporate purposes.

Accretion to Redemption Value of Redeemable Convertible Preferred Stock

All 6,724,063 shares of our outstanding Series A redeemable convertible preferred stock were automatically converted into 6,724,063 shares of Class B common stock upon the closing of our initial public offering in April 2004. Prior to this conversion, holders of our Series A redeemable convertible preferred stock were entitled to receive annual cumulative dividends at the per annum rate of 8% of the original purchase price per share when and if declared by our board of directors. Upon the conversion of the Series A redeemable convertible preferred stock, dividend rights were automatically terminated and any rights to past dividends were forgiven.

Prior to the automatic conversion, we accounted for the difference between the carrying amount of the redeemable preferred stock and the redemption amount by increasing the carrying amount for periodic accretion using the interest method, so that the carrying amount was equal to redemption amount at the earliest redemption date.

Results of Operations

Comparison of the year ended December 31, 2002 (2002 period), to the combined periods of January 1 to February 28, 2003 and January 17 (inception) to December 31, 2003 (2003 period)

Revenue.    Revenue increased 128%, from $10.1 million in the 2002 period to $23.0 million in the 2003 period. This increase was primarily attributable to an increase in performance-based advertising services from $9.3 million in the 2002 period to $21.7 million in the 2003 period. Of this $12.4 million increase, 34% related to an increase in the number of merchant advertisers, while 66% related to an increase in the average revenue per merchant advertiser.

We believe the increase in revenue is primarily attributable to the growth of our revenue resulting from our existing distribution partners, the increased number of searches and resulting click-throughs performed by users of our services, and the addition of new distribution partners and merchant advertisers. The number of our distribution partners increased from approximately 290 in December 2002 to approximately 410 in December 2003. We also believe the foregoing factors, combined with our sales efforts and improved operational controls, have contributed to the increase in the number of merchant advertisers. $1.2 million of the increase in revenue in the 2003 period is also attributable to the acquisition of TrafficLeader in October 2003, which added 11 unique distribution partners and more than 280 merchant advertisers. TrafficLeader’s operating results were included in the 2003 period as of the acquisition date of October 24, 2003.

Expenses

Service Costs.    Service costs increased 106%, from $6.3 million in the 2002 period to $13.0 million in the 2003 period. The net increase in costs was mainly attributable to an increase in payments to distribution partners of $6.2 million, an increase in credit card processing fees of $333,000, an increase in personnel costs of $171,000, a decrease in technology licensing costs of $104,000, and an increase in facility and other costs of $91,000. This net increase related to a greater number of searches, an increase in database and hardware capacity requirements as a result of an increase in our distribution partner base and corresponding number of searches, an increase in the number of personnel required to support our services and increased fees paid to outside service providers. Service costs represented 63% of revenue in the 2002 period and 57% of revenue in the 2003 period. As a percentage of revenue, the decrease in service costs for the 2003 period compared to the 2002 period was primarily a result of network operation expenses containing fixed costs and also not increasing at a higher rate than revenue. The decrease in the 2003 period was partially offset by the impact of $943,000 in service costs and the impact as a percentage of revenue resulting from the October 2003 acquisition of TrafficLeader and its feed management services. Payments to feed management services distribution partners account for higher user acquisition costs as a percentage of revenue relative to our overall service cost percentage.

Sales and Marketing.    Sales and marketing expense increased 55%, from $1.8 million in the 2002 period to $2.8 million in the 2003 period. As a percentage of revenue, sales and marketing expenses were 18% in the 2002 period and 12% in the 2003 period. The increase in dollars was primarily related to an increase in personnel costs of $614,000, primarily due to an increase in the number of employees, including $72,000 resulting from the acquisition of TrafficLeader in October 2003. The remaining increase is related to increases in outside marketing activities, rent, travel and other operating costs arising from operations in multiple jurisdictions.

Product Development.    Product development expenses increased 77%, from $812,000 in the 2002 period to $1.4 million in the 2003 period. As a percentage of revenue, product development expenses were 8% in the 2002 period and 6% in the 2003 period. As a percentage of revenue, the decrease in product development expenses in the 2003 period compared to the 2002 period was primarily a result of the allocation of product development expenses over a larger revenue base. The increase in dollars was primarily due to an increase in personnel costs of $461,000, primarily due to an increase in the number of employees, including $40,000 resulting from the acquisition of TrafficLeader in October 2003, and rent and other operating expenses of $163,000 arising from operations in multiple jurisdictions.

General and Administrative.    General and administrative expenses increased 205%, from $977,000 in the 2002 period to $3.0 million in the 2003 period. As a percentage of revenue, general and administrative expenses were 10% in the 2002 period and 13% in the 2003 period. The increase in the dollars was due to an increase in personnel costs of $640,000, an increase in professional fees of $617,000, an increase in travel of $288,000, an increase in insurance of $74,000, an increase in bad debt expense of $126,000, and an increase in facility and other operating expenses of $257,000.

Many of these costs and increases in costs as a percentage of revenue in the 2003 period result from operating in multiple jurisdictions commencing in 2003 and increased operating activity, including approximately $136,000 in general and administrative expenses from the acquisition of TrafficLeader in October 2003.

Acquisition-Related Retention Consideration.    Acquisition-related retention consideration increased from zero in the 2002 period to $283,000 in the 2003 period. During the 2003 period, the components of acquisition-related retention consideration were service costs of $34,000, sales and marketing of $96,000, product development of $104,000 and general and administrative of $49,000. The acquisition-related retention consideration was calculated as part of the contingent, earnings-based payment obligation to certain employees of Enhance Interactive and is equal to 5.56% of Enhance Interactive’s earnings before taxes in excess of $3.5 million for the 2003 period of which $283,000, including $23,000 of employer-related payroll taxes, has been recorded in 2003. We accounted for this payment amount as compensation.

With respect to calendar year 2004, we will be obligated to pay additional acquisition-related retention consideration to certain employees of Enhance Interactive if Enhance Interactive has earnings before taxes in excess of $3.5 million. This acquisition-related retention consideration will be equal to 5.56% of Enhance Interactive’s earnings before taxes for the 2004 period. The acquisition-related retention consideration for the calendar years 2003 and 2004 is subject to an aggregate maximum of $1 million. We will account for any payment amount as compensation.

Stock-Based Compensation.    The amortization of stock-based compensation increased 493%, from $365,000 in the 2002 period to $2.2 million in the 2003 period. During the 2002 period, the components of stock-based compensation were service costs of $3,000, sales and marketing of $149,000, product development of $57,000 and general and administrative of $156,000. The 2002 period amount related primarily to the January 2002 sale of 2,031,666 shares to employees for cash consideration totaling $10,000; $357,000 in stock-based compensation was recorded in connection with the share issuance based on the difference between the cash consideration and the estimated fair value. During the 2003 period, the components of stock-based compensation were service costs of $10,000, sales and marketing of $423,000, product development of $279,000 and general and administrative of $1.5 million.

Amounts in the 2003 period related primarily to the vesting of stock options granted to employees in which the exercise price was less than the fair value of the shares at the date of grant, and $112,000 related to restricted stock issued to employees for future services in connection with the acquisition of TrafficLeader. The 2003 period also includes $781,000 of stock-based compensation for options to purchase 125,000 shares of Class B common stock, which were being held in escrow as security for the indemnification obligations under the Enhance Interactive merger agreement. These options were subject to forfeiture, until the expiration of the escrow period on February 28, 2004. Accordingly, we have accounted for these options as variable awards.

Under variable plan accounting, compensation expense is measured quarterly as the amount by which the fair value of the shares of our Class B common stock covered by the option grant exceeds the exercise price and is recognized over the vesting period thereof. Increases or decreases in the fair value of our Class B common stock between the date of grant and the date of exercise result in a corresponding increase or decrease in the measure of compensation expense.

Amortization of Identifiable Intangibles.    Intangible amortization expense increased from zero in the 2002 period to $3.0 million in the 2003 period as a result of amortizing identifiable intangibles associated with the purchase of Enhance Interactive and TrafficLeader. Of the $3.0 million intangible amortization expense in the 2003 period, $123,000 was associated with the acquisition of TrafficLeader. During the 2003 period, the components of amortization of intangibles were service costs of $2.2 million, sales and marketing of $348,000, and general and administrative of $458,000.

Our application of purchase accounting resulted in the recording of all assets and liabilities from our acquisitions of Enhance Interactive and TrafficLeader at their estimated fair values on the acquisition dates of February 28, 2003 and October 24, 2003, respectively. For the period of February 28, 2003, through December 31, 2003, all goodwill, identifiable intangible assets and liabilities resulting from the Enhance Interactive and TrafficLeader acquisitions have been recorded in our financial statements. The identified intangibles amounted to $9.7 million, including $1.3 million associated with TrafficLeader, and are being amortized over a range of useful lives of 12 to 42 months.

Our consolidated financial results for periods subsequent to the acquisition of Enhance Interactive are not comparable to the financial statements of Enhance Interactive presented for prior periods.

Other Income.    Other income increased from $5,000 in the 2002 period to $76,000 in the 2003 period. Interest income and the adjustment to the fair value of the TrafficLeader redemption obligation account for primarily all of the increase. Interest income includes interest on cash balances. Interest income increased from $5,000 in the 2002 period to $47,000 in the 2003 period due to an increase in the average cash balance for the period resulting from our Series A redeemable convertible preferred stock financing.

The adjustment to fair value of the redemption obligation went from zero in the 2002 period to $26,000 in the 2003 period. As of the date of acquisition of TrafficLeader, a redemption obligation was recorded at fair value in the amount of $81,000. The $26,000 adjustment reflects the decrease in the fair value of the obligation to $55,000 as of December 31, 2003. This obligation was eliminated with the closing of our initial public offering in April 2004.

Income Taxes.    The income tax benefit increased from $143,000 in the 2002 period to $860,000 in the 2003 period. The 2002 period effective tax rate benefit of 61% differed from the expected effective rate of 34% primarily due to our reversing $208,000 of the valuation allowance on deferred tax assets and due to the effective rate impact of the $133,000 of non-deductible stock-based compensation during the 2002 period.

During the 2002 period, Enhance Interactive determined that it was more likely than not, based on improved operating performance, that it would realize all of the available net deferred tax assets. The income tax effective rate was 32% in the 2003 period. This differed from the expected rate of 34% primarily due to state income taxes offset by non-deductible stock compensation amounts.

The 2003 period was also impacted by the following factors:

•	On February 28, 2003 and October 24, 2003, in connection with the application of purchase accounting for our respective acquisitions of Enhance Interactive and TrafficLeader, we recorded net deferred tax liabilities of approximately $3.5 million, including $482,000 associated with the acquisition of TrafficLeader, relating to the difference in the book basis and tax basis of its assets and liabilities.

•	Approximately $3.6 million of these deferred tax liabilities, including $479,000 associated with the acquisition of TrafficLeader, related to the book basis versus tax basis of the identifiable intangible assets in the acquisitions totaling approximately $9.7 million.

During the period of January 1 through February 28, 2003, as a result of a tax deduction from stock option exercises, Enhance Interactive recognized a tax-effected benefit of approximately $231,000, which was recorded as a credit to additional paid in capital.

Accretion to Redemption Value of Redeemable Convertible Preferred Stock.    The accretion to redemption value of preferred stock was $1.3 million in the 2003 period. The accretion to the redemption value recorded during the period is based upon 6,724,063 shares of Series A preferred stock outstanding as of December 31, 2003 with a dividend rate of 8% per annum.

Net Income (Loss) Applicable to Common Stockholders.    Net loss applicable to common stockholders increased from $90,000 in the 2002 period to $3.2 million in the 2003 period. The increase was primarily attributable to an increase in operating income offset by an increase of $3.0 million in amortization of intangible assets and an increase of $1.8 million in stock-based compensation.

Comparison of the combined periods of January 1, 2003 to February 28, 2003 and January 17, 2003 (inception) to September 30, 2003 (the nine months ended September 30, 2003) to the nine months ended September 30, 2004

Revenue.    Revenue increased 85%, from $15.5 million in the nine months ended September 30, 2003 to $28.7 million in the same period in 2004. This increase was primarily attributable to our performance-based advertising services, which increased by approximately $12.7 million in the nine months ended September 30, 2004. Of this increase approximately 77% related to an increase in the average revenue per merchant advertiser, while approximately 23% related to an increase in the number of merchant advertisers.

We believe the increase in revenue is primarily attributable to the growth of our revenue resulting from our existing distribution partners, the increased number of searches and resulting click-throughs performed by users of our services, and the addition of new distribution partners and merchant advertisers. The number of our distribution partners was approximately 390 in September 2003 and approximately 440 in September 2004. We also believe the foregoing factors, combined with our sales efforts and improved operational controls, have contributed to the increase in the average revenue per merchant advertiser. The increase in revenue in the nine months ended September 30, 2004 is also attributable to the acquisition of TrafficLeader in October 2003, which added 11 unique distribution partners and more than 280 merchant advertisers and the acquisition of goClick in July 2004 which added more than 40 unique distribution partners and more than 5,000 unique merchant advertisers. The operating results of TrafficLeader and goClick were included as of the acquisition dates of October 24, 2003 and July 27, 2004, respectively.

Our growth rate will depend in part on our ability to increase the number of click-throughs performed by users of our service, primarily through our distribution partners. If we do not renew our distribution partner agreements or replace traffic lost from terminated distribution agreements with other sources or if our distribution partners’ search businesses do not grow or are adversely affected, our revenue and results of operations may be materially and adversely affected. Our growth rate will also depend in part on our ability to increase the number and volume of transactions with merchant advertisers. We believe this is dependent in part on delivering high quality traffic that ultimately results in purchases or conversions for our merchant advertisers.

Expenses

Service Costs.    Service costs increased 112%, from $8.5 million in the nine months ended September 30, 2003 to $18.1 million in the same period in 2004. This increase was primarily attributable to an increase of $8.1 million in payments to distribution partners, an increase in personnel costs of $942,000, an increase in facility and other costs of $310,000, an increase in payment processing fees of $163,000 and an increase in production technology and bandwidth costs of $118,000.

Service costs as a percentage of revenue were 63% in the nine months ended September 30, 2004 as compared to 55% in the same period in 2003. As a percentage of revenue, the increase in service costs for the nine months ended September 30, 2004 period as compared to the same period in 2003 was primarily a result of the impact as a percentage of revenue from the service cost level from the October 2003 acquisition of TrafficLeader and their feed management services. TrafficLeader’s service costs, of which feed management services is the primary component, were 78% of TrafficLeader’s revenue for the nine months ended September 30, 2004. Payments to feed management services distribution partners account for higher user acquisition costs as a percentage of revenue relative to our overall service cost percentage. To the extent that payments to feed management services distribution partners make up a larger percentage of future operations, we expect that service costs will increase as a percentage of revenue. goClick’s operating activities are in the process of being integrated with our other operations. goClick’s service costs did not have a significant percentage impact on the consolidated service cost percentage of revenue.

Approximately $5.3 million and $1.2 million of the total increase in service costs for the nine months ended September 30, 2004 was attributable to the October 2003 acquisition of TrafficLeader and the July 2004 acquisition of goClick, respectively, which were not included in the same period in 2003. The increase in services also resulted from a greater number of searches, an increase in database and hardware capacity requirements as a result of an increase in our distribution partner base and corresponding number of searches, an increase in the number of personnel required to support our services and an increase in fees paid to outside service providers. We expect that service costs will continue to increase in absolute dollars, since we anticipate expanding our operations.

Sales and Marketing.    Sales and marketing expenses increased 63%, from $2.0 million in the nine months ended September 30, 2003 to $3.2 million in the same period in 2004. The increase in dollars was primarily attributable to an increase in personnel costs of $893,000, an increase in travel costs of $166,000 and an increase in other expenses of $181,000. As a percentage of revenue, sales and marketing expenses were 13% and 11% for the nine months ended September 30, 2003 and 2004, respectively. We expect that sales and marketing expenses will increase in absolute dollars in connection with any revenue increase, to the extent that we also increase our marketing activities.

Product Development.    Product development expenses increased 65%, from $989,000 in the nine months ended September 30, 2003 to $1.6 million in the same period in 2004. The increase in dollars was primarily attributable to an increase in personnel costs of $530,000, an increase in travel costs of $39,000 and an increase in other expenses of $78,000. As a percentage of revenue, the product development expenses were 6% for both the nine months ended September 30, 2003 and 2004. We expect that product development expenses will increase in absolute dollars as we increase the number of personnel and consultants to enhance our service offerings.

General and Administrative.    General and administrative expenses increased 27%, from $2.1 million in the nine months ended September 30, 2003 to $2.6 million in the same period in 2004. As a percentage of revenue, general and administrative expenses decreased to 9% in the nine months ended September 30, 2004 as compared to 13% in the same period in 2003. As a percentage of revenue, the decrease in general and administrative expenses in the nine months ended September 30, 2004 as compared to the same period in 2003 was primarily a result of general and administrative expenses being compared to a larger revenue base.

The net increase in the dollars was primarily due to an increase in personnel costs of $754,000, a decrease in travel costs of $106,000, an increase in insurance of $74,000, an increase in bad debt expense of $133,000 and a decrease in other expenses of $292,000. Many of these costs in the nine months ended September 30, 2004 result from operating in multiple jurisdictions commencing in 2003 and increased operating activity, including the acquisitions of TrafficLeader in October 2003 and goClick in July 2004. We expect that our general and administrative expenses will increase in absolute dollars to the extent that we expand our operations and incur additional costs in connection with being a public company, including expenses related to professional fees and insurance.

Acquisition-Related Retention Consideration.    Acquisition-related retention consideration increased 100%, from zero in the nine months ended September 30, 2003 to $375,000 in the same period in 2004. A ratable proportion of the annual estimated acquisition-related retention consideration was recorded for the nine months ended September 30, 2004. During the nine months ended September 30, 2004, the components of acquisition-related retention consideration were estimated based on forecasts of the Enhance Interactive earn-out calculations. Estimated allocations were made as follows: service costs of $45,000, sales and marketing of $127,000, product development of $138,000, and general and administrative of $65,000.

The acquisition-related retention consideration was calculated as part of the contingent, earnings-based payment obligation to certain employees of Enhance Interactive and is equal to 5.56% of Enhance Interactive’s earnings before taxes in excess of $3.5 million for the 2004 period of which $375,000 has been recorded as acquisition-related retention consideration including employer payroll-related taxes. We will account for any payment amount as compensation. The acquisition-related retention consideration for the calendar years 2003 and 2004 is subject to an aggregate maximum of $1.0 million.

Facility Relocation.    In March 2004, we entered into a sublease agreement for new and larger office facilities in Seattle, Washington, and we relocated from our original office facilities also located in Seattle, Washington. In March 2004, we accrued lease and related costs of $230,000 for the estimated future obligations of non-cancelable lease and other payments for the original facilities. In the third quarter of 2004, we reduced the lease and related costs accrual by $30,000 based on a revised estimate for subtenant income. The remaining lease obligations for the original facilities extend through June 30, 2006 and totaled $219,000 as of September 30, 2004. As of September 30, 2004, we estimate the net sublease income to be approximately $57,000 over the remaining life of the lease.

The remaining lease accrual is based on estimates of vacancy period and sublease income. The actual vacancy periods may differ from these estimates, and sublease income, if any, may not materialize. Accordingly, these estimates may be adjusted in future periods.

Stock-Based Compensation.    The amortization of stock-based compensation decreased 56%, from $1.6 million in the nine months ended September 30, 2003 to $721,000 in the same period in 2004. During the nine months ended September 30, 2004, the components of stock-based compensation were service costs of $9,000, sales and marketing of $124,000, product development of $47,000 and general and administrative of $541,000. Amounts in the 2004 period related primarily to the vesting of stock options granted to employees in which the exercise price was less than the fair market value at the date of grant and $341,000 related to restricted stock issued to employees for future services in connection with the acquisition of TrafficLeader.

The nine months ended September 30, 2003 includes $603,000 of stock-based compensation for 125,000 options issued that were held in escrow as security for the indemnification obligations under the Enhance Interactive merger agreement. These options were subject to forfeiture, until the expiration of the escrow period on February 28, 2004. Accordingly, we have accounted for these options as variable awards during the escrow period. Under variable plan accounting, compensation expense is measured quarterly as the amount by which the fair market value of the shares of our Class B common stock covered by the option grant exceeds the exercise price and is recognized over the option’s vesting period. Increases or decreases in the fair market value of our Class B common stock between the date of grant and the date of exercise result in a corresponding increase or decrease in the measure of compensation expense.

Amortization of Intangibles.    Intangible amortization expense increased 71%, from $2.0 million for the nine months ended September 30, 2003 to $3.5 million in the same period in 2004. The increase is associated with the acquisitions of Enhance Interactive, TrafficLeader, and goClick. During the nine months ended September 30, 2004, the components of amortization of intangibles were service costs of $2.4 million, sales and marketing of $533,000 and general and administrative of $494,000.

Our purchase accounting resulted in all assets and liabilities from our acquisition of Enhance Interactive, TrafficLeader and goClick being recorded at their estimated fair values on the acquisition dates of February 28, 2003, October 24, 2003, and July 27, 2004, respectively. For the period from February 28, 2003 through September 30, 2004, all goodwill, identifiable intangible assets and liabilities resulting from the Enhance

Interactive, TrafficLeader and goClick acquisitions have been recorded in our financial statements. The identified intangibles amounted to approximately $13.0 million and are being amortized over a range of useful lives of 12 to 42 months. Our consolidated financial results for periods subsequent to the acquisition of Enhance Interactive are not comparable to the financial statements of Enhance Interactive presented for prior periods. We may acquire identifiable intangible assets as part of future acquisitions and, if so, we expect that our intangible amortization will increase in absolute dollars.

Other Income.    Other income increased 525%, from $35,000 in the nine months ended September 30, 2003 to $219,000 in the same period in 2004. The increase was primarily attributable to an increase in interest income of $130,000 and the adjustment to fair value of the TrafficLeader redemption obligation of $55,000 in the nine months ended September 30, 2004 as compared to the same period in 2003. Interest income increased as a result of the impact of the initial public offering on the average cash balances in the nine months ended September 30, 2004.

Income Taxes.    The income tax benefit decreased 79%, from $559,000 in the nine months ended September 30, 2003 to $118,000 in the same period in 2004.

In the nine months ended September 30, 2003, the effective tax rate benefit of 34% equaled the expected rate but was impacted by state income taxes in addition to non-deductible stock compensation amounts. The income tax effective rate benefit was 8% in the nine months ended September 30, 2004. This differed from the expected rate of 34% primarily due to non-deductible stock compensation amounts. The periods were also impacted by the following factors:

•	On February 28, 2003 and October 24, 2003, in connection with the purchase accounting for the respective acquisitions of Enhance Interactive and TrafficLeader, we recorded net deferred tax liabilities in the amount of approximately $3.5 million, including $482,000 associated with the acquisition of TrafficLeader, relating to the difference in the book basis and tax basis of its assets and liabilities.

•	Approximately $3.6 million of these deferred tax liabilities, including $479,000 associated with the acquisition of TrafficLeader, related to the book basis versus tax basis of the identifiable intangible assets in the acquisitions totaling approximately $9.7 million.

•	On July 27, 2004, in connection with the purchase accounting for goClick, we recorded net deferred assets of approximately $11,000 relating to the difference in the book versus tax basis of its assets and liabilities. The $9.4 million of goodwill and $3.3 million of intangible assets relating to the goClick acquisition are being deducted for tax purposes over a 15 year period.

During the period from January 1, 2003 through February 28, 2003 and in the nine months ended September 30, 2004, as a result of tax deductions from stock option exercises, Enhance Interactive and we recognized tax-effected benefits of approximately $231,000 and $180,000 respectively, which were recorded as credits to additional paid in capital.

Accretion to Redemption Value of Redeemable Convertible Preferred Stock.    The accretion to redemption value of preferred stock decreased 54%, from $912,000 in the nine months ended September 30, 2003 to $420,000 in the same period in 2004. The accretion to the redemption value recorded during these periods is based upon 6,724,063 shares of Series A redeemable convertible preferred stock outstanding as of April 5, 2004 with a dividend rate of 8% per annum. All 6,724,063 shares of Series A redeemable convertible preferred stock automatically converted into 6,724,063 shares of Class B common stock upon the closing of the initial public offering on April 5, 2004.

Net Income (Loss) Applicable to Common Stockholders.    The net loss applicable to common stockholders decreased 12%, from $2.0 million in the nine months ended September 30, 2003 period to $1.8 million in the same period in 2004. The decrease was primarily attributable to revenue increasing at a faster rate than sales and marketing, product development and general and administrative expenses, a decrease in accretion to redemption value of the Series A redeemable convertible preferred stock of $491,000, a decrease in stock-based compensation of $905,000, partially offset by an increase in service costs as a percentage of revenue, an increase in amortization of intangible assets of $1.4 million, an increase in acquisition-related retention consideration of $375,000 and an increase in facility relocation costs of $200,000.

Operating Income before Amortization

Our management believes that certain non-GAAP measures, which are calculated and presented on the basis of methodologies other than in accordance with generally accepted accounting principles (GAAP), are helpful, when presented in conjunction with comparable GAAP measures. The non-GAAP measures are not meant to replace or supersede the GAAP measures, but rather to supplement the GAAP information and to present to the readers of the financial statements the same information that management considers in assessing our results of operations and performance.

When presenting non-GAAP measures we will present a reconciliation of the most directly comparable GAAP measure. These non-GAAP measures are consistent with how management views our results of operations in assessing performance.

We report operating income before amortization (OIBA) that is a supplemental measure to GAAP. OIBA represents income (loss) from operations before: (1) stock-based compensation expense; and (2) amortization of intangible assets. It is one of the primary metrics by which we evaluate the performance of our business.

Additionally, management uses adjusted OIBA which excludes both: (1) the acquisition-related retention consideration, as we view this as part of the earn-out incentives related to our acquisition of Enhance Interactive; and (2) a facility relocation expense. Both of these items are viewed as non-recurring in nature. The Enhance Interactive earn-out consideration is recorded for its respective calendar year, and the facility relocation expense was recorded in the nine months ended September 30, 2004.

We refer to adjusted OIBA to facilitate accurate comparisons to our historical operating results, in making operating decisions, for internal budget planning, and in some cases to form the basis upon which management is evaluated. Management believes that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, and should not be considered in isolation, as a substitute for or superior to GAAP results. We believe these measures are useful to investors because they represent our consolidated operating results, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the effects of certain other non-cash and non-recurring expenses.

OIBA and adjusted OIBA have certain limitations in that they do not take into account the impact to our statement of operations of certain expenses, including non-cash stock-based compensation associated with our employees, acquisition-related accounting and facility relocation amounts. We endeavor to address the limitations of these non-GAAP measures presented by providing the comparable GAAP measure with equal or greater prominence, GAAP financial statements and detailed descriptions of the reconciling items and adjustments, including quantifying such items, to derive the non-GAAP measure.

The following are the non-cash expenses that are excluded from our non-GAAP measures:

•	stock-based compensation consists of restricted stock and options expense, which relates mostly to restricted stock and options issued in connection with acquisitions. We view this expense as part of transaction costs which are not paid in cash. Stock-based compensation also includes the expense associated with certain employee stock options where on the date of grant the fair value of the underlying stock exceeded the exercise price.

•	amortization of intangible assets is a non-cash expense relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as distribution partner relationships and merchant advertiser customer relationships are valued and amortized over their estimated lives. While it is likely that we will have significant intangible amortization expense as we continue to acquire companies, we believe that since intangibles represent costs incurred by the acquired company to build value prior to the acquisition, they were part of transaction costs and will not be replaced with cash costs when the intangibles are fully amortized.

The following is a reconciliation of income (loss) from operations and net income (loss) applicable to common stockholders to the non-GAAP measure of operating income before amortization, also referred to as OIBA, for the year ended December 31, 2002, the period of January 1, 2003 to February 28, 2003 and the period of January 17, 2003 (inception) to September 30, 2003, the period from January 17, 2003 (inception) to December 31, 2003 and for the nine months ended September 30, 2004.

	Predecessor Periods		Successor Periods
	Year ended December 31, 2002	Period from January 1 to February 28, 2003	Period from January 17, (inception) to December 31, 2003	Period from January 17, (inception) to September 30, 2003	Nine months ended September 30, 2004
Operating income before amortization	$126,543	$594,053	$1,820,795	$1,371,829	$2,517,971
Stock-based compensation	(364,693)	(38,981)	(2,125,110)	(1,587,476)	(721,403)
Amortization of intangible assets	—	—	(3,023,408)	(2,028,244)	(3,473,976)

Income (loss) from operations	(238,150)	555,072	(3,327,723)	(2,243,891)	(1,677,408)

Other income:
Interest income	5,491	1,529	45,874	33,502	163,808
Interest expense	—	—	—	—	(3,728)
Adjustment to fair value of redemption obligation	—	—	25,500	—	55,250
Other	—	—	2,685	—	3,644

Total other income	5,491	1,529	74,059	33,502	218,974

Income (loss) before provision for income taxes	(232,659)	556,601	(3,253,664)	(2,210,389)	(1,458,434)
Income tax expense (benefit)	(142,876)	224,082	(1,084,312)	(783,231)	(118,016)

Net income (loss)	(89,783)	332,519	(2,169,352)	(1,427,158)	(1,340,418)
Accretion to redemption value of redeemable convertible preferred stock	—	—	1,318,885	911,620	420,430

Net income (loss) applicable to common stockholders	$(89,783)	$332,519	$(3,488,237)	$(2,338,778)	$(1,760,848)

OIBA increased from $127,000 in the 2002 period to $2.4 million in the 2003 period. The increase was primarily attributable to increased operating activity that resulted in an increase in revenue of $12.9 million offset by an increase in operating expenses of $10.6 million, excluding stock-based compensation expense and amortization of intangible assets. OIBA increased in the nine months ended September 30, 2004 by $552,000, or 28%, as compared to the same period in 2003. This increase was primarily attributable to revenue increasing at a faster rate than sales and marketing, product development and general and administrative expenses, partially offset by an increase in service costs as a percentage of revenue, an increase in acquisition-related retention consideration of $375,000 and an increase in facility relocation costs of $200,000.

Quarterly Results of Operations

The following tables set forth our unaudited quarterly results of operations data for the eight most recent quarters and periods ended September 30, 2004, as well as such data expressed as a percentage of our revenues for the periods presented. The information in the tables below should be read in conjunction with our consolidated financial statements and the notes thereto included elsewhere in this prospectus. We have prepared this information on the same basis as the consolidated financial statements and the information includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair statement of our financial position and operating results for the quarters or other periods presented. Our quarterly operating results have varied substantially in the past and may vary substantially in the future. You should not draw any conclusions about our future results from the results of operations for any particular quarter or period presented.

	Predecessor Periods		Successor Periods
	Quarter ended Dec 31, 2002	Period from Jan 1 to Feb 28, 2003	Period from Jan 17, (inception) to March 31, 2003	Quarter ended
				June 30, 2003	Sept 30, 2003	Dec 31, 2003	March 31, 2004	June 30, 2004	Sept 30, 2004
Consolidated Statement of Operations Data:
Revenue	$3,642,928	$3,071,055	$1,715,933	$5,356,286	$5,359,274	$7,460,665	$7,601,911	$8,865,178	$12,215,835
Expenses:
Service costs(1)	2,170,479	1,732,813	883,280	2,955,535	2,967,206	4,486,049	4,779,575	5,743,815	7,619,496
Sales and marketing(1)	684,853	365,043	214,615	654,182	723,753	868,133	1,009,972	1,030,710	1,156,314
Product development(1)	322,543	144,479	104,947	354,927	384,248	447,300	505,535	528,306	602,478
General and administrative(1)	357,837	234,667	426,919	729,856	659,177	927,967	694,748	846,680	1,072,505
Acquisition-related retention consideration(2)	—	—	—	—	—	283,269	132,936	122,724	119,198
Facility relocation	—	—	—	—	—	—	230,459	—	(30,499)
Stock-based compensation(3)	2,421	38,981	710,991	550,078	326,407	537,634	360,764	235,234	125,405
Amortization of intangible assets(4)	—	—	290,087	869,588	869,588	994,145	1,034,868	1,034,643	1,404,464

Total operating expenses	3,538,133	2,515,983	2,630,839	6,114,166	5,930,379	8,544,497	8,748,857	9,542,112	12,069,361

Income (loss) from operations	104,795	555,072	(914,906)	(757,880)	(571,105)	(1,083,832)	(1,146,946)	(676,934)	146,474
Other income:
Interest income	2,967	1,529	3,092	13,479	16,931	12,372	11,016	70,329	82,462
Interest expense	—	—	—	—	—	—	(325)	(1,488)	(1,915)
Adjustment to fair value of redemption obligation	—	—	—	—	—	25,500	55,250	—	—
Other	—	—	—	—	—	2,685	3,644	—	—

Total other income	2,967	1,529	3,092	13,479	16,931	40,557	69,585	68,841	80,547

Income (loss) before provision for income taxes	107,762	556,601	(911,814)	(744,401)	(554,174)	(1,043,275)	(1,077,361)	(608,093)	227,021
Income tax expense (benefit)	47,841	224,082	(323,092)	(263,771)	(196,368)	(301,081)	(53,700)	(147,103)	82,787

Net income (loss)	59,921	332,519	(588,722)	(480,630)	(357,806)	(742,194)	(1,023,661)	(460,990)	144,234
Accretion to redemption value of redeemable convertible preferred stock	—	—	119,081	385,274	407,265	407,265	402,679	17,751	—

Net income (loss) applicable to common stockholders	$59,921	$332,519	$(707,803)	$(865,904)	$(765,071)	$(1,149,459)	$(1,426,340)	$(478,741)	$144,234

Other Financial Data:
Operating income before amortization (OIBA)	$107,216	$594,053	$86,172	$661,786	$624,890	$447,947	$248,686	$592,943	$1,676,343
(1) Excludes acquisition-related retention consideration, stock- based compensation and amortization of intangible assets
(2) Components of acquisition- related retention consideration:
Service costs	$—	$—	$—	$—	$—	$33,723	$15,826	$14,604	$14,185
Sales and marketing	—	—	—	—	—	96,262	45,175	41,726	40,503
Product development	—	—	—	—	—	104,233	48,916	45,162	43,865
General and administrative	—	—	—	—	—	49,051	23,019	21,232	20,645

(3) Components of stock-based compensation:
Service costs	$285	$190	$—	$—	$—	$9,776	$4,050	$2,250	$2,250
Sales and marketing	1,073	715	128,993	99,861	87,720	105,297	67,546	49,042	7,573
Product development	315	37,710	69,769	95,108	38,348	37,855	21,902	12,675	12,653
General and administrative	748	366	512,229	355,109	200,339	384,706	267,266	171,267	102,929

(4) Components of amortization of intangible assets:
Service costs	$—	$—	$215,087	$644,588	$644,588	$712,694	$734,868	$734,643	$978,389
Sales and marketing	—	—	29,167	87,500	87,500	143,951	162,500	162,500	207,527
Product development	—	—	—	—	—	—	—	—	—
General and administrative	—	—	45,833	137,500	137,500	137,500	137,500	137,500	218,548

	Predecessor Periods		Successor Periods
	Quarter ended Dec 31, 2002	Period from Jan 1 to Feb 28, 2003	Period from Jan 17, (inception) to March 31, 2003	Quarter ended
				June 30, 2003	Sept 30, 2003	Dec 31, 2003	March 31, 2004	June 30, 2004	Sept 30, 2004
Consolidated Statement of Operations Data:
Revenue	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Expenses:
Service costs	59.6	56.4	51.5	55.2	55.4	60.1	62.9	64.8	62.4
Sales and marketing	18.8	11.9	12.5	12.2	13.5	11.6	13.3	11.6	9.5
Product development	8.9	4.7	6.1	6.6	7.2	6.0	6.7	6.0	4.9
General and administrative	9.8	7.6	24.9	13.6	12.3	12.4	9.1	9.6	8.8
Acquisition-related retention consideration	—	—	—	—	—	3.8	1.7	1.4	1.0
Facility relocation	—	—	—	—	—	—	3.0	—	(0.2)
Stock-based compensation	0.1	1.3	41.4	10.3	6.1	7.2	4.7	2.7	1.0
Amortization of intangible assets	—	—	16.9	16.2	16.2	13.3	13.6	11.7	11.5

Total operating expenses	97.2	81.9	153.3	114.1	110.7	114.4	115.0	107.8	98.9

Income (loss) from operations	2.8	18.1	(53.3)	(14.1)	(10.7)	(14.4)	(15.0)	(7.8)	1.2
Other income:
Interest income	0.1	—	0.2	0.3	0.3	0.2	0.1	0.8	0.7
Interest expense	—	—	—	—	—	—	—	—	—
Adjustment to fair value of redemption obligation	—	—	—	—	—	—	—	—	—
Other	—	—	—	—	—	0.3	0.7	—	—

Total other income	0.1	—	0.2	0.3	0.3	0.5	0.8	0.8	0.7

Income (loss) before provision for income taxes	3.0	18.1	(53.1)	(13.9)	(10.3)	(14.0)	(14.2)	(7.0)	1.9
Income tax expense (benefit)	1.3	7.3	(18.8)	(4.9)	(3.7)	(4.0)	(0.7)	(1.7)	0.7

Net income (loss)	1.6	10.8	(34.3)	(9.0)	(6.7)	(9.9)	(13.5)	(5.3)	1.2
Accretion to redemption value of redeemable convertible preferred stock	—	—	6.9	7.2	7.6	5.5	5.3	0.2	—

Net income (loss) applicable to common stockholders	1.6	10.8	(41.2)	(16.2)	(14.3)	(15.4)	(18.8)	(5.5)	1.2

For purposes of discussion, we have included the results of operations of the Predecessor, Enhance Interactive. The results of operations of TrafficLeader have been included since the acquisition date of October 24, 2003. The results of operations of goClick have been included since the acquisition date of July 27, 2004. The results of operations for the quarter ended March 31, 2003 as discussed below are based on the combined periods including our results from January 17, 2003 (inception) to March 31, 2003 and Enhance Interactive’s results from January 1, 2003 to February 28, 2003 (quarter ended March 31, 2003). From January 17, 2003 (inception) through February 28, 2003, we were involved in business and product development, as well as financing and acquisition initiatives and accordingly, our activities were different from the operating activities of Enhance Interactive. For further discussion of the presentation of Financial Reporting Periods, see page 52.

Revenue

Revenue progressively increased in the quarters presented due primarily to an increase in the number of and growth of distribution partners, an increase in the number of and average revenue per merchant advertiser, and an overall increase in the number of searches and resulting click-throughs performed by users of our services. Revenue also increased as a result of the acquisitions of TrafficLeader on October 24, 2003 and goClick on July 27, 2004.

Expenses

Service costs increased mainly as a result of increases each quarter in payments to distribution partners, costs of processing larger numbers of transactions, such as related credit card processing fees, and personnel and facility costs. Service costs generally decreased as a percentage of revenue in the 2003 quarters as compared to the 2002 quarters. The decrease in the percentage of revenue during this period is attributable to fixed network costs not increasing as revenue has grown, as well as economies of scale in our support and network infrastructure being realized, and certain variable costs having increased at a lower rate than revenue. Service costs increased as a percentage of revenue beginning in the quarter ended December 31, 2003 primarily as a result of increased additional fixed costs for network operations incurred in anticipation of additional expansion and the impact as a percentage of revenue from the service cost level from the October 2003 acquisition of TrafficLeader and their feed management services. Payments to feed management services distribution partners account for higher user acquisition costs as a percentage of revenue relative to overall service cost percentage. Sales and marketing expense, product development expense, and general and administrative expense generally increased over the quarters presented, largely as a result of increases in personnel associated with selling, developing, and supporting our services. The progressive increases in the quarters are also related to increases in outside marketing activities, rent, travel and other operating costs arising from maintaining operations in multiple jurisdictions. Periods beginning after the acquisition of TrafficLeader acquisition in October 2003 were also impacted by the inclusion of TrafficLeader personnel in those periods.

In March 2004, we entered into a sublease agreement for new and larger office facilities in Seattle, Washington, and we relocated from our original office facilities also located in Seattle, Washington. In March 2004, we accrued lease and related costs of $230,000 for the estimated future obligations of non-cancelable lease and other payments for the original facilities. In the third quarter of 2004, we reduced the lease and related costs accrual by $30,000 based on a revised estimate for subtenant income.

The stock-based compensation in the 2003 quarters related primarily to:

•	employee stock options, for which the exercise price was less than the fair value on the date of grant, and

•	the options to purchase 125,000 shares of Class B common stock held in escrow as security for the indemnification obligations under the Enhance Interactive acquisition agreement.

These options were subject to forfeiture, until the expiration of the escrow period on February 28, 2004. Accordingly, these options have been accounted for as variable awards during the escrow period. Under variable plan accounting, compensation expense is measured quarterly as the amount by which the fair market of our Class B common stock covered by the option grant exceeds the exercise price and is recognized over the option’s vesting period. Increases or decreases in the fair market value of our Class B common stock between the date of grant and the date of exercise result in a corresponding increase or decrease in the measure of compensation expense.

The amortization of stock-based compensation increased in the periods subsequent to the acquisition of October 2003 acquisition of TrafficLeader primarily due to amounts recognized for restricted shares issued to employees in connection with the acquisition of TrafficLeader. Amounts in the 2004 quarters related primarily to the vesting of stock options granted to employees in which the exercise price was less than the fair market value at the date of grant, and to a lesser extent included the restricted stock issued to employees for future services in connection with the acquisition of TrafficLeader.

Amortization of intangible assets expense in the initial three quarters of 2003 resulted from amortizing identifiable intangibles associated with the purchase of Enhance Interactive. Amortization of intangible assets expense increased in the periods subsequent to the October 2003 acquisition of TrafficLeader and the July 2004 acquisition of goClick as a result of the additional amortization of identifiable intangibles associated with these acquisitions.

The following table provides a reconciliation of Income (loss) from operations and Net income (loss) applicable to common stockholders to the non-GAAP measure of operating income before amortization for the eight most recent quarters and/or periods ended September 30, 2004.

	Predecessor Periods		Successor Periods
	Quarter ended Dec 31, 2002	Period from Jan 1 to Feb 28, 2003	Period from January 17, (inception) to March 31, 2003	Quarter ended
				June 30, 2003	Sept 30, 2003	Dec 31, 2003	March 31, 2004	June 30, 2004	Sept 30, 2004
Operating income before amortization (OIBA)(1)	$107,216	$594,053	$86,172	$661,786	$624,890	$447,947	$248,686	$592,943	$1,676,343
Stock-based compensation	(2,421)	(38,981)	(710,991)	(550,078)	(326,407)	(537,634)	(360,764)	(235,234)	(125,405)
Amortization of intangible assets	—	—	(290,087)	(869,588)	(869,588)	(994,145)	(1,034,868)	(1,034,643)	(1,404,464)

Income (loss) from operations	104,795	555,072	(914,906)	(757,880)	(571,105)	(1,083,832)	(1,146,946)	(676,934)	146,474
Other income:
Interest income	2,967	1,529	3,092	13,479	16,931	12,372	11,016	70,329	82,462
Interest expense							(325)	(1,488)	(1,915)
Adjustment to fair value of redemption obligation	—	—	—	—	—	25,500	55,250	—	—
Other	—	—	—	—	—	2,685	3,644	—	—

Total other income	2,967	1,529	3,092	13,479	16,931	40,557	69,585	68,841	80,547

Income (loss) before provision for income taxes	107,762	556,601	(911,814)	(744,401)	(554,174)	(1,043,275)	(1,077,361)	(608,093)	227,021
Income tax expense (benefit)	47,841	224,082	(323,092)	(263,771)	(196,368)	(301,081)	(53,700)	(147,103)	82,787

Net income (loss)	59,921	332,519	(588,722)	(480,630)	(357,806)	(742,194)	(1,023,661)	(460,990)	144,234
Accretion to redemption value of redeemable convertible preferred stock	—	—	119,081	385,274	407,265	407,265	402,679	17,751	—

Net income (loss) applicable to common stockholders	$59,921	$332,519	$(707,803)	$(865,904)	$(765,071)	$(1,149,459)	$(1,426,340)	$(478,741)	$144,234

(1)We	report operating income before amortization (“OIBA”) that is a supplemental measure to GAAP. OIBA represents income (loss) from operations plus: (1) stock-based compensation expense; and (2) amortization of intangible assets. This measure, among other things, is one of the primary metrics by which we evaluate the performance of our business. Additionally, management uses adjusted OIBA which excludes acquisition-related retention consideration as we view this as part of the earn-out consideration from the transaction. Adjusted OIBA is the basis on which our internal budgets are based and by which management is currently evaluated. Management believes that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered in isolation, as a substitute for, or superior to GAAP results. We believe this measure is useful to investors because it represents our consolidated operating results, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the effects of certain other non-cash expenses. OIBA has certain limitations in that it does not take into account the impact to our statement of operations of certain expenses including non-cash stock-based compensation associated with our employees and acquisition-related accounting. We endeavor to compensate for the limitations of the non-GAAP measure presented by providing the comparable GAAP measure with equal or greater prominence, GAAP financial statements and detailed descriptions of the reconciling items and adjustments, including quantifying such items, to derive the non-GAAP measure.

Results of Operations for Name Development

On November 19, 2004, we entered into an agreement to acquire certain assets of Name Development, a corporation operating in the direct navigation market. We expect to account for the Name Development asset acquisition as a business combination. The closing of the transaction is conditioned on a number of factors, including the successful completion of these offerings to finance the purchase by us. For more information on the asset acquisition, see “Name Development Asset Acquisition.”

Comparison of the fiscal year ended June 30, 2003 (2003 fiscal year) to the fiscal year ended June 30, 2004 (2004 fiscal year)

Revenue.    Revenue increased 260%, from $3.5 million in the 2003 fiscal year to $12.5 million in the 2004 fiscal year. This revenue increased year over year primarily as a result of:

•	a new agreement signed in December 2003 with a pay-per-click listings provider with improved revenue-per-click characteristics and improved revenue sharing terms;

•	as of June 30, 2004 compared to June 30, 2003, an increase of 10% in the number of Web properties in the network; and

•	an increase in the overall number of users initiating searches on Web properties in the network.

Expenses

Service Costs.    Service costs increased by $393,000 or 37% for the 2004 fiscal year compared to the 2003 fiscal year. This increase was primarily attributable to an increase of $266,000 in amortization of Web property name registration and renewal fees and an increase of $46,000 in third party network costs.

The increase in amortization of Web property name registration and renewal fees is the result of a greater number of Web property names purchased and held in the 2004 fiscal year. We expect the amortization of Web property names and renewal registration fees to increase in absolute dollars to the extent that we expand the purchasing of Web property names. We also expect that the cost per Web property, given the competitive landscape of Web property acquisition, to increase in the future.

Third party network costs associated with the serving of search results has increased due to higher levels of operating activities and search results.

General and Administrative Expenses.    General and administrative expenses increased 44% from $49,000 in the 2003 fiscal year to $71,000 in the 2004 fiscal year. As of percentage of revenue, general and administrative expenses were 1% in both the 2003 and 2004 fiscal years. The increase in the dollars was primarily due to an increase in administrative professional fees resulting from increased operating activity. We expect that general and administrative expenses will increase in absolute dollars to the extent that we expand operations, which could include an increase in the number of personnel to administer operations, tracking and administering Web properties, as well as other costs such as insurance, professional fees and additional costs associated with internal controls.

Sales and marketing and product development expenses are expected to increase in absolute dollars in the future as we expect to add personnel to enhance the service offerings associated with the network of Web properties.

Gains on Sales of Intangible Assets, Net.    Gains from the sale of Web property intangible assets are reported net of selling costs, the unamortized cost basis and prepaid registration fees of the assets sold on the statement of operations. These amounts increased from $796,000 in the 2003 fiscal year to $1.6 million in the 2004 fiscal year based on an increase in both the number of Web properties sold and the average sales price per Internet domain.

Income Taxes.    Name Development was organized under the laws of the British Virgin Islands and was not subject to income tax in the British Virgin Islands. Name Development had e-commerce activities in several foreign jurisdictions and has recorded an income tax provision based on an apportionment of its income. The income tax expense increased from $487,000 in the 2003 fiscal year to $1.2 million in the 2004 fiscal year primarily based on increased revenue, overall operating activity and therefore income apportioned to foreign jurisdictions.

Net Income.    Net income increased from $2.7 million in the 2003 fiscal year to $11.5 million in the 2004 fiscal year. The increase was primarily attributable to an increase in revenue and a decrease in amortization and service costs as a percentage of revenue.

Liquidity and Capital Resources

We initially financed our company through the private sales of Marchex securities in January through May of 2003, which resulted in total proceeds of approximately $20.3 million. Primarily from such proceeds, we funded our early business operations and the acquisitions of Enhance Interactive and TrafficLeader. The acquisition of Enhance Interactive amounted to $13.3 million in net cash consideration and the acquisition of TrafficLeader amounted to $3.2 million in net cash consideration.

On April 5, 2004, we completed our initial public offering of 4.6 million shares of Class B common stock. The proceeds received in the second quarter of fiscal year 2004 from the stock offering, net of cash offering expenses and underwriter discounts, were $27.2 million. Net proceeds have been or will be used to pay for product and business development, acquisitions and strategic relationships, capital expenditures, personnel, facilities, earn-out obligations and working capital and other general corporate purposes. On April 5, 2004, all of our outstanding shares of Series A redeemable convertible preferred stock, with a value of $21.8 million, were automatically converted into Class B common stock and are now included as components of stockholders’ equity.

As of September 30, 2004, we had cash and cash equivalents of $24.8 million. As of September 30, 2004, we had operating lease contractual obligations of $3.2 million of which $2.8 million is for rent under our facility leases.

Cash provided by operating activities primarily consists of net income (loss) adjusted for certain non-cash items such as depreciation and amortization, tax benefit from stock options, facility relocation amounts, deferred income taxes and changes in working capital. Cash provided by operating activities for the nine months ended September 30, 2004 of $2.3 million consisted primarily of a net loss of $1.3 million adjusted for non-cash items of $5.5 million, including depreciation, amortization of intangibles, allowance for doubtful accounts, merchant advertiser credits and stock-based compensation, and $1.8 million used by working capital and other activities. Cash provided by operating activities for the nine months ended September 30, 2003 of $2.1 million consisted primarily of a net loss of $1.1 million adjusted for non-cash items of $4.3 million, including depreciation and amortization of intangibles, allowance for doubtful accounts, merchant advertiser credits and stock-based compensation and approximately $1.1 million used by working capital and other activities.

With respect to most of our pay-per-click advertising services, we receive payments prior to our delivery of related click-throughs. Our corresponding payments to the distribution partners who provide placement for the listings are generally made only after our delivery of a click-through. In most cases, the amount payable to the distribution partner will be calculated at the end of a calendar month, with a payment period following the delivery of the click-throughs. This payment structure results in a lag period between the earlier receipt of the cash from the merchant advertisers and the later payment to the distribution partners. These services constituted the majority of revenue in the 2003 and 2004 periods.

Nearly all of our feed management services are billed on a monthly basis following the month of our click-through delivery. This payment structure results in our advancement of monies to the distribution partners who have provided the corresponding placements of the listings. For these services, merchant advertiser’s payments are generally received one to three weeks following payment to the distribution partners. We expect that in future periods, if the feed management services account for a greater percentage of our operating activity, working capital requirements will increase as a result.

Cash used in investing activities for the nine months ended September 30, 2004 of $11.2 million was primarily attributable to the acquisition of goClick of approximately $7.3 million, the Enhance earn-out obligation payment of $3.2 million and purchases of property and equipment of $627,000. Cash used in investing activities for the nine months ended September 30, 2003 of $13.9 million was primarily attributable to the acquisition of Enhance Interactive of $13.3 million and purchases of property and equipment of $442,000.

As a result of our acquisitions, we increased our property and equipment purchases for items such as network equipment and software, furniture, software and equipment for our personnel, and systems used to sell to and serve merchant advertisers. Purchases of property, plant and equipment for the period following the Enhance Interactive acquisition date of February 28, 2003 through September 30, 2004 totaled $1.1 million. As our operations increase, we expect property and equipment purchases will increase as we continue to invest in equipment and software for our systems and personnel.

Cash provided by financing activities for the nine months ended September 30, 2004 of approximately $27.6 million was primarily attributable to net proceeds from our initial public offering. Cash provided by financing activities for the nine months ended September 30, 2003 of $20.3 million relate to proceeds from employees exercising stock options and proceeds from the sale of Class A and Class B common stock and Series A redeemable convertible preferred stock in the aggregate.

For purposes of the calculations of the contingent earnings- and revenue-based payment obligations for Enhance Interactive and TrafficLeader, we have allocated revenue based on the source of revenue. We attribute revenue from products and services originating with Enhance Interactive to Enhance Interactive, and likewise we attribute revenue from products and services originating with TrafficLeader to TrafficLeader. Consistent with that approach, we allocate revenues based on origination of merchant advertiser and distribution partner relationships and agreements.

Future contingent earnings-and revenue-based payment obligations related to Enhance Interactive and TrafficLeader acquisitions, which will be determined in early 2005 for the 2004 calendar year, could significantly impact our cash flows and could significantly reduce our available cash and cash equivalents balances. These payment obligations are still subject to the aggregate maximums of $10.0 million for Enhance Interactive for the calendar year 2004 and $1.0 million for TrafficLeader for the calendar year 2004.

For the calendar year 2003, the total aggregate Enhance Interactive contingent, earnings-based payment obligation was approximately $3.5 million. This payment obligation includes the earn-out consideration of approximately $3.2 million and the retention-related consideration of approximately $283,000. These amounts for the calendar year 2003 were paid in April 2004.

The following table summarizes our contractual obligations as of September 30, 2004, and the effect these obligations are expected to have on our liquidity and cash flows in future periods:

	Total		less than 1 year		1-3 years	4-5 years	After 5 years
Contractual Obligations:
Operating leases		$3,204,000		$268,000	$2,025,000	$911,000	$—
Earn-out obligation associated with Enhance Interactive(1)		Up to 9,997,000		Up to 9,997,000	—	—	—
Earn-out obligation associated with acquisition of TrafficLeader(2)		Up to 1,000,000		Up to 1,000,000	—	—	—

Total contractual obligations(3)	$	Up to 14,201,000	$	Up to 11,265,000	$2,025,000	$911,000	$—

(1)	A contingent, earnings-based payment obligation may be owed to the former shareholders of Enhance Interactive. The payment obligation has two components, which consist of earn-out consideration and retention consideration.

The earn-out consideration is calculated based on the formula of 69.44% of Enhance Interactive’s earnings before taxes for each of the calendar years 2003 and 2004, up to an aggregate maximum payout cap of $12.5 million. In the event income before taxes does not exceed $3.5 million for 2003 or 2004, then no amount shall be payable for the related period. Any amounts payable will be accounted for as additional goodwill. As of September 30, 2004, no amount was recorded for calendar year 2004 as the contingent amounts were not determinable beyond a reasonable doubt.

The retention consideration is calculated based on the formula of 5.56% of Enhance Interactive’s earnings before taxes for each of the calendar years 2003 and 2004, up to an aggregate maximum payout cap of $1 million. In the event earnings before taxes do not exceed $3.5 million for 2003 and 2004, then no amount shall be payable for the related period. Any amounts payable will be accounted for as compensation.

Based upon the calculation for the calendar year 2003, a $3.5 million payment liability was recorded for total 2003 earnings-based payment obligations and an estimate for the nine months of 2004 of $375,000 was recorded. These amounts will reduce the maximum aggregate obligation by the same amount.

(2)	A contingent, revenue-based payment obligation may be owed under the TrafficLeader acquisition agreement. The contingent revenue-based payment is conditioned on TrafficLeader having revenue in excess of $15 million for calendar year 2004. In the event that TrafficLeader meets the minimum revenue threshold, we will be obligated to pay an amount equal to 10% of each dollar in revenue above the $15 million threshold, up to a maximum payout cap of $1 million. Any amounts payable will be accounted for as additional goodwill.

In the event on or prior to December 31, 2004, there were a change of control of us or TrafficLeader, or TrafficLeader’s chief executive officer and chief technology officer both were either to resign for good reason or were terminated without cause, or we were to take any action prior to the end of December 31, 2004, which would make it impractical to calculate or reconstruct the earn out, we will be obligated to pay the full amount of the $1 million performance-based contingent payment.

(3)	On February 3, 2005 we announced that in connection with the closing of the Name Development asset acquisition we intend to enter into (i) a new master agreement with Overture with respect to our direct navigation business, and (ii) a license agreement with Overture with respect to certain of Overture’s patents, including but not limited to U.S. Patent No. 6,269,361, pursuant to which we will pay $4.5 million, in an upfront payment (and an additional $674,000 in certain circumstances) and a contingent royalty based on a discounted rate of 3% (3.75% under certain circumstances) of certain of our gross revenues payable on a quarterly basis through December 2016. We have not yet determined the accounting treatment of such payment obligations, including whether all or a portion of such amounts will be recorded as an expense or as a reduction of revenue or to the extent, if any, of the amounts that would be capitalized.

On November 19, 2004, we entered into an asset purchase agreement with Name Development which provides that in the event that we do not close the contemplated asset acquisition as a result of our failure to meet our closing obligations, we may be required to pay a termination fee to Name Development equal to $1.5 million consisting of: (1) expense reimbursement for Name Development’s reasonable administrative, legal and accounting expenses incurred in connection with the agreement and contemplated transactions in a minimum amount of $600,000 payable in cash but which amount shall not exceed $750,000; and (2) the issuance of our Class B common stock with a value (calculated based on the average closing price of the shares on the Nasdaq National Market for the 10 trading days ending on June 30, 2005) equal to $1.5 million less the amount of the expense reimbursement.

On July 27, 2004, we acquired goClick for approximately $7.5 million in net cash and acquisition costs. Additionally, we issued 433,541 shares of Class B common stock, which shares were valued at $9.55 per share, for accounting purposes, for an aggregate amount of $4.1 million.

We anticipate that we will need to invest working capital towards the development and expansion of our overall operations. We may also make a significant number of acquisitions, which could result in the reduction of our cash balances or the incurrence of debt. We have allocated a portion of net proceeds from our offering to fund acquisitions. Furthermore, we expect that future capital expenditures may increase in future periods, particularly if our operating activity increases.

Upon the issuance of the preferred stock, we will have a dividend payment obligation under the terms of the preferred stock. Under Delaware law, dividends to stockholders may be made only from the surplus of a company, or, in certain situations, from the net profits for the current fiscal year before the dividend is declared by the board of directors. If we were to exchange the preferred stock for debentures, we would assume the principal and interest payment obligations under the terms of the debentures. Our ability to pay dividends under the preferred stock or to make payments of principal and interest under the debentures in the future will depend on our financial results, liquidity and financial condition. [P] For the terms of the preferred stock and debentures, respectively, see “Description of Preferred Stock” and “Description of Debentures.”

Except for our proposed Name Development asset acquisition and related offerings, based on our operating plans we believe that the remaining proceeds from our initial public offering, together with existing resources and cash flow provided by ongoing operations, will be sufficient to fund our operations for at least twelve months. Additional equity and debt financing may be needed to support our acquisition strategy, our long-term obligations and our company’s needs. If additional financing is necessary, it may not be available; and if it is available, it may not be possible for us to obtain financing on satisfactory terms. Failure to generate sufficient revenue or raise additional capital could have a material adverse effect on our ability to continue as a going concern and to achieve our intended business objectives.

Pending Asset Acquisition

Management of Name Development’s assets will have different working capital requirements than our existing business. The direct navigation business requires the continued acquisition of relevant Internet domain names. The quality of the Internet domain names will impact the value to merchant advertisers or aggregators as a source of customers, which in turn impacts the potential revenue from the Internet domain names. This ongoing investment requires cash flow or capital reserves to make purchases of Internet domain names and registration fees in advance of collecting any associated revenue that may be generated from these assets.

Name Development’s cash provided by operating activities for the nine months ended September 30, 2004 was significantly higher than the twelve months ended December 31, 2003 primarily due to the increase in net income offset by larger working capital needs associated with accounts receivable.

Critical Accounting Policies

The policies below are critical to our business operations and the understanding of our results of operations. In the ordinary course of business, we make a number of estimates and assumptions relating to the reporting of our results.

Our condensed consolidated financial statements have been prepared with accounting principles generally accepted in the United States. The preparation of these condensed consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses and the related disclosures of contingent assets and liabilities. We base our estimates on historical experience and on various assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Our critical accounting policies relate to the following matters and are described below:

•	Revenue;

•	Goodwill and intangible assets;

•	Stock-based compensation; and

•	Allowance for doubtful accounts, merchant advertiser and incentive program credits.

Revenue

We currently generate revenue through our operating businesses by delivering performance-based and search marketing services to merchant advertisers. The primary revenue driver has been performance-based advertising, which includes pay-per-click listings, and beginning in October 2003, feed management services. For these particular services, revenue is recognized upon a user’s click-through of a merchant advertiser listing within our network. Each click-through represents a completed transaction.

We have entered into agreements with various distribution partners in order to expand our distribution network, which includes search engines, directories, product shopping engines and other Web sites on which we include our merchant advertisers’ listings. We generally pay distribution partners based on a specified percentage of revenue or a fixed amount per click-through on these listings. We act as the primary obligor in these transactions, and we are responsible for providing customer and administrative services to the merchant advertiser. In accordance with EITF Issue No. 99-19, “Reporting Revenue Gross as a Principal Versus Net as an Agent,” the revenue derived from merchant advertisers who receive paid introductions through us as supplied by distribution partners is reported gross based upon the amounts received from the merchant advertiser. We also recognize revenue for certain agency contracts with merchant advertisers under the net revenue recognition method. Under these specific agreements, we purchase listings on behalf of merchant advertisers from search engines and directories. We are paid an agency fee based on the total amount of the purchase made on behalf of these merchant advertisers. Under these agreements, our merchant advertisers are primarily responsible for choosing the publisher and determining pricing.

Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of identifiable assets acquired and liabilities assumed in business combinations accounted for under the purchase method.

We apply the provisions of the Financial Accounting Standards Board’s (FASB) Statements of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets” (SFAS 142). Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS 142. SFAS 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Asset.” (SFAS 144).

Goodwill not subject to amortization is tested annually for impairment, and is tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. To date, no impairment charge has been taken for the goodwill related to our acquisitions of Enhance Interactive or TrafficLeader. If the fair value is lower than the carrying value, a material impairment charge may be reported in our financial results.

We review our long-lived assets for impairment in accordance with SFAS 144 whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment is to be recognized by the amount by which the carrying amount of the assets exceeds fair value. Assets to be disposed of are separately presented on the balance sheet and reported at the lower of their carrying amount or fair value less costs to sell, and are no longer depreciated.

No impairment of our intangible assets has been indicated to date. To the extent such evaluation indicates that the useful lives of intangible assets are different than originally estimated, the amortization period is reduced or extended and, accordingly, the quarterly amortization expense is increased or decreased.

As a result of the significance of the goodwill and intangible asset carrying values, any impairment charges or changes to the estimated amortization periods could have a material adverse effect on our financial results.

Stock-Based Compensation

Our stock-based compensation plan is described more fully in Note 3(b) to the condensed consolidated financial statements. We account for the plan under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations including FASB Interpretation No. 44, “Accounting for Certain Transactions involving Stock Compensation,” an interpretation of APB Opinion No. 25 issued in March 2000, to account for our employee stock options. Under this method, employee compensation expense is recorded on the date of grant only if the fair market value of the underlying stock exceeded the exercise price. SFAS No. 123, “Accounting for Stock-Based Compensation,” (SFAS 123) established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans.

As allowed by SFAS 123, we have elected to continue to apply the intrinsic value-based method of accounting described above for options granted to employees, and have adopted the disclosure requirements of SFAS 123. We recognize compensation expense over the vesting period utilizing the accelerated methodology described in Financial Accounting Standards Board Interpretation No. 28, “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans.” We account for non-employee stock-based compensation in accordance with SFAS. 123 and EITF No. 96-18.

We used variable plan accounting to account for options to purchase 125,000 shares of our Class B common stock issued under our stock incentive plan that were held in escrow as security for the indemnification obligations under the Enhance Interactive merger agreement. These options were subject to forfeiture, until the expiration of the escrow period which was February 28, 2004, and, accordingly, we were required to record a compensation charge on a quarterly basis, which lowered our earnings. Under variable plan accounting, compensation expense is measured quarterly as the amount by which the fair market value of the shares of our Class B common stock covered by the option grant exceeds the exercise price and is recognized over the option’s vesting period. Increases or decreases in the fair market value of our Class B common stock between the date of grant and the date of exercise result in a corresponding increase or decrease in the measure of compensation expense. The amount of stock-based compensation recognized was derived based upon our determination of the fair value of our Class B common stock. We determined the fair value of our Class B common stock based upon factors, including our operating performance, issuance of our convertible preferred stock, liquidation preferences of our preferred stock, and valuations of other publicly-traded companies.

The amount of compensation expense actually recognized in future periods could be lower than currently anticipated if unvested stock options for which deferred compensation has been recorded are forfeited. In addition, if we used different assumptions to determine the deemed fair value of our common stock, we could have reported materially different amounts of stock-based compensation. We currently are not required to record stock-based compensation charges if the employee stock option exercise price or restricted stock purchase price equals or exceeds the deemed fair value of our common stock at the date of grant. Recent changes to applicable accounting standards will require us to record the fair value of options as an expense for periods beginning after December 15, 2005. If we had estimated the fair value of options on the date of grant using a Black-Scholes pricing model, and then amortized this estimated fair value over the vesting period of the options, our net income (loss) would have been adversely affected. See Note 3(b) to our condensed consolidated financial statements for a discussion of how our net income (loss) would have been adversely affected.

Allowance for Doubtful Accounts and Merchant Advertiser and Incentive Program Credits

Accounts receivable balances are presented net of allowance for doubtful accounts and merchant advertiser credits. The allowance for doubtful accounts is our best estimate of the amount of probable credit losses in our accounts receivable. We determine our allowance based on analysis of historical bad debts, advertiser concentrations, advertiser creditworthiness and current economic trends. We review the allowance for collectibility on a quarterly basis. Account balances are written off against the allowance after all reasonable means of collection have been exhausted and the potential recovery is considered remote. If the financial condition of our advertisers were to deteriorate, resulting in an impairment of their ability to make payments, or if we underestimated the allowances required, additional allowances may be required which would result in increased general and administrative expenses in the period such determination was made.

We determine our allowance for merchant advertiser credits and adjustments based upon our analysis of historical credits. Under the merchant advertiser incentive program, we grant merchant advertisers credits depending upon the individual amounts of prepayments made. The incentive program reserve is determined based on the historical rate of incentives earned and used by merchant advertisers compared to the related revenues recognized by us. Material differences may result in the amount and timing of our revenue for any period if our management made different judgments and estimates.

Related Party Transactions

For a description of our related party transactions see “Certain Relationships and Related Transactions.”

Recent Accounting Pronouncements

SFAS No. 123-R replaces SFAS No. 123, “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”. As originally issued, SFAS No. 123 established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that pronouncement permitted entities to continue applying the intrinsic-value-based model of APB Opinion No. 25, provided that the financial statements disclosed the pro forma net income or loss based on the preferable fair-value method.

The Company is required to apply SFAS No. 123-R as of the interim reporting period that begins after December 15, 2005. Thus, the Company’s consolidated financial statements will reflect an expense for (a) all share-based compensation arrangements granted after January 1, 2006 and for any such arrangements that are modified, cancelled, or repurchased after that date, and (b) the portion of previous share-based awards for which the requisite service has not been rendered as of that date, based on the grant-date estimated fair value of those awards.

BUSINESS

Overview

We provide technology-based merchant services that facilitate and drive growth in online transactions. We connect merchants with consumers who are searching for information, products and services on the Internet. Our platform of integrated performance-based advertising and search marketing services enables merchants to more efficiently market and sell their products and services across multiple online distribution channels, including search engines, product shopping engines, directories and other selected Web properties.

Upon completion of our Name Development asset acquisition, we believe we will be among the leaders in the direct navigation market. We will own a proprietary base of online user traffic that represented more than 17 million unique visitors in November 2004, searching for information, products and services. This user traffic is generated from a portfolio of Web properties that are generally reflective of commercially-relevant search terms in many of the Internet’s most popular and dynamic vertical commerce categories and may include geographically-targeted elements. The total number of Web properties in the portfolio, including Marchex’s existing Web properties, is more than 200,000. Key vertical commerce categories include: travel, financial services, insurance, real estate, auto, health, technology and electronics, personals, jobs, professional services, home and garden, Web and telecom services, education, and entertainment. The online user traffic is primarily monetized with pay-per-click listings that are relevant to the Web properties. As such, the Web properties connect online users searching for specific information with relevant advertisements.

With the Name Development asset acquisition, we believe we will be one of the few companies that owns both proprietary search engine marketing services and a critical mass of proprietary online user traffic.

We intend to continue introducing products and services that will enable merchants to successfully acquire customers and transact online. While we currently provide performance-based advertising and search marketing services, in the future we may provide additional, complementary services. We also intend to grow proprietary traffic sources, consistent with our Name Development asset acquisition, that can drive potential customers to our merchants.

Merchants transacting online is a large and growing trend. Our services facilitate and support the efficient and cost-effective marketing and selling of goods and services online through the most rapidly-developing forms of search-based marketing methods. We accomplish this by providing multiple services:

•	Pay-Per-Click Services. We deliver pay-per-click advertising listings that are reflective of our merchant advertisers’ products and services to online users in response to their keyword search queries. These pay-per-click listings are generally ordered in the search results based on the amount our merchant advertisers choose to pay for a targeted placement. These targeted listings are displayed to consumers and businesses through our distribution network of leading search engines, product shopping engines, directories and other Web properties.

•	Feed Management Services. We leverage our proprietary technology to crawl and extract relevant product content from merchant advertisers’ databases and Web sites to create highly-targeted product and service listings, which we deliver into our distribution network. These feed management listings are ordered in the results based on relevance to user search queries. Our trusted feed relationships with our distribution partners enable merchant advertisers to deliver comprehensive and up-to-date product and service listings to some of the Web’s largest search engines, product shopping engines and directories.

•	Advertising Campaign Management Services. We enable merchant advertisers to: (1) track, monitor and optimize the placement of performance-based search advertising campaigns across a number of search engines and pay-per-click networks using our bid management services; and (2) evaluate the effectiveness of online advertising campaigns using our conversion tracking and detailed reporting services.

•	Search Engine Optimization Services. We optimize key attributes of merchant advertiser Web sites to ensure the greatest opportunity for proper indexing, listing and inclusion in the editorial results of algorithmic search engines.

•	Outsourced Search Marketing Services Platform. We provide large aggregators of advertisers, such as yellow page companies, with an outsourced, integrated platform to enable them to market performance-based advertising and search marketing services directly to their customers.

We distribute performance-based advertisements through our broad network of distribution partners comprising many of the leading search engines, product shopping engines, directories and other Web properties. Our sources of distribution include industry leaders such as Yahoo!, Google, Shopping.com and many others.

We were incorporated in Delaware on January 17, 2003. Acquisition initiatives have played an important part in our corporate history to date and are a component of our overall strategy. With the proposed Name Development asset acquisition, we will have made four acquisitions since our inception including:

•	On February 28, 2003, we acquired eFamily together with its direct wholly-owned subsidiary Enhance Interactive.

•	On October 24, 2003, we acquired TrafficLeader.

•	On July 27, 2004, we acquired goClick.

•	In conjunction with this offering, we will acquire certain assets of Name Development.

Pending Name Development Asset Acquisition

Description of the Asset Acquisition

On November 19, 2004, we entered into an agreement to acquire certain assets of Name Development, a corporation operating in the direct navigation market. Direct navigation is one of the methods that online consumers use to search for information, products or services online. Direct navigation is primarily characterized by online users directly accessing a Web site by: (1) typing descriptive keywords or keyword strings into the uniform resource locator, or URL, address box of an Internet browser; or (2) accessing bookmarked Web sites. It can also include navigating through referring or partner traffic sources. Name Development owns and maintains a portfolio of Web properties, that are generally reflective of online user search terms, descriptive keywords and keyword strings. Name Development has entered into agreements with advertising service providers to monetize its online user traffic, generated through direct navigation means, with pay-per-click listings. As such, Name Development is able to connect online users searching for specific information with relevant advertisements.

Upon completion of the asset acquisition, we believe we will be among the leaders in the direct navigation market due to our proprietary ownership of online user traffic totaling more than 17 million unique visitors in November 2004. This user traffic is generated from a portfolio of Web properties that are generally reflective of commercially-relevant search terms in many of the Internet’s most popular and dynamic vertical commerce categories and may include geographically-targeted elements. The total number of Web properties in the portfolio, including Marchex’s existing Web properties, is more than 200,000. Key vertical commerce categories include: travel, financial services, insurance, real estate, auto, health, technology and electronics, personals, jobs, professional services, home and garden, Web and telecom services, education, and entertainment. The online user traffic is primarily monetized with pay-per-click listings that are relevant to the Web property. As such, the Web properties facilitate the introduction of online users searching for specific information to targeted advertisements.

Name Development’s revenue increased 260% from $3.5 million for the fiscal year ended June 30, 2003 to $12.5 million for the fiscal year ended June 30, 2004. For the corresponding periods, income from operations has grown from $3.2 million to $12.6 million. For the nine months ended September 30, 2004, revenues were $15.5 million and income from operations was $14.9 million.

We expect to account for the Name Development asset acquisition as a business combination.

Anticipated Benefits of the Asset Acquisition

We believe that the Name Development asset acquisition will provide us with several benefits, including:

•	A Defensible, Proprietary Source of Targeted Traffic. We believe that we will have an exclusive position due to the nature of Internet domains registration, which is similar to owning real-estate in that each Internet domain name is unique. The asset acquisition will provide us with Web properties that collectively generated more than 17 million monthly unique visitors in November 2004. The total number of Web properties in the portfolio, including Marchex’s existing Web properties, is more than 200,000.

•	Synergies with our Existing Search Engine Marketing Services Platform. We believe that our technology platform, combined with the Name Development asset acquisition, gives us an advantage in extending market share within the direct navigation market, expanding our participation in the search advertising market and in key commerce verticals. For example, we believe that: (1) there may be opportunities to work with monetization providers to improve the categorization and revenue generation of individual Web properties; (2) there may be opportunities to leverage our database of current search-related information to improve and automate selection and acquisition of complementary Web properties; (3) there may be opportunities to generate incremental user traffic to selected Web properties through leveraging our existing distribution network; (4) there may be opportunities to leverage our experience in working with a variety of online providers to add dynamic content and relevant advertiser listings, including product shopping listings and classified listings, to increase the user utility of the Web properties; and (5) there may be opportunities, over time, to supplement existing listings on certain Web properties with our performance-based advertisements.

•	Platform to Extend Expansion Initiatives. We intend to use the asset acquisition to supplement our planned expansion, both domestically and internationally.

Industry Overview

Performance-Based Advertising

As technology and the Internet continue to evolve, consumers are becoming increasingly confident that they can find comprehensive product information and securely transact online. As consumers spend more time and money online, advertisers are turning to the Internet to market their products and services. Businesses of all sizes can benefit from the Internet’s potential to efficiently and cost-effectively reach consumers. With the U.S. Census Bureau reporting more than 23 million small businesses alone, we believe there is a large opportunity to sell online performance-based advertising services to businesses of all sizes. As a reflection of the potential impact of the Internet as an advertising medium, PricewaterhouseCoopers estimates that global Internet advertising will grow from $12.2 billion in 2004 to $18.9 billion in 2008. Internet advertising enables merchant advertisers to measure the effectiveness of their advertising campaigns and to revise them in response to real-time feedback and market factors. Traditional forms of advertising are not as targeted and do not permit evaluation of results in as timely and accurate a manner.

Within the Internet advertising market, paid search has become one of the fastest growing sectors. First Albany Capital estimates that paid search will grow 191% from $4.5 billion in 2004 to $13.1 billion in 2008. According to the Kelsey Group, only 17% of small and medium businesses in the United States currently utilize search marketing methods, but that number is expected to grow as more merchants experience the benefits. In addition, according to PricewaterhouseCoopers, 40% of Internet advertising in the second quarter of 2004 was performance-based, as opposed to 31% in the second quarter of 2003. Merchant advertisers are increasingly turning to performance-based online advertising for the following reasons:

•	Competitive Return-On-Investment. Merchant advertisers have experienced competitive returns on their online advertising campaigns. As advertisers have analyzed their marketing programs, they have determined that they are able to pay more for their programs while still generating an acceptable return-on-investment. As a result, First Albany Capital estimates that the average price-per-click will increase at a compound annual growth rate, or CAGR, of 7% from 2003 to 2008.

•	Consumers’ Increasing Receptiveness to Performance-Based Advertising. Due to the relevancy and appropriate placement of advertisements, First Albany Capital estimates that the rate at which consumers click through performance-based advertisements will grow at a CAGR of 21% from 2003 to 2008.

Direct Navigation

Navigating and searching for information online has continued to evolve as users have become increasingly sophisticated. This continuing evolution has translated into a need for information providers to more efficiently provide highly-targeted, relevant information. Currently, there are three primary means through which online users access and search for information, products and services: search engines, commerce portals and direct navigation Web properties. Direct navigation is primarily characterized by online users directly accessing a Web site by: (1) typing descriptive keywords or keyword strings into the uniform resource locator, or URL, address box of an Internet browser; or (2) accessing bookmarked Web sites. It can also include navigating through referring or partner traffic sources.

First Albany Capital estimates that the paid search market will reach $4.5 billion in revenue in 2004, and we believe the direct navigation market currently represents more than 10% of the global search market and is growing at comparable annual rates. According to WebSideStory, Inc.’s StatMarket division, in September 2004 more than 67% of daily global Internet users arrived at Web sites by direct navigation defined as typing a URL into a browser address bar or using a bookmark rather than through search engines and Web links, compared to approximately 53% in February 2002. The growth of the direct navigation market is a result of consumers’ increasing sophistication in utilizing the Internet as a resource tool, coupled with their desire to quickly find targeted information, and their trust and experience that the depth and breadth of available and relevant online information extends to Web sites named by descriptive keywords. Direct navigation and the use of search engines, however, are not mutually exclusive. We believe that many of the commercially relevant Web properties which we will own as part of the Name Development asset acquisition may be beneficiaries of search engine and directory traffic.

Strategy

We intend to leverage our senior management’s experience, our financial and human resources and our existing operations to provide technology-based merchant services that facilitate and drive growth in online transactions. Key elements of our strategy include the following initiatives:

•	Provide Quality Services in Support of Merchants and Partners. We believe providing high quality services will make us more valuable to our merchants and partners. We are building proprietary products and services that we believe are innovative and provide a high degree of utility. We intend to continue investing our resources to create or develop new products, technologies and business models. We intend to expand our services by providing systems and information that help merchant advertisers maximize the performance of online marketing budgets and by working with partners to develop and market new products. For example, the services we have developed include:

–	a search engine inclusion and optimization platform for merchant advertisers who want the greatest opportunity for proper indexing, listing and inclusion of their product and services in the editorial results of algorithmic search engines;

–	an advertising campaign management platform for merchant advertisers who want to continuously track, monitor and optimize the placement of performance-based search advertising campaigns across a number of search engines and pay-per-click networks; and

–	an outsourced search marketing services platform for large aggregators of advertisers, such as yellow page companies, who want an integrated platform to market performance-based advertising and search marketing services directly to their customers.

•	Increase the Number of Merchants Served. We believe we will continue to grow our base of merchant advertisers and strive to build merchant loyalty by providing merchants with a consistently high level of service and support as well as the ability to achieve their target return-on-investment thresholds. We intend to increase the number of merchants served through:

–	direct sales efforts, including strategic sales and telesales initiatives;

–	referral arrangements with entities that can promote our services to potential merchants, such as advertising agencies; and

–	partnerships with large aggregators of advertisers, such as regional yellow page companies.

•	Develop New Markets. We intend to analyze opportunities and may seek to expand our technology-based services into new categories or new geographies where our services can be replicated on a cost effective basis, or where the creation or development of a service may be appropriate. We anticipate utilizing various strategies to enter new markets, including: developing strategic relationships; acquiring products that address a new category or opportunity; acquiring country-specific properties; and creating joint venture relationships and internal initiatives where existing services can be extended internationally. For example, the Name Development asset acquisition will diversify our business and will allow us to enter the direct navigation market.

•	Extend Presence in the Direct Navigation Market. With the closing of the Name Development asset acquisition, we will implement numerous initiatives to increase the traffic and monetization of the acquired network of Web properties, including enhancing the utility of the Web properties, broadening our geographic presence and making selective purchases of complementary Web properties.

•	Pursue Selective Acquisition and Consolidation Opportunities. We plan to selectively pursue strategic acquisitions. We apply rigorous evaluation criteria to acquisitions that are intended to enhance our strategic position, strengthen our financial profile, augment our points of defensibility and increase shareholder value. We do this through focusing on acquisition opportunities that represent a combination of the following characteristics:

–	under-leveraged and under-commercialized assets;

–	opportunities for business model, product or service innovation and evolution;

–	critical mass of transactions volume, merchants, traffic, revenue and profits;

–	business defensibility;

–	revenue growth and expanding margins and operating profitability or the characteristics to achieve significant scale and profitability; and

–	an opportunity to enhance efficiencies and provide incremental growth opportunities for our operating businesses.

Our Services

Through our suite of search marketing services, we have partnered with a diverse set of Internet traffic partners in order to provide our merchant advertisers with access to a large base of potential, targeted customers. Our distribution strategy has been focused on building a broad footprint with primary online traffic sources, including search engines, directory sites and commerce portals, and with the Name Development asset acquisition, direct navigation Web properties. Additionally, we have focused on developing services and technologies to expand the suite of search-based marketing products we provide to online merchant advertisers. We believe that offering a holistic approach of search engine marketing services enables us to extend our reach to a broad base of customers and offer solutions that can generally address all the needs of a customer interested in search marketing.

Our services are used to support and build the businesses of our merchant advertisers. We enable merchants to market and sell their products and services online through the following technology-based services:

Service	Description
Performance-Based Advertising Services

Performance-based advertising services enable merchants to reach their target audience through search, product shopping and directory results.

•       Pay-per-click services. With pay-per-click services, the amount that a merchant advertiser pays for the click-through influences the rank of its listings within the applicable results set.

•       Feed management services. With feed management services, the ranking of a merchant’s listing is influenced by the relevance of the product or service in relation to the user search query.

Search Marketing Services

Search marketing services are designed to assist merchant advertisers who want to acquire customers through search-based marketing methods, optimize the performance of their online advertising campaigns by tracking and analyzing historical results and refine their Web sites for increased relevance in algorithmic search engine indexes.

•       Advertising campaign management services. Advertising campaign management services enable merchant advertisers to: (1) track, monitor and optimize the placement of performance-based search advertising campaigns across a number of search engines and pay-per-click networks using our bid management services; and (2) evaluate the effectiveness of their online advertising campaigns using our conversion tracking and detailed reporting services.

•       Search engine optimization services. Search engine optimization services enable merchant advertisers to optimize key attributes of their Web sites to ensure the greatest opportunity for proper indexing, listing and inclusion in the editorial results of algorithmic search engines.

Outsourced Search Marketing Services Platform	Outsourced search marketing services are designed to enable large advertiser aggregator partners with an outsourced, integrated search management platform to market performance-based advertising and search marketing services to their customers.

In the nine month period ending September 30, 2004, performance-based advertising services comprised more than 91% of our total revenue while search marketing services and outsourced search marketing services accounted for less than 9% of total revenue.

We currently provide these services through our operating subsidiaries Enhance Interactive, goClick and TrafficLeader. Enhance Interactive and goClick primarily manage our pay-per-click services while TrafficLeader primarily manages our feed management services, search marketing services and outsourced search marketing services. All of our services currently run on, or are being migrated to run on, a common technology architecture. As we continue to develop our services and implement new technologies and services, we believe the breadth of our marketing solutions will lead to cross leverage through technical integration.

Performance-Based Advertising Services

Merchant advertisers utilize our performance-based advertising services to reach millions of individuals and businesses who search online for information on products and services. According to a Pricewaterhouse Coopers April 2004 report, performance-based advertising is one of the most rapidly growing segments of Internet advertising, as it is one of the most efficient and effective means to generate competitive returns-on-investment for advertisers. Accordingly, we are building appropriate services to leverage this trend.

On any given search engine results page, the listings that appear can either be categorized as “sponsored listings” or “editorial listings.” By leveraging the combination of our pay-per-click and feed management performance-based advertising services, merchant advertisers can ensure the broadest coverage within a given results page in response to a user search query, since our pay-per-click management service ensures merchant advertisement appearance within sponsored listings, and our feed management service ensures merchant advertisement appearance within editorial listings. The following is a description of our performance-based advertising services:

Pay-Per-Click Services.    Our pay-per-click services enable merchant advertisers to market their products and services through targeted pay-per-click listings that we distribute through search engine or directory results when a user searches for information, products or services. We provide our services to thousands of merchant advertisers who want to drive customer leads to their Web sites. Our services enable merchants to purchase keywords or keyword strings, based on an amount they choose for a targeted placement, that are specific to their products and services and their marketing objectives.

Merchant advertisers find us directly through our Web site and through contact with our internal telesales force, and we reach out to find merchant advertisers through direct sales efforts, through third-party referral programs and through a variety of marketing activities that include trade shows, targeted mailings, online advertisements, e-mails and other promotional materials sent directly to merchant advertisers, advertising agencies and search engine marketers.

We believe that pay-per-click services are an important complement to algorithmic search and feed management technologies as they enable merchants to place relevant listings on a search engine results page related to a specific user information request. This process has the dual benefit of: (1) enhancing the user experience by placing relevant targeted listings at the portion of a search page dedicated to sponsored listings; and (2) connecting merchant advertisers with targeted customer leads.

When merchant advertisers submit advertisement listings to our service, we review them for relevance and for conformity with our editorial guidelines. We may also assist merchant advertisers in optimizing their advertisement campaigns by recommending relevant keywords or keyword strings based on their Web sites and product or service offerings.

The pay-per-click results distributed by our services are prioritized for users by the amount the merchant advertiser is willing to pay each time a user clicks on the merchant’s advertisement. Merchant advertisers pay us when a click-through occurs on their advertisement.

Feed Management Services.    Our feed management services deliver targeted advertiser listings into some of the Internet’s most visited search engines and product shopping engines. Feed management leverages our proprietary technology to crawl and extract relevant product data and content from a merchant advertiser database and Web site, and to create highly relevant, optimized URL strings and advertisement listings. Increased listing relevancy frequently translates into a better search experience for users, allowing them to find targeted results in response to their search queries, and a competitive return-on-investment for merchant advertisers, as higher relevance typically leads to increased click-through and conversion rates, or customer acquisitions.

Once our technology has crawled, extracted, optimized and refined the merchant advertiser URL strings and advertisement listings, such strings and listings are automatically tagged and placed into partner search and directory indexes. These URL strings and listings map directly to user search queries that link back to specific product pages when clicked, which we believe typically leads to competitive advertiser conversion rates.

We believe that most algorithmic search engines crawl the Web approximately every seven days. When a merchant’s Web site is crawled by algorithmic technology, many product and service listings tend to be excluded due to the nature of most merchant advertisers’ product databases, which contain complex structures and are dynamically-updated. Our trusted feed relationships with our distribution partners allow us to deliver every merchant advertiser’s product and to provide updated content in frequent intervals, as we regularly refresh the listings with the most up-to-date information. This is a significant benefit for our merchant advertisers as we maximize the number of selling opportunities and for our distribution partners as we increase the relevance of a user search experience.

We believe that feed management is an important complement to algorithmic search technologies since merchant advertisers provide us with direct access to their internal product databases. Often, only once a feed management service has crawled, replicated and optimized hundreds or thousands of individual product and informational Web pages for a merchant advertiser do links to these pages appear within search engine results. We believe the indexing and subsequent listing of these Web pages made possible by feed management enhances the overall relevancy of the search engines with which the company partners. We also believe feed management is complementary to pay-per-click services as merchants: (1) can leverage our technology to create detailed listings for each of their products; and (2) can leverage our extensive keyword query string database to identify many relevant keyword listings often overlooked in the manual pay-per-click listing creation process.

Merchant advertiser URL strings and advertisement listings are typically ordered based on relevance to the user search query. Merchant advertisers generally pay us a fixed price for each click received on each URL string and advertisement listing.

Additionally, by leveraging proprietary technology, we can analyze an advertiser’s database as well as thousands to millions of actual, relevant user search queries to create additional, unique merchant advertiser listings that drive targeted traffic resulting in highly competitive conversion, or customer acquisition, rates. These additional unique listings are generally included as part of our basic feed management service.

Search Marketing Services

Our search marketing services are designed to assist merchant advertisers who want to acquire customers through search-based marketing methods, optimize the performance of their online advertising campaigns through tracking and analyzing historical results and refine their Web sites for increased relevance in algorithmic search engine indexes. The following is a description of our search marketing services:

Advertising Campaign Management Services.    Through our advertising campaign management services, merchant advertisers continuously track, monitor and optimize the placement of performance-based search advertising campaigns across a number of search engines and pay-per-click networks and track the effectiveness of their online advertising campaigns through the use of the following services:

•	Bid management services. Our bid management services allow our merchant advertisers to consolidate the purchasing, management, optimization and reporting aspects of performance based search advertising campaigns. We have partnerships with leading search and product shopping engines that allow us to place and manage our clients’ paid listings directly within their account management systems.

•

Conversion tracking and detailed reporting services. Our detailed reporting services enable merchants to track the effectiveness of their online advertising campaigns through conversion tracking and detailed reporting tools. By developing a common technology architecture underneath our platform of search marketing services, we are able to analyze the effectiveness of our merchant partners’ advertising campaigns across a wide array of services and provide detailed reporting, such as: revenue per month statistics, number of orders, average order size and conversion rate and revenue by keyword and revenue by distribution source.

Our advertising campaign management services broaden the potential reach of a merchant’s advertising campaign by including multiple distribution partners as options for bid placement. Merchant advertisers pay us a pre-negotiated rate when a click through occurs on their advertisement. Also, with our analytic tool set, merchants are effectively able to track the effectiveness of their online advertising campaigns through the use of conversion tracking and analytic services.

Search Engine Optimization Services.    Our search engine optimization technology optimizes key attributes of merchant advertisers’ Web sites to ensure the greatest opportunity for proper indexing, listing and inclusion in the editorial results of algorithmic search engines. By leveraging our experience in the search industry and relationships with search engine distribution partners, we have architected a flexible technology platform that is designed to enable us to efficiently optimize our merchant partner Web sites in order to meet the ever changing technical standards of our distribution partners.

We primarily attract merchant advertisers with product databases who want to increase their online sales and achieve targeted return-on-investment metrics. Potential merchant advertisers find our services and we find them through a variety of means, including contact by our direct sales staff, through marketing efforts such as trade shows or advertising, and through third-party referral programs. Merchant advertisers pay us fees to optimize their site for inclusion in algorithmic search results.

Outsourced Search Marketing Services Platform

Our ability to build and integrate all of our marketing services on a common technology platform provides us with the opportunity to create an outsourced solution for strategic partners who have several hundred to several thousand direct merchant relationships. As part of our search management service we can enable a strategic partner or aggregator of merchant partner relationships with all or any part of our suite of search marketing services. For example, we currently enable a major regional yellow page company with our advertising campaign management and feed management technology platform which it can market to its local online yellow page merchants.

Partners can leverage this service in one of two ways, including: (1) as a fully outsourced solution, in which we manage and fulfill search marketing campaigns, and also delivers reporting on behalf of our partners; or (2) a partner-hosted solution that allows aggregators, such as yellow page companies, to easily manage campaigns internally and service their customers more directly. We principally receive payment for our outsourced search marketing services through a combination of variable licensing fees associated with total revenue generated using our technology platform, flat rate licensing fees for the use of our technology platform and per-click payments for clicks delivered from our pay-per-click and feed management network.

Our Distribution Network

We have built a broad distribution network for our marketing services comprised of many of the leading search engines, product shopping engines, directories and selected Web properties. With the Name Development asset acquisition, we will acquire a proprietary source of direct navigation traffic.

Performance-Based Advertising Distribution

We distribute merchant advertisement listings and advertiser URL strings through hundreds of traffic sources, including search and product shopping engines, directories and Web properties. Distribution sources for our marketing services platform include:

Selected Search Engines and Directories	Selected Product Shopping Engines
Google LookSmart Switchboard Valueclick’s Search123 24/7 Search Yahoo!	CNet’s MySimon Google’s Froogle.com NexTag PriceGrabber.com Shopping.com Yahoo!Shopping

Yahoo!, primarily through its subsidiaries, such as Overture and Yahoo!Shopping, is our largest distribution partner, accounting for approximately 19% of our total revenue for the nine months ended September 30, 2004. Prior to this period, distribution through Yahoo! and its subsidiaries collectively represented less than 10% of our total revenue. Over the past year, we have enhanced and grown this relationship with additional agreements with Yahoo! and its subsidiaries. Additionally, we have enhanced existing relationships with various other partners, including LookSmart and Switchboard, and created several new relationships, including CNet’s MySimon and Shopping.com. We intend to continue enhancing our existing partner relationships and create new ones, where appropriate.

Payment arrangements with our distribution partners are often subject to minimum payment amounts per click-through. Other economic structures that we may use to a lesser degree include:

•	fixed payments, based on a guaranteed minimum amount of usage delivered;

•	variable payments based on a specified metric, such as number of paid click-throughs; and

•	a combination arrangement with both fixed and variable amounts.

Direct Navigation Distribution

Upon completion of the Name Development asset acquisition, we believe we will be among the leaders in the direct navigation market due to our proprietary ownership of online user traffic, which totaled more than 17 million unique visitors in November 2004. This user traffic is generated from a portfolio of Web properties that are generally reflective of commercially-relevant search terms in many of the Internet’s most popular and dynamic vertical commerce categories and may include geographically-targeted elements. The total number of Web properties in the portfolio, including Marchex’s existing Web properties, is more than 200,000. These vertical commerce categories include: travel, financial services, insurance, real estate, auto, health, technology and electronics, personals, jobs, professional services, home and garden, Web and telecom services, education and entertainment. The online user traffic is primarily monetized with pay-per-click listings that are relevant to the Web properties. As such, the Web properties connect online users searching for specific information with relevant advertisements.

Online users can navigate the Web properties through a number of ways. For example, an online user who is specifically interested in going to Las Vegas for a vacation may enter www.lasvegasvacations.com directly into the Web address or URL box of their Internet browser. Once the user has arrived at the Web property they will find relevant product listings and information. As the user finds relevant information and clicks on a particular listing, Name Development receives a pay-per-click fee.

The following represents a sampling of the Web properties we will acquire as part of the Name Development asset acquisition and their corresponding vertical commerce category:

Vertical Commerce Category	Active Web Property Examples
Travel	• FranceVacation.com • LasVegasVacations.com • TravelAustralia.com
Financial Services	• AutoLender.com • Debts.com • LoanConsolidation.com
Insurance	• AffordableInsurance.com • InsuranceOnline.com • UnemploymentInsurance.com
Real Estate	• ApartmentFind.com • HouseLoans.com • LAProperties.com
Auto	• AffordableCars.com • CarSeller.com • LeaseCars.com
Health	• HealthAdvisor.com • MedicalSearch.com • NaturalDiets.com
Technology and Electronics	• 3g.com • NetworkServers.com • VideoCamera.com
Personals	• FriendsOnline.com • LoveFinder.com • SingleMatch.com
Jobs	• CareerInfo.com • BayAreaJobs.com • SoftwareJob.com
Professional Services	• PhysicianOnline.com • TaxesOnline.com • TortLawyers.com
Home and Garden	• BathroomHardware.com • CarpetCleaners.com • HomeDecoration.com
Web and Telecom Services	• ComputerNetworking.com • TelecomConsultants.com • WirelessDevelopers.com
Education	• USColleges.com • VirtualEducation.com • LearningVideos.com
Entertainment	• ActionMovies.com • HollywoodMovies.com • TicketsUnlimited.com

Sales, Marketing & Business Development

As of December 1, 2004, we had 53 full-time employee equivalents in our sales department, 11 full-time employee equivalents in our business development department and 5 full-time employee equivalents in our marketing department. Our sales department focuses on adding new merchant advertisers to our operating businesses, while our business development department focuses on servicing existing distribution partnerships and selectively adding new distribution partners. Our marketing department focuses on promoting our services through affiliate relationships, press coverage, and industry exposure. Advertising and promotion of our services is broken into five main categories: direct sales, agency sales, super aggregator sales, online promotion, and referral agreements.

•	Direct Sales. Our sales staff targets new merchant advertiser relationships through telesales efforts, direct marketing, and attendance at industry events.

•	Agency Sales. Our agency program includes a group within the sales team that targets interactive agencies and other entities that service merchant advertisers. This sales group focuses on in-person and remote presentations of our services to agencies, and is also periodically engaged in various marketing initiatives at industry trade shows and conferences. Our agency agreements may include a combination of revenue sharing, performance-based fees and other costs.

•	Super Aggregator Sales. Our super aggregator program includes a group within the sales team that targets large aggregators of merchant advertisers. An example of a large aggregator relationship would be our partnership with a large regional yellow page company whereupon we supply a comprehensive, outsourced search marketing platform that integrates our advertising campaign management and feed management platforms for their merchant advertisers. Our super aggregator agreements include a combination of revenue sharing, licensing revenue and per-click fees.

•	Online Promotion. We engage in certain advertising and direct marketing focused on acquiring new merchant advertisers and new distribution partners.

•	Referral Agreements. We seek to build referral arrangements with entities that can promote our services to large numbers of potential advertisers. Our referral partner agreements are based on a combination of revenue sharing and performance-based fees.

We intend to continue our strategy of growing our merchant advertiser base through sales and marketing programs while being as efficient as possible in terms of our marketing and advertising costs. We continually evaluate our marketing and advertising strategies to maximize the effectiveness of our programs and their return on investment.

Information Technology and Systems

We have a proprietary technology platform for the purposes of managing and delivering advertisements to our partners. We also combine third party licenses and hardware to create an operating environment that focuses on quality products and services, with such features as automated online customer purchasing, real-time customer support and interactive reporting for customers and partners. We employ commercially available technologies and products distributed by various companies, including Cisco, Dell, Intel, Microsoft, Sun Microsystems and Veritas. We also utilize public domain software such as Apache, Linux, MySQL, Sun Microsystems Java and Tomcat.

Our technology platform is compatible with the systems used by our distribution partners, enabling us to deliver advertisement listings in rapid response to user queries made through such partners. We continue to build and innovate additional functionality to attempt to meet the quickly evolving demands of the marketplace. We devote significant financial and human resources to improving our merchant and partner experiences by continuing to develop our technology infrastructure. The cost of developing our technology solutions is included in the overall cost structure of our services and is not separately funded by any individual merchants or partners.

In order to maintain a professional level of service and availability, we primarily rely upon third parties to provide hosting services, including hardware support and service, and network monitoring. Our servers are configured for high availability and large volumes of Internet traffic and are located in leased third-party facilities. Back-end databases make use of redundant servers and data storage arrays. We also have standby servers that provide for additional capacity as necessary. The facilities housing our servers provide redundant HVAC, power and Internet connectivity.

We continuously review ways to improve major aspects of our technology support and maintenance, including improving, upgrading and implementing business continuity plans, data retention initiatives, and backup and recovery processes.

Competition

Performance-Based Advertising

Many of our potential competitors, as well as potential entrants into our target markets, have longer operating histories, larger customer or user bases, greater brand recognition and greater financial, marketing and other resources than we have. Many current and potential competitors can devote substantially greater resources than we can to promotion, Web site and systems development. In addition, as the use of the Internet and other online services increases, there will likely be larger, more well-established and well-financed entities that acquire companies relevant to our business strategy; and invest in or form joint ventures in categories or countries relevant to our business strategy; all of which could adversely impact our business. Any of these trends could increase competition, reduce the demand for any of our services and could have a material adverse effect on our business, operating results and financial condition.

We pursue a strategy that we believe allows us to work with all relevant companies in the industry, even those companies that may be perceived as our competitors. We intend to continue with a strategy that allows us to consider and pursue business arrangements with all companies in our industry.

We provide our services to: (1) merchant advertisers who advertise online; (2) partners who provide a distribution network for online advertising; and (3) other intermediaries who may provide purchasing and/or sales opportunities, including advertising agencies, search engine marketing companies and search engine optimization companies. We depend on maintaining and continually expanding our network of partners and merchants to generate transactions online. As a result, we may work with, and compete with, those who:

•	sell performance-based advertising or search marketing services to merchants;

•	aggregate or optimize advertising inventory for distribution through search engines, product shopping engines, directories, Web sites or other outlets; or

•	provide destination Web sites or other distribution outlets that reach end users or customers of the merchants.

The online advertising and marketing services industry is highly competitive. Although overall Internet advertising expenditures have increased in the last few years, the advertising industry has suffered as many online businesses have ceased operations and many traditional businesses have scaled back their advertising budgets. In addition, we believe that today’s typical Internet advertiser is becoming more sophisticated in utilizing the different forms of Internet advertising, purchasing Internet advertising in a cost-effective manner, and measuring return-on-investment. The competition for this pool of advertising dollars has also put downward pressure on pricing points and online advertisers have demanded more effective means of reaching customers. We believe that these factors have contributed to the growth in performance-based advertising relative to certain other forms of online advertising and marketing, and as a result this sector has attracted many competitors.

Due to the long-term growth trends in online advertising, these competitors, real and potential, range in size and focus. Our competitors may include such diverse participants as small referral companies, established advertising agencies, inventory resellers, search engines, and destination Web sites. To some extent, we may compete with our business partners, as we do with all other types of advertising sales companies and agencies. To a more limited extent, we may also compete with traditional offline media such as television, radio and print and direct marketing companies, for a share of merchant advertisers’ total advertising budgets. Although we pursue a strategy that enables us to work with most, if not all, of our competitors, there are no guarantees that all companies will view us as a potential partner.

We are also affected by the competition among destination Web sites that reach users or customers of search services. While thousands of smaller outlets are available to customers, several large media and search engine companies, such as AOL, Google, Microsoft through MSN Search and Yahoo!, through its subsidiaries, dominate online user traffic. The online search industry continues to experience consolidation of major Web sites and search engines, which has the effect of increasing the negotiating power of these parties in relation to smaller providers. The major destination Web sites and distribution providers may have leverage to demand more favorable contract terms, such as pricing, renewal and termination provisions.

Direct Navigation

The direct navigation market is primarily categorized into two parts: (1) Web property owners, which are the entities that own the Internet domain and potentially monetize it through performance-based integrations with third parties, including pay-per-click integrations; and (2) Web property monetization providers, which are companies that provide the monetization engine for Web property owners, including pay-per-click providers. We believe that the segment of the direct navigation market that directly owns and monetizes Internet domains with performance-based advertising is highly fragmented, and that, after the closing of the transaction, we will be among the leaders in this segment.

While the availability of a high quality portfolio of multiple Internet domain names is limited and difficult to attain, the barriers to entry in the direct navigation market are also low as the cost of registering an individual Internet domain name is not significant. We expect competition to intensify as more analysis is conducted on, and more companies enter, the direct navigation market. This could adversely affect our competitive position and relatively small market share in the direct navigation industry.

Intellectual Property and Proprietary Rights

We seek to protect our intellectual property through existing laws and regulations and by contractual restrictions. We rely upon trademark, patent and copyright law, trade secret protection and confidentiality or license agreements with our employees, customers, partners and others to help us protect our intellectual property.

Our technologies involve a combination of proprietary rights, owned and developed by us, commercially available software and hardware elements that are licensed or purchased by us from various providers, including Cisco, Dell, Intel, Microsoft, Sun Microsystems and Veritas, and public domain software, such as Apache, Linux, MySQL, Sun Microsystems Java and Tomcat. We continue to develop additional technologies to update, supplement and replace existing components of the platform. We intend to protect these additional intellectual property rights through patent applications and trade secret enforcement.

Our policy is to apply for patents or for other appropriate statutory protection when we develop valuable new or improved technology. We currently do not have any registered patents. We have filed two patent applications with the U.S. Patent and Trademark Office for various aspects of our transaction technologies and services, with the following titles, numbers and descriptions:

•	US Provisional Patent Application Serial Number 60/504,963, of Horowitz et al., entitled “Performance-Based Online Advertising System and Method,” was filed on September 23, 2003,

with subsequent non-provisional US and PCT patent applications filed on September 23, 2004, and which are currently pending. These patent applications describe a system, method, and computer program product for implementing a performance-based online service for advertisers that provide the ability for advertisers to purchase various advertising products.

•	US Provisional Patent Application Serial Number 60/523,688, of Horowitz et al., entitled “Online Advertising System and Method,” was filed on November 21, 2003, with subsequent non-provisional US and PCT patent applications filed on November 19, 2004, and which are currently pending. This patent application describes an online advertising system, method, and computer program product configured to present an advertiser with keyword-driven pricing for advertisements.

The status of any patent involves complex legal and factual questions. The scope of allowable claims is often uncertain. As a result, we cannot be sure that any patent application filed by us will result in a patent being issued, nor that any patents issued in the future will afford adequate protection against competitors with similar technology; nor can we provide assurance that patents issued to us will not be infringed upon or designed around by others. Furthermore, the performance-based search advertising industry has been the subject of numerous patents and patent applications, which in turn has resulted in litigation. The outcome of this ongoing litigation or any future claims in this sector may adversely affect our business or financial prospects.

We have been issued registered trademarks in the United States covering certain goods and services for “Marchex,” “Direct Search Inclusion,” “goClick.com,” “Sitewise” and “TrafficLeader.” We have also applied for registered trademark status for “Enhance Interactive” in the United States. In addition, we have been issued registered trademarks for “Marchex” in Australia, Benelux, China, France, Germany, Japan, Italy, Spain, Sweden, Republic of Korea, Russian Federation and the United Kingdom. We have also applied for registered trademark status for “Marchex” in a number of other foreign jurisdictions. We do not know whether we will be able to successfully defend our proprietary rights since the validity, enforceability and scope of protection of proprietary rights in Internet-related industries are uncertain and still evolving.

Regulation

The manner in which existing laws and regulations should be applied to the Internet in general, and how they relate to our businesses in particular, is unclear in many cases. Such uncertainty arises under existing laws regulating matters, including user privacy, defamation, pricing, advertising, taxation, gambling, sweepstakes, promotions, content regulation, quality of products and services, and intellectual property ownership and infringement.

To resolve some of the current legal uncertainty, we expect new laws and regulations to be adopted that will be directly applicable to our activities. Any existing or new legislation applicable to us could expose us to substantial liability, including significant expenses necessary to comply with such laws and regulations, and could dampen the growth in use of the Internet in general.

Several new federal laws that could have an impact on our business have already been adopted. The Digital Millennium Copyright Act is intended to reduce the liability of online service providers for listing or linking to third party Web properties that include materials that infringe copyrights or rights of others. The Children’s Online Protection Act and the Children’s Online Privacy Protection Act are intended to restrict the distribution of certain materials deemed harmful to children and impose additional restrictions on the ability of online services to collect user information from minors. In addition, the Protection of Children from Sexual Predators Act requires online services providers to report evidence of violations of federal child pornography laws under certain circumstances. The foregoing legislation may impose significant additional costs on our business or subject us to additional liabilities, if we were not to comply fully with their terms, whether intentionally or not. If we did not meet the safe harbor requirements of the Digital Millennium Copyright Act, we could be exposed to copyright actions, which could be costly and time-consuming. The Children’s Online Protection Act and the Children’s Online Privacy Protection Act impose fines and penalties to persons and operators that are not fully compliant with their requirements. The federal government could impose penalties on those parties that do not meet the full compliance practices of the Protection of Children from Sexual Predators Act. We intend to fully comply with the laws and regulations that govern our industry, and we employ internal resources and incur outside professional fees to establish, review and maintain policies and procedures to reduce the risk of noncompliance.

Our purchase of assets from Name Development will subject us to a new and rapidly developing body of regulations. The acquisition of Internet domain names generally is governed by Internet regulatory bodies, predominantly the Internet Corporation for Assigned Names and Numbers (ICANN). The regulation of Internet domain names in the United States and in foreign countries is subject to change. ICANN and other regulatory bodies could establish additional requirements for previously owned Internet domain names or modify the requirements for holding Internet domain names.

We post our privacy policy and practices concerning the use and disclosure of any user data on our Web properties. Any failure by us to comply with posted privacy policies, Federal Trade Commission requirements or other domestic or international privacy-related laws and regulations could result in proceedings by governmental or regulatory bodies that could potentially harm our businesses, results of operations and financial condition. In this regard, there are a large number of legislative proposals before the U.S. Congress and various state legislative bodies regarding privacy issues related to our businesses. It is not possible to predict whether or when such legislation may be adopted, and certain proposals, if adopted, could harm our business through a decrease in user registrations and revenue. These decreases could be caused by, among other possible provisions, the required use of disclaimers or other requirements before users can utilize our services.

Employees

As of December 1, 2004, we employed a total of 207 full-time employee equivalents. We have never had a work stoppage, and none of our employees are represented by a labor union. We consider our employee relationships to be positive. If we were unable to retain our key employees or we were unable to maintain adequate staffing of qualified employees, particularly during peak sales seasons, our business would be adversely affected.

Properties

We do not own real estate property. Our corporate offices are located at 413 Pine Street, Suite 500, Seattle, Washington. In March 2004, we entered into a sublease agreement for our current corporate office space in Seattle, Washington, and this commitment extends through 2009. The sublease agreement provides for the leasing of 11,400 square feet of office space at $16,150 per month, increasing to 26,788 square feet at $37,950 per month, over the term of the agreement ending in 2009. With respect to our additional office space at 2101 Fourth Avenue, Suite 1980, Seattle, Washington, we currently have approximately 5,331 square feet under lease agreements expiring in June 2006 at a monthly rental of $10,440. We also have offices located at 360 West 4800 North, Provo, Utah, that are comprised of approximately 13,050 square feet under a sublease agreement expiring in May 2005, at a monthly rental of $16,802. Additionally, we have offices located at 2986 Crescent Avenue, Eugene, Oregon, that are comprised of 6,725 square feet under a lease agreement expiring in October 2006 at a monthly rental of $10,087 per month.

Our information technology systems are hosted and maintained in third-party facilities under colocation services agreements. See “Information Technology and Systems.”

Legal Proceedings

Except as provided for in the “Prospectus Summary—Recent Developments,” we are not currently a party to any material legal proceeding and, to the best of our knowledge, none is threatened. From time to time, however, we may be subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of intellectual property rights, and a variety of claims arising in connection with our services.

MANAGEMENT

Executive Officers and Directors

Our executive officers and directors, their ages and their positions are as follows.

Name	Age	Position(s)
Russell C. Horowitz	38	Chairman of the Board of Directors, Chief Executive Officer and Treasurer
Michael A. Arends	34	Chief Financial Officer
Ethan A. Caldwell	36	Chief Administrative Officer, General Counsel and Secretary
Peter Christothoulou	33	Chief Strategy Officer
John Keister	38	President, Chief Operating Officer and Director
Walter Korman	31	Senior Vice President of Engineering
Dennis Cline(1)(2)(3)	44	Director
Jonathan Fram(1)(2)(3)	47	Director
Rick Thompson(1)(2)(3)	45	Director

(1)	Member of the Audit Committee.
(2)	Member of the Nominating and Governance Committee.
(3)	Member of the Compensation Committee.

Russell C. Horowitz.    Mr. Horowitz is a founding executive officer and has served as the Chairman of our board of directors, Chief Executive Officer and Treasurer since our inception in January 2003. From January 2001 to December 2002, Mr. Horowitz and our other founding executive officers jointly reviewed new business opportunities in the retail, media, finance and technology industries. Mr. Horowitz was previously a founder of Go2Net, a provider of online services to merchants and consumers, including online payment authorization technology, Web search and directory services and merchant Web hosting, and served as its Chairman and Chief Executive Officer from its inception in February 1996 until its merger into InfoSpace, a provider of online services focused on Web search, online payment solutions for merchants, mobile infrastructure applications and content for wireless carriers, in October 2000, at which time Mr. Horowitz served as the Vice Chairman and President of the combined company through the merger integration process until January 2001. Additionally, Mr. Horowitz served as the Chief Financial Officer of Go2Net from its inception until May 2000. Prior to Go2Net, Mr. Horowitz served as the Chief Executive Officer and a director of Xanthus Management, LLC, the general partner of Xanthus Capital, a merchant bank focused on investments in early-stage companies, and was a founder and Chief Financial Officer of Active Apparel Group, now Everlast Worldwide. Mr. Horowitz received a B.A. in Economics from Columbia College of Columbia University.

Michael A. Arends.    Mr. Arends has served as our Chief Financial Officer since May 2003. Prior to joining Marchex, Mr. Arends held various positions at KPMG since 1995, most recently as a Partner in KPMG’s Pacific Northwest Information, Communications and Entertainment assurance practice. Mr. Arends is a Certified Public Accountant and a Chartered Accountant and received a Bachelor of Commerce from the University of Alberta.

Ethan A. Caldwell.    Mr. Caldwell is a founding executive officer and has served as our Chief Administrative Officer, General Counsel and Secretary since our inception in January 2003. From January 2001 to December 2002, Mr. Caldwell reviewed, together with our other founding executive officers, new business opportunities in the retail, media, finance and technology industries. Mr. Caldwell was previously Senior Vice President, General Counsel and Corporate Secretary of Go2Net, from November 1996, until its merger with InfoSpace in October 2000. Mr. Caldwell assisted in the integration of Go2Net with InfoSpace through December 2000. Mr. Caldwell received his J.D. from the University of Maryland and his B.A. in Political Science from Occidental College.

Peter Christothoulou.    Mr. Christothoulou is a founding executive officer and has served as our Chief Strategy Officer since our inception in January 2003. From January 2001 to December 2002, Mr. Christothoulou reviewed, together with our other founding executive officers, new business opportunities in the retail, media, finance and technology industries. Mr. Christothoulou was previously the Senior Vice President of Strategic Initiatives for Go2Net, focused on strategic acquisitions and investments, from January 2000 until its merger with InfoSpace in October 2000, at which time he served as the Senior Vice President of Corporate Strategy and Development of the combined company through the merger integration process until January 2001. Prior to Go2Net, Mr. Christothoulou was a Vice President in the Investment Banking Group of U.S. Bancorp Piper Jaffray, focused primarily on merger and acquisition advisory services for technology companies, and was with the investment banking firm from 1996 until January 2000. Mr. Christothoulou received a B.A. in Economics from the University of Washington.

John Keister.    Mr. Keister is a founding executive officer and has served as our Chief Operating Officer and as a member of our board of directors since our inception in January 2003, and as our President since December 2003. From February 2001 to December 2002, Mr. Keister reviewed, together with our other founding executive officers, new business opportunities in the retail, media, finance and technology industries. Mr. Keister was previously a founder of Go2Net and served as its President from 1999 until its merger into InfoSpace in October 2000, at which time he served as Executive Vice President of the Consumer Division through the merger integration process until January 2001. He also served as a member of the board of directors of Go2Net and as its Chief Operating Officer from 1996 to 1999. Mr. Keister received B.A. degrees in Philosophy and in Diplomacy & World Affairs from Occidental College.

Walter Korman.    Mr. Korman has been an executive in our technology organization since March 2003, and currently serves as Senior Vice President of Engineering. Mr. Korman was previously Director of Technology Mergers and Acquisitions at Go2Net from 1999 until its merger with InfoSpace in October 2000, after which he served as the combined company’s Senior Director of Operations Integration until June 2001. From 2001 to February 2003, he was a Software Engineer with Three Rings Design, an Internet games development company. Mr. Korman received a B.A. and M.S. in Computer Science from the University of California, San Diego.

Dennis Cline.    Mr. Cline has served as a member of our board of directors since May 2003. Mr. Cline is currently the managing partner of DMC Investments, a firm he founded in 2000, which provides capital and consulting services to technology companies. From 1998 to 2000, Mr. Cline was the Chief Executive Officer of DirectWeb, a provider of a bundled solution of computer hardware and Internet access for consumers. Prior to DirectWeb Mr. Cline was a senior executive at Network Associates, a provider of computer security solutions. Mr. Cline received his J.D. from Rutgers School of Law and his B.A. from Rutgers University.

Jonathan Fram.    Mr. Fram has served as a member of our board of directors since May 2003. Mr. Fram currently serves as a consultant to companies that provide media and voice services over the Internet. From May 2002 through December 2003, Mr. Fram was the CEO for Envivio, a privately-held company, where he remains a member of the board of directors, a provider of MPEG-4 broadcast and streaming solutions. From October 2001 to May 2002, Mr. Fram was the Acting CEO of Envivio while he was a consultant to France Telecom, Envivio’s majority shareholder at that time. From August 2000 to July 2001, Mr. Fram was the President and CEO of eVoice, an online voicemail and unified messaging provider, until its sale to America Online in July 2001. Prior to eVoice from July 1999 to August 2000, Mr. Fram was the President of Net2Phone, a provider of voice services over IP networks, until AT&T acquired a controlling interest in the company. Prior to Net2Phone, from 1991 to 1999, Mr. Fram was a General Manager at Bloomberg, responsible for the Television, Internet and Radio divisions. Mr. Fram received a B.S. degree in Electrical Engineering and Computer Science from Princeton University.

Rick Thompson.    Mr. Thompson has served as a member of our board of directors since May 2003. Mr. Thompson has been the Vice President for the Extended Windows Platform Group at Microsoft since December 2002. From February 2001 to November 2002, Mr. Thompson was a business consultant to retail automotive, packaged goods and health and fitness companies, with a particular focus on providing product and market analysis services and management consulting. From May 2000 through January 2001, Mr. Thompson was the CFO and EVP for Product Development for Go2Net. Prior to Go2Net, from October 1987 to June 1999, Mr. Thompson was the Vice President of Hardware for Microsoft and from July 1999 to May 2000, Mr. Thompson was the Vice President of Xbox for Microsoft. Mr. Thompson received B.A. degrees in Economics and in French from Bates College.

Election of Directors and Officers

Our board of directors currently consists of the following five members: (1) Russell C. Horowitz (Chairman); (2) John Keister; (3) Dennis Cline; (4) Jonathan Fram; and (5) Rick Thompson. Messrs. Horowitz and Keister are the only management members of our board of directors and were selected as directors pursuant to a voting provision in the stockholders’ agreement that automatically terminated upon the closing of our initial public offering. Messrs. Cline, Fram and Thompson are independent directors as defined by the applicable rules of the National Association of Securities Dealers, Inc. listing standards. We refer to these directors as our “independent directors.” There are no family relationships among any of our directors and executive officers.

The directors are elected at each annual meeting of stockholders to serve until their successors have been duly elected and qualified, or until their earlier resignation or removal, if any. Executive officers are appointed by, and serve at the discretion of, the board of directors.

Board Committees

Audit Committee

The audit committee of our board of directors is comprised of Messrs. Cline, Fram and Thompson, each of whom is an independent director. The audit committee acts pursuant to a formal charter adopted by the board, which is available on our Web site. The audit committee reviews, with our independent auditors, the scope and timing of the auditors’ services, the auditors’ report on our consolidated financial statements following completion of our audits, and our internal accounting and financial control policies and procedures. In addition, the audit committee makes annual recommendations to the board of directors for the appointment of independent auditors for the ensuing year. The board has determined that each of the members of the audit committee qualifies as an “audit committee financial expert” as that term is defined in accordance with the Securities and Exchange Act of 1934 and the Sarbanes-Oxley Act of 2002 and that each also satisfies related Nasdaq finance or accounting experience requirements. Mr. Thompson currently serves as the chairman of the audit committee.

Compensation Committee

The compensation committee of our board of directors is comprised of Messrs. Cline, Fram and Thompson, each of whom is an independent director. The compensation committee acts pursuant to a formal charter adopted by the board, which is available on our Web site. The compensation committee reviews and evaluates the compensation and benefits of all of our officers, including the compensation of our CEO, reviews general policy matters relating to compensation and employee benefits, and makes recommendations concerning these matters to our board of directors. The compensation committee also administers our stock incentive plan and our employee stock purchase plan. Mr. Cline currently serves as the chairman of the compensation committee. For a more detailed description of these plans, please see “Benefit Plans.”

Nominating and Governance Committee

The nominating and governance committee is comprised of Messrs. Cline, Fram and Thompson, each of whom is an independent director. The nominating and governance committee acts pursuant to a formal charter adopted by the board, which is available on our Web site. The nominating and governance committee identifies individuals qualified to become board members, recommends to the board those persons to be nominated by the board of directors as directors at the annual meeting of stockholders, develops and recommends to the board a set of corporate governance principles applicable to our company and oversees the evaluation of the board and management. Mr. Fram currently serves as the chairman of the nominating and governance committee.

Our board of directors may establish other committees it deems necessary or appropriate from time to time.

Code of Conduct and Code of Ethics

We have adopted a code of conduct applicable to each of our officers, directors and employees, and a code of ethics applicable to our Chief Executive Officer and our senior financial officers, as contemplated by Section 406 of the Sarbanes-Oxley Act of 2002 and both codes are available on our Web site at www.marchex.com. We will disclose any amendments to, or waivers from, any provisions of either our code of conduct or our code of ethics on a Form 8-K filed with the Securities and Exchange Commission and on our Web site by posting such information within five days after such amendment or waiver.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to ensure effective corporate governance. These guidelines provide that our independent directors shall meet regularly (not less than two times per year) in executive session at which only our independent directors shall be present.

Disclosure Committee

The disclosure committee is comprised of Mr. Ethan Caldwell, our General Counsel, and Mr. Jeff Thielman, our Controller. The disclosure committee acts pursuant to a formal charter adopted by our Chief Executive Officer and our Chief Financial Officer, which is available on our Web site. The disclosure committee is responsible for designing and establishing and monitoring the integrity and effectiveness of controls and other procedures that are designed to ensure that: (1) information required to be disclosed by us in the reports we file with the Securities and Exchange Commission under the Securities Exchange Act, and other information that we disclose to the investment community is recorded, processed, summarized and reported accurately and on a timely basis and in accordance with Securities and Exchange Commission rules and regulations; and (2) information is accumulated and communicated to management, including our Chief Executive Officer and our Chief Financial Officer, as appropriate, to allow timely decisions regarding such required disclosure and to assist such officers in fulfilling their responsibility for overseeing the accuracy and timeliness of our disclosures and in certifying our periodic reports under the Securities Exchange Act.

Compensation of Directors

Our directors currently do not receive cash compensation for their services as members of the board of directors. Directors are, however, reimbursed for the expenses they incur in attending meetings of the board of directors or board of director committees. We have granted a non-qualified stock option pursuant to our stock incentive plan to purchase 40,000 shares of our Class B common stock, at an exercise price of $3 per share and with vesting in equal annual increments on the first, second, third and fourth anniversaries of their respective dates of board service, to each of Messrs. Cline, Fram and Thompson.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between any member of our compensation committee and any member of any other company’s board of directors or compensation committee. Members of the compensation committee will not receive additional compensation other than the compensation noted above that they received pursuant to becoming members of the board of directors. See “Security Ownership of Certain Beneficial Owners and Management” and “Certain Relationships and Related Transactions” for a summary of the holdings, rights and transactions of these members with respect to our shares of our Class B common stock.

Executive Compensation

The following table sets forth the compensation earned by our Chief Executive Officer and our Chief Financial Officer for services rendered in all capacities during the period from our inception, January 17, 2003, to December 31, 2004. No other executive officer’s total annual salary and bonus for 2003 exceeds $100,000. We refer to these executives as our “named executive officers” elsewhere in this prospectus.

Summary Compensation Table

Name	Principal Position	Year	Annual Compensation					Long-term Compensation
			Salary		Bonus		All Other Compensation	Securities Underlying Options
Russell C. Horowitz(1)	Chief Executive Officer	2004 2003	$ $	50,000 39,712	$ $	0 0	* *	0 0

Michael A. Arends(2)	Chief Financial Officer	2004 2003	$ $	140,250 104,000	$ $	0 0	* *	0 450,000

(1)	Mr. Horowitz was not paid a salary for the period from January 17, 2003 (inception) through March 16, 2003, and his salary compensation commenced as of March 17, 2003.
(2)	Mr. Arends joined Marchex as of May 1, 2003, and his salary compensation commenced as of that date. Mr. Arends’ initial annual base salary of $156,000 was adjusted to $135,000 upon the closing of our initial public offering in April of 2004 in accordance with his employment agreement.
*	No other compensation in excess of the lesser of either $50,000 or 10% of total annual salary and bonus.

The following table sets forth information with respect to stock options granted to our named executive officers during the fiscal year ended December 31, 2004.

Option Grants in Fiscal Year 2004

Name	Number of Securities underlying options granted	Percentage of Total Options Granted to Employees	Exercise Price Per Share	Expiration Date
Russell C. Horowitz	0	0%	N/A	N/A
Michael A. Arends	0	0%	N/A	N/A

The following table sets forth information regarding unexercised options held as of December 31, 2004, by our named executive officers.

Aggregate Option Exercises/Option Values During 2004 and Fiscal Year-End Option Values

	Number of Shares Acquired on Exercise		Number of Securities Underlying Unexercised Options At December 31, 2004		Value of Unexercised In-the- Money Options At December 31, 2004
Name	Exercised	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Russell C. Horowitz	N/A	N/A	N/A	N/A	N/A	N/A
Michael A. Arends	N/A	N/A	164,583	285,417	$2,845,829	$4,904,172

Employment Contract with Named Executive Officers

Russell C. Horowitz

We have entered into an Executive Employment Agreement with Russell C. Horowitz, our Chief Executive Officer, effective as of January 17, 2003. The agreement with Mr. Horowitz provides for an at-will employment term and an annual base salary of $50,000. Mr. Horowitz has signed our standard confidentiality agreement, which provides, among other things, that Mr. Horowitz will not compete with us for twelve months following termination of his employment.

Michael A. Arends

We have also entered into an Executive Employment Agreement with Michael A. Arends, our Chief Financial Officer, effective as of May 1, 2003. The agreement with Mr. Arends provides for an at-will employment term and an initial annual base salary of $156,000, which was adjusted to $135,000 upon the closing of our initial public offering.

Under the agreement, Mr. Arends was granted a stock option to purchase 350,000 shares of Class B common stock at an exercise price of $3.00, subject to a four-year vesting schedule, 166,665 shares of which are designated as an incentive stock option and the remainder of which are designated as a non-qualified stock option. In addition, Mr. Arends was granted a non-qualified stock option to purchase 100,000 shares of Class B common stock at an exercise price equal to either the fair value one year from the date of the agreement or, if earlier, the initial public offering price, subject to a vesting schedule through October 31, 2007.

In the event that either: (1) Russell C. Horowitz ceases to be a Marchex employee for any reason; or (2) a change in control occurs while Mr. Arends is employed by Marchex, all options or other equity awards held by Mr. Arends with respect to our Class B common stock shall become fully vested. For purposes of this provision, a change in control occurs if one person or entity acquires control of 50% or more of our common stock entitled to vote for directors, but does not occur as a result of an acquisition by Marchex or any corporation controlled by Marchex.

Mr. Arends has the right to a severance payment in the event of termination meeting certain conditions as set forth in the employment agreement, up to a maximum payment of one year’s salary.

Mr. Arends has signed our standard confidentiality agreement, which provides, among other things, that Mr. Arends will not compete with us for twelve months following termination of his employment.

Benefit Plans

Stock Incentive Plan.    On January 17, 2003, we adopted our 2003 stock incentive plan. The plan provides for the granting of shares of Class B common stock to employees, directors, and consultants of Marchex, its affiliates and strategic partners and provides for the following types of option grants:

•	incentive stock options within the meaning of Section 422 of the Internal Revenue Code, sometimes known as ISOs;

•	non-statutory stock options, which are options not intended to qualify as ISOs, sometimes known as non-qualified options; and

•	right to purchase shares pursuant to restricted stock purchase agreements.

Marchex has reserved 6,288,901 shares of Class B common stock for issuance under the plan. The plan also provides for annual increases in the number of shares available for issuance under the plan, on the first day of our fiscal year, equal to 5% of the outstanding shares of Class B common stock (including any shares of Class B common stock issuable upon conversion of any outstanding capital stock) on such date. The total number of shares of Class B common stock for which options designated as ISOs may be granted shall not exceed 8,000,000. As of September 30, 2004, options to purchase 3,571,167 shares of Class B common stock were outstanding. As of September 30, 2004, options to purchase 75,350 shares of Class B common stock had been exercised under the plan.

At the discretion of the board, the plan administrator shall be either the full board of directors or a special committee of the board consisting of at least two members of the board. A majority of the members of the committee constitutes a quorum and any action may be taken by a majority of those present and voting at the meeting. The entire board of directors or the special committee administering the plan selects the participants who will receive awards and determines the terms and conditions of such awards. Grants of stock under the plan will be subject to the terms of an option agreement or stock grant agreement, each in a form approved by the plan administrator.

Pursuant to the plan, ISOs may only be granted to employees. No option designated as an ISO may be granted to any participant who owns stock totaling more than 10% of the voting power of all classes of our outstanding capital stock, unless the exercise price of such stock equals at least 110% of the fair value on the grant date and the term of the option does not exceed five years.

The plan will terminate automatically ten years from the date of adoption by the stockholders, on January 17, 2013, unless terminated sooner by the vote of the plan administrator or the requisite stockholder vote.

Employee Stock Purchase Plan.    Our 2004 employee stock purchase plan, effective on March 30, 2004, was adopted by our board of directors and approved by our stockholders on February 15, 2004. This plan will be intended to qualify under Section 423 of the Internal Revenue Code and will permit eligible employees to purchase our Class B common stock for amounts up to 15% of their compensation in offering periods under the plan. Under the purchase plan, no employee will be permitted to purchase stock worth more than $25,000 in any calendar year, valued as of the first day of each offering period. We have authorized an aggregate of 300,000 shares of our Class B common stock for issuance under the purchase plan to participating employees.

The purchase plan will provide for offering periods which shall be determined by the board of directors. Eligible participants may purchase Class B common stock under the purchase plan at a price equal to the lesser of 85% of the fair value on the first day of an offering period or 85% of the fair value on the last day of an offering period.

401(k) Plan (Enhance Interactive).    Our subsidiary, Enhance Interactive, sponsors a 401(k) plan covering its employees. The 401(k) plan is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended, so that contributions to the 401(k) plan by employees or by Enhance Interactive and the investment earnings thereon, are not taxable to employees until withdrawn from the 401(k) plan, and so that contributions by Enhance Interactive, if any, will be deductible by Enhance Interactive when made. Under the 401(k) plan, employees may elect to reduce their current compensation by up to the plan’s prescribed annual limit and to have the amount of such reduction contributed to the 401(k) plan. The 401(k) plan permits, but does not require, additional matching and profit sharing contributions to the 401(k) plan by Enhance Interactive on behalf of all eligible participants in the 401(k) plan. To date, no matching or profit sharing contributions have been made by Enhance Interactive to the 401(k) plan.

401(k) Plan (TrafficLeader).    Our subsidiary, TrafficLeader, sponsors a 401(k) plan covering its employees. The 401(k) plan is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended, so that contributions to the 401(k) plan by employees or by TrafficLeader and the investment earnings thereon, are not taxable to employees until withdrawn from the 401(k) plan, and so that contributions by TrafficLeader, if any, will be deductible by TrafficLeader when made. Under the 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and to have the amount of such reduction contributed to the 401(k) plan. The 401(k) plan permits, but does not require, additional matching and non- elective contributions to the 401(k) plan by TrafficLeader on behalf of all eligible participants in the 401(k) plan. To date, no matching or non-elective contributions have been made by TrafficLeader to the 401(k) plan.

Limitations on Directors’ Liability and Indemnification Matters

As permitted by Delaware General Corporation Law, we have included in our certificate of incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, other than breaches of their duty of loyalty, actions not in good faith or which involve intentional misconduct, or transactions from which they derive improper personal benefit. In addition, our by-laws provide that we are required to indemnify our officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

The limitations summarized above, however, do not affect our ability or the ability of our stockholders to seek non-monetary-based remedies, such as an injunction or rescission, against a director for breach of his fiduciary duty nor would such limitations limit liability under the federal securities laws. Our by-laws provide that we shall, to the extent permitted by Delaware law, indemnify and advance expenses to our currently acting and former directors, officers, employees and agents or directors, officers, employees and agents of other corporations, partnerships, joint ventures, trusts or other enterprises if serving at our request arising in connection with their acting in such capacities.

At present, we are not aware of any pending or threatened litigation or proceeding involving our directors, officers, employees or agents in which indemnification would be required or permitted. We believe that our certificate of incorporation and by-law provisions are necessary to attract and retain qualified persons as directors and officers.

We have also entered into indemnification agreements with each of our directors and executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Organizational Transactions

Russell C. Horowitz, Ethan A. Caldwell, Peter Christothoulou, John Keister and Victor Oquendo, our initial stockholders, were involved in our initial funding and by reason of such involvement would be deemed to be acting as promoters as such term is defined by Rule 405 of Regulation C under the Act. Following our inception, in January 2003, we issued an aggregate of 12,250,000 shares of our Class A common stock to these individuals at a purchase price of $0.01 per share for a total purchase price of $122,500 and 1,000,000 shares of our Class B common stock for the benefit of Russell C. Horowitz individually or a Russell C. Horowitz–designated affiliated entity, at a purchase price of $0.01 per share for a total purchase price of $10,000.

As part of our original organization, we purchased certain property and equipment from Russell C. Horowitz and an affiliated entity for approximately $57,000 and from Ethan A. Caldwell for approximately $4,000. The original cost of the property and equipment was $70,000 and $4,000, respectively. The purchase price for such property and equipment was based on the estimated fair market value of the property and equipment as determined by our initial stockholders.

Private Placement Financing

In February and May 2003, we sold an aggregate of 6,724,063 shares of our Series A redeemable convertible preferred stock in a private placement at a purchase price of $3 per share for a total purchase price of $20,172,201. Upon the closing of our initial public offering, all outstanding shares of preferred stock automatically converted into Class B common stock and all share and per share amounts have been adjusted to reflect this conversion. The following table summarizes purchases, valued in excess of $60,000, of shares of our Series A redeemable convertible preferred stock by certain of our founding executive officers, directors, five-percent and initial stockholders and certain of their family members or permitted transferees:

Investor	Number of Shares Purchased	Aggregate Consideration
Ethan A. Caldwell	50,000	$150,000
DMC Investments, LLC(1)	100,000	$300,000
Rainwater River Authority, LLC(2)	720,000	$2,160,000
Donald J. Horowitz(3)	171,200	$513,600
Entities affiliated with Russell C. Horowitz(4)	1,488,333	$4,465,000
John Keister(5)	706,993	$2,120,980
Marcia McGreevy Lewis(6)	33,333	$100,000
Sylvia Mathews(7)	150,000	$450,000
Victor Oquendo	200,000	$600,000
Rick Thompson	833,333	$2,500,000

(1)Dennis Cline, one of our directors, is the managing member of DMC Investments, LLC.

(2)Hippo Beach Trust is the sole member of Rainwater River Authority, LLC. The beneficial owner of the shares held by such trust is Mr. David M. Horowitz, the brother of Mr. Russell C. Horowitz.

(3)Mr. Donald J. Horowitz is Mr. Russell C. Horowitz’s father. These shares are held jointly with rights of survivorship with Lynda Horowitz.

(4)The record holders of these securities consist of: (1) MARRCH Investments, LLC; and (2) Pemrose, LLC. See footnote (1) in “Security Ownership of Certain Beneficial Ownership and Management” for a description of Mr. Horowitz’s relationship to these entities. It also includes 5,000 shares issued to an Individual Retirement Account for the benefit of Mr. Horowitz.

(5)Includes 6,160 shares issued to an Individual Retirement Account for the benefit of Mr. Keister and 65,000 shares issued to a Grantor Retained Annuity Trust, of which Mr. Keister is the grantor.

(6)Ms. McGreevy Lewis is Mr. Keister’s mother.

(7)Ms. Mathews is Mr. Russell C. Horowitz’s mother. Includes 58,000 shares issued to an Individual Retirement Account for the benefit of Ms. Mathews.

In connection with the sale of the preferred stock, the investors were granted customary piggyback registration rights which are triggered by this offering. Notwithstanding the foregoing, the underwriters can limit the number of shares to be included in such registration. See “Description of Capital Stock” for a more complete description of these registration rights.

We believe that we have executed all of the transactions set forth above on terms no less favorable to us than we could have obtained from unaffiliated third parties. It is our intention to ensure that all future transactions between us and our officers, directors and principal stockholders and their affiliates, are approved by a majority of the board of directors, including a majority of the independent and disinterested members of our board of directors, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of December 31, 2004 and as adjusted to reflect the sale of the Class B common stock in the offering by:

•	each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of the outstanding shares of our common stock;

•	each of our directors who owns our common stock;

•	each of our executive officers listed in the “Summary Compensation Table” who owns our common stock; and

•	all directors and executive officers as a group.

Percentage of beneficial ownership is based on 25,498,961 shares of common stock outstanding as of December 31, 2004 and 32,938,200 shares of common stock outstanding after completion of the Class B common stock offering, including 439,239 shares of Class B common stock that we estimate we will issue in connection with the closing of the Name Development asset acquisition assuming that $20.49 per share, the last reported sale price of our Class B common stock on January 7, 2005, is the applicable price for determining the number of shares to be issued. This percentage also assumes that the underwriters will not exercise their over-allotment option to purchase an additional 1,050,000 shares of Class B common stock from us. This percentage also excludes the shares of Class B common stock issuable upon conversion of the preferred stock being offered in the preferred stock offering. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of December 31, 2004, are deemed outstanding. These shares are not, however, deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as otherwise noted below, the address for each beneficial owner listed below is c/o Marchex, Inc., 413 Pine Street, Suite 500, Seattle, Washington 98101.

		Percentage of Shares Outstanding
Name of Beneficial Owner	Number of Shares Owned	Before Offering	After Offering
Russell C. Horowitz(1)	9,525,040	37.4%	28.9%
Michael A. Arends(2)	208,083	*	*
John Keister(3)	2,695,160	10.6%	8.2%
Rainwater River Authority, LLC(4)	804,500	3.2%	2.4%
Twin Oaks Plateau, LLC(5)	500,000	2.0%	1.5%
Dennis Cline(6)	110,000	*	*
Jonathan Fram(7)	25,000	*	*
Rick Thompson(8)	1,218,333	4.8%	3.7%
All directors and executive officers as a group (9 persons)(9)	15,395,992	59.8%	46.4%

Except as indicated in the footnotes below and except as subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

The table above does not include any shares that may be purchased in the offering.

 *Less than one percent of the outstanding shares of common stock.

(1)Includes: (1) 8,026,707 shares of our Class A common stock held by MARRCH Investments, LLC; (2) 1,400,000 shares of our Class B common stock held by MARRCH Investments, LLC; and (3) 83,333 shares of our Class B common stock held by Pemrose, LLC. Mr. Horowitz is the managing member of these entities and, as such, may be deemed to exercise voting and investment power over the shares held by all of these entities. It also includes 5,000 shares of our Class B common stock held in an Individual Retirement Account for the benefit of Mr. Horowitz and 10,000 shares of our Class B common stock.

Footnotes continued on following page

(2)Includes: (1) 164,583 shares of our Class B common stock issuable upon exercise of options; (2) 11,500 shares of our Class B common stock; (3) 10,500 shares of our Class B common stock held by the Nicole Marie Arends 2003 Trust for the benefit of Nicole Marie Arends, the daughter of Mr. Arends, for which shares Mr. Arends disclaims beneficial ownership; (4) 15,000 shares of Class B common stock held in an Individual Retirement Account for the benefit of Mr. Arends; and (5) 6,500 shares of Class B common stock held in an Individual Retirement Account for the benefit of Diana Arends, Mr. Arends’s wife.

(3)Includes: (1) 2,000,167 shares of our Class A common stock; (2) 6,160 shares of our Class B common stock held in an Individual Retirement Account for the benefit of Mr. Keister; (3) 58,657 shares of our Class B common stock held in a Grantor Retained Annuity Trust, of which Mr. Keister is the grantor; and (5) 630,176 shares of our Class B common stock.

(4)Hippo Beach Trust is the sole member of Rainwater River Authority, LLC. The beneficial owner of the shares held by such trust is Mr. David M. Horowitz. The address for Rainwater River Authority, LLC is: 10900 NE 8th Street, Suite 900, Bellevue, Washington 98004.

(5)Triangled Eights Trust is the sole member of Twin Oaks Plateau, LLC. The beneficial owner of the shares held by such trust is Mr. David M. Horowitz. The address for Twin Oaks Plateau, LLC is: 10900 NE 8th Street, Suite 900, Bellevue, Washington 98004.

(6)Consists of 100,000 shares held by DMC Investments, LLC, a limited liability company of which Mr. Cline is the managing member and 10,000 shares of Class B common stock subject to options that are currently exercisable or exercisable within 60 days of December 31, 2004.

(7)Consists of 15,000 shares held by the Jonathan and Leslie Fram Trust for the benefit of Mr. Fram and Leslie Fram, Stanford Fram, Timothy Fram and Sarah Fram, Mr. Fram’s wife and children, and 10,000 shares of Class B common stock subject to options that are currently exercisable or exercisable within 60 days of December 31, 2004.

(8)Includes: (1) 1,158,333 shares of our Class B common stock; (2) 30,000 shares of our Class B common stock held by the Daniel Thompson Trust for the benefit of Daniel Thompson, Mr. Thompson’s son; (3) 20,000 shares of our Class B common stock held by the Ellen Thompson Trust for the benefit of Ellen Thompson, Mr. Thompson’s daughter; and (4) 10,000 shares of Class B common stock subject to options that are currently exercisable or exercisable within 60 days of December 31, 2004. Mr. Thompson disclaims beneficial ownership for the shares in this section (2) and (3).

(9)Includes an aggregate of: (1) 11,537,500 shares of our Class A common stock; (2) 3,610,159 shares of our Class B common stock (including 60,500 shares for which beneficial ownership has been disclaimed); and (3) 248,333 shares of our Class B common stock subject to options that are currently exercisable or exercisable within 60 days of December 31, 2004.

DESCRIPTION OF CAPITAL STOCK

General

The following summary description of our capital stock is not intended to be complete and is subject, and qualified in its entirety by reference, to our certificate of incorporation, as amended and restated, and our bylaws. We have filed copies of each of these documents as exhibits to the registration statement of which this prospectus is a part.

Authorized and Outstanding Capital Stock

Marchex is authorized to issue 12,500,000 shares of Class A common stock, $0.01 par value per share, 125,000,000 shares of Class B common stock, $0.01 par value per share and 1,000,000 shares of undesignated preferred stock, $0.01 par value per share.

Prior to Completion of the Offering.    As of September 30, 2004, there were 25,409,039 shares of common stock outstanding that were held by 149 stockholders of record. Of these shares:

•	11,987,500 shares were issued as Class A common stock, and as of this date were held by 5 stockholders of record, and

•	13,421,539 shares were issued as Class B common stock, and as of this date were held by 144 stockholders of record.

As of September 30, 2004, we had options outstanding for the purchase of an aggregate of 3,571,167 shares of Class B common stock with a weighted average exercise price of $4.02 per share. These options were issued under our 2003 amended and restated stock incentive plan, which is discussed in more detail below.

Upon Completion of the Offering.    Our authorized capital stock, following the completion of the Class B common stock and preferred stock offerings, will consist of shares of common stock and preferred stock:

•	with 12,500,000 shares authorized as our Class A common stock, $0.01 par value per share, of which 11,987,500 will be outstanding and 262,500 will be held in treasury;

•	with 125,000,000 shares authorized as our Class B common stock, $0.01 par value per share, of which 20,421,539 will be outstanding (21,471,539 shares if the underwriters’ over-allotment option is exercised in full); and

•	with 1,000,000 shares authorized as our % convertible exchangeable preferred stock, $0.01 par value per share, of which 200,000 will be outstanding (230,000 shares if the underwriters’ over-allotment option is exercised in full).

In the event we elect not to consummate the preferred stock offering, we will increase the size of the Class B common stock offering accordingly.

Common Stock

We have two classes of authorized common stock: Class A common stock and Class B common stock. Except with respect to voting rights, the Class A and Class B shares have identical rights. Holders of our Class A common stock are entitled to twenty-five votes for each share held, and holders of our Class B common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by the laws of the State of Delaware, the holders of outstanding shares of Class A common stock and the holders of outstanding shares of Class B common stock vote as one class with respect to the election of directors and with respect to all other matters to be voted on by our stockholders:

Each share of Class A common stock is convertible, at the holder’s option, into one share of Class B common stock. Our Class B common stock is not convertible into our Class A common stock. Subject to the prior rights of any of our outstanding preferred stock to receive dividends and distributions, holders of our common stock are entitled to receive ratably any dividends that may be declared by the board of directors out of funds legally available and are entitled to receive, pro rata, all of our assets available for distribution to such holders upon our liquidation, dissolution or winding up. The outstanding shares of Class A common stock and Class B common stock are, and the shares of Class B common stock to be issued upon completion of the Class B common stock offering will be, fully paid and non-assessable.

Preferred Stock

Our board of directors has the authority, without further action by the stockholders, to issue up to 1,000,000 shares of preferred stock, $0.01 par value, in one or more series. Our board of directors also has the authority to designate the rights, preferences, privileges and restrictions of each such series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Marchex without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of Class B common stock. In certain circumstances, an issuance of preferred stock could have the effect of decreasing the market price of the Class B common stock.

The shares of the preferred stock, when issued and sold for the consideration contemplated by the preferred stock offering, will be duly and validly issued, fully paid and nonassessable and the holders thereof will have no preemptive rights in connection therewith. The preferred stock will not be subject to any sinking fund or other obligation of Marchex to redeem or retire the preferred stock. Unless earlier converted, exchanged or redeemed by Marchex, the preferred stock will have a perpetual maturity. Any preferred stock converted, exchanged or redeemed or otherwise acquired by us will, upon cancellation of such shares, have the status of authorized but unissued shares of preferred stock.

[P]             % Convertible Exchangeable Preferred Stock

The preferred stock is discussed below under the caption “Description of Preferred Stock.”

[C] Proposed Terms of Preferred Stock

We are concurrently offering, with a separate prospectus, 200,000 shares of our             % convertible exchangeable preferred stock. The closing of this offering is subject to the concurrent closing of the Name Development asset acquisition described in this prospectus but is not contingent upon the closing of the concurrent preferred stock offering. The following summary of the proposed terms of the preferred stock is not complete and is subject to, and qualified in its entirety by reference to, our certificate of incorporation and the certificate of designation governing the preferred stock.

General.    Each share of preferred stock will have a “liquidation preference” of $250 plus all accrued and unpaid dividends through the distribution date, which is the amount a holder of one share of preferred stock would be entitled to receive if our company were liquidated. We will pay cumulative, cash dividends on the preferred stock at an annual rate of             % of the liquidation preference of the preferred stock.

Optional Conversion by Holders.    Holders of the preferred stock will have the right to convert some or all of their shares of preferred stock into shares of our Class B common stock, unless we have already redeemed them. The initial conversion price will be $             per share. At that price, holders of the preferred stock would receive approximately              shares of our Class B common stock for each share of preferred stock. Holders of preferred stock will not be entitled to any accrued or unpaid dividends upon conversion. The conversion price will be adjusted if specified dilutive events or specified transactions occur.

Optional Conversion by Us.    We may elect to convert some or all of the preferred stock into shares of our Class B common stock if the closing price of our Class B common stock has exceeded 150% of the conversion price of the preferred stock for at least 20 out of 30 consecutive trading days ending within five trading days prior to the notice of automatic conversion. If we elect to automatically convert some or all of the preferred stock prior to                     , 2008, we will also make an additional payment for accrued but unpaid dividends in cash or, at our option, in shares of our Class B common stock or a combination of cash and shares of our Class B common stock, with the Class B common stock valued at 97.5% of the average closing price for the five trading days immediately preceding the second trading day prior to the date of automatic conversion.

Redemption of the Preferred Stock by Us.    Beginning on                     , 2008, we will have the right to redeem some or all of the preferred stock at a redemption price equal to $             per share, plus accrued and unpaid dividends to, but excluding, the date of redemption. The redemption price will decline until it equals $250 per share on                     , 2015, and will remain at $250 per share thereafter until redeemed. We will pay this redemption price out of legally available funds.

Ranking.    The preferred stock will rank:

•	junior to all our existing and future indebtedness and other obligations;

•	junior to any of our capital stock or preferred stock which provides that it be ranked senior to the preferred stock and which receives the requisite approval of the holders of the preferred stock; and

•	equal with any of our preferred stock issued in the future which provides that it be ranked equal with the preferred stock and which receives the requisite approval of the holders of the preferred stock.

Exchange Provisions.    We may exchange the preferred stock in whole, but not in part, for debentures on any dividend payment date on or after                     , 2006, at the rate of $250 principal amount of debentures for each outstanding share of the preferred stock. On the date of this exchange, rights as a stockholder of Marchex will cease, and the shares of preferred stock will no longer be outstanding and will only represent the right to receive the debentures and any accrued and unpaid dividends. We may not exercise our option to exchange the preferred stock for the debentures if full cumulative dividends on the preferred stock have not been paid or set aside for payment, or if an event of default under the indenture has occurred and is continuing.

Voting Rights.    Holders of the preferred stock will be entitled to elect two additional directors to the board of directors if we have not declared or paid dividends on the preferred stock for a total of six quarterly periods. These voting rights and the terms of office of the additional directors will terminate when we have declared and either paid or set aside for payment accrued and unpaid dividends.

In addition, the vote or consent of at least a majority of the holders of the preferred stock will be required to take specified actions or enter into specified transactions that would adversely effect the preferred stock.

Warrants to Representatives in Initial Public Offering

At the closing of our initial public offering in April 2004, we sold warrants to purchase shares of our Class B common stock to Sanders Morris Harris Inc. and National Securities Corporation, as representatives of the underwriters for our initial public offering, for nominal consideration.

These representatives, or their designees, may exercise warrants to purchase up to 120,000 shares of Class B common stock over a period commencing on April 5, 2005 and ending April 5, 2009 for an exercise price of $8.45 per share. We have reserved an equivalent number of shares of Class B common stock for issuance upon exercise of the warrants. The holders of the warrants will not possess any rights as a stockholder unless the warrants are exercised. These warrants grant to the holders thereof certain piggyback registration rights for the shares of Class B common stock issuable upon exercise thereof, as set forth in more detail below.

Stock Consideration in the Traffic Leader Acquisition

As partial consideration in the acquisition of TrafficLeader, Marchex issued an aggregate of 562,500 shares of Class B common stock to the former stockholders of TrafficLeader, 425,000 of which are fully vested on the date of grant and 137,500 of which are subject to vesting over time. Marchex is subject to continuing obligations under the agreement and plan of merger dated as of October 1, 2003, entered into by Marchex and TrafficLeader and its stockholders. We also refer to this agreement as the acquisition agreement. The shares issued in connection with the acquisition are subject to a stock transfer and restriction agreement dated as of October 24, 2003, between the former stockholders of TrafficLeader and Marchex.

The acquisition agreement and the stock transfer and restriction agreement provide that 137,500 shares of the total stock consideration are classified as “restricted equity consideration.” The restricted equity consideration is subject to a three year vesting schedule, with the first 16.67% vesting on the six month anniversary of the closing date and an additional 16.67% shall vest on the last day of each successive six month period over the next two and one half years. These shares of restricted equity consideration shall become fully vested in the event of an acceleration event as defined in the acquisition agreement with respect to Gerald Wiant and Bruce Fabbri, the former principal stockholders of TrafficLeader, and upon a “change of control” of Marchex with respect to all of the other stockholders who are identified in the stock transfer and restriction agreement. The restricted equity consideration granted to each of Gerald Wiant and Bruce Fabbri shall be subject to forfeiture in the event that their employment relationship with us terminates for any reason.

With respect to the vested shares, the holders shall also have certain piggyback registration and drag along rights pursuant to the stock transfer and restriction agreement, as set forth in more detail below.

Registration Rights

As of September 30, 2004, the holders of an aggregate of 20,712,604 shares of our Class A and Class B common stock are entitled to rights to register these shares under the Securities Act. These rights are provided under: (1) the stockholders’ agreement entered into with certain investors, dated as of January 23, 2003; (2) the stock transfer and restriction agreement entered into with the holders of those shares of Class B common stock which were issued in connection with the acquisition of TrafficLeader, dated as of October 24, 2003; (3) the warrant agreement issued to Sanders Morris Harris Inc., dated as of April 5, 2004; (4) the warrant agreement issued to National Securities Corporation, dated as of April 5, 2004; (5) the registration rights agreement entered into with the holder of those shares of Class B common stock which were issued in connection with the acquisition of goClick, dated as of July 27, 2004; and (6) the asset purchase agreement entered into in connection with the acquisition of certain assets of Name Development, dated as of November 19, 2004. With the exception of the Name Development asset purchase agreement, each of these holders are entitled to customary piggyback registration rights upon request at our expense subject to the right of underwriters to limit the number of shares included in such registration and underwriting. The piggyback registration rights granted to Sanders Morris Harris Inc. and National Securities Corporation in connection with our initial public offering are not effective until April 5, 2005 and will therefore not be triggered by this offering. In connection with the Name Development asset acquisition, we have also agreed to file a registration statement to register the shares of Class B common stock issued as part of the equity consideration thereunder or any shares of Class B common stock issued in connection with payment of the termination fee pursuant to the asset purchase agreement for resale on Form S-3 once we become eligible to file such a registration statement with the SEC. This offering will trigger piggyback registration rights with respect to holders of an aggregate of 20,712,604 shares of our Class A and Class B common stock which have been waived in connection with this offering.

If our stockholders with registration rights cause a large number of securities to be registered and sold in the public market, those sales could cause the market price of our Class B common stock to fall. If we were to initiate a registration and include registrable securities because of the exercise of registration rights, the inclusion of registrable securities could adversely affect our ability to raise capital.

Drag Along Rights

The holders of approximately 13,555,000 shares of our Class A and Class B common stock, or their permitted transferees, are entitled to drag along rights with respect to the sale of their shares. Of the total number of shares subject to these drag along rights, 12,992,500 shares of Class A and Class B common stock have rights under the January 2003 agreement, and 562,500 shares of Class B common stock have rights under the October 2003 agreement.

Under each of these agreements, the stockholders have drag along rights in the event that a majority of the voting power of a defined group of stockholders proposes to either:

•	make a bona fide sale or exchange, in a business combination or otherwise, of all of the shares they hold to a third party who is not an affiliate or associate; or

•	enter into a transaction pursuant to which we agree to merge with or into another entity or agree to sell all or substantially all of our assets.

For the holders who are party to the January 2003 agreement, those stockholders who hold a majority of the voting power of the outstanding securities subject to such agreement may effectuate the drag along right. For the holders who are party to the October 2003 agreement, those stockholders who hold a majority of the voting power of all of our outstanding securities may effectuate the drag along right.

Under each of these agreements, these majority stockholders have the right, exercisable upon 30 days’ notice to the other stockholders, subject thereto to require the other stockholders to sell or vote all of their shares of our common stock in favor of the subject transaction.

2003 Stock Incentive Plan

See “Management—Benefit Plans” for a complete explanation of the plan.

2004 Employee Stock Purchase Plan

See “Management—Benefit Plans” for a complete explanation of the plan.

Anti-Takeover Provisions Affecting Stockholders

As of December 31, 2004, our founding executive officers control ninety-three percent (93%) of the combined voting power of our outstanding capital stock, which could be deemed to have an anti-takeover effect.

Our certificate of incorporation, as amended, provides that no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability, provided that, to the extent provided by applicable law, the certificate of incorporation shall not eliminate the liability of a director for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or

•	any transaction from which such director derives improper personal benefit.

Our by-laws provide that we shall, to the extent permitted by Delaware law, indemnify and advance expenses to our currently acting and former directors, officers, employees and agents or director, officers, employees and agents of other corporations, partnerships, joint ventures, trusts or other enterprises if serving at our request arising in connection with their acting in such capacities. We have entered into indemnification agreements with each of our directors and executive officers.

We are subject to Section 203 of the Delaware General Corporation Law. Subject to specific exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time the person became an interested stockholder, unless:

•	the business combination, or the transaction in which the stockholder became an interested stockholder, is approved by our board of directors prior to the time the interested stockholder attained that status;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or after the time a person became an interested stockholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

“Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to various exceptions, in general an “interested stockholder” is a person who, together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the shares of the corporation’s outstanding voting stock. These restrictions could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, therefore, may discourage attempts to acquire us.

In addition, our certificate of incorporation, as amended and restated, authorizes the board of directors to issue up to 1,000,000 shares of undesignated preferred stock, $0.01 par value per share. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our board of directors without further action by the stockholders. These terms may include voting rights, including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights and redemption rights.

The provisions described above could have the effect of discouraging open market purchases of our Class B common stock because they may be considered disadvantageous by a stockholder who desires to undertake a business combination with us.

Nasdaq National Market Listing

Marchex’s Class B common stock is listed on the Nasdaq National Market under the trading symbol “MCHX.” We have applied to have the preferred stock listed on the Nasdaq National Market under the trading symbol “MCHXP.”

Transfer Agent and Registrar

The transfer agent and registrar for our Class B common stock is Mellon Investor Services LLC.

[P] DESCRIPTION OF PREFERRED STOCK

The following is a summary of some, but not all, of the terms of the preferred stock. You should refer to the actual terms of the preferred stock and the certificate of designation filed with the Secretary of State of the State of Delaware and filed as an exhibit to this registration statement. As used in this description, the words “we,” “us” or “our” do not include any current or future subsidiary of Marchex.

General

Our board of directors has the authority, without stockholder approval, to issue up to 1,000,000 shares of preferred stock in one or more series and to determine the rights, privileges and limitations of the preferred stock. The rights, preferences, powers and limitations on different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, and purchase funds and other matters.

In the description, we refer to our             % convertible exchangeable preferred stock as the “preferred stock.” The shares of preferred stock, when issued and sold in the manner contemplated by this prospectus, will be duly and validly issued, fully paid and nonassessable. You will not have any preemptive rights if we issue other series of preferred stock. The preferred stock is not subject to any sinking fund. We have no obligation to retire the preferred stock. The preferred stock has a perpetual maturity, subject to your right to convert the preferred stock and our right to auto-convert the preferred stock and exchange or redeem the preferred stock at our option. Any preferred stock converted, exchanged or redeemed or acquired by us will, upon cancellation, have the status of authorized but unissued shares of preferred stock. We will be able to reissue these cancelled shares of preferred stock.

Dividends

When and if declared by our board of directors out of the legally available funds, you will be entitled to receive cash dividends at an annual rate of             % of the liquidation preference of the preferred stock. Dividends will be payable quarterly on                     ,                     ,                      and                     , beginning                      2005. In the case of any accrued but unpaid dividends, we will pay dividends at additional times and for interim periods, if any, as determined by our board of directors. Dividends on the preferred stock will be cumulative from the issue date. Dividends will be payable to holders of record as they appear on our stock books not more than 60 days nor less than 10 days preceding the payment dates, as fixed by our board of directors. If the preferred stock is called for redemption on a redemption date between the dividend record date and the dividend payment date and you do not convert the preferred stock (as described below), you shall receive the dividend payment together with all other accrued and unpaid dividends on the redemption date instead of receiving the dividend on the dividend date. Dividends payable on the preferred stock for any period greater or less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Accrued but unpaid dividends will not bear interest.

If we do not pay or set aside dividends in full on the preferred stock and any other preferred stock ranking on the same basis as to dividends, all dividends declared upon shares of the preferred stock and any other preferred stock will be declared on a pro rata basis. For these purposes, “pro rata” means that the amount of dividends declared per share on the preferred stock and any other preferred stock bear to each other will be the same ratio that accrued and unpaid dividends per share on the shares of the preferred stock and such other preferred stock bear to each other. Except as described above, we will not be able to redeem, purchase or otherwise acquire any of our stock ranking on the same basis as the preferred stock as to dividends or liquidation preferences unless we have paid or set aside full cumulative dividends, if any, accrued on all outstanding shares of preferred stock.

Unless we have paid or set aside full cumulative dividends, if any, accrued on all outstanding shares of preferred stock and any other of our preferred stock ranking on the same basis as to dividends:

•	we may not declare or pay or set aside dividends on common stock or any other stock ranking junior to the preferred stock as to dividends or liquidation preferences, excluding dividends or distributions of shares, options, warrants or rights to purchase common stock or other stock ranking junior to the preferred stock as to dividends; or

•	we will not be able to redeem, purchase or otherwise acquire any of our other stock ranking junior to the preferred stock as to dividends or liquidation preferences.

Under Delaware law, we may only make dividends or distributions to our stockholders from:

•	our surplus; or

•	the net profits for the current fiscal year or the fiscal year before which the dividend or distribution is declared under certain circumstances.

Our ability to pay dividends and make any other distributions in the future will depend upon our financial results, liquidity and financial condition.

Conversion Rights

General

You may convert the preferred stock at any time into a number of shares of Class B common stock determined by dividing the $250 liquidation preference by the conversion price of $            , subject to adjustment as described below. When we refer to common stock or common equity in this prospectus, we are referring to both the Class A common stock and Class B common stock. This conversion price is equivalent to a conversion rate of approximately              shares of Class B common stock for each share of preferred stock. We will not make any adjustment for accrued or unpaid dividends or for common stock dividends upon conversion. We will not issue fractional shares of Class B common stock upon conversion. However, we will instead pay cash for each fractional share based upon the market price of the Class B common stock on the last business day prior to the conversion date. If we call the preferred stock for redemption, your right to convert the preferred stock will expire at the close of business on the next business day preceding the date fixed for redemption, unless we fail to pay the redemption price.

In order to convert your shares of preferred stock, you must either:

•	deliver your preferred stock certificate at the transfer agent office and a duly signed and completed notice of conversion, or

•	if the preferred stock is held in global form, according to the procedures set forth below under the subsection entitled “Form, Denomination and Registration.”

The conversion date will be the date you deliver your preferred stock certificate and the duly signed and completed notice of conversion to the transfer agent. You will not be required to pay any taxes or duties on conversion, but will be required to pay any tax or duty payable as a result of the Class B common stock upon conversion being issued other than in your name. We will not issue Class B common stock certificates unless all taxes and duties, if any, have been paid by the holder. If you convert your preferred stock after a dividend record date and prior to the next dividend payment date, you will have to pay us an amount equal to the dividend payable on such dividend payment date unless the preferred stock has been called for redemption or we have issued a notice of automatic conversion.

Conversion Price Adjustment—General

The conversion price of $             will be adjusted if:

(1) we dividend or distribute common stock on shares of our common stock;

(2) we subdivide or combine our common stock;

(3) we issue to all holders of common stock certain rights or warrants to purchase our common stock at less the current market price;

(4) we dividend or distribute to all holders of our common stock shares of our capital stock or evidences of indebtedness or assets, excluding:

•	those rights, warrants, dividends or distributions referred to in (1) or (3), or

•	dividends and distributions paid exclusively in cash;

(5) we make a dividend or distribution consisting exclusively of cash to all holders of common stock;

(6) we purchase common stock pursuant to a tender offer made by us or any of our subsidiaries; and

(7) a person other than us or any of our subsidiaries makes any payment on a tender offer or exchange offer and, as of the closing of the offer, the board of directors is not recommending rejection of the offer. We will only make this adjustment if the tender or exchange offer increases a person’s ownership to more than 25% of our outstanding common equity, and only if the payment per share of common stock exceeds the current market price of our Class B common stock. We will not make this adjustment if the offering documents disclose our plan to engage in any consolidation, merger, or transfer of all or substantially all of our properties and if specified conditions are met.

In the event that we pay a dividend or make a distribution on shares of our common stock consisting of capital stock of, or similar equity interests in, as described in paragraph (4) above, a subsidiary or other business unit of ours, the conversion price will be adjusted based on the market value of the securities so distributed relative to the market value of our Class B common stock, in each case based on the average sale prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such dividend or distributed on the Nasdaq National Market or such other national or regional exchange or market on which the securities are then listed or quoted.

If we implement a stockholder rights plan, this new rights plan must provide that upon conversion of the exiting preferred stock the holders will receive, in addition to the Class B common stock issuable upon such conversion, the rights under such rights plan unless the rights have separated from the common stock before the time of conversion, in which case the conversion price will be adjusted as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

We may make a temporary reduction in the conversion price of the preferred stock if our board of directors determines that this decrease would be in the best interests of Marchex. We may, at our option, reduce the conversion price if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any dividend or distribution of stock or rights to acquire stock or from any event treated as such for income tax purposes. See the section entitled “Material Federal Income Tax Consequences” below for more information.

Conversion Price Adjustment—Merger, Consolidation or Sale of Assets

If we are involved in a transaction in which shares of our common stock are converted into the right to receive other securities, cash or other property, or a sale or transfer of all or substantially all of our assets under which the holders of our common stock shall be entitled to receive other securities, cash or other property, then appropriate provision shall be made so that your preferred stock will convert into:

(1) if the transaction is a common stock fundamental change (as defined below), common stock of the kind received by holders of common stock as a result of common stock fundamental change in accordance with paragraph (1) below under the subsection entitled “—Fundamental Change Conversion Price Adjustments,” and

(2) if the transaction is not a common stock fundamental change, and subject to funds being legally available at conversion, the kind and amount of the securities, cash or other property that would have been receivable upon the recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Class B common stock issuable upon conversion of the preferred stock immediately prior to the recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange, after giving effect to any adjustment in the conversion price in accordance with paragraph (2) below under the subsection entitled “—Fundamental Change Conversion Price Adjustments.”

The company formed by the consolidation, merger, asset acquisition or share acquisition shall provide for this right in its organizational document. This organizational document shall also provide for adjustments so that the organizational document shall be as nearly practicably equivalent to adjustments in this section for events occurring after the effective date of the organizational document.

The following types of transactions, among others, would be covered by this adjustment:

(1) we recapitalize or reclassify our common stock, except for:

•	a change in par value,

•	a change from par value to no par value,

•	a change from no par value to par value, or

•	a subdivision or combination of our common stock,

(2) we consolidate or merge into any other person, or any merger of another person into us, except for a merger that does not result in a reclassification, conversion, exchange or cancellation of common stock,

(3) we sell, transfer or lease all or substantially all of our assets and holders of our common stock become entitled to receive other securities, cash or other property, or

(4) we undertake any compulsory share exchange.

Fundamental Change Conversion Price Adjustments

If a fundamental change occurs, the conversion price will be adjusted as follows:

(1) in the case of a common stock fundamental change, the conversion price shall be the conversion price after giving effect to any other prior adjustments effected pursuant to the preceding paragraphs, multiplied by a fraction, the numerator of which is the purchaser stock price and the denominator of which is the applicable price. However, in the event of a common stock fundamental change in which:

(a) 100% of the value of the consideration received by a holder of our common stock is common stock of the successor, acquiror or other third party, and cash, if any, paid with respect to any fractional interests in such common stock resulting from such common stock fundamental change, and

(b) all of our common stock shall have been exchanged for, converted into or acquired for, common stock of the successor, acquiror or other third party, and any cash with respect to fractional interests, the conversion price shall be the conversion price in effect immediately prior to such common stock fundamental change multiplied by a fraction, the numerator of which is one (1) and the denominator of which is the number of shares of common stock of the successor, acquiror or other third party received by a holder of one share of our common stock as a result of the common stock fundamental change; and

(2) in the case of a non-stock fundamental change, the conversion price shall be the lower of:

(a) the conversion price after giving effect to any other prior adjustments effected pursuant to the preceding paragraphs, and

(b) the product of:

(1) the greater of the applicable price or $            , and

(2) a fraction, the numerator of which is $250 and the denominator of which is (x) the amount of the redemption price for one share of preferred stock if the redemption date were the date of the non-stock fundamental change (or the date of the period beginning on the first issue date of the preferred stock and through                     , 2005, or the twelve-month period commencing                     , 2005, the product of        % and         %, respectively, times $250) plus (y) any then-accrued and unpaid distributions on one share of preferred stock.

You may receive significantly different consideration upon conversion depending upon whether a fundamental change is a non-stock fundamental change or a common stock fundamental change. In the event of a non-stock fundamental change, your preferred stock will convert into stock and other securities or property or assets, including cash, determined by the number of shares of Class B common stock receivable upon conversion at the conversion price as adjusted in accordance with (2) above. In the event of a common stock fundamental change, under certain circumstances you will receive different consideration depending on whether you convert your preferred stock on or after the common stock fundamental change. For example, you will receive Class B common stock if you convert your preferred stock following a common stock fundamental change in which less than 100% of the value of the consideration received by a holder of common stock is common stock of the successor, acquirer or other third party. However, if you had converted your preferred stock prior to the common stock fundamental change, you would have received consideration in the form of such Class B common stock as well as any other securities or assets, including cash, issuable upon conversion of such preferred stock immediately prior to the common stock fundamental change.

Additional Conversion Price Adjustment Upon Certain Fundamental Changes

In addition to the conversion price adjustments set forth above upon a fundamental change, if a fundamental change occurs prior to                     , 2008, and 10% or more of the consideration for the common stock in the corporate transaction that constitutes such fundamental change consists of cash, securities or other property that is not traded or scheduled to be traded immediately following such transaction on a U.S. national security exchange or the Nasdaq National Market, we will adjust the conversion price by increasing the conversion rate for the preferred stock surrendered for conversion by a number of additional shares (the “additional shares”) as described below.

The number of additional shares will be determined by reference to the table below, based on the date on which such corporate transaction becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our common stock in the corporate transaction. If holders of our common stock receive only cash in such corporate transaction, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the closing sale prices of our Class B common stock on the five trading days prior to but not including the effective date of our Class B common stock on the five trading days prior to but not including the effective date of such corporate transaction.

The stock prices set forth in the first row of the table below (i.e. column headers) will be adjusted as of any date on which the conversion rate of the preferred stock is adjusted, as described above under “Conversion Price Adjustment—General.” The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate set forth above under “Conversion Price Adjustment—General.”

The following table sets forth the hypothetical stock price and number of additional shares to be received per $250 liquidation preference.

Stock Price
Effective Date	$	$	$	$	$	$	$	$	$	$
, 2005
, 2006
, 2007
, 2008

The stock prices and additional share amounts set forth above are based upon a Class B common stock price of              and an initial conversion price of             .

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•	If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•	If the stock price is equal to or in excess of $ per share (subject to adjustment), no additional shares will be issued upon conversion.

•	If the stock price is less than $ per share (subject to adjustment), no additional shares will be issued upon conversion.

Notwithstanding the foregoing, in no event will the total number of shares of Class B common stock issuable upon conversion exceed              per preferred share, subject to adjustments in the same manner as the conversion price as set forth under “Conversion Rights.”

Definitions for the Fundamental Change Adjustment Provision

The term “applicable price” means:

•	in a non-stock fundamental change in which the holders of common stock receive only cash, the amount of cash received by a holder of one share of common stock, and

•	in the event of any other fundamental change, the average of the daily closing price for one share of Class B common stock during the 10 trading days immediately prior to the record date for the determination of the holders of common stock entitled to receive cash, securities, property or other assets in connection with the fundamental change or, if there is no such record date, prior to the date upon which the holders of common stock shall have the right to receive such cash, securities, property or other assets.

The term “common stock fundamental change” means any fundamental change in which more than 50% of the value, as determined in good faith by our board of directors, of the consideration received by holders of our common stock consists of common stock that, for the 10 trading days immediately prior to such fundamental change, has been admitted for listing or admitted for listing subject to notice of issuance on a national securities exchange or quoted on Nasdaq National Market, except that a fundamental change shall not be a common stock fundamental change unless either:

•	we continue to exist after the occurrence of the fundamental change and the outstanding preferred stock continues to exist as outstanding preferred stock, or

•	not later than the occurrence of the fundamental change, the outstanding preferred stock is converted into or exchanged for shares of convertible preferred stock, which convertible preferred stock has rights, preferences and limitations substantially similar, but no less favorable, to those of the preferred stock.

The term “fundamental change” means the occurrence of any transaction or event or series of transactions or events pursuant to which all or substantially all of our common stock shall be exchanged for, converted into, acquired for or shall constitute solely the right to receive cash, securities, property or other assets, whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise. However, for purposes of adjustment of the conversion price, in the case of any series of transactions or events, the fundamental change shall be deemed to have occurred when substantially all of the common stock shall have been exchanged for, converted into or acquired for, or shall constitute solely the right to receive, such cash, securities, property or other assets, but the adjustment shall be based upon the consideration that the holders of our common stock received in the transaction or event as a result of which more than 50% of our common stock shall have been exchanged for, converted into or acquired for, or shall constitute solely the right to receive, such cash, securities, property or other assets.

The term “non-stock fundamental change” means any fundamental change other than a common stock fundamental change.

The term “purchaser stock price” means the average of the daily closing price for one share of the common stock received by holders of the common stock in the common stock fundamental change during the 10 trading days immediately prior to the date fixed for the determination of the holders of the common stock entitled to receive such common stock or, if there is no such date, prior to the date upon which the holders of the common stock shall have the right to receive such common stock.

Automatic Conversion

At any time, we may elect to convert some or all of the preferred stock if the closing price of our Class B common stock has exceeded 150% of the conversion price for at least 20 of the 30 consecutive trading days ending within five trading days prior to the notice of automatic conversion. If we elect to convert less than all of the preferred stock, we shall select the shares to be converted by lot or pro rata or in some other equitable manner in our discretion. On or after                     , 2008, we may not elect to automatically convert the preferred stock if full cumulative dividends on the preferred stock for all past dividend payments have not been paid or set aside for payment.

Dividend Make-Whole Payment

If we elect to automatically convert some or all of the preferred stock prior to                     , 2008, we will make an additional payment on the preferred stock equal to the aggregate amount of dividends that would have accrued and become payable on the preferred stock from                     , 2005 through and including                     , 2008, less any dividends already paid on the preferred stock. This additional payment is payable by us, in cash or, at our option, in shares of our Class B common stock or a combination of cash and shares of our Class B common stock, with the Class B common stock valued at 97.5% of the average closing price for the five trading days immediately preceding the second trading day prior to the date of automatic conversion. We will specify, in the notice of automatic conversion, whether we will make the dividend make-whole payment in cash, shares of our Class B common stock or a combination of cash and shares of our Class B common stock. We will not issue fractional shares for any additional payment upon conversion but will instead make a cash adjustment for any fractional share payment.

Liquidation Rights

In the event of our liquidation, you shall receive a liquidation preference of $250 per share and all accrued and unpaid dividends through the distribution date. For purposes of this section, the term “liquidation” refers to either a liquidation, dissolution or winding up of Marchex. Holders of any class or series of preferred stock ranking on the same basis as your preferred stock as to liquidation shall also be entitled to receive the full respective liquidation preferences and any accrued and unpaid dividends through the distribution date. Only after the preferred stock holders have received their liquidation preference and any accrued and unpaid dividends will we distribute assets to common stock holders or any of our other stock ranking junior to the shares of preferred stock upon liquidation. If upon liquidation we do not have enough assets to pay in full the amounts due on the preferred stock and any other preferred stock ranking on the same basis with your preferred stock as to liquidation, you and the holders of such other preferred stock will share ratably in any such distributions of our assets:

•	first in proportion to the liquidation preferences until the preferences are paid in full, and

•	then in proportion to the amounts of accrued but unpaid dividends.

After we pay any liquidation preference and accrued dividends, you will not be entitled to participate any further in the distribution of our assets. The following events will not be deemed to be a liquidation of Marchex:

(1) the sale of all or substantially all of the assets, or

(2) our merger or consolidation into or with any other corporation, our liquidation, dissolution, winding up or reorganization immediately followed by a reincorporation of another corporation.

Optional Redemption

On or after                     , 2008 we may redeem the preferred stock, out of legally available funds, in whole or in part, at our option, at the redemption prices listed below. The redemption price for each share of preferred stock is as follows for the 12-month period beginning                      of the following years, beginning                     , 2008 and ending on                     , 2009 in the case of the first period:

Year	Redemption Price
2008	$
2009
2010
2011
2012
2013
2014

and $250 at                     , 2015 and thereafter. In each case we will pay accrued and unpaid dividends to, but excluding, the redemption date. We are required to give notice of redemption not more than 60 and not less than 20 days before the redemption date.

If we redeem less than all of the shares of preferred stock, we shall select the shares to be redeemed by lot or pro rata or in some other equitable manner in our sole discretion.

Exchange Provisions

We may exchange the preferred stock in whole, but not in part, for debentures on any dividend payment date on or after                     , 2006 at the rate of $250 principal amount of debentures for each outstanding share of preferred stock. Debentures will be issuable in denominations of $1,000 and integral multiples of $1,000. See the section entitled “Description of Debentures” below. If the exchange results in an amount of debentures that is not an integral multiple of $1,000, we will pay in cash an amount in excess of the closest integral multiple of $1,000. We will mail written notice of our intention to exchange the preferred stock to each record holder not less than 30 nor more than 60 days prior to the exchange date.

We refer to the date fixed for exchange of the preferred stock for debentures as the “exchange date.” On the exchange date, your rights as a stockholder of Marchex shall cease. Your shares of preferred stock will no longer be outstanding, and will only represent the right to receive the debentures and any accrued and unpaid dividends, without interest. We may not exercise our option to exchange the preferred stock for the debentures if:

•	full cumulative dividends on the preferred stock to the exchange date have not been paid or set aside for payment, or

•	an event of default under the indenture has occurred and is continuing.

The exchange of preferred stock for debentures will be a taxable event, since holders will be exchanging their preferred stock for debt and we will not make any related cash payment to the holder. See the section entitled “Material Federal Income Tax Consequences” below.

Voting Rights

You will have no voting rights except as described below or as required by law. Holders of the preferred stock will be entitled to one vote for each share held on all matters submitted to a vote of the holders of preferred stock. Shares held by us or any of our affiliates will not have any voting rights.

If we have not paid dividends on the preferred stock or on any outstanding shares of preferred stock ranking on the same basis as to dividends with the preferred stock in an aggregate amount equal to at least six quarterly dividends whether or not consecutive, we will increase the size of our board of directors by two additional directors. So long as dividends remain due and unpaid, holders of the preferred stock, voting separately as a class with holders of preferred stock ranking on the same basis as to dividends having like voting rights, will be entitled to elect two additional directors at any meeting of stockholders at which directors are to be elected. These voting rights will terminate when we have declared and either paid or set aside for payment accrued and unpaid dividends. The terms of office of all directors so elected will terminate immediately upon the termination of these voting rights.

In	addition, without the vote or consent of at least the majority of holders of preferred stock, we may not:

•	adversely change the rights, preferences and limitations of the preferred stock by modifying our certificate of incorporation or bylaws, or

•	authorize, issue, reclassify, increase the authorized amount, or authorize or issue any convertible obligation or security or right to purchase any class of stock that ranks senior to or on the same basis with the preferred stock as to dividends or distributions of assets upon liquidation, dissolution or winding up of the stock.

Without the vote or consent of the holders of at least a majority of the preferred stock we may not:

•	enter into a share exchange that affects the preferred stock,

•	consolidate with or merge into another entity, or

•	permit another entity to consolidate with or merge into us,

unless the preferred stock remains outstanding and unaffected or is converted into or exchanged for convertible preferred stock of the surviving entity having rights, preferences and limitations substantially similar, but no less favorable, to the preferred stock, except for changes that do not affect the holders of the preferred stock adversely. In determining a majority under these voting provisions, holders of preferred stock will vote together with holders of any other preferred stock that rank on parity as to dividends and that have like voting rights.

Global Preferred Stock

The preferred stock will be evidenced by a global certificate which will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co. as DTC’s nominee. Except as set forth below, the global certificate may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Purchasers may hold their interests in the global certificate directly through DTC or indirectly through organizations which are participants in DTC. Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in the global certificate to such persons may be limited.

Purchasers may beneficially own interests in the global certificate held by DTC only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship, with a participant, either directly or indirectly through indirect participants. So long as Cede & Co., as the nominee of DTC, is the registered owner of the global certificate, Cede & Co. for all purposes will be considered the sole holder of the global certificate. Except as provided below, owners of beneficial interests in the global certificate will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered the holders.

Payment of dividends on and the redemption price of the global certificate will be made to Cede & Co. by wire transfer of immediately available funds. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global certificate or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We have been informed by DTC that, with respect to any payment of dividends on or the redemption price of the global certificate, DTC’s practice is to credit participants’ accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the preferred stock represented by the global certificate as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on such payment date. Payments by participants to owners of beneficial interests in preferred stock represented by the global certificate held through such participants will be the responsibility of such participants, as is now the case with securities held for the accounts of customers registered in “street name.”

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in preferred stock represented by the global certificate to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

Neither we, the transfer agent, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of preferred stock only at the direction of one or more participants to whose account with DTC interests in the global certificate are credited and only in respect of the amount of shares of the preferred stock represented by the global certificate as to which the participant has given this direction.

DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the initial purchaser. Certain participants, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will cause preferred stock to be issued in definitive form in exchange for the global certificate.

Transfer Agent and Registrar

Mellon Investor Services LLC will act as transfer agent and registrar for the preferred stock.

[P] DESCRIPTION OF DEBENTURES

If we elect to issue debentures in exchange for the preferred stock, we will issue the debentures under an indenture between us and                                              , as trustee. The following summarizes some, but not all, of the provisions of the indenture and the debentures. You should refer to the actual terms of the indenture and the debentures for the definitive terms and conditions that have been filed as an exhibit to this registration statement. As used in this description, the words “we,” “us” or “our” do not include any current or future subsidiary of Marchex.

If we elect to issue debentures for preferred stock, we will issue the debentures at a rate of $250 principal amount of debentures for each share of preferred stock that we exchange. The debentures will be general, unsecured, subordinated obligations of Marchex. The debentures will initially be limited to an aggregate principal amount equal to the aggregate liquidation value of the outstanding preferred stock, excluding accrued and unpaid dividends payable upon liquidation. We may, without the consent of the holders, “reopen” the notes and issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount, provided that no such additional notes may be issued unless fungible with the notes offered hereby for U.S. federal income tax purposes. The debentures will mature 25 years after the exchange date, unless earlier converted by a holder or redeemed at our option.

The debentures will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. You will not be required to pay a service charge for registration of transfer or exchange of the debentures. We may, however, require you to pay any tax or other governmental charge payable in the transaction.

We will maintain an office in New York, New York where payments will be made on the debentures and where transfer of debentures will be registrable. Initially, this office will be an office or agency of the trustee in New York, New York.

The debentures will be issued in the same form as the preferred stock for which debentures were exchanged. Any global certificates will be replaced with one or more global debentures as described above under the section entitled “Description of Preferred Stock—Form, Denomination and Registration.” Debentures may be issued in certificated form in exchange for a global debenture under limited specified circumstances.

We are not restricted from paying dividends or repurchasing securities under the indenture. We are not subject to any financial covenants under the indenture.

Interest

The debentures will bear interest at the rate of         % per year. Interest will be paid on                      and                      of each year to the record holder on the preceding                      and                     . Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. We may, at our option, pay interest in the debentures by check mailed to the holders. However, holders of more than $2.0 million in principal amount of debentures will be paid by wire transfer in immediately available funds at the holder’s election.

Conversion Rights

Holders may convert their debentures at any time prior to maturity, subject to prior redemption, at a conversion price of $            , subject to adjustment as described below. Except as described in this section, the conversion provisions of the debentures will be identical to the conversion provisions of the preferred stock. See the section entitled “Description of Preferred Stock—Conversion Rights” above for more information. If you convert your debentures after a record date and prior to the next interest payment date, you will have to pay us interest unless the debentures have been called for redemption. We are not required to issue fractional shares of Class B common stock upon conversion of debentures. Instead, we will pay a cash adjustment based upon the market price of the Class B common stock on the last business day prior to the date of conversion. If the debentures are called for redemption, your conversion rights will expire at the close of business on the business day preceding the redemption date, unless we default in the payment of the redemption price.

In order to convert your debentures, you must deliver the debenture at the specified office of a conversion agent, along with a duly signed and completed notice of conversion and any interest that may be required as described in the preceding paragraph. The conversion date shall be the date on which you deliver the debenture, the duly signed and completed notice of conversion and any required interest payments as described in the preceding paragraph.

You will not be required to pay any taxes or duties payable for the issue or delivery of Class B common stock on conversion. You will, however, be required to pay any tax or duty payable as a result of the issuance of Class B common stock upon conversion in a name other than your name. We will not issue or deliver Class B common stock unless all taxes and duties, if any, have been paid by the holder.

Automatic Conversion

At anytime, we may elect to convert some or all of the debentures if the closing price of our Class B common stock has exceeded 150% of the conversion price for at least 20 of the 30 consecutive trading days ending within five trading days prior to the notice of automatic conversion. If we elect to convert less than all of the debentures, the trustee shall select the debentures to be converted by lot or pro rata or in some other equitable manner in our discretion.

Interest Make-Whole Payment

If we elect to automatically convert some or all of the debentures prior to                     , 2008, we will make an additional payment on the debentures equal to the value of the aggregate amount of interest that would have accrued and become payable on the debentures from the date of issuance upon the exchange through and including                     , 2008, less any interest already paid on the debentures. This additional payment is payable by us, in cash or, at our option, in shares of our Class B common stock or a combination of cash and our shares of Class B common stock, with the Class B common stock valued at 97.5% of the average closing price for the five trading days immediately preceding the second trading day prior to the date of automatic conversion. We will specify, in the notice of automatic conversion, whether we will make the interest make-whole payment in cash or shares of our Class B common stock or a combination of cash and shares of our Class B common stock.

Subordination

The debentures are subordinated to the prior payment in full of all senior indebtedness as provided in the indenture. Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the payments on the debentures will be subordinated to the prior payment in full of all senior indebtedness. However, holders of debentures may receive securities that are subordinated at least to the same extent as the debentures are subordinated to senior indebtedness and any securities issued in exchange for senior indebtedness under the indenture.

If the debentures are accelerated as a result of an event of default, holders of all senior indebtedness will be entitled to payment in full in cash before the holders of the debentures will be entitled to receive any payment on the debentures. We are required to promptly notify holders of senior indebtedness if payment of the debentures is accelerated because of an event of default.

We may not make any payment on the debentures if:

•	a default in the payment of senior indebtedness occurs and is continuing beyond any period of grace, or

•	any other default occurs and is continuing under any designated senior indebtedness that permits holders of designated senior indebtedness to accelerate its maturity, and the trustee receives a notice known as a payment blockage notice from us or any other person permitted to give such notice under the indenture.

We may resume making payments on the debentures:

•	in the case of a payment default, upon the date on which such default is cured or waived or ceases to exist, and

•	in case of any other default, the earlier of the date on which such other default is cured or waived or ceases to exist or 179 days after receipt of the payment blockage notice, unless the maturity of any senior indebtedness is accelerated.

No new period of payment blockage arising due to a default other than a payment default may be commenced unless:

•	365 days have elapsed since the effectiveness of the immediately prior payment blockage notice, and

•	all scheduled payments on the debentures have been paid in full in cash.

No default other than a payment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be the basis for a subsequent payment blockage notice.

By reason of the subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, and holders of the debentures may receive less, than our other creditors. These subordination provisions will not prevent the occurrence of any event of default under the indenture.

The term “senior indebtedness” means the principal, premium, if any, and interest on any indebtedness of Marchex, including bankruptcy interest or any other payment on indebtedness, whether outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by us including all deferrals or renewals or amendments or modifications. However, senior indebtedness does not include:

•	indebtedness evidenced by the debentures,

•	any liability for federal, state, local or other taxes owed or owing by us,

•	our indebtedness to any of our subsidiaries,

•	any of our trade payables incurred in the ordinary course of business, and

•	any indebtedness that expressly provides that the indebtedness shall not be senior in right of payment to, or is on the same basis with, or is subordinated or junior to, the debentures.

The term “indebtedness” means:

(1) all obligations:

•	for borrowed money,

•	evidenced by a note, debenture, bond or other written instrument,

•	under a lease required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles,

•	under any lease or related document, including a purchase agreement, that provides that we are contractually obligated to purchase or cause a third party to purchase and thereby guarantee a minimum residual value of the lease property to the lessor and our obligations under this lease or related document to purchase or to cause a third party to purchase such leased property,

•	letters of credit, bank guarantees or bankers’ acceptances, including reimbursement obligations,

•	indebtedness secured by a mortgage, pledge, lien, encumbrance, charge or adverse claim affecting title in an encumbrance to which the property or assets of the person are subject,

•	the balance of deferred and unpaid purchase price of any property or assets,

•	under interest rate or currency swap agreements, cap, floor and collar agreements, spot and forward contracts and similar agreements and arrangements;

(2) any obligation of others of the type described in the preceding section (1) or under section (3) below assumed by or guaranteed or in effect guaranteed through an agreement to purchase; and

(3) any deferrals, renewals or amendments or modifications of section (1) and section (2) above.

The term “designated senior indebtedness” means any particular senior indebtedness that expressly provides that such senior indebtedness shall be designated senior indebtedness for purposes of the indenture.

If the trustee or any holder of debentures receives any payment or distribution of our assets of any kind in contravention of the indenture, then this payment or distribution will be held by the recipient in trust for the benefit of the holders of senior indebtedness and will be immediately paid over or delivered to the holders of senior indebtedness or their representatives.

The debentures are our exclusive obligations. Since a significant amount of our operations are conducted through our subsidiaries, our cash flow and our consequent ability to service debt, including the debentures, will depend in part upon the earnings of our subsidiaries and the distribution of those earnings to, or under loans or other payments of funds by those subsidiaries to, us. The payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, will depend upon the earnings of those subsidiaries and are subject to various business considerations.

Our right to receive assets of any of our subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the debentures to participate in those assets) is effectively subordinated to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that we are recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us.

As of September 30, 2004, we had no indebtedness outstanding that would have constituted senior indebtedness, and our subsidiaries had approximately $6.8 million of indebtedness and other liabilities outstanding to which the notes would have been effectively subordinated (including trade and other payables, but excluding intercompany liabilities). The indenture will not limit the amount of additional indebtedness, including senior indebtedness, which we can create, incur, assume or guarantee, nor will the indenture limit the amount of indebtedness or other liabilities that any subsidiary can create, incur, assume or guarantee.

Optional Redemption

On or after                     , 2008, we may redeem the debentures, in whole or in part, at our option, at the redemption prices listed below. The redemption prices, expressed as a percentage of the principal amount, for each $1,000 principal amount of debentures are as follows for the 12-month periods beginning                      of the following years, beginning                     , 2008 and ending on                     , 2009 in the case of the first period.

Year	Redemption Price
2008	%
2009
2010
2011
2012
2013
2014

and 100% at                     , 2015 and thereafter. In each case we will pay accrued interest to, but excluding, the redemption date. If the redemption date is an interest payment date, we will pay interest to the record holders as of the relevant record date. We are required to give notice not more than 60 and not less than 20 days before the redemption date.

If fewer than all the debentures are to be redeemed, the trustee will select the debentures to be redeemed in principal amounts of $1,000 or multiples of 1,000 by lot or, in its discretion, on a pro rata basis.

No sinking fund is provided for the debentures, which means that we are not required under the indenture to redeem or retire the debentures periodically.

Events of Default and Remedies

The following events are “events of default” under the indenture:

•	we fail to pay the principal or premium, if any, on the debentures, whether or not prohibited by the subordination provisions of the indenture;

•	we fail to pay interest on the debentures when due and this failure continues for 30 days, whether or not prohibited by the subordination provisions of the indenture;

•	we fail to perform any covenant in the indenture and this failure continues for 45 days after notice is given in accordance with the indenture;

•	we fail to pay at maturity, including any applicable grace period, in an amount of indebtedness in excess of $5.0 million and this failure continues for 30 days after notice given in accordance with the indenture;

•	a default by us on any indebtedness that results in the acceleration of indebtedness in an amount in excess of $5.0 million without the indebtedness being discharged or the acceleration being rescinded or annulled for 30 days after notice given in accordance with the indenture; or

•	events involving our bankruptcy, insolvency or reorganization, as described in the indenture.

The trustee is required to give notice to holders of all uncured defaults known to the trustee within 90 days after the occurrence of the default. However, the trustee may withhold this notice if it determines in good faith that it is in the best interest of the holders, except notice of:

•	a default in the payment of the principal or premium, if any, or interest on the debentures, or

•	a default in the payment of any redemption obligation.

If an event of default has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of outstanding debentures may declare the principal and premium, if any, on the debentures and accrued interest on the debentures to be immediately due and payable. However, if we cure all defaults, except payment defaults on the debentures as a result of the acceleration, and we meet certain conditions, this acceleration declaration may be canceled and past defaults may be waived by the holders of a majority in principal amount of outstanding debentures. If an event of default resulting from events of bankruptcy, insolvency or reorganization were to occur, all unpaid principal and accrued interest on outstanding debentures will become due and payable immediately without any declaration or other act on the part of the trustee or any holders of debentures, subject to certain limitations.

Holders of a majority in principal amount of the outstanding debentures may, subject to certain limitations, direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. The trustee shall be entitled to receive from holders reasonable security or indemnity against any costs, expenses and liabilities incurred by the trustee. Before you may institute a proceeding with respect to the indenture, each of the following must occur:

•	you must have given the trustee written notice of a continuing event of default;

•	the holders of at least 25% of the aggregate principal amount of all outstanding debentures must make a written request of the trustee to take action because of the default;

•	holders must have offered reasonable indemnification to the trustee against the cost, expenses and liabilities of taking action;

•	the trustee must not have received from the holders of a majority in aggregate principal amount of the outstanding debentures a direction inconsistent with the written request; and

•	the trustee must not have taken action for 60 days after the receipt of such notice and offer of indemnification.

These limitations do not apply to a suit for the enforcement of payment of the principal of or any premium or interest on a debenture or the right to convert the debenture in accordance with the indenture.

Generally, the holders of not less than a majority of the aggregate principal amount of outstanding debentures may waive any default or event of default, except if:

•	we fail to pay principal, premium or interest on any debenture when due;

•	we fail to convert any debenture into Class B common stock; or

•	we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding debenture affected.

We will send the trustee annually a statement as to whether we are in default and the nature of any default under the indenture.

Limitation on Merger, Sale or Consolidation

We may not consolidate with or merge with or into another person or sell, lease, convey or transfer all or substantially all of our assets on a consolidated basis, whether in a single or series of related transactions, to another person or group of affiliated persons, unless:

•	either: (a) we are the surviving entity; or (b) the resulting entity is a U.S. corporation or any state thereof or the District of Columbia, and expressly assumes in writing all of our obligations under the debentures and the indenture;

•	no default or event of default exists or shall occur immediately after giving effect to the transaction; and

•	other conditions specified in the indenture are satisfied.

Modifications of the Indenture

Certain limited modifications of the indenture may be made without the necessity of obtaining the consent of the holders of the debentures. The consent of the holders of a majority in principal amount of outstanding debentures at the time is required for other modifications or amendments to the indenture or any supplemental indenture. However, a modification or amendment would require the consent of the holder of each outstanding debenture affected if it would:

•	extend the fixed maturity of any debenture;

•	reduce the rate or extend the time for payment of interest on any debenture;

•	reduce the principal amount or any premium of any debenture;

•	reduce any amount payable upon redemption of any debenture;

•	impair or adversely affect a holder’s right to institute suit for the payment on any debenture;

•	change the currency in which the debentures are payable;

•	impair or adversely change the right to convert the debentures;

•	adversely modify the subordination provisions of the debentures; or

•	reduce the percentage required to consent to modifications and amendments.

Taxation of Debentures

You should read the section entitled “Material Federal Income Tax Consequences” below for a discussion of the federal tax considerations which may apply to you as a debenture holder.

Governing Law

The indenture and the debentures will be governed by the laws of the State of New York.

Concerning the Trustee

We have accepted                                 , as the trustee, the initial paying agent, conversion agent, registrar and custodian for the debentures. We may maintain deposit accounts and conduct other banking transactions with the trustee or its affiliates in the ordinary course of business. In addition, the trustee and its affiliates may in the future provide banking and other services to us in the ordinary course of their business. If there is an event of default under the indenture, the trustee will:

•	exercise the rights and powers given to the trustee under the indenture and

•	use the same degree and care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of the person’s own affairs.

If the trustee becomes one of our creditors, the indenture and the Trust Indenture Act of 1939 may limit the trustee from obtaining payment of claims in certain cases or realizing on certain property received by the trustee.

[P] CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax considerations relevant to the purchase, ownership and disposition of our preferred stock, Class B common stock and debentures. This summary is based on the current provisions of the Internal Revenue Code of 1986, as amended (“Code”), Treasury regulations and judicial and administrative authority, all of which are subject to change, possibly on a retroactive basis. This summary applies only to investors who purchase our preferred stock at the original issuance, and hold our preferred stock, Class B common stock and debentures as capital assets, within the meaning of section 1221 of the Code, and does not discuss the tax consequences to special classes of investors, such as brokers or dealers in securities or currencies, financial institutions, tax-exempt entities, life insurance companies, persons holding our preferred stock, Class B common stock or debentures as a part of a hedging, short sale or conversion transaction or a straddle, investors whose functional currency is not the U.S. dollar, persons who hold our preferred stock, Class B common stock or debentures through partnerships or other pass- through entities, or, except as specifically noted, Non-U.S. Holders or U.S. expatriates. State, local and foreign tax consequences of ownership of our preferred stock, Class B common stock and debentures are not summarized, nor are the U.S. federal estate tax consequences, except with respect to Non-U.S. Holders.

We have not requested, and do not intend to request, any rulings from the Internal Revenue Service (“IRS”) concerning the U.S. federal income tax consequences of an investment in our preferred stock, Class B common stock or debentures. You are advised to consult with your own tax advisor regarding the consequences of acquiring, holding or disposing of our preferred stock, Class B common stock or debentures in light of current tax laws, your particular investment circumstances, and the application of state, local and foreign tax laws.

When we refer in the summary to a “U.S. Holder,” we mean a beneficial owner of preferred stock, Class B common stock or debentures that is:

•	a citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision of the administration of the trust and one or more U.S. persons has the authority to control all substantial decisions of the trust.

When we refer in the summary to a “Non-U.S. Holder,” we mean a beneficial owner of preferred stock, Class B common stock or debentures that is not a U.S. Holder.

Characterization of Preferred Stock and Debentures

Under section 385(c) of the Code, our characterization of the preferred stock as “stock” is binding upon us and all holders of the preferred stock, other than holders who disclose on their tax returns that they are treating the preferred stock in a manner inconsistent with such characterization. Although our characterization of the preferred stock is not binding upon the IRS or any court, this summary assumes that the preferred stock will be treated in a manner consistent with our characterization. Holders should be aware that if the preferred stock is treated as debt for federal income tax purposes, the tax consequences of acquiring, holding and disposing of the preferred stock will differ materially from the tax consequences described in this prospectus. The following discussion also assumes that the debentures will be treated as debt for federal income tax purposes.

U.S. Holders

Distributions

A distribution on the preferred stock or Class B common stock will be treated as a dividend to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. The amount of our earnings and profits at any time will depend upon our future actions and financial performance. If the amount of the distribution exceeds our current and accumulated earnings and profits, the distribution will be treated as a nontaxable return of capital and will be applied against and reduce your adjusted tax basis in the stock, but not below zero. The reduction in tax basis will increase the amount of any gain, or reduce the amount of any loss, which you would otherwise realize on the sale or other taxable disposition of the stock. If the distribution exceeds both our current and accumulated earnings and profits and your adjusted tax basis in your stock, the excess will be treated as capital gain and will be either long-term or short-term capital gain depending on your holding period for the stock.

Non-corporate holders currently are generally subject to a maximum U.S. federal income tax rate of 15% on dividends, provided certain holding period and other requirements are met. Corporate investors in our preferred stock or Class B common stock generally should be eligible for the 70% dividends-received deduction with respect to the portion of any distribution on the stock that is taxable as a dividend. However, corporate investors should consider certain provisions that may limit the availability of a dividends-received deduction, including the holding period required by section 246(c) of the Code (including the possibility that the IRS may contend that the holding period does not include days during which our redemption right is outstanding), the rules of section 246A which reduce the dividends-received deduction with respect to dividends on certain debt-financed stock, and the rules of section 1059 of the Code that reduce the basis of stock in respect of certain extraordinary dividends, as well as the effect of the dividends-received deduction on the determination of alternative minimum tax liability.

Optional Redemption of Preferred Stock for Cash

If we redeem our preferred stock for cash, the redemption will be taxable to you. The redemption generally will be treated as a sale or exchange if the redemption results in a “complete termination” of your interest in Marchex, meaning that after the redemption you do not own, actually or constructively within the meaning of section 318 of the Code, any stock of Marchex. If after the redemption you do own, actually or constructively, other stock of Marchex, a cash redemption of your preferred stock may be taxable in accordance with the treatment described above for distributions. Such treatment as a distribution will not apply if the redemption: (1) is “substantially disproportionate” with respect to you under section 302(b)(2) of the Code; or (2) is “not essentially equivalent to a dividend” under section 302(b)(1) of the Code. A distribution to you will be “not essentially equivalent to a dividend” if it results in a meaningful reduction in your stock interest in us, which should be the case if your proportionate ownership interest, taking into account any actual and constructive ownership, is reduced, your relative stock interest in Marchex is minimal, and you exercise no control over our business affairs.

If a cash redemption of your preferred stock is treated as a sale or exchange, it will result in capital gain or loss equal to the difference between the amount of cash received and the adjusted tax basis in the preferred stock redeemed, except to the extent that the redemption price includes unpaid dividends which we declare prior to the redemption. Any cash you receive in discharge of declared dividend arrearages on the preferred stock will be treated as a distribution on the preferred stock to the extent of the dividends in arrears, taxable in accordance with the treatment described above for distributions. The capital gain or loss will be long term if you have held the preferred stock for more than one year. It is possible that the IRS may contend that the holding period does not begin so long as ours redemption right is outstanding.

To the extent that the cash you receive on redemption of your preferred stock is taxed as a dividend, your tax basis in the redeemed preferred stock (reduced for amounts, if any, treated as return of capital) will be transferred to any remaining Marchex stock you actually own, subject in the case of a corporate taxpayer to possible basis reduction under section 1059 of the Code in an amount equal to the portion of any extraordinary dividend that is nontaxable because of the dividends-received deduction (and possibly gain recognition if the nontaxable amount exceeds basis). If you do not actually own any other Marchex stock, you may lose the benefit of your tax basis in the preferred stock, or the tax basis may be shifted to the stock of a related person whose stock you are treated as owning constructively.

Under certain circumstances, section 305(c) of the Code requires that any excess of the redemption price of preferred stock over its issue price be treated as constructively distributed on a periodic basis prior to actual receipt. However, these rules do not apply if you and Marchex are not “related” within the meaning of Treasury regulations under section 305(c), there are no plans, arrangements or agreements that effectively require or are intended to compel us to redeem the preferred stock, and our exercise of the right to redeem would not reduce the yield of the preferred stock, as determined under the regulations. We intend to take the position that the existence of our optional redemption rights does not result in a constructive distribution under section 305(c).

Sale or Other Taxable Disposition of Preferred Stock or Class B Common Stock

If you sell or dispose of your preferred stock or Class B common stock in a taxable transaction other than a redemption by us or conversion, you generally will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of property received and your tax basis in the preferred stock or Class B common stock. The gain or loss will be long-term capital gain or loss if your holding period for the stock exceeds one year. For corporate taxpayers, long-term capital gains are taxed at the same rate as ordinary income. For individual taxpayers, net capital gains—the excess of the taxpayer’s net long-term capital gains over their net short-term capital losses—are subject to a maximum tax rate of 15% if the stock is held for more than one year.

Exchange of Preferred Stock for Debentures

An exchange of shares of preferred stock for debentures would be treated as a redemption for U.S. federal income tax purposes subject to the rules of section 302 of the Code described above. Since a holder of debentures will be treated under the constructive ownership rules as owning the Class B common stock into which the debentures are convertible, the exchange would not by itself satisfy the “complete termination” test or the “substantially disproportionate” test described above. The “not essentially equivalent to a dividend” test could be met only if the exchange were regarded as resulting in a meaningful reduction in the holder’s proportionate interest in Marchex. If none of these tests is met, the fair market value of the debentures received upon the exchange will be taxable as a dividend to the extent of Marchex’s current or accumulated earnings and profits and then would be treated as a return of capital to the extent of the holder’s tax basis in the preferred stock. If the fair market value of the debentures exceeds the amounts treated as a dividend and as a return of capital, any such excess would be treated as capital gain.

The basis of the debentures received in the exchange generally will be equal to their fair market value as of the date of the exchange, and the holding period in the debentures generally will begin the day after the exchange. To the extent that the exchange is taxed as a dividend, your tax basis in the preferred stock that you exchange for debentures (reduced for amounts, if any, treated as return of capital) will be transferred to any remaining Marchex stock you actually own, subject in the case of a corporate taxpayer to possible basis reduction under Section 1059 of the Code in an amount equal to the portion of any extraordinary dividend that is nontaxable because of the dividends-received deduction (and possibly gain recognition if the nontaxable amount exceeds basis). If you do not actually own any other Marchex stock, it is unclear whether you will lose the benefit of your tax basis in the preferred stock, or whether the tax basis will be shifted to the debentures or to the stock of a related person whose stock you are treated as owning constructively.

Prospective purchasers should consult their own tax advisors regarding satisfaction of the section 302 tests in their particular circumstances, including the possibility that a sale of a part of a holder’s preferred stock or the debentures received might be regarded as reducing the holder’s interest in Marchex, thereby satisfying one of the tests of section 302(b); in such a case, the holder would recognize capital gain or loss on the exchange. For purposes of determining gain or loss, the amount realized by a stockholder would be the issue price of the debentures received (see “Original Issue Discount and Premium on Debentures”). Such gain or loss would be long-term capital gain or loss (taxable in the case of individuals at a maximum rate of 15%) if the holding period exceeds one year. It is possible that the IRS may contend that the holding period of preferred stock does not begin so long as our redemption right is outstanding. The installment method will not be available for reporting such gain in the event that the preferred stock, the debentures or the Class B common stock into which the debentures are convertible are traded or readily tradable on an established securities market.

Original Issue Discount and Premium on Debentures

Stated interest on the debentures will be includable in income in accordance with the holder’s method of accounting. There is also a risk that the debentures will be treated as having original issue discount taxable as interest income as discussed below. Original issue discount is the excess of the stated redemption price at maturity of the debentures over their issue price, provided that such excess is more than a de minimis amount. Such excess will be considered more than de minimis if it is equal to or greater than one-fourth of one percent of the stated redemption price at maturity of the debentures multiplied by the number of complete years to maturity.

Different rules apply for determining the issue price of the debentures depending upon whether the preferred stock or the debentures are or will be traded on an established securities market. If the debentures are listed on an exchange or are otherwise considered to be traded on an established securities market under Treasury regulations issued under section 1273 of the Code at any time during the 60-day period ending 30 days after the date of the exchange, the issue price of the debentures will be their fair market value as of the date of the exchange. If the debentures are not listed on an exchange or otherwise considered to be traded on an established securities market within such time period, but the preferred stock is so listed or traded, the issue price of the debentures will be the fair market value of the preferred stock as of the date of the exchange. In the event that neither the preferred stock nor the debentures are listed on an exchange or otherwise considered to be traded on an established securities market within the requisite time period, the issue price of the debentures will be their stated principal amount, assuming that the debentures bear adequate stated interest within the meaning of section 1274 of the Code. If the debentures do not bear adequate stated interest, the issue price will be equal to their “imputed principal amount” as determined under 1274 of the Code.

A holder of a debenture would generally be required to include in gross income (irrespective of the holder’s method of accounting) a portion of the original issue discount for each year during which it holds the debenture even though the cash to which such income is attributable would not be received until maturity or redemption of the debenture. The amount of any original issue discount included in income for each year would be calculated under a constant yield to maturity formula that would result in the allocation of less original issue discount to the early years of the term of the debenture and more original issue discount to later years.

If the preferred stock is exchanged for debentures whose issue price exceeds the amount payable at maturity, such excess (excluding any amount attributable to the conversion feature) will be deductible by the holder of the debentures as amortizable bond premium over the term of the debentures under a yield to maturity formula, if an election by the taxpayer under section 171 of the Code is in effect or is made. Such election would apply to all obligations owned or subsequently acquired by the taxpayer during or after the taxable year in which the election is made. The amortizable bond premium will be treated as an offset to the extent of stated interest on the debentures, and any excess will be allowable as a deduction, limited to the excess of the holder’s interest income inclusions on the debenture in prior accrual periods over bond premium deductions allowed the holder in such prior periods. Any amount in excess of such limitation will be carried forward as additional bond premium in the next accrual period.

Redemption or Sale of Debentures

Generally a redemption or sale of the debentures will result in taxable gain or loss equal to the difference between the amount of cash and fair market value of other property received and the holder’s tax basis in the debentures. To the extent that the amount received is attributable to accrued interest, however, that amount will be taxed as ordinary income. The tax basis of a holder who received the debentures in exchange for shares of preferred stock will generally be equal to the fair market value of the debentures at the time of exchange plus any original issue discount included in the holder’s income or minus any premium previously allowed as an offset to interest income on the debentures. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss (taxable in the case of individuals at a maximum rate of 15%) if the holding period for the debentures exceeds one year.

If the debentures were issued with original issue discount and Marchex were treated as having an intention at the time the debentures were issued to call them before maturity, any gain realized on a sale, exchange or redemption of debentures prior to maturity would be considered ordinary income to the extent of any unamortized original issue discount for the period remaining to the stated maturity of the debentures. Marchex cannot predict whether it will have an intention, when and if the debentures are issued, to call the debentures before their maturity.

Conversion of Preferred Stock or Debentures into Class B Common Stock

No gain or loss generally will be recognized upon conversion of shares of preferred stock or debentures into shares of Class B common stock. Gain or loss will be recognized to the extent of the difference between the cash paid in lieu of fractional shares of Class B common stock and the basis of the preferred stock or debentures allocable to such fractional shares, and ordinary income will be recognized to the extent of the shares of Class B common stock attributable to accrued interest. Additionally, if the conversion takes place when there is a dividend arrearage on the preferred stock and the fair market value of the Class B common stock exceeds the issue price of the preferred stock, a portion of the Class B common stock received may be treated as a dividend distribution, taxable as ordinary income. Assuming the conversion is not treated as resulting in the payment of a dividend, the tax basis of the Class B common stock received upon conversion will be equal to the tax basis of the shares of preferred stock or the debentures converted (less the amount of basis allocable to any fractional share of Class B common stock for which cash is received), and the holding period of the Class B common stock will include the holding period of the shares of preferred stock or the debentures converted. The tax basis of any Class B common stock treated as a dividend will be equal to its fair market value on the date of the conversion, and the holding period will begin the day after the conversion.

Adjustment of Conversion Price

Holders of preferred stock or debentures may be deemed to have received constructive distributions if the conversion ratio is adjusted to reflect property distributions with respect to Class B common stock into which such preferred stock or debentures are convertible. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the preferred stock or debentures, however, will generally not be considered to result in a constructive distribution of stock. Certain of the possible adjustments provided in the preferred stock and the debentures (including the adjustments for cash distributions on our stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments were made, the holders of preferred stock or debentures might be deemed to have received constructive distributions taxable as dividends.

Backup Withholding

Under the backup withholding provisions of the Code and applicable Treasury regulations, a holder of preferred stock, Class B common stock or debentures may be subject to backup withholding at the rate of 28% with respect to payments of dividends or interest on, or payments attributable to original issue discount accrued with respect to, or the proceeds of a sale, exchange or redemption of preferred stock, debentures, or Class B common stock, unless (a) such holder is a corporation or comes within certain other exempt categories and when required demonstrates this fact or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The amount of any backup withholding from a payment to a holder will be allowed as a credit against the holder’s federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Holders

Dividends, Interest and Original Issue Discount

Income received by a Non-U.S. Holder in the form of dividends on preferred stock or Class B common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividend income is effectively connected with your conduct of a trade or business within the United States or, where a tax treaty applies, is attributable to a U.S. permanent establishment you maintain, in which case the income will be subject to federal income tax on a net income basis at applicable graduated individual or corporate rates and will be exempt from the 30% withholding tax. Such effectively connected income received by a Non-U.S. Holder that is a corporation may in certain circumstances be subject to an additional “branch profits tax” at a 30% rate, or if applicable, a lower treaty rate.

If a distribution exceeds our current and accumulated earnings and profits attributable to the distribution, the excess will be treated first as a return of your tax basis in the stock to the extent of your basis and then as gain from the sale of a capital asset which would be taxable as described below. Any withholding tax on distributions in excess of our current and accumulated earnings and profits is refundable to you upon the timely filing of an appropriate claim for refund with the IRS.

Payments to Non-U.S. Holders of interest or attributable to original issue discount are generally subject to U.S. federal withholding tax at a rate of 30%. Payments of interest on the debentures to most Non-U.S. Holders, however, will qualify as “portfolio interest,” and thus will be exempt from the withholding tax, if the holders certify their nonresident status as described below. The portfolio interest exception will not apply to payments of interest on or attributable to original issue discount to a Non- U.S. Holder that owns, directly or indirectly, at least 10% of the voting power of our voting stock, or is a “controlled foreign corporation” that is related to Marchex. In general, a foreign corporation is a controlled foreign corporation if more than 50% of its stock is owned, directly or indirectly, by one or more U.S. persons that each owns, directly or indirectly, at least 10% of the corporation’s voting stock.

Generally, to claim the portfolio interest exemption or a reduced rate of withholding under an income tax treaty, a Non-U.S. Holder of our preferred stock, Class B common stock or debentures will be required to provide to Marchex or its paying agent a properly executed IRS Form W-8BEN and satisfy applicable certification and other requirements. If the holder holds preferred stock, Class B common stock or debentures through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership or other flow-through entity, the certification requirements generally apply to the partners or other owners rather than to the partnership or other entity, and the partnership or other entity must provide the partners’ or other owners’ documentation to us or our paying agent. If you claim exemption from withholding with respect to income that is effectively connected with your conduct of a business within the United States, you must provide appropriate certification, currently, IRS Form W-ECI, to Marchex or its paying agent. If you are eligible for a reduced rate of U.S. federal withholding tax you may obtain a refund of any excess withheld amounts by timely filing an appropriate claim for refund.

Disposition of Preferred Stock, Class B Common Stock or Debentures

Generally, you will not be subject to U.S. federal income tax on any gain recognized upon the sale or other disposition of preferred stock, Class B common stock or debentures. However, you will be subject to federal income tax on the gain if:

(1) the gain is effectively connected with your U.S. trade or business or, if a tax treaty applies, attributable to your U.S. permanent establishment;

(2) you are an individual who is a former citizen of the United States who lost such citizenship within the preceding ten-year period, or former long-term resident of the United States who relinquished U.S. residency on or after February 6, 1995, and the loss of citizenship or permanent residency had as one of its principal purposes the avoidance of U.S. tax; or

(3) you are a non-resident alien individual, are present in the United States for 183 days or more days in the taxable year of disposition and either (a) have a “tax home” in the United States for U.S. federal income tax purposes or (b) the gain is attributable to an office or other fixed place of business you maintain in the United States.

You will also be subject to federal income tax on the gain from the sale of our preferred stock, Class B common stock or debentures if we are or have been a “United States real property holding corporation”—which we refer to in this prospectus as USRPHC—within the meaning of section 897(c)(2) of the Code at any time during the shorter of the period that you held the stock or debentures, or the five-year period preceding the sale of the stock or debentures. We believe we are not now a USRPHC, that we have not been a USRPHC at any time since we were formed, and that it is unlikely we will become a USRPHC. If we were a USRPHC or were to become a USRPHC, you would be subject to U.S. income tax on any gain from your sale of preferred stock, Class B common stock or debentures if you beneficially own, or owned at any time during a specified 5-year period, more than 5% of the total fair market value of the class of stock or debentures you sold.

Conversion or Redemption of Preferred Stock

As a Non-U.S. Holder, you generally will not be subject to U.S. federal income tax upon conversion of preferred stock into Class B common stock, except with respect to any cash paid in lieu of fractional shares of Class B common stock, which would be subject to the rules described under “Disposition of Preferred Stock or Class B Common Stock.” However, you may recognize dividend income to the extent there are declared dividends in arrears on the preferred stock at the time of conversion into Class B common stock.

A redemption of preferred stock for cash or an exchange of preferred stock for debentures will constitute either a dividend to the extent of our current and accumulated earnings and profits or a sale or exchange. See “U.S. Holders—Optional Redemption of Preferred Stock for Cash.” To the extent the redemption is treated as a dividend, the tax consequences are described in “Non-U.S. Holders—Dividends, Interest and Original Issue Discount,” and to the extent the redemption is treated as a sale or exchange, the tax consequences are described in “Non-U.S. Holders—Disposition of Preferred Stock, Class B Common Stock or Debentures.”

U.S. Federal Estate Taxes

The estates of nonresident alien individuals are subject to U.S. federal estate tax on property with a U.S. situs. Shares of preferred stock and Class B common stock that you hold or are treated as owning at the time of your death will be included in your U.S. gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise. The debentures will not be U.S. situs property as long as interest on the debentures paid immediately before the death of the holder qualified as portfolio interest exempt from withholding tax (without regard to whether the holder provides the required certification) as described above.

Information Reporting and Backup Withholding

We generally will be required to report to holders of our preferred stock, Class B common stock or debentures and to the IRS the amount of any dividends or interest paid to the holder or original issue discount accrued in each calendar year and the amounts of tax withheld, if any, with respect to such payments. Copies of the information returns reporting such dividends, interest, original issue discount and withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

Each holder of preferred stock, Class B common stock or debentures—other than an exempt holder such as a corporation, tax-exempt organization, qualified pension or profit-sharing trust, individual retirement account, or a nonresident alien individual who provides certification as to his or her status as a nonresident—will be required to provide, under penalties of perjury, a certification setting forth the holder’s name, address, correct federal taxpayer identification number and a statement that the holder is not subject to backup withholding. If a nonexempt holder fails to provide the required certification, we will be required to withhold 28% of the amount otherwise payable to the holder, and remit the withheld amount to the IRS as a credit against the holder’s federal income tax liability. You should consult your own tax advisor regarding your qualification for exemption from backup withholding and the procedure for obtaining any applicable exemption.

U.S. information reporting and backup withholding generally will not apply to a payment of proceeds of a disposition of preferred stock, Class B common stock or debentures where the transaction is effected outside the United States through a non-U.S. office of a broker. However, unless you establish an exemption or a broker has documentary evidence in its files of your non-U.S. status, U.S. information reporting requirements (but not backup withholding) will apply to a payment of disposition proceeds where the transaction is effected outside the U.S. by or through an office outside the U.S. of a broker that is:

•	a U.S. person;

•	a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

•	a controlled foreign corporation as defined in the Code; or

•	a foreign partnership with certain U.S. connections.

If you receive payments of the proceeds of a disposition of our preferred stock, Class B common stock or debentures to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding tax and information reporting unless you certify under penalties of perjury, among other things, that you are a non-U.S. person (and we or our paying agent do not have actual knowledge or reason to know that you are a U.S. person) or you otherwise establish an exemption.

Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding is reduced by the amount of tax withheld. When backup withholding results in an overpayment of taxes, a refund may be obtained if the required information is furnished to the IRS in a timely manner.

A NON-U.S. HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE APPLICATION OF THESE REGULATIONS.

THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE HOLDER OF PREFERRED STOCK, CLASS B COMMON STOCK OR DEBENTURES SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE PREFERRED STOCK, CLASS B COMMON STOCK AND DEBENTURES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME TAX LAWS, AND ANY RECENT OR PROSPECTIVE CHANGES IN APPLICABLE TAX LAWS.

[C] MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER

MATTERS

General

Market Information

Based upon the number of shares outstanding as of September 30, 2004, upon completion of this offering, we will have 20,421,539 shares of Class B common stock outstanding, assuming no exercise of the underwriters’ over-allotment option, and 21,471,539 shares of Class B common stock outstanding if the underwriters exercise their over-allotment option. Of these shares:

•	the 7,000,000 shares of Class B common stock included in this offering, plus any shares issued upon exercise of the over-allotment option by the underwriters, will be freely tradable without restriction under the Securities Act, unless purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act; and

•	of the remaining 13,421,539 shares of Class B common stock that will be outstanding after this offering, 8,725,104 of such shares and all of the shares of Class A common stock are “restricted securities” within the meaning of Rule 144.

Restricted securities generally may be sold only if they are registered under the Securities Act or are sold under an exemption from registration, including the exemptions provided by Rules 144 and 701 under the Securities Act, which are summarized below. Subject to the lock-up agreements described below, shares held by our affiliates that are not restricted securities may be sold subject to compliance with Rule 144 of the Securities Act without regard to the prescribed holding period under Rule 144.

We and each of our directors, executive officers and certain of our stockholders have agreed to certain restrictions on our ability to sell additional shares of our Class B common stock for a period of 90 days after the date of this prospectus (the “Lock-up Period”). We have agreed not to directly or indirectly offer for sale, sell, contract to sell, grant any option for the sale of, or otherwise issue or dispose of any shares of Class B common stock, options or warrants to acquire shares of Class B common stock, or any related security or instrument, without the prior written consent of the underwriters. The agreements provide exceptions for: (1) sales to underwriters pursuant to the purchase agreement; and (2) issuances in connection with the exercise of options previously granted and the granting of options under our 2003 amended and restated stock incentive plan and our 2004 employee stock purchase plan.

We have reserved for issuance              shares of our Class B common stock issuable upon conversion of the preferred stock and debentures being offered concurrently with this offering. These shares, if and when issued, will be registered and freely tradeable, subject to resale restrictions upon affiliates under Rule 144.

In addition, the shares that we are issuing in connection with the Name Development asset acquisition are unregistered and will be subject to the resale limitations of Rule 144 under the Securities Act.

We have filed one or more registration statements on Form S-8 under the Securities Act to register the shares of Class B common stock issued under our 2003 amended and restated stock incentive plan and our 2004 employee stock purchase plan and, as a result, all shares of Class B common stock acquired upon exercise of stock options and other equity-based awards granted under these plans will thereafter be freely tradable under the Securities Act unless purchased by our affiliates.

Securities Authorized for Issuance under Equity Compensation Plans

Equity Compensation Plan Information as of December 31, 2004:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders
2003 stock incentive plan(1)	4,409,570	$6.06 per share	444,761
2004 employee stock purchase plan	26,735	$9.17	273,265
Stand-alone options and warrants not approved by security holders(2)	120,000	$8.45	N/A

Total	4,556,305	$6.06 to $9.17	718,026

(1)	We have reserved 6,288,901 shares of Class B common stock for issuance under our 2003 stock incentive plan, of which an increase of 1,274,948 to the authorized number of shares available under the plan occurred on January 1, 2005 as a result of the “evergreen provision” under the plan. The “evergreen provision” provides for annual increases in the number of shares available for issuance under the plan, on the first day of our fiscal year, equal to 5% of the outstanding shares of Class B common stock (including any shares of Class B common stock issuable upon conversion of any outstanding capital stock) on such date.
(2)	In connection with our initial public offering in April 2004 we granted warrants to the underwriters in that offering to purchase an aggregate of 120,000 shares of Class B common stock upon exercise thereof at an exercise price of $8.45 per share. The warrants are exercisable over a four year period commencing on April 5, 2005 and ending April 5, 2009.

Holders

As of September 30, 2004, there were 25,409,039 shares of common stock outstanding that were held by 149 stockholders of record. Of these shares:

•	11,987,500 shares were issued as Class A common stock, and as of this date were held by 5 stockholders of record; and

•	13,421,539 shares were issued as Class B common stock, and as of this date were held by 144 stockholders of record.

Rule 144

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares for at least one year is entitled to sell in “brokers’ transactions” or to market makers, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•	one percent of the number of shares of Class B common stock then outstanding; or

•	the average weekly trading volume in our Class B common stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale.

Sales under Rule 144 are generally subject to the availability of current public information about us. In addition, a person who is not deemed to have been an affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell those shares under Rule 144(k) without regard to the requirements described above.

Rule 701

Rule 701 permits our directors, officers, employees or consultants who purchase shares pursuant to a written compensatory plan or contract to resell such shares in reliance upon Rule 144, but without compliance with certain restrictions. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 90 days after effectiveness of the registration statement of which this prospectus forms a part without complying with the holding period requirement and that non-affiliates may sell such shares in reliance on Rule 144 90 days after the effectiveness of such registration statement without complying with the holding period, public information, volume limitation or notice requirements of Rule 144. Those shares issuable upon the exercise of vested options will be saleable 180 days after the effectiveness of the registration statement, subject to the provisions of Rule 144.

Registration of Shares

We have entered into the following registration rights agreements: (1) the stockholders’ agreement entered into with certain investors, dated as of January 23, 2003; (2) the stock transfer and restriction agreement entered into with the holders of those shares of Class B common stock which were issued in connection with the acquisition of TrafficLeader, dated as of October 24, 2003; (3) the warrant agreement issued to Sanders Morris Harris Inc., dated as of April 5, 2004; (4) the warrant agreement issued to National Securities Corporation, dated as of April 5, 2004; (5) the registration rights agreement entered into with the holder of those shares of Class B common stock which were issued in connection with the acquisition of goClick, dated as of July 27, 2004; and (6) the asset purchase agreement entered into in connection with the acquisition of certain assets of Name Development, dated as of November 19, 2004. See “Description of Capital Stock—Registration Rights.”

[P] UNDERWRITING

The underwriters named below have agreed to buy, subject to the terms of the purchase agreement, the number of shares listed opposite their names below. Piper Jaffray & Co., RBC Capital Markets Corporation and Thomas Weisel Partners LLC are acting as representatives of the underwriters. The underwriters are committed to purchase and pay for all of the shares if any are purchased.

Underwriters	Number of Shares
Piper Jaffray & Co.
RBC Capital Markets Corporation
Thomas Weisel Partners LLC

Total	200,000

The underwriters have advised us that they propose to offer the shares to the public at $             per share. The underwriters propose to offer the shares to certain dealers at the same price less a concession of not more than $             per share. The underwriters may allow and the dealers may reallow a concession of not more than $             per share on sales to certain other brokers and dealers. After the offering, these figures may be changed by the underwriters.

We have granted to the underwriters an option to purchase up to an additional 30,000 shares of preferred stock from us at the same price to the public, and with the same underwriting discount, as the shares set forth in the table above. The underwriters may exercise this option any time during the 30-day period after the date of this prospectus, but only to cover over-allotments, if any. To the extent the underwriters exercise the option, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares as it was obligated to purchase under the purchase agreement.

The following table shows the underwriting fees to be paid to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

	No Exercise	Full Exercise
Per share	$	$
Underwriting discounts & commissions	$	$

Lock-up Agreements

We and each of our directors, executive officers and certain of our stockholders have agreed to certain restrictions on our ability to sell additional shares of our preferred stock for a period of 90 days after the date of this prospectus (the “Lock-up Period”). We have agreed not to directly or indirectly offer for sale, sell, contract to sell, grant any option for the sale of, or otherwise issue or dispose of any shares of preferred stock, options or warrants to acquire shares of preferred stock, or any related security or instrument, without the prior written consent of the underwriters. The agreements provide exceptions for: (1) sales to underwriters pursuant to the purchase agreement; and (2) issuances in connection with the exercise of options previously granted and the granting of options under our 2003 amended and restated stock incentive plan and our 2004 employee stock purchase plan.

Indemnification

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments which the indemnified party may be required to make in respect thereof. We and the underwriters are each aware that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

Stabilizing Transactions, Short Positions and Penalty Bids

To facilitate the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our preferred stock or Class B common stock during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in our preferred stock for their own account by selling more shares of our preferred stock than have been sold to them by us. The underwriters may elect to cover any such short position by purchasing shares of our preferred stock in the open market or by exercising the over-allotment option granted to the underwriters. In addition, the underwriters may stabilize or maintain the price of our preferred stock by bidding for or purchasing shares of our preferred stock in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if shares of our preferred stock previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of our convertible preferred stock and Class B common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also effect the price of our preferred stock to the extent that it discourages resales of our preferred stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

In connection with this offering, some underwriters may also engage in passive market making transactions in our preferred stock on the Nasdaq National Market. Passive market making consists of displaying bids on the Nasdaq National Market limited by the prices of independent market makers and effecting purchasers limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of our preferred stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

[C] UNDERWRITING

The underwriters named below have agreed to buy, subject to the terms of the purchase agreement, the number of shares listed opposite their names below. Piper Jaffray & Co., RBC Capital Markets Corporation, Thomas Weisel Partners LLC and Sanders Morris Harris Inc. are acting as representatives of the underwriters. The underwriters are committed to purchase and pay for all of the shares if any are purchased.

Underwriters	Number of Shares
Piper Jaffray & Co.
RBC Capital Markets Corporation
Thomas Weisel Partners LLC
Sanders Morris Harris Inc.

Total	7,000,000

The underwriters have advised us that they propose to offer the shares to the public at $             per share. The underwriters propose to offer the shares to certain dealers at the same price less a concession of not more than $             per share. The underwriters may allow and the dealers may reallow a concession of not more than $             per share on sales to certain other brokers and dealers. After the offering, these figures may be changed by the underwriters.

We have granted to the underwriters an option to purchase up to an additional 1,050,000 shares of Class B common stock from us at the same price to the public, and with the same underwriting discount, as the shares set forth in the table above. The underwriters may exercise this option any time during the 30-day period after the date of this prospectus, but only to cover over-allotments, if any. To the extent the underwriters exercise the option, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares as it was obligated to purchase under the purchase agreement.

At our request, the underwriters have reserved for sale, at the public offering price, up to 1.0% of the shares of our Class B common stock for our officers, directors and employees. The number of shares of our Class B common stock available for sale to the general public will be reduced to the extent these reserved shares are purchased. Any reserved shares that are not purchased by these persons will be offered by the underwriters to the general public on the same basis as the other shares in this offering.

The following table shows the underwriting fees to be paid to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

	No Exercise	Full Exercise
Per share	$	$
Underwriting discounts & commissions	$	$

Lock-up Agreements

We and each of our directors, executive officers and certain of our stockholders have agreed to certain restrictions on our ability to sell additional shares of our Class B common stock for a period of 90 days after the date of this prospectus (the “Lock-up Period”). We have agreed not to directly or indirectly offer for sale, sell, contract to sell, grant any option for the sale of, or otherwise issue or dispose of any shares of Class B common stock, options or warrants to acquire shares of Class B common stock, or any related security or instrument, without the prior written consent of the underwriters. The agreements provide exceptions for: (1) sales to underwriters pursuant to the purchase agreement; and (2) issuances in connection with the exercise of options previously granted and the granting of options under our 2003 amended and restated stock incentive plan and our 2004 employee stock purchase plan.

Indemnification

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments which the indemnified party may be required to make in respect thereof. We and the underwriters are each aware that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

Stabilizing Transactions, Short Positions and Penalty Bids

To facilitate the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our Class B common stock during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in our Class B common stock for their own account by selling more shares of Class B common stock than have been sold to them by us. The underwriters may elect to cover any such short position by purchasing shares of Class B common stock in the open market or by exercising the over-allotment option granted to the underwriters. In addition, the underwriters may stabilize or maintain the price of our Class B common stock by bidding for or purchasing shares of Class B common stock in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if shares of Class B common stock previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of our Class B common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also effect the price of our Class B common stock to the extent that it discourages resales of our Class B common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

In connection with this offering, some underwriters may also engage in passive market making transactions in our Class B common stock on the Nasdaq National Market. Passive market making consists of displaying bids on the Nasdaq National Market limited by the prices of independent market makers and effecting purchasers limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of our Class B common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

[C] LEGAL MATTERS

The validity of the shares of Class B common stock offered hereby will be passed upon for us by Nixon Peabody LLP. A partner with the law firm of Nixon Peabody LLP beneficially owns 33,000 shares of Class B common stock. The underwriters have been represented by Wilson Sonsini Goodrich & Rosati, Professional Corporation, in connection with this offering.

[P] LEGAL MATTERS

The validity of the shares of preferred stock offered hereby will be passed upon for us by Nixon Peabody LLP. A partner with the law firm of Nixon Peabody LLP beneficially owns 33,000 shares of Class B common stock. The underwriters have been represented by Wilson Sonsini Goodrich & Rosati, Professional Corporation, in connection with this offering.

EXPERTS

The consolidated financial statements of the Predecessor to Marchex, Inc. as of December 31, 2002 and February 28, 2003 and of Marchex, Inc. and subsidiaries as of December 31, 2003, and for the year ended December 31, 2002, the period from January 1, 2003 through February 28, 2003, and the period from January 17, 2003 (inception) through December 31, 2003 have been included herein in reliance upon the report of KPMG LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Sitewise Marketing, Inc. as of December 31, 2002 and September 30, 2003, and for the year ended December 31, 2002 and the nine month period ended September 30, 2003, the financial statements of goClick.com, Inc. as of December 31, 2003 and for the year then ended and the financial statements of Name Development Ltd. as of June 30, 2003 and 2004 and for each of the years in the two-year period ended June 30, 2004, have been included herein in reliance upon the reports of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and, is therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934 and, in accordance with its requirements, file annual, quarterly and current reports, proxy statements and other information with the Securities Exchange Commission. Marchex’s SEC file number is 000-50658. These reports, proxy statements and other information may be obtained:

•	At the Public Reference Room of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

•	From the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

•	At the offices of The Nasdaq Stock Market, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006;

•	From the Internet site maintained by the Commission at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers, including us, that file electronically with the Commission; or

•	From the investor relations section of our Internet site, www.marchex.com, under the heading “SEC Filings.”

Some locations may charge prescribed rates or modest fees for copies. For more information on the operation of Public Reference Room, call the Commission at 1-800-SEC-0330.

You may also request a copy of any of our filings with the Commission, or any of the agreements or other documents that constitute exhibits to those filings, at no cost, by writing or telephoning us at the following address or phone number:

Marchex, Inc.

413 Pine Street, Suite 500

Seattle, WA 98101

(206) 331-3300

Attention: Ethan A. Caldwell, General Counsel & Chief Administrative Officer

This prospectus does not contain all of the information set forth in the registration statement or in the exhibits and schedules thereto. For further information with respect to Marchex, our Class B common stock and preferred stock, we make reference to the registration statement and to the exhibits and schedules therewith. Statements contained in this prospectus, relating to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

INDEX TO FINANCIAL STATEMENTS

Page
Marchex, Inc.
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets of the Predecessor to Marchex, Inc. as of December 31, 2002 and February 28, 2003, and Marchex, Inc. and subsidiaries as of December 31, 2003	F-3

Consolidated Statements of Operations for the year ended December 31, 2002, period from January 1, 2003 to February 28, 2003 (Predecessor periods), and the period from January 17, 2003 to December 31, 2003 (Successor period)

F-4

Consolidated Statements of Stockholders’ Equity for the year ended December 31, 2002, period from January 1, 2003 to February 28, 2003 (Predecessor periods), and the period from January 17, 2003 (inception) to December 31, 2003 (Successor period)

F-5

Consolidated Statements of Cash Flows for the year ended December 31, 2002, period from January 1, 2003 to February 28, 2003 (Predecessor periods), and the period from January 17, 2003 (inception) to December 31, 2003 (Successor period)

F-6
Notes to Consolidated Financial Statements	F-7

Condensed Consolidated Balance Sheets (unaudited) as of December 31, 2003 and September 30, 2004	F-32

Condensed Consolidated Statements of Operations (unaudited) for the period from January 1, 2003 to February 28, 2003 (Predecessor Period), the period from January 17, 2003 (Inception) to September 30, 2003, and the nine months ended September 30, 2004 (Successor Periods)

F-33

Condensed Consolidated Statements of Cash Flows for the period from January 1 to February 28, 2003 (Predecessor Period), period from January 17, 2003 (Inception) to September 30, 2003, and the nine months ended September 30, 2004 (Successor Periods)

F-34
Notes to Condensed Consolidated Financial Statements	F-35

TrafficLeader, Inc. (f/k/a Sitewise Marketing, Inc.)
Independent Auditors’ Report	F-43
Balance Sheets as of December 31, 2002 and September 30, 2003	F-44
Statements of Operations for the year ended December 31, 2002, and the nine months ended September 30, 2003	F-45
Statements of Stockholders’ Equity for the year ended December 31, 2002, and the nine months ended September 30, 2003	F-46
Statements of Cash Flows for the year ended December 31, 2002, and the nine months ended September 30, 2003	F-47
Notes to Financial Statements	F-48

goClick.com, Inc.
Independent Auditors’ Report	F-57
Balance Sheets as of December 31, 2003 and June 30, 2004 (unaudited)	F-58
Statements of Income for the year ended December 31, 2003 and for the unaudited six months ended June 30, 2003 and 2004.	F-59
Statements of Stockholder’s Equity for the years ended December 31, 2002 and 2003, and the unaudited six months ended June 30, 2004	F-60
Statements of Cash Flows for the year ended December 31, 2003, and the unaudited six months ended June 30, 2003 and 2004	F-61
Notes to Financial Statements	F-62

Name Development Ltd.
Independent Auditors’ Report	F-68
Balance Sheets as of June 30, 2003 and 2004	F-69
Statements of Operations for the years ended June 30, 2003 and 2004	F-70
Statements of Stockholder’s Equity for the years ended June 30, 2003 and 2004	F-71
Statements of Cash Flows for the years ended June 30, 2003 and 2004	F-72
Notes to Financial Statements	F-73
Condensed Balance Sheets (unaudited) as of June 30, 2004 and September 30, 2004	F-79
Condensed Statements of Operations (unaudited) for the three months ended September 30, 2003 and 2004	F-80
Condensed Statement of Stockholder’s Equity (unaudited) for the three months ended September 30, 2004	F-81
Condensed Statements of Cash Flows (unaudited) for the three months ended September 30, 2003 and 2004	F-82
Notes to Condensed Financial Statements (unaudited)	F-83

Unaudited Pro Forma Condensed Consolidated Financial Statements
Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2004	F-89
Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 2003 and the nine months ended September 30, 2004	F-90
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements	F-92

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Marchex, Inc.:

We have audited the accompanying consolidated balance sheets of the Predecessor to Marchex, Inc. as of December 31, 2002 and February 28, 2003 and of Marchex, Inc. and subsidiaries as of December 31, 2003 and the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2002, the period from January 1, 2003 through February 28, 2003 (Predecessor periods), and the period from January 17, 2003 (inception) through December 31, 2003 (Successor period). These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Predecessor to Marchex, Inc. and Marchex, Inc. and its subsidiaries, as of December 31, 2002, February 28, 2003 and December 31, 2003 and the results of their operations and their cash flows for the Predecessor periods and Successor period in conformity with U.S. generally accepted accounting principles.

/s/    KPMG LLP

Seattle, Washington

February 16, 2004, except as to note 15(a),

which is as of March 18, 2004

MARCHEX, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	Predecessor Periods		Successor Period	December 31, 2003 Pro Forma
	December 31, 2002	February 28, 2003	December 31, 2003
				(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,494,300	$1,820,763	$6,019,119
Accounts receivable, net	489,664	538,213	1,627,730
Other receivables	—	1,137	384
Prepaid expenses	30,014	49,615	117,596
Income tax receivable	—	—	290,939
Deferred tax assets	89,920	117,645	263,193
Other current assets	39,211	46,159	24,190

Total current assets	2,143,109	2,573,532	8,343,151

Property and equipment, net	473,793	494,087	994,793
Deferred tax assets	52,956	32,187	—
Other assets	9,435	9,435	409,878
Goodwill	—	—	17,252,999
Identifiable intangible assets, net	—	—	6,701,791

Total assets	$2,679,293	$3,109,241	$33,702,612

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$1,294,877	$891,124	$2,842,229
Accrued payroll and benefits	128,301	257,000	252,642
Accrued expenses and other current liabilities	118,581	107,015	1,031,850
Deferred revenue	736,594	812,385	848,958
Earn-out liability payable	—	—	3,525,995

Total current liabilities	2,278,353	2,067,524	8,501,674

Deferred tax liabilities	—	—	1,829,687
Deferred revenue	27,682	27,541	38,993
Other non-current liabilities	2,993	4,085	2,274
Fair value of redemption obligation	—	—	55,250

Total liabilities	2,309,028	2,099,150	10,427,878

Series A redeemable convertible preferred stock, $0.01 par value. Authorized 8,500,000; ($21,489,395 aggregate liquidation preference and redemption value at December 31, 2003) issued and outstanding 6,724,063 shares at December 31, 2003; (no shares issued and outstanding on pro forma basis)	—	—	21,440,402	—

Commitments, contingencies, and subsequent events

Stockholders’ equity:

Predecessor Periods:
Common stock, no par value. Authorized 35,000,000 shares;
Class A: 30,496,112 authorized through February 28, 2003; 23,355,421 and 24,894,319 issued and outstanding at December 31, 2002 and February 28, 2003, respectively	398,774	696,815	—	—
Class B: 4,503,888 authorized through February 28, 2003 4,503,888 issued and outstanding at December 31, 2002 and February 28, 2003	1,419,986	1,419,986	—	—
Successor Period:
Common stock, $.01 par value. Authorized 46,500,000 shares;
Class A: 12,500,000 authorized; 12,250,000 issued and 11,987,500 outstanding at December 31, 2003	—	—	122,500	122,500
Class B: 34,000,000 authorized; issued and outstanding 1,567,500 at December 31, 2003, including 137,500 of restricted stock; (8,291,563 issued and outstanding on pro forma basis)	—	—	15,675	82,916
Additional paid-in capital	—	—	6,716,734	28,089,895
Deferred stock-based compensation	(9,266)	—	(1,532,340)	(1,532,340)
Accumulated deficit	(1,439,229)	(1,106,710)	(3,488,237)	(3,488,237)

Total stockholders’ equity	370,265	1,010,091	1,834,332	23,274,734

Total liabilities and stockholders’ equity	$2,679,293	$3,109,241	$33,702,612	$33,702,612

See accompanying notes to consolidated financial statements.

MARCHEX, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	Predecessor Periods		Successor Period
	Year ended December 31, 2002	Period from January 1 to February 28, 2003	Period from January 17 (inception) to December 31, 2003

Revenue	$10,070,507	$3,071,055	$19,892,158

Expenses:
Service costs(1)	6,334,173	1,732,813	11,292,070
Sales and marketing(1)	1,821,237	365,043	2,460,683
Product development(1)	811,673	144,479	1,291,422
General and administrative(1)	976,881	234,667	2,743,919
Acquisition-related retention consideration(2)	—	—	283,269
Stock-based compensation(3)	364,693	38,981	2,125,110
Amortization of intangible assets(4)	—	—	3,023,408

Total operating expenses	10,308,657	2,515,983	23,219,881

Income (loss) from operations	(238,150)	555,072	(3,327,723)

Other income:
Interest income	5,491	1,529	45,874
Adjustment to fair value of redemption obligation	—	—	25,500
Other	—	—	2,685

Total other income	5,491	1,529	74,059

Income (loss) before provision for income taxes	(232,659)	556,601	(3,253,664)

Income tax expense (benefit)	(142,876)	224,082	(1,084,312)

Net income (loss)	(89,783)	332,519	(2,169,352)

Accretion to redemption value of redeemable convertible preferred stock	—	—	1,318,885

Net income (loss) applicable to common stockholders	$(89,783)	$332,519	$(3,488,237)

Basic and diluted net loss per share applicable to common stockholders			$(0.26)

Shares used to calculate basic and diluted net loss per share			13,259,747

Pro forma basic and diluted net loss per share applicable to common stockholders (unaudited)			$(0.18)

Shares used to calculate pro forma basic and diluted net loss per share (unaudited)			19,011,093

(1) Excludes acquisition-related retention consideration, stock-based compensation and amortization of intangible assets

(2) Components of acquisition-related retention consideration:
Service costs	$—	$—	$33,723
Sales and marketing	—	—	96,262
Product development	—	—	104,233
General and administrative	—	—	49,051

(3) Components of stock-based compensation:
Service costs	$3,161	$190	$9,776
Sales and marketing	148,669	715	421,871
Product development	57,078	37,710	241,080
General and administrative	155,785	366	1,452,383

(4) Components of amortization of intangible assets:
Service costs	$—	$—	$2,216,957
Sales and marketing	—	—	348,118
Product development	—	—	—
General and administrative	—	—	458,333

See accompanying notes to consolidated financial statements.

MARCHEX, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

	Class A common stock		Class B common stock		Deferred stock-based compensation	Accumulated deficit	Total stockholders’ equity
	Shares	Amount	Shares	Amount
PREDECESSOR PERIODS:
Balances at December 31, 2001	18,564,400	$10,315	4,503,888	$1,419,986	$(9,455)	$(1,349,446)	$71,400

Exercise of stock options	2,759,355	13,797	—	—	—	—	13,797
Sale of stock to employees at less than fair market value	2,031,666	367,210	—	—	—	—	367,210
Stock compensation from options	—	7,452	—	—	189	—	7,641
Net loss	—	—	—	—	—	(89,783)	(89,783)

Balances at December 31, 2002	23,355,421	398,774	4,503,888	1,419,986	(9,266)	(1,439,229)	370,265

Exercise of stock options	1,306,603	37,288	—	—	—	—	37,288
Issuance of additional shares to employee shareholder	73,529	37,500	—	—	—	—	37,500
Issuance of additional shares to existing shareholders	158,766	—	—	—	—	—	—
Stock compensation from options	—	—	—	—	1,481	—	1,481
Cancellations of unvested options	—	(7,785)	—	—	7,785	—	—
Income tax benefit of option exercises	—	231,038	—	—	—	—	231,038
Net income	—	—	—	—	—	332,519	332,519

Balances at February 28, 2003	24,894,319	$696,815	4,503,888	$1,419,986	$—	$(1,106,710)	$1,010,091

	Class A common stock		Class B common stock		Additional paid-in capital	Deferred stock-based compensation	Accumulated deficit	Total stockholders’ equity
	Shares	Amount	Shares	Amount
SUCCESSOR PERIOD:
Balances at January 17, 2003 (inception)	—	$—	—	$—	$—	$—	$—	$—

Sale of common stock	12,250,000	122,500	1,000,000	10,000	—	—	—	132,500
Issuance of stock for services	—	—	5,000	50	3,700	—	—	3,750
Issuance of stock in connection with acquisition	—	—	454,068	4,541	3,060,418	—	—	3,064,959
Issuance of stock for services as part of acquisition	—	—	108,432	1,084	730,832	(731,916)	—	—
Share forfeiture	(262,500)	—	—	—	—	—	—	—
Stock compensation from options	—	—	—	—	2,921,784	(800,424)	—	2,121,360
Net loss	—	—	—	—	—	—	(2,169,352)	(2,169,352)
Accretion to redemption value of redeemable convertible preferred stock	—	—	—	—	—	—	(1,318,885)	(1,318,885)

Balances at December 31, 2003	11,987,500	$122,500	1,567,500	$15,675	$6,716,734	$(1,532,340)	$(3,488,237)	$1,834,332

See accompanying notes to consolidated financial statements.

MARCHEX, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Predecessor Periods		Successor Period
	Year ended December 31, 2002	Period from January 1 to February 28, 2003	Period from January 17 (inception) to December 31, 2003
Cash flows from operating activities:
Net income (loss)	$ (89,783)	$332,519	$(2,169,352)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization and depreciation	214,562	43,584	3,337,108
Adjustment to fair value of redemption obligation	—	—	(25,500)
Allowance for doubtful accounts and merchant advertiser credits	256,817	86,908	469,782
Stock-based compensation	364,693	38,981	2,125,110
Deferred income taxes	(142,876)	(6,956)	(1,878,373)
Income tax benefit related to stock options	—	231,038	—
Change in certain assets and liabilities, net of acquisition:
Accounts receivable, net	(463,243)	(135,457)	(761,427)
Other receivables	7,223	(1,137)	753
Income tax receivable	—	—	(290,939)
Prepaid expenses and other current assets	(43,392)	(26,549)	(37,442)
Accounts payable	916,188	(403,753)	1,334,024
Accrued expenses, payroll, benefits and other current liabilities	73,136	117,133	393,917
Deferred revenue	443,490	75,650	127,934
Acquisition-related retention consideration in earn-out liability	—	—	283,269
Other non-current liabilities	2,993	1,092	(1,811)

Net cash provided by (used in) operating activities	1,539,808	353,053	2,907,053

Cash flows from investing activities:
Purchases of property and equipment	(349,856)	(63,878)	(543,245)
Cash paid for acquisition, net of cash acquired	—	—	(16,523,613)
Decrease (increase) in other non-current assets	15,565	—	(45,216)

Net cash used in investing activities	(334,291)	(63,878)	(17,112,074)

Cash flows from financing activities:
Deferred offering costs paid	—	—	(29,877)
Proceeds from exercises of stock options	13,797	37,288	—
Proceeds from sale of stock	10,158	—	132,500
Proceeds from sale of redeemable convertible preferred stock	—	—	20,121,517

Net cash provided by financing activities	23,955	37,288	20,224,140

Net increase in cash and cash equivalents	1,229,472	326,463	6,019,119
Cash and cash equivalents at beginning of period	264,828	1,494,300	—

Cash and cash equivalents at end of period	$1,494,300	$1,820,763	$6,019,119

Supplemental disclosure of cash flow information—cash paid during the period for income taxes	$—	$—	$1,085,000
Supplemental disclosure of non-cash investing and financing activities:
Issuance of stock and redemption right in connection with acquisition	$—	$—	$3,415,709
Accretion to redemption value of redeemable convertible preferred stock	$—	$—	$1,318,885
Deferred offering costs recorded in accrued expenses	$—	$—	$346,473
Additional acquisition earn-out consideration included in earn-out liability	$—	$—	$3,242,726

See accompanying notes to consolidated financial statements.

MARCHEX, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(1)	Description of Business and Summary of Significant Accounting Policies and Practices

(a) Description of Business and Basis of Presentation

Marchex, Inc. (the “Company”), formed in January 2003, provides technology-based services to merchants engaged in online transactions over the Internet.

Prior to February 28, 2003, the Company was involved in business and product development activities, as well as financing and acquisition initiatives. Revenue commenced with the acquisition of eFamily.com, Inc. and its wholly-owned operating subsidiary ah-ha.com, Inc.

On February 28, 2003, the Company acquired 100% of the outstanding stock of eFamily.com, Inc. and its wholly-owned operating subsidiary, based in Provo, Utah. ah-ha.com, Inc. was renamed Enhance Interactive, Inc. in December 2003. The aggregate cash consideration, including acquisition costs to acquire Enhance Interactive was approximately $15,117,000. The purchase price excludes performance-based contingent payments that depend on Enhance Interactive’s achievement of a minimum threshold of income before income taxes, excluding stock-based compensation and amortization of intangible assets relating to the purchase (“earnings before taxes”), in calendar years 2003 and 2004. Additional details regarding this acquisition are in note 11 to these consolidated financial statements.

Enhance Interactive provides performance-based advertising services to merchant advertisers, including pay-per-click listings. Through Enhance Interactive’s pay-per-click service, merchant advertisers create keyword listings that describe their products or services, which are marketed to consumers and businesses primarily through search engine or directory results when users search for information, products or services using the Internet.

The Company’s consolidated statements of operations, stockholders’ equity and cash flows have been presented for the period from January 17, 2003 (inception) through December 31, 2003. The assets, liabilities and operations of Enhance Interactive are included in the Company’s consolidated financial statements since the February 28, 2003 date of acquisition. All significant inter-company transactions and balances have been eliminated in consolidation. The Company’s purchase accounting resulted in all assets and liabilities being recorded at their estimated fair values on the acquisition date. Accordingly, the Company’s consolidated financial results for periods subsequent to the acquisition are not comparable to the financial statements of Enhance Interactive presented for prior periods. The consolidated statements of operations, stockholders’ equity and cash flows representing Enhance Interactive’s results prior to February 28, 2003 have been presented as the “Predecessor” for the year ended December 31, 2002 and the period from January 1 to February 28, 2003. The Company, including the results of Enhance Interactive since the date of its acquisition, is referred to as the “Successor” in the accompanying consolidated financial statements.

The consolidated financial statements of the Predecessor include the financial statements of eFamily.com, Inc. and its wholly-owned subsidiary, Enhance Interactive (formerly known as ah-ha.com, Inc.). All significant inter-company transactions and balances have been eliminated in consolidation.

On October 24, 2003, the Company acquired 100% of the outstanding stock of Sitewise Marketing, Inc. (d.b.a TrafficLeader) (“TrafficLeader”). In November, 2003, Sitewise Marketing, Inc., based in Eugene, Oregon, was renamed TrafficLeader, Inc. The purchase consisted of:

•	Cash and acquisition costs of approximately $3,570,000;

•	425,000 shares of Class B common stock, which are subject to a redemption right;

•	137,500 shares of restricted Class B common stock that vest over a period of 3 years.

MARCHEX, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The purchase price excludes performance-based contingent payments that depend on TrafficLeader’s achievement of revenue thresholds. The assets, liabilities and operations of TrafficLeader are included in the Company’s consolidated financial statements since the October 24, 2003 date of acquisition. Additional details of this acquisition are in note 12.

TrafficLeader provides performance-based advertising and search marketing services to merchant advertisers, including paid inclusion, advertising campaign management, conversion tracking and analysis, and search engine optimization. Through its primary service, paid inclusion, TrafficLeader manages search-based advertising campaigns and services for merchant advertisers. TrafficLeader’s paid inclusion service helps merchant advertisers reach prospective customers by first creating relevant product listings and then placing these listings in front of potential customers, primarily through search engines. Merchant advertiser’s product listings map directly to user search queries, which link to specific product or information pages when clicked. On behalf of merchant advertisers, TrafficLeader indexes these relevant listings through its distribution partners, including search engines, product shopping engines and directories.

(b) Cash and Cash Equivalents

The Company and the Predecessor consider all highly liquid investments with an original maturity of three months or less at the date of purchase and proceeds in-transit from credit and debit card transactions with settlement terms of less than five days to be cash equivalents. Cash equivalents totaled approximately $722,000, $1,226,000 and $4,590,000 at December 31, 2002, February 28, 2003 and December 31, 2003, respectively. Cash equivalents as of the periods presented consist primarily of money market funds and include credit and debit card in-transit amounts of approximately $99,000, $137,000 and $161,000 at December 31, 2002, February 28, 2003 and December 31, 2003, respectively.

(c) Fair Value of Financial Instruments

The Company and the Predecessor had the following financial instruments as of the periods presented: cash and cash equivalents, accounts receivable, other receivables, accounts payable and accrued liabilities, fair value of redemption obligation and Series A redeemable convertible preferred stock. The carrying value of cash and cash equivalents, accounts receivable, other receivables, accounts payable and accrued liabilities approximates their fair value based on the liquidity of these financial instruments or based on their short-term nature. The fair value of the redemption obligation is recorded in the consolidated balance sheet at its estimated fair value. Factors affecting the fair value determination include, among others, interest rates, the difference between the redemption amount and the fair market value of our Class B common stock, the proximity in time to the redemption date and the probability of the redemption right being exercised. The carrying value of the Series A redeemable convertible preferred stock is recorded at its accreted redemption value. The fair value is estimated to be approximately $47,070,000 at December 31, 2003.

(d) Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. Accounts receivable balances are presented net of allowance for doubtful accounts and allowance for merchant advertiser credits.

Allowance for Doubtful Accounts

The allowance for doubtful accounts is the Company’s and the Predecessor’s best estimate of the amount of probable credit losses in existing accounts receivable. The Company and Predecessor determine the allowance based on analysis of historical bad debts, advertiser concentrations, advertiser credit-worthiness and current economic trends. Past due balances over 90 days and specific other balances are reviewed individually for

MARCHEX, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

collectibility. The Company and Predecessor review the allowance for collectibility quarterly. Account balances are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

The allowance for doubtful account activity for the periods indicated is as follows:

	Balance at beginning of period	February 28, 2003 Enhance Interactive acquisition date	October 24, 2003 TrafficLeader acquisition date	Charged to costs and expenses	Write- offs	Balance at end of period
Allowance for doubtful accounts:

Predecessor Periods:
December 31, 2002	$159,259	$—	$—	$75,798	$226,112	$8,945
February 28, 2003	8,945	—	—	35,540	8,842	35,643

Successor Period:
December 31, 2003	$—	$35,643	$48,654	$162,990	$156,007	$91,280

There were no merchant advertisers who represented 10% or greater of revenue for the periods presented. Merchant advertisers who had an account receivable balance of 10% or greater of accounts receivable were as follows: one merchant advertiser represented 22% of outstanding balances at December 31, 2002 and three merchant advertisers represented 44% at February 28, 2003, respectively. There were no merchant advertisers representing 10% or greater at December 31, 2003.

Allowance for Merchant Advertiser Credits

The allowance for merchant advertiser credits is the Company’s and Predecessor’s best estimate of the amount of expected future reductions in a merchant advertiser’s payment obligations related to delivered services. The Company and the Predecessor determine the allowance for merchant advertiser credits and adjustments based on analysis of historical credits.

The allowance for merchant advertiser credits activity for the periods indicated is as follows:

	Balance at beginning of period	February 28, 2003 Enhance Interactive acquisition date	October 24, 2003 TrafficLeader acquisition date	Additions charged against revenue	Credits processed	Balance at end of period
Allowance for merchant advertiser credits:

Predecessor Periods:
December 31, 2002	$ 22,823	$—	$—	$181,019	$163,852	$39,990
February 28, 2003	39,990	—	—	51,368	36,653	54,705

Successor Period:
December 31, 2003	$ —	$54,705	$6,000	$306,792	$299,651	$67,846

(e) Property and Equipment

Property and equipment are stated at cost. Depreciation on computers and other related equipment, purchased and internally developed software, and furniture and fixtures is calculated on the straight-line method over the estimated useful lives of the assets, generally averaging three years. Leasehold improvements are amortized straight-line over the shorter of the lease term or estimated useful lives of the assets ranging from three to five years.

MARCHEX, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(f) Goodwill

Goodwill represents the excess of the purchase price over the fair value of identifiable assets acquired and liabilities assumed in business combinations accounted for under the purchase method.

The Company applies the provisions of the Financial Accounting Standards Board’s (FASB) Statements of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets (SFAS 142). Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS 142. SFAS 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144).

Goodwill not subject to amortization is tested annually for impairment, and is tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value.

(g) Impairment or Disposal of Long-Lived Assets

The Company reviews its long-lived assets for impairment in accordance with SFAS 144 whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds fair value. Assets to be disposed of would be separately presented on the balance sheet and reported at the lower of their carrying amount or fair value less costs to sell, and are no longer depreciated.

(h) Revenue Recognition

Revenue is generated primarily through performance-based advertising and search marketing services, which include pay-per-click listings and paid inclusion. Revenue from pay-per-click listings and paid inclusion listings is generated when a user clicks on a merchant advertiser’s listings after it has been placed by the Company, the Predecessor, or by our distribution partners into a search engine, directory, or other Web site.

The secondary sources of revenue include other search marketing services, including advertising campaign management, conversion tracking and analysis and search engine optimization, as well as banner advertising, account set-up fees and other inclusion fees. These secondary sources of revenue together constituted less than 9%, 6% and 6% of revenue for the year ended December 31, 2002, the period from January 1 to February 28, 2003, and the period from January 17, 2003 (inception) to December 31, 2003, respectively. The Company and the Predecessor have no barter transactions.

The Company and the Predecessor follow Staff Accounting Bulletin 101, Revenue Recognition in Financial Statements (SAB No. 101) as amended by SAB No. 104, Revenue Recognition that revises and rescinds certain sections of SAB No. 101. These bulletins summarize certain of the Security and Exchange Commission (SEC) staff’s views on the application of accounting principles generally accepted in the United States of America to revenue recognition. We generally recognize revenue upon completion of our performance obligation, provided evidence of an arrangement exits, the arrangement fee is fixed and determinable and collection is reasonably assured.

MARCHEX, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Merchant advertisers generally pay for the supplementary search marketing services based on usage that is billed on a fixed amount per click-through or a fixed monthly amount. Revenue is recognized on a click-through basis or in the month the service is provided.

Banner advertising revenue is primarily based on a fixed fee per click-through and recognized on click-through activity. In limited cases, banner payment terms are volume-based with revenue recognized when impressions are delivered.

Non-refundable account set-up fees paid by merchant advertisers are recognized ratably over the longer term of the contract or the average expected merchant advertiser relationship period, which generally ranges between one and two years.

Other inclusion fees are generally associated with monthly or annual subscription-based services where a merchant advertiser pays a fixed amount to be included in the Predecessor’s, Company’s or distribution partners’ index of listings. Other inclusion fees are recognized ratably over the service period, which is typically one year.

The Company and the Predecessor enter into agreements with various distribution partners to provide merchant advertisers’ listings. The Company and the Predecessor generally pay distribution partners based on a percentage of revenue or a fixed amount per click-through on these listings. The Company and the Predecessor act as the primary obligor with the merchant advertiser for revenue click-through transactions and are responsible for the fulfillment of services. In accordance with Emerging Issues Task Force (EITF) Issue No. 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent, the revenue derived from advertisers are reported gross based upon the amounts received from the merchant advertiser.

(i) Service Costs

Service costs include network operations and customer service costs that consist primarily of costs associated with providing performance-based advertising and search marketing services, maintaining the Company’s and the Predecessor’s Web site, credit card processing fees and network and fees paid to outside service providers that provide the Company’s and the Predecessor’s paid listings and customer services. Customer service and other costs associated with serving the Company’s and the Predecessor’s search results and maintaining the Company’s and the Predecessor’s Web site include depreciation of Web site and network equipment, colocation charges of the Company’s and the Predecessor’s Web site equipment, bandwidth, software license fees, salaries of related personnel, stock-based compensation and amortization of intangible assets.

Service costs also include user acquisition costs that relate primarily to payments made to distribution partners who provide an opportunity for the Company’s merchant advertisers to market and sell their products. The Company and the Predecessor enter into agreements of varying durations with distribution partners that integrate the Company’s and the Predecessor’s services into their Web sites and indexes. The primary economic structure of the distribution partner agreements is a variable payment based on a specified percentage of revenue. These variable payments are often subject to minimum payment amounts per click-through. Other economic structures that to a lesser degree exist include: 1) fixed payments, based on a guaranteed minimum amount of usage delivered, 2) variable payments based on a specified metric, such as number of paid click-throughs, and 3) a combination arrangement with both fixed and variable amounts.

MARCHEX, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The Company and the Predecessor expense user acquisition costs under two methods; agreements with fixed payments are expensed as the greater of the following:

•	pro-rata over the term the fixed payment covers, or

•	usage delivered to date divided by the guaranteed minimum amount of usage.

Agreements with variable payment based on a percentage of revenue, number of paid click-throughs or other metrics are expensed as incurred based on the volume of the underlying activity or revenue multiplied by the agreed-upon price or rate.

(j) Advertising Expenses

Advertising costs are expensed as incurred and include Internet-based direct advertising and trade shows. Such costs are included in sales and marketing. The amounts for all periods presented were approximately $84,000, $11,000 and $133,000 for the years ended December 31, 2002, the period from January 1 to February 28, 2003 and the period from January 17 (inception) to December 31, 2003, respectively.

(k) Product Development

Product development costs consist primarily of expenses incurred by the Company or the Predecessor in the research and development, creation, and enhancement of the Company’s or the Predecessor’s Web site and services. Research and development expenses are expensed as incurred and include compensation and related expenses, costs of computer hardware and software, and costs incurred in developing features and functionality of the services. For the periods presented, substantially all of the product development expenses are research and development.

Product development costs are expensed as incurred or capitalized into property and equipment in accordance with the American Institute of Certified Public Accountants’ (AICPA) Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (SOP 98-1). SOP 98-1 requires that cost incurred in the preliminary project and post-implementation stages of an internal use software project be expensed as incurred and that certain costs incurred in the application development stage of a project be capitalized.

(l) Income Taxes

The Company and the Predecessor utilize the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in results of operations in the period that includes the enactment date. A valuation allowance is recorded for deferred tax assets when it is more likely than not that such deferred tax assets will not be realized.

In connection with the purchase accounting for the acquisition of the Predecessor and TrafficLeader, the Company recorded net deferred tax liabilities in the amount of approximately $3.0 million and $456,000, respectively, relating to the difference in the book basis and tax basis of its assets and liabilities.

MARCHEX, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(m) Stock Option Plan

The Company and the Predecessor apply the intrinsic value-based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation an interpretation of APB Opinion No. 25 issued in March 2000, to account for its employee stock options and restricted stock grants. Under this method, employee compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, Accounting for Stock-Based Compensation, established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company and the Predecessor have elected to apply the intrinsic value-based method of accounting described above for options granted to employees, and have adopted the disclosure requirements of SFAS No. 123.

The Company and the Predecessor recognize compensation expense over the vesting period utilizing the accelerated methodology described in FASB Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans.

The following table illustrates the effect on net loss if the fair-value-based method had been applied to all outstanding awards in each period.

	Predecessor Periods		Successor Period
	Year Ended December 31, 2002	Period from January 1 to February 28, 2003	Period from January 17 (inception) to December 31, 2003
Net income (loss) applicable to common stockholders:
As reported	$(89,783)	$322,519	$(3,488,237)
Add: stock-based employee expense included in reported net income (loss), net of related tax effect	361,843	38,428	1,436,147
Deduct: stock-based employee compensation expense determined under fair-value-based method for all awards, net of related tax effect(1)	(380,907)	(42,375)	(2,267,730)

Pro forma	$(108,847)	$318,572	$(4,319,820)

Net loss per share applicable to common stockholders:
As reported (basic and diluted)			$(0.26)
Pro forma (basic and diluted)			$(0.33)

(1)	See note 6(b) and 7(c) for details of the assumptions used to arrive at the fair value of each option grant.

The Company and the Predecessor account for non-employee stock-based compensation in accordance with SFAS No. 123 and FASB Emerging Issues Task Force (EITF) Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

(n) Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The Company and the

MARCHEX, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Predecessor have used estimates in determining certain provisions, including allowance for doubtful accounts, allowance for merchant advertiser credits, useful lives for property and equipment, intangibles, the fair value of a redemption right obligation, the fair-value of the Company’s and the Predecessor’s common stock and stock option awards, the fair value of the Series A redeemable convertible preferred stock and a valuation allowance for deferred tax assets. Actual results could differ from those estimates.

(o) Concentrations

The Company and the Predecessor maintain substantially all of their cash and cash equivalents with two financial institutions.

Primarily all of the Company’s and the Predecessor’s revenue earned from merchant advertisers is generated through arrangements with distribution partners. The Company may not be successful in renewing any of these agreements, or if they are renewed, they may not be on terms as favorable as current agreements. The Company may not be successful in entering into agreements with new distribution partners on commercially acceptable terms. In addition, several of these distribution partners may be considered potential competitors.

The percentage of revenue earned from merchant advertisers supplied by distribution partners representing more than 10% of consolidated revenue is as follows:

	Predecessor Periods		Successor Period
	Year Ended December 31, 2002	Period from January 1 to February 28, 2003	Period from January 17 (inception) to December 31, 2003
Distribution partner A	11%	12%	7%

(p) Segment Reporting and Geographic Information

Operating segments are revenue-producing components of the enterprise for which separate financial information is produced internally for the Company’s or the Predecessor’s management. For all periods presented the Company and the Predecessor operated as a single segment. The Company and the Predecessor operate in a single business segment principally in domestic markets providing Internet merchant transaction services to enterprises.

Revenues from merchant advertisers by geographical areas are tracked on the basis of the location of the merchant advertiser. The vast majority of the Company’s and its Predecessor’s revenue and accounts receivable are derived from domestic sales to advertisers engaged in various activities involving the Internet.

Revenues by geographic region are as follows (in percentages):

	Predecessor Periods		Successor Period
	Year Ended December 31, 2002	Period from January 1 to February 28, 2003	Period from January 17 (inception) to December 31, 2003
United States	92%	90%	91%
Canada	5%	5%	4%
Other countries	3%	5%	5%

	100%	100%	100%

MARCHEX, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(q) Net Income (Loss) Per Share

The Company’s basic and diluted net loss per share is presented for the period from January 17, 2003 (inception) to December 31, 2003. Basic net loss per share is computed by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing net loss applicable to common stockholders by the weighted average number of common and dilutive common equivalent shares outstanding during the period. Net loss applicable to common stockholders consists of net loss as adjusted for the impact of accretion of redeemable convertible preferred stock to its redemption value. As the Company had a net loss during the period from January 17, 2003 (inception) to December 31, 2003 basic and diluted net loss per share are the same.

The following table reconciles the Company’s reported net loss to net loss applicable to common stockholders used to compute basic and diluted net loss per share for the period from January 17, 2003 (inception) to December 31, 2003:

Successor Period
Period from January 17 (inception) to December 31, 2003
Net loss	$(2,169,352)

Accretion to redemption value of Series A redeemable convertible preferred stock	1,318,885

Net loss applicable to common stockholders	$(3,488,237)

Basic and diluted net loss per share applicable to common stockholders	$(0.26)

Weighted average number of shares outstanding used to calculate basic and diluted net loss per share	13,259,747

The computation of diluted net loss per share excludes the following because their effect would be anti-dilutive:

•	6,724,063 shares issuable upon conversion of the Series A redeemable convertible preferred stock;

•	outstanding options at December 31, 2003 to acquire 2,421,500 shares of Class B common stock with a weighted average exercise price of $1.67 per share and 668,100 options to acquire shares of Class B common stock with an exercise price that will equal the initial public offering price. In the event that twelve months from the option grant date the Company has not completed a firm commitment initial public offering with gross proceeds of at least $20 million, these options will have an exercise price equal to the then determined fair market value.

•	108,432 shares of restricted Class B common stock issued in connection with the October 2003 acquisition of TrafficLeader. These shares are for future services that vest over 3 years. Additionally, these shares were excluded from the computation of basic net loss per share.

(r) Guarantees

The Predecessor adopted FASB Interpretation (FIN) No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, during the year ended December 31, 2002. FIN No. 45 provides expanded accounting guidance surrounding liability recognition and disclosure requirements related to guarantees, as defined by the interpretation. The Company adopted FIN No. 45

MARCHEX, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

upon inception. In the ordinary course of business, neither the Company nor the Predecessor is subject to potential obligations under guarantees that fall within the scope of FIN No. 45 except for standard indemnification provisions that are contained within many of our advertiser and distribution partner agreements, and give rise only to the disclosure requirements prescribed by FIN No. 45.

Indemnification provisions contained within the Company’s and the Predecessor’s advertiser and distribution partner agreements are generally consistent with those prevalent in the Company’s industry. The Company and its Predecessor have not incurred significant obligations under advertiser and distribution partner indemnification provisions historically and do not expect to incur significant obligations in the future. Accordingly, the Company and the Predecessor do not maintain accruals for potential advertiser and distribution partner indemnification obligations.

(s) Initial Public Offering (IPO), Pro Forma Net Loss Per Share and Pro Forma Balance Sheet

In December 2003, the Board of Directors authorized the filing of a registration statement with the SEC that would permit the Company to sell shares of the Company’s Class B common stock in connection with a proposed IPO.

If the offering is consummated under the terms presently anticipated, each of the 6,724,063 outstanding shares of the Company’s Series A redeemable convertible preferred stock will automatically convert into one share of Class B common stock upon closing of the proposed IPO and the Series A redeemable convertible preferred stock will automatically be retired. Thereafter, the authorized number of shares of preferred stock will be 1,000,000 and authorized number of shares of Class B common stock will be 125,000,000. The Board of Directors will have the authority to issue up to 1,000,000 shares of preferred stock, $.01 par value in one or more series and have the authority to designate rights, preferences, privileges and restrictions of each such series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series. The foregoing automatic conversion has been reflected in the accompanying unaudited pro forma balance sheet as if it had occurred as of December 31, 2003.

The pro forma net loss per share is calculated as if the Series A redeemable convertible preferred stock had converted into shares of common stock at the original issuance date.

(t) Recently Issued Accounting Standards

In November 2002, the Emerging Issues Task Force (EITF) reached a consensus on Issue No. 00-21 (“EITF 00-21”), Revenue Arrangements with Multiple Deliverables. EITF 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which the vendor will perform multiple revenue generating activities. EITF 00-21 became effective for fiscal periods beginning after June 15, 2003. The adoption of EITF 00-21 has not had a material impact on the Company’s financial position and results of operations.

In May 2003, the FASB issued SFAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. The Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). It is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this Statement did not have a material impact on our financial statements.

MARCHEX, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

In December 2003, the SEC issued Staff Accounting Bulletin No. 104, Revenue Recognition (SAB No. 104) which revises or rescinds certain sections of SAB No. 101, Revenue Recognition in Financial Statements in order to make this interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. The changes noted in SAB No. 104 did not have a material effect on the Company’s financial position and results of operations.

(2) Related Party Transactions

From January 1, 2002 to February 28, 2003, MyFamily.com, Inc. (“MyFamily”) owned all 4,503,888 shares of the Predecessor’s Class B common stock representing an approximate 20% interest. On February 28, 2003, the Company acquired 100% of the outstanding stock of the Predecessor, including MyFamily’s stockholder interest. Amounts earned from advertising services provided to MyFamily are disclosed below. The Company and the Predecessor also purchased certain miscellaneous supplies and leased space from MyFamily or entities affiliated with MyFamily. The amounts in relation to these transactions follow:

	Predecessor Periods		Successor Period
	Year Ended December 31, 2002	Period from January 1 to February 28, 2003	Period from January 17 (inception) to December 31, 2003
Revenue earned from MyFamily	$18,606	$2,559	$7,849
General and administrative expenses paid to MyFamily:
Rental expense	158,105	36,717	179,668
Supplies and other purchases	5,101	600	3,000

Amounts due from MyFamily included in accounts receivable are as follows:

	Predecessor Periods		Successor Period
	December 31, 2002	February 28, 2003	December 31, 2003
Due from MyFamily	$24,580	$17,855	$—

TrafficLeader subleases office space to Wiant Design, an entity owned by an employee of TrafficLeader. In connection with the sublease, $554 was received subsequent to the TrafficLeader acquisition from Wiant Design and included in the period from January 17 (inception) to December 31, 2003. The amount has been recorded as a reduction to rent expense.

MARCHEX, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(3) Property and Equipment

Property and equipment consisted of the following:

	Predecessor Periods		Successor Period
	December 31, 2002	February 28, 2003	December 31, 2003
Computer and other related equipment	$653,652	$703,113	$878,583
Purchased and internally developed software	214,852	229,269	368,247
Furniture and fixtures	4,000	4,000	41,225
Leasehold improvements	—	—	19,137

	872,504	936,382	1,307,192
Less accumulated depreciation and amortization	(398,711)	(442,295)	(312,399)

Property and equipment, net	$473,793	$494,087	$994,793

Depreciation and amortization expense incurred by the Company and the Predecessor was approximately $215,000, $44,000, and $313,700 for the year ended December 31, 2002, the period from January 1 to February 28, 2003 and the period from January 17, 2003 (inception) to December 31, 2003, respectively.

(4) Commitments

The Company has commitments for future payments related to office facilities leases and other contractual obligations. The Company leases its office facilities under operating lease agreements expiring through 2006. The Company also has other contractual obligations expiring over varying time periods through 2004. Future minimum payments are as follows:

	Office leases	Other contractual obligations	Total
2004	$427,474	$142,000	$569,474
2005	203,415	—	203,415
2006	62,639	—	62,639
2007 and thereafter	—	—	—

Total minimum payments	$693,528	$142,000	$835,528

Other contractual obligations primarily relate to minimum contractual payments due to distribution partners and other service providers. Rent expense incurred by the Company and the Predecessor was approximately $158,100, $36,700, $361,000 for the year ended December 31, 2002, the period from January 1 to February 28, 2003, and the period from January 17, 2003 (inception) to December 31, 2003, respectively.

MARCHEX, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(5)	Income Taxes

The provision for income taxes for the Company and the Predecessor periods consists of the following:

	Predecessor Periods		Successor Period
	Year Ended December 31, 2002	Period from January 1 to February 28, 2003	Period from January 17 (inception) to December 31, 2003
Current provision
Federal	$—	$—	$701,689
State	—	—	92,372
Deferred provision
Federal	(130,236)	(25,417)	(1,735,078)
State	(12,640)	(2,467)	(237,104)
Utilization of net operating loss carryforwards	—	115,940	93,809
Tax expense of equity adjustment for stock option exercise	—	136,026	—

Total income tax provision (benefit):	$(142,876)	$224,082	$(1,084,312)

Income tax expense (benefit) differed from the amounts computed by applying the U.S. federal income tax rate of 34% to loss before income taxes as a result of the following:

	Predecessor Periods		Successor Period
	Year Ended December 31, 2002	Period from January 1 to February 28, 2003	Period from January 17 (inception) to December 31, 2003
Income tax expense (benefit) at U.S. statutory rate of 34%	$(79,104)	$189,244	$(1,106,246)
State taxes, net of federal benefit	(7,678)	18,368	(95,523)
Non-deductible stock compensation	133,180	13,988	93,660
Other non-deductible expenses	18,942	2,482	23,797
Change in valuation allowance	(208,216)	—	—

Total income tax provision (benefit):	$(142,876)	$224,082	$(1,084,312)

MARCHEX, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

	Predecessor Periods		Successor Period
	December 31, 2002	February 28, 2003	December 31, 2003
Deferred tax assets:
Net operating loss carryforwards	$115,840	$95,012	$—
Accrued liabilities not currently deductible	51,768	78,572	258,278
Stock compensation	3,171	—	687,585
Deferred revenue	39,268	40,596	40,459
Start-up costs not currently deductible	—	—	48,719

Total deferred tax assets	210,047	214,180	1,035,041
Valuation allowance	—	—	—

	210,047	214,180	1,035,041

Deferred tax liabilities:
Intangible assets-amortization not deductible for tax	—	—	2,459,921
Excess of tax over financial statement depreciation	67,271	64,348	141,614

	67,271	64,348	2,601,535

Net deferred tax assets (liabilities)	$142,776	$149,832	$(1,566,494)

At December 31, 2003, the Company had net operating loss carryforwards of approximately $1,782,000 which begin to expire in 2019. The Tax Reform Act of 1986 limits the use of net operating loss (NOL) and tax credit carryforwards in certain situations where changes occur in the stock ownership of a company. The Company believes that such a change has occurred, and that the utilization of the approximately $1,782,000 in carryforwards is limited such that substantially all of these NOL carryforwards will never be utilized.

As of January 1, 2002, due to the Predecessor’s history of net operating losses, and the restrictions on the ability to utilize its NOL carryforwards due to ownership changes, the Predecessor had previously established a valuation allowance equal to its net deferred tax assets. During 2002, the Predecessor reversed the valuation allowance on its net deferred tax assets, as the Predecessor believed it was more likely than not, based on improved operating performance that these assets would be realized. In determining that it was more likely than not that the Predecessor would realize all of the available net deferred tax assets, the following factors were considered: historical trends relating to merchant advertiser usage rates and click-throughs, projected revenues and expenses, and the amount of existing net operating loss carryforwards.

The valuation allowance decreased approximately $208,000 during the year ended December 31, 2002. The valuation allowance did not change during the period from January 1 to February 28, 2003 or the period from January 17 (inception) to December 31, 2003.

On February 28, 2003 and October 24, 2003, in connection with the purchase accounting for the respective acquisitions of the Predecessor and TrafficLeader, the Company recorded a net deferred tax liability in the amount of approximately $3.0 million and $456,000, respectively, relating to the difference in the book basis and tax basis of its assets and liabilities. Approximately $3.1 million and $479,000, respectively, of this net deferred tax liability related to the book basis versus tax basis of the identifiable intangible assets in the acquisition totaling approximately $8.4 million and $1.3 million, respectively.

MARCHEX, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The Company has recorded a deferred tax asset for stock-based compensation recorded on unexercised non-qualified stock options. The ultimate realization of this asset is dependent upon the fair value of the Company’s stock when the options are exercised.

During the period from January 1 through February 28, 2003, as a result of a tax deduction from stock option exercises, the Predecessor recognized a tax-effected benefit of approximately $231,000 which was recorded as a credit to additional paid in capital.

(6) Stockholders’ Equity – Predecessor Periods

(a) Common Stock and Authorized Capital

The Predecessor’s articles of incorporation provided for 35,000,000 shares of common stock authorized and issued, no par value. A total of 30,496,112 shares were designated as Class A common stock and 4,503,888 shares as Class B common stock. MyFamily held the Class B common stock representing approximately 20% of the interest in the Predecessor. Each share of Class A and B common stock has the right to one vote per share.

The Class B holders had the right to elect one of the Predecessor’s four members of the Board of Directors, as long as Class B common stock made up greater than 5% of the common stock. Any amendments to the articles of incorporation, bylaws, increase in the authorized number of shares of common stock issuable under of the Predecessor’s stock option plans or issuance of additional shares of common stock outside of the Predecessor’s stock option plan required approval of greater than 50% of the Class B holders.

Each share of Class B common stock could be converted into Class A common stock at the option of the holder at any time based upon a conversion ratio, subject to adjustment for dilution. The initial conversion ratio was determined by dividing the original issue price of $0.01 by the conversion price in effect at the time the shares are converted. The conversion price was the original issue price adjusted for subsequent equity adjustments. Each share would automatically convert into Class A common stock upon the closing of a public offering of common stock with gross proceeds of at least $40,000,000.

(b) Stock Option Plans

2001 Plan

In June 2001, the Predecessor adopted the 2001 Stock Incentive Plan (the 2001 Plan). The 2001 Plan was maintained for officers, employees, directors and consultants under which approximately 8,000,000 shares of Class A common stock were reserved for issuance. Generally, stock options were granted with 10 year terms and vested monthly over 2 years.

During 2002, the Predecessor granted options to acquire Class A common stock with exercise prices less than the then current fair market value. As a result, the Predecessor recorded total deferred compensation expense of approximately $18,000.

Approximately $8,000 and $1,000 was recognized as stock compensation expense related to these options during the year ended December 31, 2002 and the period from January 1 to February 28, 2003, respectively.

Prior to February, 2003, all outstanding vested options, totaling 1,306,603 were exercised and all unvested options were cancelled.

MARCHEX, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The fair value for each option grant is estimated at the date of grant using a Black-Scholes option pricing model based on the following assumptions for the year ended December 31, 2002, and the period from January 1 to February 28, 2003: risk-free interest rates of 6%; no dividends; volatility factor of the expected market price of the Company’s common stock of 174%; and a weighted-average expected life of 3 years.

The following table summarizes stock option activity:

	Options available for grant	Number of options outstanding	Weighted average exercise price of options outstanding	Weighted average fair value of options granted
Balance at December 31, 2001	3,672,952	4,327,048	$0.005	$—
Granted below fair value	(177,500)	177,500	0.230	0.242
Granted equal or above fair value	(172,000)	172,000	0.230	0.202
Exercised	—	(2,759,355)	0.005
Expired and cancelled	72,125	(72,125)	0.092

Balance at December 31, 2002	3,395,577	1,845,068	0.044
Exercised	—	(1,306,603)	0.029
Expired or cancelled	538,465	(538,465)	0.082

Balance at February 28, 2003	3,934,042	—	$—

In January 2002, the Predecessor sold 2,031,666 shares of Class A common stock to employees for cash consideration totaling approximately $10,000. In connection with the sale, the Predecessor recorded approximately $357,000 in compensation expense related to the difference between the cash consideration and the estimated fair market value of the shares sold.

In February 2003, the Predecessor issued 232,295 shares of Class A common stock to several existing investors whose investments had been diluted subsequent to their initial contribution. One of the investors, who was issued 73,529 common shares, was an employee and, accordingly, the Predecessor recorded compensation expense of $37,500 representing the estimated fair value of the shares issued.

(7) Stockholders’ Deficit – Successor Period

(a) Authorized Capital and Common Stock

The Company’s articles of incorporation have 46,500,000 shares of common stock authorized, $0.01 par value, of which 12,500,000 shares have been authorized as Class A common stock and 34,000,000 shares have been authorized as Class B common stock, and 8,500,000 shares of preferred stock authorized, of which all such shares were designated Series A redeemable convertible preferred stock, $0.01 par value per share.

The initial capitalization of the Company included the issuance of 12,250,000 shares of Class A common stock and 1,000,000 shares of Class B common stock. Except with respect to voting rights, the Class A and Class B common stock have identical rights.

In October 2003, in connection with a voluntary change in job responsibilities, a member of senior management voluntarily forfeited 262,500 Class A common shares and returned them to the Company.

MARCHEX, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Each share of Class A common stock has the right to twenty-five votes per share and each share of Class B common stock has the right to one vote per share.

Each share of Class A common stock is convertible at the holder’s option into one share of Class B common stock.

In accordance with the stockholders’ agreement signed by Class A and the founding Class B common stockholders, the following provisions exist:

The Company holds a repurchase right in the event of a proposed sale of Class A common stock. In the event the Company does not exercise the repurchase right, the other Class A stockholders have the right to purchase the shares based on their proportionate interests. In the event Class A shares are transferred to parties other than the Company or other Class A stockholders, they automatically convert to Class B shares.

So long as an individual stockholder subject to the stockholders agreement has a beneficial ownership interest of 5% or more of any class of stock in the Company, the stockholder shall have a right to participate on a pro-rata basis in any new issuance of securities, other than shares issued in an IPO.

At each annual meeting to elect board of director members, stockholders subject to the agreement agree to vote in favor of two Directors as designated by an entity controlled by the Company’s CEO.

(b) Series A Redeemable Convertible Preferred Stock

In February and May 2003, the Company issued a total of 6,724,063 shares, $0.01 par value per share, of Series A redeemable convertible preferred stock (Series A Preferred Stock), at $3.00 per share for net proceeds totaling $20,121,517, net of issuance costs of $50,684.

A summary of the significant terms of the Series A Preferred Stock is as follows:

Conversion

Each share of Series A Preferred Stock can be converted at the option of the holder at any time after issuance according to a conversion ratio, subject to adjustment for dilution. The initial conversion ratio is determined by dividing the original issue price of $3.00 by the conversion price in effect at the time the shares are converted. The conversion price is the original issue price adjusted for subsequent equity adjustments of which there have been none through December 31, 2003. Each share shall automatically convert into Class B common stock upon the closing of a public offering of common stock with gross proceeds of at least $20,000,000.

Redemption

At the election of the holders of at least a majority of the outstanding shares of Series A Preferred Stock on each of the First Redemption Date (March 31, 2011), Second Redemption Date (March 31, 2012), Third Redemption Date (March 31, 2013) and the final redemption date (March 31, 2014) the Company shall redeem one-third of the number of shares of Series A Preferred Stock held by such holder on each of the first three redemption dates and the remainder of any shares not already redeemed shall be redeemed on the final redemption date, in each case for $3.00 per share plus all accrued and unpaid dividends thereon whether or not declared.

The Company accounts for the difference between the carrying amount of redeemable preferred stock and the redemption amount by increasing the carrying amount for periodic accretion using the interest method, so that

MARCHEX, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

the carrying amount will equal the redemption amount at the redemption date. The aggregate redemption amount is approximately $21,489,000 at December 31, 2003.

Voting

Each share of Series A Preferred Stock has voting rights equal to the Class B common stock into which it is convertible.

Dividends

Holders of Series A Preferred Stock are entitled to receive cumulative dividends at the per annum rate of 8% of the original issue price per share when and if declared by the board of directors. The cumulative amount of preferred dividends in arrears is approximately $1,317,000 or $0.20 per share at December 31, 2003. The board of directors has not declared any dividends as of December 31, 2003. Upon conversion of the Series A Preferred Stock, either by optional conversion or by mandatory conversion upon an initial public offering, all accumulated and unpaid dividends on the Series A Preferred Stock, whether or not declared, since the date of issue up to and including the conversion date, shall be forgiven. If dividends or other distributions are paid on the common stock, the holders of Series A Preferred Stock are entitled to the preferential dividends above and are entitled to per share dividends equal to those declared or paid to holders of common stock.

Liquidation

In the event of liquidation, dissolution or winding up of the Company, holders of Series A Preferred Stock are entitled to receive, prior to the distribution of any Company assets, an amount of $3.00 per share in addition to any accumulated and unpaid dividends, whether or not declared.

After the original liquidation distribution has been paid to the holders of Series A Preferred Stock, the remaining assets of the corporation shall be distributed pro-rata among the holders of the common stock and Series A Preferred Stock on an as-converted basis.

(c) Stock Option Plan

In January 2003, the Company adopted a stock incentive plan (the “Plan”) pursuant to which the Plan’s Administrative Committee, appointed by the Company’s Board of Directors, may grant both stock options and restricted stock awards to employees, officers, non-employee directors, and consultants and may be designated as incentive or non-qualified stock options at the discretion of the Administrative Committee. The Plan authorizes grants of options to purchase up to 4,000,000 shares of authorized but unissued Class B common stock and provides for the total number of shares of Class B common stock for which options designated as incentive stock options may be granted shall not exceed 8,000,000 shares. Annual increases are to be added on the first day of each fiscal year beginning on January 1, 2004 equal to 5% of the outstanding common stock (including for this purpose any shares of common stock issuable upon conversion of any outstanding capital stock of the Company). As a result of this provision, the authorized number of shares available under this Plan was increased by 1,013,953 to 5,013,953 on January 1, 2004. Generally, stock options have 10-year terms and vest 25% at the end of each year over a 4 year period.

In connection with the purchase of Enhance Interactive, the Company agreed to grant 1,250,000 options to purchase Class B common stock at an exercise price of $0.75 per share to employees of Enhance Interactive. The options were not accounted for as purchase consideration as they were contingent upon the employees signing employment agreements with the Company. A total of 416,667 of these options were vested upon issuance. The remaining 833,333 shares vest in one-third increments at the end of each year over a 3 year period.

MARCHEX, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The purchase agreement requires 125,000 of the 416,667 vested options be held in escrow as security for the indemnification obligations under the merger agreement. While in escrow, these options are not exercisable and are subject to forfeiture. These options are accounted for as variable awards because they are subject to forfeiture, until the expiration of the escrow period on February 28, 2004. In accounting for variable awards, compensation cost is measured each period as the amount by which the then fair market value of the stock exceeds the exercise price. Changes, either increases or decreases, in the fair value of those awards between the date of grant and the measurement date result in a change in the measure of compensation for the award. Compensation costs recognized for the period from January 17, 2003 (inception) to December 31, 2003 for these 125,000 options were approximately $781,000.

During the period from January 17, 2003 (inception) to December 31, 2003, the Company granted certain options including those discussed above with exercise prices less than the then current fair market value. As a result, the Company recorded total deferred compensation expense of approximately $2,104,000, excluding the variable awards noted above. The Company recognized compensation expense over the vesting period utilizing the accelerated methodology described in FASB Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans (FIN 28).

In accordance with the accelerated methodology under FIN 28, approximately $1,192,000 was recognized as stock-based compensation expense during the period January 17, 2003 (inception) to December 31, 2003 and approximately $913,000 remained as deferred compensation December 31, 2003, which will continue to be amortized over the vesting period of the options.

In May 2003, in consideration for consulting services, the Company issued options under the Plan enabling a consultant to purchase 12,500 shares of its Class B common stock, at an exercise price of $3.00 per share. The options were fully vested at the grant date. Based on the fair value of the options, the Company recognized total compensation expense of approximately of $36,000 during the period from January 17, 2003 (inception) to December 31, 2003. The $2.89 fair value of each option was determined on the date of grant using the Black-Scholes option pricing model with the following assumptions: expected dividend yield of 0%, risk free interest rate of 5.5%, volatility of 111%, and an expected life equal to the option term of ten years.

The per share fair value of stock options granted during the period from January 17, 2003 (inception) to December 31, 2003 was determined on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: expected dividend yield 0%, risk-free interest rate of 5.5%, volatility ranging from 102% to 111%, for employee and director grants, an expected life of 4 years for employees, and for consultants, an expected life of 10 years. At December 31, 2003, there were 910,400 additional shares available for grant under the Plan.

Stock option activity during the period indicated is as follows:

	Options available for grant	Number of options outstanding	Weighted average exercise price of options outstanding	Weighted average fair value of options granted
Plan adoption (January 17, 2003)	4,000,000	—	$—	$—
Granted below fair value	(1,714,500)	1,714,500	1.28	2.22
Granted equal or above fair value	(707,000)	707,000	2.60	1.52
Granted equal or above fair value	(668,100)	668,100	IPO price	4.33

Balance at December 31, 2003	910,400	3,089,600	$1.67 – IPO price	$2.52

MARCHEX, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The Company granted 668,100 options with an exercise price that will be equal to Company’s initial public offering price.

The following table summarizes information concerning currently outstanding and exercisable options at December 31, 2003:

Options Outstanding			Options Exercisable
Weighted average exercise price	Number outstanding	Weighted average remaining contractual Life	Number exercisable	Weighted average exercise price of exercisable options
$0.75	1,434,000	9.16	291,667	$0.75
$3.00	987,500	9.32	33,333	$3.00
IPO price	668,100	9.53	—	—

$1.67 –IPO price	3,089,600	9.29	325,000	$0.98

A total of 450,350 of the outstanding options were vested at December 31, 2003 of which 125,000 were held in escrow as security for the indemnification obligations under the eFamily.com, Inc. merger agreement and were not exercisable.

An additional 107,000 options with exercise prices that will equal the initial public offering price were granted subsequent to December 31, 2003 through February 11, 2004.

(d) Issuance of Class B Common Stock

In February 2003, in consideration for consulting services, the Company issued 5,000 shares of Class B common stock and recognized approximately $4,000 of compensation expense representing the estimated fair value of the shares issued during the period from January 17, 2003 (inception) to December 31, 2003.

In October 2003, in connection with the acquisition of TrafficLeader, the Company issued 108,432 shares of restricted Class B common stock that were valued at $6.75 per share. The shares are forfeitable and were issued to employees for future services, and vest over a period of three years, with the first 16.67% vesting after six months and each additional 16.67% vesting each successive 6-month period over the next thirty months. The 108,432 shares were valued at approximately $732,000 and are being recorded as compensation expense over the associated employment period in which these shares vest. In accordance with the accelerated methodology under FIN 28, approximately $112,000 was recognized as stock-based compensation during the period January 17, 2003 (inception) to December 31, 2003 and approximately $620,000 remained as deferred compensation at December 31, 2003.

(8) Contingencies

The Company is involved in legal and administrative proceedings and claims of various types from time to time. While any litigation contains an element of uncertainty, management presently believes that the outcome of each such proceeding or claim which is pending or known to be threatened, or all of them combined, will not have a material adverse effect on the Company.

(9) 401(k) Savings Plan

The Company has a Retirement/Savings Plan (“401(k) Plan”) under Section 401(k) of the Internal Revenue Code which covers those employees that meet eligibility requirements. Eligible employees may contribute up to 15% of their compensation subject to Internal Revenue Code provisions. Under the 401(k) Plan, management may, but

MARCHEX, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

is not obligated to, match a portion of the employee contributions up to a defined maximum. No matching contributions have been made to date.

(10) Pre-Incorporation Costs

Business planning and other activities related to the Company’s business began in late 2002. On January 17, 2003, the Company was incorporated as a separate legal entity. Included in the results of operations subsequent to January 17, 2003 are Company reimbursements to certain founders for approximately $86,000 in general and administrative pre-incorporation costs. Included in property and equipment are purchases from its founders of approximately $62,000 which equated to the carrying value of the assets.

(11) Acquisition of Predecessor

On February 28, 2003, the Company acquired 100% of the outstanding shares of the Predecessor. The results of the Predecessor’s operations have been included in the Company’s consolidated financial statements since that date. The Predecessor provides online advertising services to advertisers, including pay-for-performance advertising. The Predecessor’s merchant advertisers can market to consumers and businesses through advertisements that are primarily found in the form of results on search engines, directories and other Web sites.

The aggregate cash consideration including acquisition costs was approximately $15,117,000. The purchase price excludes earnings-based contingent payments that depend on the achievement of minimum income before taxes, excluding stock-based compensation and amortization of intangibles related to the acquisition (“earnings before taxes”) thresholds in calendar year 2003 and 2004 of the business acquired from the Predecessor. The payment of the earnings-based contingent amounts is based on the formula of 69.44% of the acquired businesses’ 2003 and 2004 earnings before taxes up to an aggregate maximum payout cap of $12,500,000 (“earn-out consideration”). In the event earnings before taxes do not exceed $3,500,000 for 2003 or 2004, then no amount shall be payable for the related period. The contingent earn-out consideration payments are being accounted for as additional goodwill, as all former Predecessor shareholders receive the consideration in proportion to their former share interests and the amounts reflect additional purchase price. For 2003, additional goodwill of $3,243,000 was recorded for the earn-out consideration.

In addition, if the minimum $3,500,000 thresholds above are achieved, a payment of 5.56% of the acquired business’ earnings before taxes for calendar years 2003 and 2004, up to an aggregate maximum of $1,000,000 will be paid to certain current employees of the acquired business (“acquisition-related retention consideration”). These amounts will be accounted for as compensation expense. The threshold determination is calculated separately for each of calendar years 2003 and 2004. For 2003, $283,000 was recorded for the acquisition-related retention consideration including employer payroll-related taxes.

The 2003 earn-out and acquisition-related retention consideration amounts are payable on the earlier of (i) April 1, 2004 or (ii) three days after receipt of gross proceeds of $20 million from an IPO.

As part of the purchase agreement and conditioned upon continued employment, the Company agreed to issue 1,250,000 options to purchase Class B common shares at an exercise price of $0.75 per share to employees of the Predecessor. Of these options, 416,667 were vested upon issuance. The remaining 833,333 shares vest in one-third increments at the end of each year over a 3 year period.

A total of $1,500,000 and 125,000 of the 416,667 vested options were placed in escrow to secure indemnification obligations of the former shareholders of the Predecessor. The amounts can be released after 12 months. The cash

MARCHEX, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

escrow is included as part of the purchase price consideration and will ultimately be released to the former Predecessor shareholders in the event no indemnification obligations are identified.

The Company’s purchase price has been recorded in the accompanying consolidated financial statements from the date of acquisition. As a result, the consolidated financial statements after the acquisition reflect a different basis of accounting than the historical financial statements prepared for the Predecessor Periods prior to February 28, 2003.

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition:

Current assets, including acquired cash of $1,820,763	$2,532,050
Property and equipment	494,087
Other non-current assets	9,435
Identifiable intangible assets	8,400,000
Goodwill	8,736,783

Total assets acquired	20,172,355

Current liabilities	1,986,229
Non-current deferred tax liabilities	3,065,347
Other non-current liabilities	4,085

Total liabilities assumed	5,055,661

Net assets acquired	$15,116,694

The total goodwill related to the acquisition at December 31, 2003 was $11,980,000 which includes $3,243,000 of goodwill recorded for the 2003 earnings-based earn-out obligation.

The $8,400,000 of acquired intangible assets have a weighted average useful life of approximately 2.5 years. The identifiable intangible assets are comprised of a merchant advertising customer base valued at approximately $700,000 (2-year weighted-average useful life), distribution partner base valued at approximately $900,000 (2.5-year weighted-average useful life), non-compete agreements valued at approximately $1,100,000 (2-year weighted-average useful life), trademarks/domain names valued at approximately $400,000 (3-year weighted average useful life), acquired technology valued at 5,300,000 (2.6-year weighted-average useful life). The $11,980,000 of goodwill, including the $3,243,000 goodwill amount for the 2003 earnings-based earn-out obligation, and the acquired intangible assets not deductible for tax purposes.

The results of Predecessor’s operations are included in the pro forma information presented in note 14.

(12) Acquisition of TrafficLeader, Inc.

On October 24, 2003, the Company acquired 100% of the outstanding stock of Sitewise Marketing, Inc. (d.b.a. TrafficLeader) (“TrafficLeader”). Sitewise Marketing, Inc. was renamed TrafficLeader, Inc. in November, 2003. TrafficLeader provides search marketing services. As a result of the acquisition, the Company obtained a broader base of service offerings and distribution partners. The purchase price consideration consisted of:

•	Cash and acquisition costs of approximately $3,570,000; and

•

425,000 shares of class B common stock. In the event the Company has not completed an IPO with gross proceeds of $20 million prior to October 24, 2005, the purchase agreement provides the selling shareholders with a right to cause the 425,000 shares of Class B common stock to be

MARCHEX, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

redeemed for $8 per share (aggregate redemption amount of $3,400,000) upon the affirmative vote of holders of 75% of such shares. These shares were valued at $6.75 per share and the associated redemption right was recorded at an estimated fair value of $80,750. Based on the terms of the redemption right, the obligation is subject to variable accounting and the Company will mark the redemption right to fair value at each reporting period until such time as the redemption right expires or the shares are redeemed. The estimated fair value of the redemption right, which has been recorded as a liability, was $55,250 at December 31, 2003.

In addition, the Company issued 137,500 shares of restricted Class B common stock, valued at $6.75 per share. The shares were issued to employees and vest over a period of three years, with the first 16.67% vesting after six months and each additional 16.67% vesting each successive 6-month period over the next thirty months. Of these restricted shares, 29,068 shares valued at approximately $196,000 are non-forfeitable and included as part of the purchase consideration. As part of employment agreements signed with certain employees of TrafficLeader, a deferred stock compensation charge of approximately $732,000 was recorded in association with 108,432 of these shares. The Company expects to recognize compensation costs for the value of the shares over the associated three-year employment periods over which those shares vest. Stock-based compensation cost of approximately $112,000 was recognized from the acquisition date through December 31, 2003.

The purchase price excludes revenue-based contingent payments that depend on the TrafficLeader’s achievement of revenue thresholds. For each dollar of TrafficLeader revenue in calendar 2004 in excess of $15 million, the Company, at the end of 2004, will pay 10% in the form of a revenue-based payment to the former TrafficLeader shareholders up to a maximum $1.0 million. Any amounts paid will be accounted for as additional goodwill.

In the event there is a change in control of the Company or of TrafficLeader, or the termination without cause or resignation for good reason of both of TrafficLeader’s CEO and CTO on or prior to December 31, 2004, the Company will be obligated to pay the full amount of the $1 million performance-based contingent payment; if awarded, the payment would be recorded as compensation.

In connection with the acquisition, $175,000 of cash consideration and 100,000 shares of the 425,000 shares of Class B common stock were placed in escrow to secure indemnification obligations of the former shareholders of TrafficLeader. The cash can be released after nine months and the shares can be released after one year. The escrowed amounts are included as part of the purchase price consideration and will ultimately be released to the former TrafficLeader shareholders in the event no indemnification obligations are identified.

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition.

Current assets, including acquired cash of $342,451	$1,175,439
Property and equipment	271,161
Other non-current assets	4,077
Intangible assets	1,300,000
Goodwill	5,273,490

Total assets acquired	8,024,167

Current liabilities	826,095
Non-current deferred tax liabilities	482,229

Total liabilities assumed	1,308,324

Net assets acquired	$6,715,843

MARCHEX, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The $1,300,000 of acquired intangible assets have a weighted average useful life of approximately 2.4 years. The identifiable intangible assets are comprised of a merchant advertising customer base of approximately $300,000 (12-month weighted-average useful life), distribution partner base of approximately $600,000 (3-year weighted-average useful life), trademarks/domain names of approximately $100,000 (3-year weighted-average useful life), and acquired technology of $300,000 (2.5-year weighted-average useful life). The $5,273,490 of goodwill and the acquired intangible assets are not deductible for tax purposes. The estimated fair values of assets acquired and liabilities assumed are based upon preliminary estimates and may vary from the final allocation of the purchase price consideration.

(13) Acquired Identifiable Intangible Assets

Indentifiable intangible assets at December 31, 2003 consist of the following:

Merchant advertiser customer	$1,000,000
Distribution partner base	1,500,000
Non-compete agreements	1,100,000
Trademarks/domains	525,199
Acquired technology	5,600,000

9,725,199
Less accumulated amortization	(3,023,408)

Total	$6,701,791

Aggregate amortization expense for the period from January 17, 2003 (inception) to December 31, 2003 was approximately $3,023,000. Estimated amortization expense for the next three years is approximately: $4,082,000 in 2004, $2,304,000 in 2005 and $316,000 in 2006.

(14) Pro Forma Results of Operations – Predecessor and TrafficLeader (Unaudited)

The following table presents pro forma results of operations as if the acquisition of the Predecessor and TrafficLeader had occurred as of the beginning of each of the periods presented. The following pro forma results of operations are based on the historical results of operations of the Predecessor and TrafficLeader for the year ended December 31, 2002, and in 2003 the historical results of operations of the Company for the period from January 17, 2003 (inception) to December 31, 2003, the Predecessor for the two months ended February 28, 2003, and TrafficLeader for the period ended October 23, 2003.

	Year ended December 31, 2002	January 2003 to December 31, 2003
Revenue	$14,075,109	27,351,966
Net loss	$(3,879,332)	(2,880,362)
Net loss applicable to common stockholders	$(3,879,332)	(4,199,247)

Net loss per share applicable to common stockholders
Basic and diluted loss per share		$(0.31)

The pro forma information is not necessarily indicative of the combined results that would have occurred had the acquisitions taken place at the beginning of 2002 or at the beginning of 2003, nor is it necessarily indicative of results that may occur in the future.

MARCHEX, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(15) Subsequent Events

(a)	In March 2004, the Company entered into a sublease agreement for additional office facilities in Seattle, Washington. Future minimum payments related to these facilities are as follows: $188,000 in 2004, $340,000 in 2005, $422,000 in 2006, and $455,000 in each of 2007, 2008 and 2009. The remaining lease obligation at December 31, 2003 for office facilities in Seattle, Washington, from which the Company expects to relocate, totalled $313,000.

(b)	On February 15, 2004, the Company’s board of directors and shareholders approved the 2004 Employee Stock Purchase Plan, which will become effective on the first date that our Class B common stock is publicly traded as a result of an offering with gross proceeds in excess of $20 million. The plan provides employees the opportunity to purchase the Company’s Class B common stock at 85% of the lower of the fair value at the beginning or end of a three-month offering period. A total of 300,000 shares have been initially reserved under the plan.

MARCHEX, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(unaudited)

	December 31, 2003	September 30, 2004
Assets
Current assets:
Cash and cash equivalents	$6,019,119	$24,772,316
Accounts receivable, net	1,627,730	2,301,249
Other receivables	384	—
Prepaid expenses	117,596	357,871
Income tax receivable	290,939	17,727
Deferred tax assets	263,193	513,404
Other current assets	24,190	46,202

Total current assets	8,343,151	28,008,769
Property and equipment, net	994,793	1,279,962
Other assets	409,878	61,465
Goodwill	17,252,999	26,666,058
Identifiable intangible assets, net	6,701,791	6,487,815

Total assets	$33,702,612	$62,504,069

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$2,842,229	$3,868,745
Accrued payroll and benefits	252,642	278,209
Accrued expenses and other current liabilities	1,031,850	930,283
Accrued facility relocation	—	59,498
Deferred revenue	848,958	1,755,738
Earn-out liability payable	3,525,995	377,547

Total current liabilities	8,501,674	7,270,020

Deferred tax liabilities	1,829,687	658,043
Deferred revenue	38,993	23,617
Accrued facility relocation	—	50,578
Other non-current liabilities	2,274	38,183
Fair value of redemption obligation	55,250	—

Total liabilities	10,427,878	8,040,441

Series A redeemable convertible preferred stock	21,440,402	—

Commitments, contingencies, and subsequent events

Stockholders’ equity:
Class A common stock	122,500	122,500
Class B common stock	15,675	134,216
Additional paid-in capital	6,716,734	60,146,934
Deferred stock-based compensation	(1,532,340)	(690,937)
Accumulated deficit	(3,488,237)	(5,249,085)

Total stockholders’ equity	1,834,332	54,463,628

Total liabilities and stockholders’ equity	$33,702,612	$62,504,069

See accompanying notes to condensed consolidated financial statements.

MARCHEX, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(unaudited)

	Predecessor Period	Successor Periods
	Period from January 1 to February 28, 2003	Period from January 17 (inception) to September 30, 2003	Nine months ended September 30, 2004
Revenue	$3,071,055	$12,431,493	$28,682,924
Expenses:
Service costs(1)	1,732,813	6,806,021	18,142,886
Sales and marketing(1)	365,043	1,592,722	3,196,996
Product development(1)	144,479	844,399	1,636,321
General and administrative(1)	234,667	1,816,522	2,613,932
Acquisition-related retention consideration(2)	—	—	374,858
Facility relocation	—	—	199,960
Stock-based compensation(3)	38,981	1,587,476	721,403
Amortization of intangible assets(4)	—	2,028,244	3,473,976

Total operating expenses	2,515,983	14,675,384	30,360,332

Income (loss) from operations	555,072	(2,243,891)	(1,677,408)

Other income (expense):
Interest income	1,529	33,502	163,808
Interest expense	—	—	(3,728)
Adjustment to fair value of redemption obligation	—	—	55,250
Other	—	—	3,644

Total other income	1,529	33,502	218,974

Income (loss) before provision for income taxes	556,601	(2,210,389)	(1,458,434)
Income tax expense (benefit)	224,082	(783,231)	(118,016)

Net income (loss)	332,519	(1,427,158)	(1,340,418)
Accretion to redemption value of redeemable convertible preferred stock	—	911,620	420,430

Net income (loss) applicable to common stockholders	$332,519	$(2,338,778)	$(1,760,848)

Basic net income (loss) per share applicable to common stockholders		$(0.18)	$(0.08)
Diluted net income (loss) per share applicable to common stockholders		$(0.18)	$(0.08)
Shares used to calculate basic net income (loss) per share		13,203,398	20,971,993
Shares used to calculate diluted net income (loss) per share		13,203,398	20,971,993

(1) Excludes acquisition-related retention consideration, stock-based compensation and amortization of intangible assets

(2) Components of acquisition-related retention consideration
Service costs	—	—	44,608
Sales and marketing	—	—	127,427
Product development	—	—	137,948
General and administrative	—	—	64,875

(3) Components of stock-based compensation
Service costs	190	39,158	8,550
Sales and marketing	715	316,574	124,161
Product development	37,710	164,070	47,230
General and administrative	366	1,067,674	541,462

(4) Components of amortization of intangible assets
Service costs	—	1,503,244	2,447,901
Sales and marketing	—	204,167	532,527
Product development	—	—	—
General and administrative	—	320,833	493,548

See accompanying notes to condensed consolidated financial statements.

MARCHEX, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Predecessor Period	Successor Periods
	Period from January 1 to February 28, 2003	Period from January 17, (inception) to September 30, 2003	Nine months ended September 30, 2004
Cash flows from operating activities:
Net income (loss)	$332,519	$(1,427,158)	$(1,340,418)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Amortization and depreciation	43,584	2,228,183	3,917,774
Adjustment to fair value of redemption obligation	—	—	(55,250)
Facility relocation	—	—	137,736
Allowance for doubtful accounts and merchant advertiser credits	86,908	282,848	870,325
Stock-based compensation	38,981	1,587,476	721,403
Deferred income taxes	(6,956)	(1,332,902)	(1,436,096)
Income tax benefit related to stock options	231,038	—	179,869
Change in certain assets and liabilities, net of acquisitions:			—
Accounts receivable, net	(135,457)	(512,866)	(1,564,144)
Other receivables	(1,137)	(3,480)	398
Income tax receivable and payable	—	(385,329)	273,212
Prepaid expenses and other current assets	(26,549)	(31,878)	(261,752)
Accounts payable	(403,753)	896,950	570,085
Accrued expenses, payroll, benefits and other current liabilities	117,133	372,392	(82,652)
Deferred revenue	75,650	64,306	313,291
Acquisition-related retention consideration in earn-out liability	—	—	94,278
Other non-current liabilities	1,092	(469)	(2,274)

Net cash provided by operating activities	353,053	1,738,073	2,335,785

Cash flows from investing activities:
Purchases of property and equipment	(63,878)	(378,385)	(627,148)
Cash paid for acquisitions, net of cash acquired	—	(13,295,931)	(10,519,156)
Proceeds from sale of equipment	—	—	3,710
Decrease in other non-current assets	—	(149,433)	(27,728)

Net cash used in investing activities	(63,878)	(13,823,749)	(11,170,322)

Cash flows from financing activities:
Capital lease obligation principal paid	—	—	(2,689)
Offering costs paid	—	—	(1,082,809)
Proceeds from IPO, net of offering costs	—	—	28,405,100
Proceeds from exercises of stock options	37,288	—	86,650
Proceeds from employee stock purchase plan	—	—	181,482
Proceeds from sale of stock	—	132,500	—
Proceeds from sale of redeemable convertible preferred stock	—	20,121,517	—

Net cash provided by financing activities	37,288	20,254,017	27,587,734

Net increase in cash and cash equivalents	326,463	8,168,341	18,753,197
Cash and cash equivalents at beginning of period	1,494,300	—	6,019,119

Cash and cash equivalents at end of period	$1,820,763	$8,168,341	$24,772,316

See accompanying notes to condensed consolidated financial statements

MARCHEX, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(unaudited)

(1) Description of Business and Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of Marchex, Inc. and subsidiaries (the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to [the instructions to the Quarterly Report under the Securities Exchange Act of 1934, as amended, on Form 10-QSB and] Item 310(b) of Regulation S-B under the Securities Act of 1933, as amended. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for annual financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004, or for any other period. The balance sheet at December 31, 2003 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. These financial statements and notes should be read with the financial statements and notes thereto for the year ended December 31, 2003 included in the Company’s final prospectus dated March 30, 2004 for its initial public offering filed with the Securities and Exchange Commission.

Prior to February 28, 2003 the Company was involved in business and product development activities, as well as financing and acquisition initiatives. Revenue commenced with the acquisition of eFamily.com, Inc. and its wholly-owned operating subsidiary ah-ha.com, Inc.

On February 28, 2003, the Company acquired 100% of the outstanding stock of eFamily.com, Inc. and ah-ha.com, Inc., the wholly-owned operating subsidiary, based in Provo, Utah. ah-ha.com, Inc. was renamed Enhance Interactive, Inc. in December 2003. The aggregate cash consideration, including acquisition costs to acquire Enhance Interactive was approximately $15,117,000. The purchase price excludes performance-based contingent payments that depend on Enhance Interactive’s achievement of minimum thresholds in calendar years 2003 and 2004 of income before tax, excluding stock-based compensation and amortization of intangible assets relating to the purchase (“earnings before taxes”). The payment of the earnings-based contingent amounts is based on the formula of 69.44% of the acquired businesses’ 2003 and 2004 earnings before taxes up to an aggregate maximum payout cap of $12,500,000 (“earn-out consideration”). In the event earnings before taxes do not exceed $3,500,000 for 2003 or 2004, then no amount shall be payable for such period. The contingent earn-out consideration payments are being accounted for as additional goodwill, as all former Predecessor shareholders receive the consideration in proportion to their respective share holdings prior to the acquisition date and the amounts reflect the payment of additional purchase price to these shareholders. For the calendar year 2003, additional goodwill of $3,243,000 was recorded for the earn-out consideration.

In addition, if the minimum earnings before taxes thresholds above are achieved, a payment of 5.56% of the acquired businesses’ 2003 and 2004 earnings before taxes up to an aggregate maximum of $1,000,000 will be paid to certain current employees of the acquired business (“acquisition-related retention consideration”). These amounts will be accounted for as compensation expense. The threshold determination is calculated separately for each of the calendar years 2003 and 2004. At September 30, 2003, in consideration of the assessed probability of payment, no amounts were accrued for the acquisition-related retention consideration. For the calendar year 2003, $283,000 was recorded for the acquisition-related retention consideration including employer payroll-related taxes. For the nine months ended September 30, 2004, an additional $375,000 in acquisition-related consideration was recorded based on the ratable portion of the annual estimated forecast.

Enhance Interactive provides performance-based advertising services to merchant advertisers, including pay-per-click listings. Through Enhance Interactive’s pay-per-click service, merchant advertisers create keyword listings

MARCHEX, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(unaudited)

that describe their product or service, which are marketed to consumers and businesses primarily through search engine or directory results when users search for information, products or services using the Internet.

The Company’s condensed consolidated statements of operations, and cash flows have been presented for the period from January 17, 2003 (inception) through September 30, 2003. The assets, liabilities and operations of Enhance Interactive are included in the Company’s condensed consolidated financial statements since the February 28, 2003 acquisition date. All significant inter-company transactions and balances have been eliminated in consolidation. The Company’s purchase accounting resulted in all assets and liabilities being recorded at their estimated fair values on the acquisition date. Accordingly, the Company’s condensed consolidated financial results for periods subsequent to the acquisition are not comparable to the condensed financial statements of Enhance Interactive presented for prior periods. The condensed consolidated statements of operations and cash flows representing Enhance Interactive’s results prior to February 28, 2003 have been presented as the “Predecessor” for the period from January 1 to February 28, 2003. The Company, including the results of Enhance Interactive since the date of acquisition, is referred to as the “Successor” in the accompanying condensed consolidated financial statements.

The condensed consolidated financial statements of the Predecessor include the financial statements of eFamily.com, Inc. and its wholly-owned subsidiary, Enhance Interactive (formerly known as ah-ha.com, Inc.). All significant inter-company transactions and balances have been eliminated in consolidation.

On October 24, 2003, the Company acquired 100% of the outstanding stock of Sitewise Marketing, Inc. (d.b.a Traffic Leader) (“TrafficLeader”). In November 2003, Sitewise Marketing, Inc., based in Eugene, Oregon, was renamed TrafficLeader, Inc. The costs of acquisition included:

•	Cash and acquisition costs of approximately $3,570,000; plus

•	425,000 shares of Class B common stock with a redemption right that required the Company to buy back the 425,000 shares for $8 per share, but only at the election of the holders of 75% of such shares in the event the Company had not completed a firm commitment initial public offering with gross proceeds of at least $20 million prior to October 24, 2005. This redemption right terminated with the closing of the Company’s initial public offering on April 5, 2004; plus

•	137,500 shares of restricted Class B common stock that vest over a period of 3 years.

The above summary of the costs of acquisition excludes performance-based contingent payments that depend on TrafficLeader’s achievement of revenue thresholds. The assets, liabilities and operations of TrafficLeader are included in the Company’s condensed consolidated financial statements since the October 24, 2003 acquisition date.

TrafficLeader provides performance-based advertising and search marketing services to merchant advertisers, including paid inclusion, advertising campaign management, conversion tracking and analysis, and search engine optimization. Through TrafficLeader’s primary service, paid inclusion, TrafficLeader manages search-based advertising campaigns and services for merchant advertisers. TrafficLeader’s paid inclusion service helps merchant advertisers reach prospective customers by first creating relevant product listings and then placing these listings in front of potential customers, primarily through search engines. Merchant advertiser’s product listings map directly to user search queries, which link to specific product or information pages when clicked. On behalf of merchant advertisers, TrafficLeader indexes these relevant listings through its distribution partners, including search engines, product shopping engines and directories.

MARCHEX, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

On July 27, 2004, the Company acquired 100% of the outstanding stock of goClick.com, Inc. (“goClick”), a Norwalk, Connecticut-based company, for the following consideration:

•	$7.5 million in net cash and acquisition costs; plus

•	433,541 shares of Class B common stock.

The shares of Class B common stock were valued at $9.55 per share (for accounting purposes) for an aggregate amount of $4.14 million.

goClick is a provider of marketing technology and services for small merchants. The assets, liabilities and operations of goClick are included in the Company’s condensed consolidated financial statements since the July 27, 2004 acquisition date.

(2) Initial Public Offering (IPO), Pro Forma Net Loss Per Share and the 2004 Employee Stock Purchase Plan

The Securities and Exchange Commission declared the Company’s registration statement on Form SB-2 (Registration No. 333-111096) under the Securities Act of 1933 effective on March 30, 2004. Under this registration statement, in an initial public offering, the Company registered 4,600,000 shares of its Class B common stock, including 600,000 shares subject to the underwriters’ over-allotment option, with an aggregate public offering price of $29,900,000.

On April 5, 2004 the Company completed its IPO in which it sold 4,600,000 shares of the Company’s Class B common stock that resulted in aggregate gross proceeds of approximately $29,900,000, of which the Company applied approximately $1,500,000 to underwriting discounts and commissions and approximately $1,200,000 to related IPO costs. As a result, the net cash amount of the offering proceeds was approximately $27,200,000. In connection with the IPO, the underwriters were also granted warrants, exercisable for a four-year period commencing one year after the offering date, to purchase 120,000 shares of Class B common stock at an exercise price equal to $8.45 per share. The $579,000 fair value of the warrants is also an IPO related cost and was determined on the date of grant using the Black-Scholes option pricing model with the following assumptions: expected dividend yield of 0%, risk-free interest rate of 4.75%, volatility of 102%, and an expected life equal to the warrant term of five years.

Upon the completion of the initial public offering on April 5, 2004, 6,724,063 outstanding shares of the Company’s Series A redeemable convertible preferred stock automatically converted into 6,724,063 shares of Class B common stock and the Series A redeemable convertible preferred stock was automatically retired. Subsequent to the initial public offering, the authorized number of shares of preferred stock is 1,000,000 and the authorized number of shares of the Class B common stock is 125,000,000. The Board has the authority to issue up to 1,000,000 shares of preferred stock, $0.01 par value, in one or more series and has the authority to designate rights, preferences, privileges and restrictions of each such series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series.

On February 15, 2004, the Company’s board of directors and shareholders approved the 2004 Employee Stock Purchase Plan, which became effective on March 30, 2004. The plan provides employees the opportunity to purchase the Company’s Class B common stock at 85% of the lower of the fair value at the beginning or end of the three-month offering period. A total of 300,000 shares have been initially reserved under the plan.

MARCHEX, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

(3) (a)   Significant Accounting Policies

The Company’s significant accounting policies are disclosed in the Company’s final prospectus dated March 30, 2004 for its initial public offering filed with the Securities and Exchange Commission. The Company’s significant accounting policies have not materially changed during the nine months ended September 30, 2004.

(b) Stock-based Compensation

The Company and the Predecessor apply the intrinsic value-based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25 issued in March 2000, to account for its employee stock options and restricted stock grants. Under this method, employee compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, Accounting for Stock-Based Compensation, established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company and the Predecessor have elected to apply the intrinsic value-based method of accounting described above for options granted to employees, and have adopted the disclosure requirements of SFAS No. 123.

The Company and the Predecessor recognize compensation expense over the vesting period utilizing the accelerated methodology described in FASB Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans.

The following table illustrates the effect on net loss if the fair-value-based method had been applied to all outstanding awards in each period.

	Predecessor Period	Successor Periods
	Period from January 1 to February 28, 2003	Period from January 17, (inception) to September 30, 2003	Nine months ended September 30, 2004
Net income (loss) applicable to common stockholders:
As reported	$332,519	$(2,338,778)	$(1,760,848)
Add: stock-based employee compensation expense included in reported net income (loss), net of related tax effect	38,428	1,020,889	627,213
Deduct: stock-based employee compensation expense determined under fair-value-based method for all awards, net of related tax effect	(42,375)	(1,449,094)	(3,019,403)

Pro forma	$328,572	$(2,766,983)	$(4,153,038)

Net income (loss) per share applicable to common stockholders:
As reported (basic and diluted)		$(0.18)	$(0.08)
Pro forma (basic and diluted)		$(0.21)	$(0.20)

The Company and the Predecessor account for non-employee stock-based compensation in accordance with SFAS No. 123 and FASB Emerging Issues Task Force (EITF) Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

MARCHEX, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

(4) Net Income (Loss) Per Share

The Company’s basic and diluted net income (loss) per share is presented for the period from January 17, 2003 (inception) to September 30, 2003, and for the nine months ended September 30, 2004. Basic net income (loss) per share is computed by dividing net income (loss) applicable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed by dividing net income (loss) applicable to common stockholders by the weighted average number of common and dilutive common equivalent shares outstanding during the period. Net income (loss) applicable to common stockholders consists of net income (loss) as adjusted for the impact of accretion of redeemable convertible preferred stock to its redemption value. As the Company had a net loss during the period from January 17, 2003 (inception) to September 30, 2003, and for the nine months ended September 30, 2004, basic and diluted net loss per share are the same.

The following table reconciles the Company’s reported net income (loss) applicable to common stockholders used to compute basic and diluted net income (loss) per share for the period from January 17, 2003 (inception) to September 30, 2003, and for the nine months ended September 30, 2004:

	Successor Periods
	Period from January 17, (inception) to September 30, 2003	Nine months ended September 30, 2004
Numerator:
Net income (loss)	(1,427,158)	(1,340,418)
Accretion to redemption value of Series A redeemable convertible preferred stock	911,620	420,430

Net income (loss) applicable to common stockholders	(2,338,778)	(1,760,848)

Denominator:
Weighted average common shares outstanding excluding unvested common shares subject to repurchase or cancellation	13,203,398	20,971,993

Weighted average number of shares outstanding used to calculate basic net income (loss) per share	13,203,398	20,971,993
Effect of dilutive securities
Weighted average stock options and warrants and unvested common shares subject to repurchase or cancellation	—	—
Weighted average number of shares outstanding used to calculate diluted net income (loss) per share	13,203,398	20,971,993

Basic and diluted net income (loss) per share applicable to common stockholders	$(0.18)	$(0.08)

The computation of diluted net loss per share during the period from January 17, 2003 (inception) to September 30, 2003, and for the nine months ended September 30, 2004, excludes the following because their effect would be anti-dilutive:

•	6,724,063 shares issuable upon conversion of the Series A redeemable convertible preferred stock at September 30, 2003. On April 5, 2004, 6,724,063 shares of the Company’s Series A redeemable convertible preferred stock automatically converted into 6,724,063 shares of Class B common stock;

MARCHEX, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

•	Outstanding options at September 30, 2003 to acquire: (a) 2,421,500 shares of Class B common stock with a weighted average exercise price of $1.67 per share; and (b) 273,350 options to acquire shares of Class B common stock with an exercise price equal to the initial public offering price; provided that in the event that twelve months from the option grant date the Company had not completed a firm commitment initial public offering with gross proceeds of at least $20 million, these options were to have an exercise price equal to the then determined fair market value. Outstanding options at September 30, 2004 to acquire 3,571,167 shares of Class B common stock with a weighted average exercise price of $4.02 per share;

•	Warrants to acquire 120,000 shares of Class B common stock at an exercise price equal to $8.45 per share at September 30, 2004; and

•	108,462 Class B restricted common shares issued in connection with the October 2003 acquisition of TrafficLeader at September 30, 2004. These shares were for future services that vest over 3 years. Additionally, these unvested shares were excluded from the computation of basic net income (loss) per share.

(5) Concentrations

The Company and the Predecessor maintain substantially all of their cash and cash equivalents with two financial institutions. Primarily all of the Company’s revenue earned from merchant advertisers is generated through arrangements with distribution partners. The Company may not be successful in renewing any of these agreements, or if they are renewed, they may not be on terms as favorable as current agreements. The Company may not be successful in entering into agreements with new distribution partners on commercially acceptable terms. In addition, several of these distribution partners may be considered potential competitors.

The percentage of revenue earned from merchant advertisers supplied by distribution partners representing more than 10% of consolidated revenue is as follows:

	Predecessor Period	Successor Periods
	Period from January 1 to February 28, 2003	Period from January 17, (inception) to September 30, 2003	Nine months ended September 30, 2004
Distribution Partner A	12%	8%	4%
Distribution Partner B	—	—	19%
Distribution Partner C	—	—	9%

(6) Segment Reporting and Geographic Information

Operating segments are revenue-producing components of the enterprise for which separate financial information is produced internally for the Company’s or the Predecessor’s management. For all periods presented, the Company and the Predecessor operated as a single segment. The Company and the Predecessor operate in a single business segment principally in domestic markets providing internet merchant transaction services to enterprises.

Revenues from merchant advertisers by geographical areas are tracked on the basis of the location of the merchant advertiser. The vast majority of the Company’s and its Predecessor’s revenue and accounts receivable are derived from domestic sales to advertisers engaged in various activities involving the Internet.

MARCHEX, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

Revenues by geographic region are as follows:

	Predecessor Period	Successor Periods
	Period from January 1 to February 28, 2003	Period from January 17, (inception) to September 30, 2003	Nine months ended September 30, 2004
United States	90%	90%	90%
Canada	5%	5%	4%
Other countries	5%	5%	6%

	100%	100%	100%

(7) Facility Relocation

As part of its anticipated expansion, in March 2004, the Company entered into a sublease agreement for new office facilities in Seattle, Washington and relocated from its original office facilities also located in Seattle, Washington. Future minimum payments related to these new facilities as of September 30, 2004 are as follows: $74,000 in 2004, $340,000 in 2005, $422,000 in 2006, and $455,000 in each of 2007, 2008 and 2009. The remaining lease obligation for the previous office facilities extends through June 30, 2006 and totaled $219,000 as of September 30, 2004. In March 2004, the Company accrued for lease and related costs of $230,000 for the estimated future obligations of non-cancelable lease and other payments for the original facilities and subsequently, in the quarter ended September 30, 2004, the Company reduced the lease and related costs accrual by $30,000 based on a revised estimate for subtenant income.

The remaining lease accrual is based on estimates of vacancy period and sublease income. The actual vacancy periods may differ from these estimates, and sublease income may not materialize. Accordingly, these estimates may be adjusted in future periods. The remaining liability at September 30, 2004 was $110,000, of which $59,000 was the current portion.

(8) Acquisition of goClick.com, Inc.

On July 27, 2004, the Company acquired 100% of the outstanding stock of goClick. goClick is a provider of marketing technology and services for small merchants. As a result of the acquisition, the Company obtained customer-facing technologies and a broader base of merchant advertisers and distribution partners. The purchase price consideration consisted of cash and acquisition costs of approximately $8,586,000 and 433,541 shares of Class B common stock. The shares of Class B common stock were valued at $9.55 per share (for accounting purposes) for an aggregate amount of $4.14 million. The holder of such shares is entitled to customary piggyback registration rights.

The following summarizes the estimated fair value of the assets acquired and the liabilities assumed at the date of acquisition:

Current assets, including acquired cash and cash equivalents of $1,037,756	$1,060,078
Property and equipment	27,819
Intangible assets	3,260,000
Goodwill	9,387,023

Total assets acquired	13,734,920

Current liabilities	1,008,853

Net assets acquired	$12,726,067

MARCHEX, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

The acquired intangible assets in the amount of $3,260,000 have a weighted average useful life of approximately 1.9 years. The identifiable intangible assets are comprised of a merchant advertiser customer base with a value of approximately $500,000 (2-year weighted-average useful life), distribution partner base with a value of approximately $700,000 (3-year weighted-average useful life), non-compete agreement with a value of approximately $900,000 (2-year weighted average useful life), trademarks/domain names with a value of approximately $60,000 (3-year weighted average useful life), and acquired technology with a value of $1,100,000 (1-year weighted average useful life). The goodwill of $9,387,023 and the acquired intangible assets with a value of $3,260,000 are deductible for tax purposes. The estimated fair value of assets and liabilities assumed are based upon preliminary estimates and may vary from the final allocation of the purchase price consideration.

The following table presents pro forma results of operations for the nine months ended September 30, 2004 as if the acquisition of goClick had occurred as of the beginning of the period. The pro forma results of operations for the nine months ended September 30, 2004 are based on the historical results of operations of goClick for the period from January 1, 2004 to July 26, 2004 and the historical results of the Company for the nine months ended September 30, 2004. The following table also presents pro forma results of operations for the nine months ended September 30, 2003 as if the acquisition of goClick and the 2003 acquisitions of TrafficLeader and the Predecessor had occurred as of the beginning of the period. The pro forma results of operations for the nine months ended September 2003 are based on the historical results of operations of goClick and TrafficLeader for the nine months ended September 30, 2003, the historical results of the Company for the period from January 17, 2003 (inception) to September 30, 2003, and the Predecessor for the two months ended February 28, 2003.

	January 2003 to September 30, 2003	Nine months ended September 30, 2004
Revenue	$21,702,111	$32,434,453
Net loss	(1,737,401)	(1,275,065)
Net loss applicable to common stockholders	(2,649,021)	(1,695,495)
Net loss per share applicable to common stockholders:
Basic and diluted loss per share	$(.19)	$(.08)

The pro forma information is not necessarily indicative of the combined results that would have occurred had the acquisitions taken place at January 1, 2003 or at January 1, 2004, nor is it necessarily indicative of results that may occur in the future.

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Stockholders

Marchex, Inc.:

We have audited the accompanying balance sheets of Sitewise Marketing, Inc. as of December 31, 2002, and September 30, 2003 and the related statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2002 and nine month period ended September 30, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sitewise Marketing, Inc. as of December 31, 2002 and September 30, 2003, and the results of its operations and their cash flows for the year ended December 31, 2002 and nine month period ended September 30, 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/    KPMG LLP

Seattle, Washington

December 1, 2003

SITEWISE MARKETING, INC.

(D.B.A. TRAFFICLEADER)

Balance Sheets

	December 31, 2002	September 30, 2003
Assets
Current assets:
Cash and cash equivalents	$132,652	$473,210
Accounts receivable, net of allowance for doubtful accounts and merchant advertiser credits of $16,037 and $40,643 at December 31, 2002 and September 30, 2003, respectively	775,384	639,289
Prepaid expenses	4,577	8,646

Total current assets	912,613	1,121,145
Property and equipment, net	152,341	279,291
Other assets	—	4,077

Total assets	$1,064,954	$1,404,513

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$404,237	$503,935
Accrued payroll and benefits	140,953	163,938
Accrued expenses and other current liabilities	602	97,677
Line of credit	27,000	—
Deferred revenue	16,794	39,601

Total current liabilities	589,586	805,151
Other non-current liabilities	1,585	—

Total liabilities	591,171	805,151

Stockholders’ equity:
Common stock, no par value, 20,000,000 authorized; issued and outstanding 10,007,500 at December 31, 2002 and 10,008,500 at September 30, 2003	692,819	689,547
Deferred stock-based compensation	(21,101)	(8,490)
Accumulated deficit	(197,935)	(81,695)

Total stockholders’ equity	473,783	599,362

Total liabilities and stockholders' equity	$1,064,954	$1,404,513

See accompanying notes to financial statements.

SITEWISE MARKETING, INC.

(D.B.A. TRAFFICLEADER)

Statements of Operations

	Year ended December 31, 2002	Nine month period ended September 30, 2003
Revenue	$4,004,602	$3,986,156

Expenses:
Service costs*	2,986,685	3,045,991
Sales and marketing*	322,106	339,150
Product development*	102,358	125,292
General and administrative*	380,408	311,443
Stock-based compensation**	24,474	9,139

Total expenses	3,816,031	3,831,015

Income from operations	188,571	155,141
Other income (expense):
Interest income	—	416
Other income (expense), net	(1,785)	(793)

Net income	$186,786	$154,764

*	Amounts exclude stock-based compensation

**	Components of stock-based compensation

Service costs	$12,412	$2,954
Sales and marketing	4,209	2,891
Product development	6,823	2,901
General and administrative	1,030	393

See accompanying notes to financial statements.

SITEWISE MARKETING, INC.

(D.B.A. TRAFFICLEADER)

Statements of Stockholders’ Equity

	Common stock		Deferred stock-based compensation	Accumulated deficit	Total stockholders’ equity
	Shares	Amount
Balances at December 31, 2001	10,000,000	$697,196	$(51,452)	$(384,721)	$261,023
Exercise of employee stock options	7,500	1,500	—	—	1,500
Stock-based compensation on options granted at less than fair market value	—	9,481	(9,481)	—	—
Amortization of stock based compensation	—	—	24,474	—	24,474
Cancellation of unvested options	—	(15,358)	15,358		—
Net income	—	—	—	186,786	186,786

Balances at December 31, 2002	10,007,500	692,819	(21,101)	(197,935)	473,783
Exercise of employee stock options	1,000	200	—	—	200
Dividend distribution to stockholders	—	—	—	(38,524)	(38,524)
Amortization of stock based compensation	—	—	9,139	—	9,139
Cancellation of unvested options	—	(3,472)	3,472	—	—
Net income	—	—	—	154,764	154,764

Balances at September 30, 2003	10,008,500	$689,547	$(8,490)	$(81,695)	$599,362

See accompanying notes to financial statements.

SITEWISE MARKETING, INC.

(D.B.A. TRAFFICLEADER)

Statements of Cash Flows

	Year ended December 31, 2002	Nine month period ended September 30, 2003
Cash flows from operating activities:
Net income	$186,786	$154,764
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and depreciation	61,895	80,564
Allowance for doubtful accounts	98,196	74,318
Stock-based compensation	24,474	9,139
Gain on sale of fixed asset	27	—
Change in certain assets and liabilities:
Accounts receivable, net	(332,502)	61,777
Prepaid expenses	(4,578)	(4,068)
Accounts payable	81,874	99,698
Accrued expenses and other	36,363	120,059
Deferred revenue	1,402	22,807
Non-current liabilities	1,271	(1,585)

Net cash provided by operating activities	155,208	617,473

Cash flows from investing activities:
Purchases of property and equipment	(116,869)	(207,514)
Proceeds from sale of property and equipment	393	—
Decrease (increase) in other non-current assets	—	(4,077)

Net cash used in investing activities	(116,476)	(211,591)

Cash flows from financing activities:
Proceeds from exercises of stock options	1,500	200
Repayment of bank line of credit	(8,000)	(27,000)
Dividends paid to shareholders	—	(38,524)

Net cash used in financing activities	(6,500)	(65,324)

Net increase in cash and cash equivalents	32,232	340,558
Cash and cash equivalents at beginning of period	100,420	132,652

Cash and cash equivalents at end of period	$132,652	$473,210

Supplemental disclosure of cash flow information—cash paid during the period for interest	$1,812	$793

See accompanying notes to financial statements.

SITEWISE MARKETING, INC.

(D.B.A. TRAFFICLEADER)

Notes To Financial Statements

Year ended December 31, 2002 and nine month period ended September 30, 2003

(1) Description of Business and Summary of Significant Accounting Policies and Practices

(a) Description of Business and Basis of Presentation

Sitewise Marketing, Inc. d.b.a. TrafficLeader (“the Company”), based in Eugene, Oregon, was formed in January, 2000. TrafficLeader provides performance-based advertising and search marketing services to merchant advertisers, including paid inclusion, advertising campaign management, conversion tracking and analysis, and search engine optimization. Through TrafficLeader’s primary service, paid inclusion, TrafficLeader manages search-based advertising campaigns and services for merchant advertisers. TrafficLeader’s paid inclusion service helps merchant advertisers reach prospective customers by first creating highly relevant product listings and then placing them in front of potential customers, primarily through search engines. The merchant advertiser’s product listings map directly to user search queries, which link to specific product or information pages when clicked. On behalf of merchant advertisers, TrafficLeader indexes these highly relevant listings into many of the Internet’s most visited search engines, product shopping engines, directories and other Web sites.

(b) Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity at date of purchase of three months or less to be cash equivalents. At December 31, 2002 and September 30, 2003 all accounts were held in bank deposit accounts.

(c) Fair Value of Financial Instruments

At December 31, 2002 and September 30, 2003, the Company had the following financial instruments: cash and cash equivalents, accounts receivables, accounts payable and accrued liabilities. The carrying value of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and the line of credit approximates their fair value based on the liquidity of these financial instruments or based on their short-term nature.

(d) Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on analysis of historical bad debts, merchant advertiser concentrations, merchant advertiser credit-worthiness and current economic trends. The Company reviews its allowance for collectibility quarterly. Past due balances over 90 days and specified other balances are reviewed individually for collectibility. All other balances are reviewed on an aggregate basis. Account balances are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

The Company does not have any off-balance sheet credit exposure related to its merchant advertisers.

The allowance for doubtful account activity for the periods indicated is as follows:

	Balance at Beginning of Period	Additions Charged to Costs and Expenses	Write-offs	Balance at End of Period
Allowance for doubtful accounts:
December 31, 2002	$67,097	$98,196	$158,709	$6,584
September 30, 2003	6,584	74,318	41,260	39,642

SITEWISE MARKETING, INC.

(D.B.A. TRAFFICLEADER)

Notes To Financial Statements—(Continued)

Year ended December 31, 2002 and nine month period ended September 30, 2003

At December 31, 2002 and September 30, 2003, one merchant advertiser represented 15% and 11%, respectively, of total accounts receivable.

For the year ended December 31, 2002 and the nine month period ended September 30, 2003, one merchant advertiser represented approximately 19% and 24%, respectively, of total revenue.

(e) Property and Equipment

Property and equipment are stated at cost. Depreciation on computers and other related equipment, purchased and internally developed software and furniture and fixtures is calculated on the straight-line method over the estimated useful lives of the assets generally averaging three years. Leasehold improvements are amortized on the straight line method over the shorter of the lease term or estimated useful lives of the assets ranging from three to five years.

(f) Impairment or Disposal of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds their estimated fair value. Assets to be disposed of would be separately presented on the balance sheet and reported at the lower of their carrying amount or fair value less costs to sell, and are no longer depreciated.

(g) Advertising Expenses

Advertising costs are expensed as incurred and include Internet-based direct advertising and trade shows. Such costs are included in sales and marketing. The amounts for the periods presented were not significant.

(h) Product Development

Product development costs consist primarily of expenses incurred by the Company in the research and development, creation and enhancement of its Internet site and services. Research and development expenses include compensation and related expenses, costs of computer hardware and software, and costs incurred in developing features and functionality of the services. For all periods presented, substantially all product development expenses are research and development.

Product development costs are expensed as incurred or capitalized into property and equipment in accordance with Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (SOP 98-1). SOP 98-1 requires that costs incurred in the preliminary project and post-implementation stages of an internal use software project be expensed as incurred and that certain costs incurred in the application development stage of a project be capitalized.

(i) Stock Option Plan

The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including

SITEWISE MARKETING, INC.

(D.B.A. TRAFFICLEADER)

Notes To Financial Statements—(Continued)

Year ended December 31, 2002 and nine month period ended September 30, 2003

Financial Accounting Standards Board (“FASB”) Interpretation No. 44, “Accounting for Certain Transactions involving Stock Compensation an interpretation of APB Opinion No. 25” issued in March 2000, to account for its employee stock options. Under this method, employee compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, Accounting for Stock-Based Compensation, established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above for options granted to employees, and has adopted the disclosure requirements of SFAS No. 123.

The Company recognizes compensation expense over the vesting period utilizing the accelerated methodology described in FASB Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans.

The following table illustrates the effect on net income if the fair-value-based method had been applied to all outstanding and unvested awards in each period:

	Year ended December 31, 2002	Nine month period ended September 30, 2003
Net income:
As reported	$186,786	$154,764
Add: stock-based employee expense included in reported net income	24,474	9,139
Deduct: stock-based employee compensation expense determined under fair-value-based method for all awards(1)	(38,515)	(14,614)

Pro forma	$172,745	$149,289

(1)	See Note 4 for details of the assumptions used to arrive at the fair value of each.

The Company accounts for non-employee stock-based compensation in accordance with SFAS No. 123 and FASB’s Emerging Issues Task Force (“EITF”) Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods and Services.

(j) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The Company has used estimates in determining certain provisions, including uncollectible accounts receivable, useful lives for property and equipment and the fair-value of the Company’s common stock. Actual results could differ from those estimates.

(k) Concentrations

The Company maintains substantially all of its cash and cash equivalents with one financial institution.

SITEWISE MARKETING, INC.

(D.B.A. TRAFFICLEADER)

Notes To Financial Statements—(Continued)

Year ended December 31, 2002 and nine month period ended September 30, 2003

Primarily all of the Company’s revenue earned from merchant advertisers is supplied through distribution partners under short-term agreements. The Company may not be successful in renewing any of these agreements, or if they are renewed, they may not be on terms as favorable as current agreements. The Company may not be successful in entering into agreements with new distribution partners on commercially acceptable terms. In addition, several of these distribution partners may be considered potential competitors.

The percentage of revenue earned from merchant advertisers supplied by distribution partners representing more than 10% of revenue is as follows:

	Year ended December 31, 2002	Nine month period ended September 30, 2003
Affiliate A	42%	40%
Affiliate B	12%	12%

(l) Segment Reporting and Geographic Information

Operating segments are revenue-producing components of the enterprise for which separate financial information is produced internally for the Company’s management. For all periods presented, the Company operated as a single segment. The Company operates in a single business segment principally in domestic markets providing Internet merchant transaction services to enterprises.

The Company attributes revenue from merchant advertisers in different geographical areas on the basis of the location of the customer. Substantially all of the Company’s revenue and accounts receivable are derived from domestic sales to merchant advertisers engaged in various activities involving the Internet.

(m) Revenue Recognition

Revenue is generated primarily through paid inclusion services, that is, revenue is generated when a user clicks on a merchant advertiser’s listings after it has been included by our distribution partners in their index of search listings. In paid inclusion services, merchant advertisers pay for their Web pages and product databases to be crawled, or searched, and included within search engine results. Generally, the paid inclusion results are delivered in a different section of the results than the pay-per-click listing results where the merchant advertiser drives placement through the price they choose to pay per click. For this inclusion service, revenue is not a result of placement in search results; rather the arrangement provides for inclusion in particular search engines, which may determine ranking based on individual algorithms such as relevancy determinations for a particular query.

Merchant advertisers also pay for supplementary search marketing services including advertising campaign management, conversion tracking and analysis, and search engine optimization. Merchants generally pay on a per click-through basis for these fees, although in limited cases a flat service fee is received for delivery of these services. These supplementary services allow merchant advertisers to track, monitor and optimize the placement of their advertising listings; to calculate conversion of listings that result in sales and those that do not; and optimize and organize their sites and listings for enhanced performance within algorithmic search engines. Revenue also consists of initial set-up fees.

Revenue from these collective services accounted for less than 2% of total revenue in all periods presented. The Company has no barter transactions.

SITEWISE MARKETING, INC.

(D.B.A. TRAFFICLEADER)

Notes To Financial Statements—(Continued)

Year ended December 31, 2002 and nine month period ended September 30, 2003

The supplementary services are generally based on usage that is billed on a fixed amount per click-through or a fixed monthly amount. Revenue is recognized on a click-through basis or in the month the service is provided.

The Company follows Staff Accounting Bulletin 101, Revenue Recognition in Financial Statements (SAB No. 101). This pronouncement summarizes certain of the Security and Exchange Commissions (SEC) staff’s view on the application of accounting principles generally accepted in the United States of America to revenue recognition. Revenue associated with paid inclusion fees and supplementary search marketing services is recognized once persuasive evidence of an arrangement is obtained, services are performed, provided the fee is fixed and determinable and collection is reasonably assured.

Non-refundable initial account set-up fees paid by a merchant advertiser are recognized ratably over the longer of the contract or the average expected merchant advertiser campaign period which is currently estimated to be one year.

The Company has entered into agreements with various distribution partners to provide merchant advertisers’ listings. The Company generally pays distribution partners based on a specified percentage of revenue or a fixed amount per click-through on these listings. The Company acts as principal to revenue transactions and bears the risk of loss. In accordance with EITF No. 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent, the revenue derived from merchant advertisers who receive paid introductions through the Company as supplied by distribution partners is reported gross of the payment to distribution partners.

(n) Service Costs

Service costs represent those costs specifically applicable to our revenue. Service costs include network operations and customer service costs that consist primarily of costs associated with serving our search results, maintaining our Web site, credit card processing fees and network and fees paid to outside service providers that provide our paid listings and customer services. Customer service and other costs associated with providing our performance-based advertising and search marketing services, and maintaining our Web site include depreciation of Web site and network equipment, colocation charges of our Web site equipment, bandwidth, software license fees and salaries of related personnel.

Service costs also include user acquisition costs that relate primarily to payments made to distribution partners who provide an opportunity for the Company’s merchant advertisers to market and sell their products through such distribution partners. The Company enters into agreements of varying durations with distribution partners that integrate the Company’s services into their sites and indexes. The primary economic structure of the distribution partner agreements is a variable payment based on a specified percentage of revenue. These variable payments are often subject to minimum payment amounts per click-through. Other economic structures that to a lesser degree exist include: 1) fixed payments, based on a guaranteed minimum amount of traffic delivered, 2) variable payments based on a specified metric, such as number of paid click-throughs, and 3) a combination arrangement with both fixed and variable amounts.

The Company expenses user acquisition costs under two methods; agreements with fixed payments are expensed as the greater of the following:

•	pro-rata over the term the fixed payment covers, or

•	usage delivered to date divided by the guaranteed minimum amount of usage

SITEWISE MARKETING, INC.

(D.B.A. TRAFFICLEADER)

Notes To Financial Statements—(Continued)

Year ended December 31, 2002 and nine month period ended September 30, 2003

Agreements with variable payment based on a percentage of revenue, number of paid click-throughs or other metric are expensed as incurred based on the volume of the underlying activity or revenue multiplied by the agreed-upon price or rate.

(o) Income Taxes

The stockholders of the Company elected to utilize the provisions of subchapter S of the Internal Revenue Code. In lieu of corporate income taxes, the stockholders of a subchapter S corporation are taxed on their portion of the Company’s taxable income. Therefore, no provision or liability for Federal income taxes was recorded in the financial statements.

(p) Guarantees

The Company adopted FASB Interpretation (FIN) No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, during the year ended December 31, 2002. FIN No. 45 provides expanded accounting guidance surrounding liability recognition and disclosure requirements related to guarantees, as defined by the interpretation. In ordinary course of business, the Company is not subject to potential obligations under guarantees that fall within the scope of FIN No. 45, except for standard indemnification provisions that are contained within many of it’s merchant advertiser and distribution partner agreements, and give rise only to the disclosure requirements prescribed by FIN No. 45.

Indemnification provisions contained within the Company’s merchant advertiser and distribution partner agreements are generally consistent with those prevalent in industry. The Company has not incurred significant obligations under merchant advertiser and distribution partner indemnification provisions historically and does not expect to incur significant obligations in the future. Accordingly, the Company does not maintain accruals for potential merchant advertiser and distribution partner indemnification obligations.

(q) Recently Issued Accounting Standards

In November 2002, the Emerging Issues Task Force (EITF) reached a consensus on Issue No. 00-21 (“EITF 00-21”), Revenue Arrangements with Multiple Deliverables. EITF 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which the vendor will perform multiple revenue generating activities. EITF 00-21 became effective for fiscal periods beginning after June 15, 2003. The adoption of EITF 00-21 has not had a material impact on the Company’s financial position and results of operations.

In May 2003, the FASB issued SFAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. The Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity.

It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). It is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this Statement did not have a material impact on our financial statements.

(r) Related Party Transactions

The Company subleases office space to Wiant Design, an entity owned by the Company’s CEO. Amounts received from Wiant Design for the year ended December 31, 2002 and the nine months ended September 30, 2003 are $2,940 and $2,205, respectively, and have been recorded as a reduction to rent expense.

SITEWISE MARKETING, INC.

(D.B.A. TRAFFICLEADER)

Notes To Financial Statements—(Continued)

Year ended December 31, 2002 and nine month period ended September 30, 2003

(2) Property and Equipment

Property and equipment consisted of the following at:

	December 31, 2002	September 30, 2003
Computer and other related equipment	$123,787	$299,111
Purchased and internally developed software	127,801	150,580
Furniture and fixtures	7,547	14,258
Leasehold improvements	3,483	6,183
Less accumulated depreciation and amortization	(110,277)	(190,841)

Property and equipment, net	$152,341	$279,291

Depreciation and amortization expense incurred by the Company was approximately $61,895 and $80,564 for the year ended December 31, 2002 and the nine-month period ended September 30, 2003, respectively.

(3) Commitments

The Company has commitments for future payments related to office facility leases and other contractual obligations. The Company leases its office facilities under operating lease agreements expiring through 2004. The Company also has other contractual obligations expiring over varying time periods through 2004. Future minimum payments are as follows:

	Office Leases	Contractual Obligations	Total
Through end of 2003	$28,556	$4,571	$33,127
2004	83,491	7,500	90,991

Total minimum payments	$112,047	$12,071	$124,118

Other contractual obligations primarily relate to minimum contractual payments due to content and other service providers. Rent expense was $61,000 and $66,000 for the year ended December 31, 2002 and the nine-month period ended September 30, 2003, respectively.

(4) Stockholders’ Equity

2000 Stock Incentive Plan

In November 2000, the Company adopted the 2000 Stock Incentive Plan (the 2000 Plan). The 2000 Plan was maintained for officers, employees, directors and consultants under which 1,000,000 shares of Common stock were reserved for issuance. Generally, stock options were granted with 10 year terms and vest 12.5% after the first six months and then 6.25% every three months for the next 3.5 years.

The Company granted certain options with exercise prices less than the then current fair market value. As a result, the Company recorded total deferred stock-based compensation of approximately $185,000. The Company recognized compensation expense over the vesting period utilizing the accelerated methodology described in FASB Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans.

SITEWISE MARKETING, INC.

(D.B.A. TRAFFICLEADER)

Notes To Financial Statements—(Continued)

Year ended December 31, 2002 and nine month period ended September 30, 2003

In accordance with this methodology approximately $24,000 and $9,000 was recognized as stock compensation expense for the year ended December 31, 2002 and nine-month period ended September 30, 2003 respectively.

The fair value for each option grant is estimated at the date of grant using a Black-Scholes option pricing model based on the following assumptions for the year ended December 31, 2002 and the nine-month period ended September 30, 2003: risk-free interest rates of 6%; no dividends; volatility factor of the expected market price of the Company’s common stock of 111%; and a weighted-average expected life of approximately 3 years.

The following table summarizes stock option activity:

	Options available for grant	Number of options outstanding	Weighted average exercise price of options outstanding	Weighted average fair value of options granted
Balance at December 31, 2001	310,500	689,500	$0.20
Granted below fair value	(30,000)	30,000	$0.25	$0.48
Exercised	—	(7,500)	$0.20
Expired or cancelled	98,500	(98,500)	$0.20

Balance at December 31, 2002	379,000	613,500	$0.20
Exercised	—	(1,000)	$0.20
Expired or cancelled	30,000	(30,000)	$0.20

Balance at September 30, 2003	409,000	582,500	$0.20

The following table summarizes information concerning outstanding and exercisable options at September 30, 2003:

	Options outstanding			Options exercisable
Exercise prices	Number outstanding	Weighted- average remaining contractual life (years)	Weighted- average exercise price	Number exercisable	Weighted- average exercise price
$ 0.20	562,500	7.69	$0.20	463,438	$0.20
0.28	20,000	8.72	0.28	5,625	0.28

$ 0.20 – 0.28	582,500	7.72	$0.20	469,063	$0.20

(5) Contingencies

The Company is involved in legal and administrative proceedings and claims of various types from time to time. While any litigation contains an element of uncertainty, management presently believes that the outcome of each such proceeding or claim which is pending or known to be threatened, or all of them combined, will not have a material adverse effect on the Company.

(6) Line of Credit

At December 31, 2002, the Company had available a $200,000 bank line of credit, secured by substantially all of the Company’s assets, bearing interest at the prime rate plus 1% (approximately 6% at December 31, 2002).

SITEWISE MARKETING, INC.

(D.B.A. TRAFFICLEADER)

Notes To Financial Statements—(Continued)

Year ended December 31, 2002 and nine month period ended September 30, 2003

Borrowings under this line of credit were $27,000 at December 31, 2002. The line of credit was repaid in full and terminated in August 2003.

(7) 401(k) Savings Plan

The Company’s Retirement/Savings Plan (“401 (k) Plan”) adopted May 1, 2003 under Section 401 (k) of the Internal Revenue Code covers those employees that meet eligibility requirements. Eligible employees may contribute up to 25% of their compensation subject to Internal Revenue Code provisions. Under the 401 (k) Plan, management may, but is not obligated to, match a portion of the employee contributions up to a defined maximum. No matching contributions have been made to date.

(8) Subsequent Events

On October 24, 2003, Marchex, Inc. acquired 100% of the outstanding stock of the Company. The consideration consisted of:

•	cash and acquisition costs of approximately $3,570,000;

•	425,000 shares of class B common stock. In the event that Marchex has not completed an IPO with gross proceeds of $20 million prior to October 24, 2005, the 425,000 shares of Class B common stock can be redeemed for $8 per share upon the affirmative vote of the holders of 75% of such shares.

In addition, Marchex, Inc. issued 137,500 shares of restricted class B common stock, of which 29,068 shares are non-forfeitable and 108,432 shares are based on continued employment agreements. The restricted shares vest over a period of 3 years, one-third at the end of each year, valued at $6.75 per share.

The purchase price excludes performance-based contingent payments that depend on the TrafficLeader’s achievement of revenues thresholds. For each dollar of TrafficLeader revenue in calendar 2004 in excess of $15 million, Marchex, at the end of 2004, will pay 10% in the form of a performance-based payment to the former TrafficLeader shareholders up to a maximum $1 million. Any amounts will be accounted for as additional goodwill.

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Stockholder

goClick.com, Inc.:

We have audited the accompanying balance sheet of goClick.com, Inc. as of December 31, 2003 and the related statements of income, stockholder’s equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of goClick.com, Inc. as of December 31, 2003 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/    KPMG LLP

Seattle, Washington

August 25, 2004

GOCLICK.COM, INC.

Balance Sheets

		Unaudited
	December 31, 2003	June 30, 2004

Assets
Current assets:
Cash and cash equivalents	$1,093,174	$1,198,955
Accounts receivable	61,021	12,147
Other current assets	588	636

Total current assets	1,154,783	1,211,738
Property and equipment, net	34,337	26,500

Total assets	$1,189,120	$1,238,238

Liabilities and Stockholder’s Equity
Current liabilities:
Accounts payable	$116,670	$249,350
Accrued payroll and benefits	29,744	4,049
Accrued expenses and other current liabilities	44,935	75,196
Deferred revenue	429,052	572,892

Total current liabilities	620,401	901,487

Total liabilities	620,401	901,487

Stockholder's equity:

Common stock, no par value. 20,000 shares authorized and 100 shares issued and outstanding at December 31, 2003 and June 30, 2004	1,000	1,000

Retained earnings	567,719	335,751

Total stockholder’s equity	568,719	336,751

Total liabilities and stockholder’s equity	$1,189,120	$1,238,238

See accompanying notes to financial statements.

GOCLICK.COM, INC.

Statements of Income

		Unaudited
	Year ended December 31, 2003	Six months ended June 30, 2003	Six months ended June 30, 2004
Revenue	$3,409,855	$1,378,214	$3,060,236

Expenses:
Service costs	2,235,913	865,536	1,931,520
Sales and marketing	141,559	66,759	82,667
Product development	37,259	16,600	17,947
General and administrative	82,350	33,467	22,736

Total expenses	2,497,081	982,362	2,054,870

Income from operations	912,774	395,852	1,005,366

Other income:
Interest income	5,923	2,805	5,148

Net income	$918,697	$398,657	$1,010,514

See accompanying notes to financial statements.

GOCLICK.COM, INC.

Statements of Stockholder’s Equity

	Common stock		Retained earnings	Total stockholder’s equity
	Shares	Amount
Balances at December 31, 2002	100	$1,000	$208,024	$209,024

Net income	—	—	918,697	918,697
Dividends	—	—	(559,002)	(559,002)

Balances at December 31, 2003	100	1,000	567,719	568,719

Net income—unaudited	—	—	1,010,514	1,010,514
Dividends—unaudited	—	—	(1,242,482)	(1,242,482)

Balances at June 30, 2004—unaudited	100	$1,000	$335,751	$336,751

See accompanying notes to financial statements.

GOCLICK.COM, INC.

Statements of Cash Flows

		Unaudited
	Year ended December 31, 2003	Six months ended June 30, 2003	Six months ended June 30, 2004
Cash flows from operating activities:
Net income	$918,697	$398,657	$1,010,514
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and depreciation	24,648	11,414	12,947
Change in certain assets and liabilities:
Accounts receivable	(26,241)	3,165	48,874
Other current assets	(2,153)	(3,192)	(1,125)
Accounts payable	7,731	53,867	132,680
Accrued payroll and benefits	12,551	12,172	(25,695)
Accrued expenses and other current liabilities	(5,355)	16,742	30,261
Deferred revenue	141,519	87,927	143,840

Net cash provided by operating activities	1,071,397	580,752	1,352,296

Cash flows from investing activities:
Purchases of property and equipment	(15,232)	(5,023)	(4,033)

Net cash used in investing activities	(15,232)	(5,023)	(4,033)

Cash flows from financing activities:
Dividends paid to shareholder	(559,002)	(404,732)	(1,242,482)

Net cash used in financing activities	(559,002)	(404,732)	(1,242,482)

Net increase in cash and cash equivalents	497,163	170,997	105,781

Cash and cash equivalents at beginning of period	596,011	596,011	1,093,174

Cash and cash equivalents at end of period	$1,093,174	$767,008	$1,198,955

See accompanying notes to financial statements.

GOCLICK.COM, INC.

Notes to Financial Statements

Year ended December 31, 2003 and unaudited six months ended June 30, 2003 and 2004

(1) Description of Business and Summary of Significant Accounting Policies and Practices

(a) Description of Business and Basis of Presentation

goClick.com, Inc. (the “Company”), formed in October 2000, provides performance-based advertising services to merchant advertisers, including pay-per-click listings. Through the Company’s per-per-click service, merchant advertisers create keyword listings that describe their products or services, which are marketed to consumers and businesses primarily through search engine or directory results when users search for information, products or services using the Internet.

(b) Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase and proceeds in-transit from credit and debit card transactions with settlement terms of less than five days to be cash equivalents. Cash equivalents totaled approximately $858,797 and $622,760 at December 31, 2003, and June 30, 2004, respectively, and consisted primarily of certificates of deposit with seven day original maturity. Cash equivalents include credit and debit card in-transit amounts of approximately $29,024, and $54,913 at December 31, 2003 and June 30, 2004, respectively.

(c) Fair Value of Financial Instruments

At December 31, 2003 and June 30, 2004, the Company had the following financial instruments: cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities. The carrying value of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximates their fair value based on the liquidity of these financial instruments or based on their short-term nature.

(d) Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company records an allowance for doubtful accounts when it estimates probable credit losses in existing accounts receivable. The allowance is determined based on analysis of historical bad debts, advertiser concentrations, advertiser credit-worthiness and current economic trends. Past due balances over 90 days and specific other balances are reviewed individually for collectibility on a quarterly basis. Account balances are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company had no allowance and no write-offs in the periods presented.

No merchant advertiser represented greater than 10% of revenue for the year ended December 31, 2003 and the six month periods ended June 30, 2003 and June 30, 2004. One merchant advertiser represented 67% and 57% of total accounts receivable at December 31, 2003 and June 30, 2004, respectively.

(e) Property and Equipment

Property and equipment are stated at cost. Depreciation on computers and equipment is calculated on the straight-line method over the estimated useful lives of the assets, generally averaging three years.

(f) Impairment or Disposal of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company reviews its long-lived assets for impairment in accordance with SFAS No. 144 whenever events or changes in circumstances indicate that the carrying amount

GOCLICK.COM, INC.

Notes to Financial Statements—(Continued)

Year ended December 31, 2003 and unaudited six months ended June 30, 2003 and 2004 of an asset may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized by the amount by which the carrying amount of the assets exceeds fair value. Assets to be disposed of are separately presented on the balance sheet and reported at the lower of their carrying amount or fair value less costs to sell, and are no longer depreciated.

(g) Merchant Advertiser Credit and Incentive Program Reserves

The Company grants merchant advertiser credits to its customers under certain circumstances. The merchant advertiser credit reserve is the Company’s best estimate of the amount of expected future reductions in merchant advertisers’ payment obligations to the Company related to delivered services. The Company determines the merchant advertiser credit reserve based on analysis of historical credits.

Under the merchant advertiser incentive program, the Company grants merchant advertisers with account credits depending upon the individual amounts of prepayments made. The incentive program reserve is determined based on historical rate of incentives earned and used by merchant advertisers compared to the related revenues recognized by the Company. The costs related to the incentives are comprised primarily of user acquisition costs and other costs as denoted in footnote (1) (n). These costs are expensed as incurred in accordance with Emerging Issues Task Force (EITF) No. 01-09, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products).

Revenue is recognized based upon the total estimated click-throughs to be delivered, which includes incentive credits to be provided to merchant advertisers.

The merchant advertiser credit and incentive program reserve balances are included in accrued expenses and other current liabilities and total $33,482 and $60,391 as of December 31, 2003 and June 30, 2004, respectively.

(h) Advertising Expenses

Advertising costs are expensed as incurred and are primarily Internet-based direct advertising. Such costs are included in sales and marketing. Advertising expenses were $104,300, $50,160 and $64,719 for the year ended December 31, 2003 and the six months ended June 30, 2003 and June 30, 2004, respectively.

(i) Product Development

Product development costs consist primarily of expenses incurred by the Company in the research and development, creation, and enhancement of the Company’s Internet site and services. Research and development expenses are expensed as incurred and include compensation and related expenses, costs of computer hardware and software, and costs incurred in developing features and functionality of the services. For the periods presented, substantially all of the product development expenses are research and development.

Product development costs are expensed as incurred or capitalized into property and equipment in accordance with the American Institute of Certified Public Accountants’ (AICPA) Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (SOP 98-1). SOP 98-1 requires that cost incurred in the preliminary project and post-implementation stages of an internal use software project be expensed as incurred and that certain costs incurred in the application development stage of a project be capitalized. No costs were capitalized in the periods presented.

GOCLICK.COM, INC.

Notes to Financial Statements—(Continued)

Year ended December 31, 2003 and unaudited six months ended June 30, 2003 and 2004

(j) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The Company has used estimates in determining certain provisions, including the merchant advertiser credits and incentive program reserves and useful lives for property and equipment and intangibles. Actual results could differ from those estimates.

(k) Concentrations

The Company maintains substantially all of its cash and cash equivalents with one financial institution. Management believes that the financial risks associated with such deposits are minimal. The percentage of revenue earned from merchant advertisers supplied by distribution partners representing more than 10% of total revenue is as follows:

		Unaudited
	Year Ended December 31, 2003	Six Months Ended June 30, 2003	Six Months Ended June 30, 2004
Distribution Partner A	57%	54%	29%
Distribution Partner B	11%	5%	31%
Distribution Partner C	—	—	21%

Primarily all of the Company’s revenue earned from merchant advertisers is generated through arrangements with distribution partners that provide search listings. The Company may not be successful in renewing any of these agreements, or if they are renewed, they may not be on as favorable terms. The Company may not be successful in entering into agreements with new distribution partners on commercially acceptable terms. In addition, several of these distribution partners may be considered potential competitors.

(l) Segment Reporting and Geographic Information

Operating segments are revenue-producing components of the enterprise for which separate financial information is produced internally for the Company’s management. For all periods presented the Company operated as a single segment. The Company operates in a single business segment principally in domestic markets providing Internet merchant transaction services to enterprises.

(m) Revenue Recognition

Revenue is generated primarily through pay for performance advertising services when a user clicks on a merchant advertiser’s listing after it has been placed by the Company or our distribution partners in the search listing. The Company follows Staff Accounting Bulletin 104, Revenue Recognition (SAB No. 104). This pronouncement summarizes certain of the Security and Exchange Commission (SEC) staff’s views on the application of accounting principles generally accepted in the United States of America to revenue recognition. Revenue from click-through activity is recognized once persuasive evidence of an arrangement is obtained, services are performed (clicks are delivered), provided the fee is fixed and determinable and collection is reasonably assured. The Company has no barter transactions.

The Company enters into agreements with various distribution partners to provide merchant advertisers’ listings. The Company generally pays distribution partners based on a specified percentage of revenue or a fixed amount

GOCLICK.COM, INC.

Notes to Financial Statements—(Continued)

Year ended December 31, 2003 and unaudited six months ended June 30, 2003 and 2004 per click-through on these listings. The Company acts as the primary obligor with the merchant advertiser for revenue click-through transactions and is responsible for the fulfillment of services. In accordance with Emerging Issues Task Force (EITF) Issue No. 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent, the revenues derived from advertisers are reported gross based upon the amounts received from the merchant advertiser.

(n) Service Costs

Service costs include network operations and customer service costs that consist primarily of costs associated with providing performance-based advertising services, maintaining the Company’s Web site, credit card processing fees and network and fees paid to outside service providers that provide and manage the Company’s paid listings and customer services. Customer service and other costs associated with serving the Company’s search results and maintaining the Company’s Web site include depreciation of Web site and network equipment, co-location charges of the Company’s Web site equipment, bandwidth, salaries of related personnel and amortization of domain names.

Service costs also include user acquisition costs that relate primarily to payments made to distribution partners who provide an opportunity for the Company’s merchant advertisers to market and sell their products. The Company enters into agreements of varying durations with distribution partners that integrate the Company’s services into their Web sites and indexes. The primary economic structure of the distribution partner agreements is a variable payment based on a specified percentage of revenue. Other economic structures that to a lesser degree exist include variable payments based on a specific metric, such as number of paid click-throughs.

(o) Income Taxes

The stockholder of the Company elected to utilize the provisions of subchapter S of the Internal Revenue Code. In lieu of corporate income taxes, the stockholder of a subchapter S corporation is taxed on the Company’s taxable income. Therefore, no provision or liability for Federal or state income tax was recorded in the financial statements.

(p) Guarantees

The Company adopted FASB Interpretation (FIN) No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, during the year ended December 31, 2002. FIN No. 45 provides expanded accounting guidance surrounding liability recognition and disclosure requirements related to guarantees, as defined by the interpretation. In the ordinary course of business, the Company is not subject to potential obligations under guarantees that fall within the scope of FIN No. 45 except for standard indemnification provisions that are contained within many of our advertiser and distribution partner agreements, and give rise only to the disclosure requirements prescribed by FIN No. 45.

Indemnification provisions contained within the Company’s advertiser and distribution partner agreements are generally consistent with those prevalent in the Company’s industry. The Company has not incurred significant obligations under advertiser and distribution partner indemnification provisions historically and does not expect to incur significant obligations in the future. Accordingly, the Company does not maintain accruals for potential advertiser and distribution partner indemnification obligations.

GOCLICK.COM, INC.

Notes to Financial Statements—(Continued)

Year ended December 31, 2003 and unaudited six months ended June 30, 2003 and 2004

(q) Recently Issued Accounting Standards

In November 2002, the Emerging Issues Task Force (EITF) reached a consensus on Issue No. 00-21 (“EITF No. 00-21”), Revenue Arrangements with Multiple Deliverables. EITF No. 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which the vendor will perform multiple revenue generating activities. EITF No. 00-21 became effective for fiscal periods beginning after June 15, 2003. The adoption of EITF No. 00-21 has not had a material impact on the Company’s financial position and results of operations.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). It is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have a material impact on our financial statements.

(r) Related Party Transactions

The Company has an affiliate company as one of its distribution partners. The terms of the distribution partner agreement are consistent with the Company’s other distribution partner arrangements. Service costs in each period and accounts payable at each balance sheet date were as follows:

		Unaudited
	Year Ended December 31, 2003	Six Months Ended June 30, 2003	Six Months Ended June 30, 2004
Service costs	$11,406	$—	$12,806
		Unaudited
	December 31, 2003	June 30, 2004
Accounts payable	$845	$715

(2) Property and Equipment

Property and equipment consisted of the following:

		Unaudited
	December 31, 2003	June 30, 2004
Computers and equipment	$77,339	$81,372
Less accumulated depreciation	(43,002)	(54,872)

Property and equipment, net	$34,337	$26,500

Depreciation expense incurred by the Company was $22,566, $10,490 and $11,870 for the year ended December 31, 2003 and the six months ended June 30, 2003 and June 30, 2004, respectively.

GOCLICK.COM, INC.

Notes to Financial Statements—(Continued)

Year ended December 31, 2003 and unaudited six months ended June 30, 2003 and 2004

(3) Contingencies

The Company is involved in legal and administrative proceedings and claims of various types. While any litigation contains an element of uncertainty, management presently believes that the outcome of each such proceeding or claim which is pending or known to be threatened, or all of them combined, will not have a material adverse effect on the Company.

(4) Simplified Employee Pension Plan

The Company has made contributions to eligible employees’ individual retirement account under a simplified employee pension described in section 408(K) of the Internal Revenue Code. The Company may elect each year whether or not to contribute. The amounts contributed were $27,735, $12,500 and $0 for the year ended December 31, 2003, the six months ended June 30, 2003 and June 30, 2004, respectively.

(5) Subsequent Events

In July 2004, Marchex, Inc. acquired 100% of the outstanding stock of the Company. The consideration consisted of:

•	cash of approximately $8,300,000, and

•	433,541 shares of Class B common stock.

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Stockholder

Name Development Ltd.:

We have audited the accompanying balance sheets of Name Development Ltd. as of June 30, 2003 and 2004 and the related statements of operations, stockholder’s equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Name Development Ltd. as of June 30, 2003 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/    KPMG LLP

Seattle, Washington

November 24, 2004

NAME DEVELOPMENT LTD.

Balance Sheets

June 30, 2003 and 2004

	2003	2004
Assets
Current assets:
Cash	$1,399,452	$4,269,497
Trade accounts receivable	578,162	3,397,683
Other receivables	112,995	255,230
Prepaid expenses	240,045	209,236
Other current assets	35,040	220,573

Total current assets	2,365,694	8,352,219

Intangible assets, net	463,165	1,594,511
Security deposits	27,000	27,000

Total other assets	490,165	1,621,511

Total assets	$2,855,859	$9,973,730

Liabilities and Stockholder’s Equity
Current liabilities:
Accounts payable	$123,693	$9,178
Accrued expenses, including related party	110,641	216,831
Income taxes	3,251,109	4,412,685

Total liabilities	3,485,443	4,638,694

Stockholder’s equity (deficit):
Common stock, $1.00 par value. Authorized and outstanding 50,000 shares	50,000	50,000
Retained earnings (accumulated deficit)	(679,584)	5,285,036

Total stockholder’s equity (deficit)	(629,584)	5,335,036

Total liabilities and stockholder’s equity (deficit)	$2,855,859	$9,973,730

See accompanying notes to financial statements.

NAME DEVELOPMENT LTD.

Statements of Operations

Years ended June 30, 2003 and 2004

	2003	2004
Revenue	$3,478,790	$12,530,782

Operating expenses:
Service costs	1,066,660	1,459,476
General and administrative	49,406	71,067

Total operating expenses	1,116,066	1,530,543
Gain on sale of intangible assets, net	795,769	1,635,318

Income from operations	3,158,493	12,635,557
Other income (expense), net	(10,877)	639

Income before provision for income taxes	3,147,616	12,636,196
Income tax expense	487,185	1,161,576

Net income	$2,660,431	$11,474,620

See accompanying notes to financial statements.

NAME DEVELOPMENT LTD.

Statements of Stockholder’s Equity (Deficit)

Years ended June 30, 2003 and 2004

	Common stock		Retained earnings (accumulated deficit)	Total stockholder’s equity (deficit)
	Shares	Amount
Balances at June 30, 2002	50,000	$50,000	$759,985	$809,985
Dividend distribution to stockholder	—	—	(4,100,000)	(4,100,000)
Net income	—	—	2,660,431	2,660,431

Balances at June 30, 2003	50,000	50,000	(679,584)	(629,584)
Dividend distribution to stockholder	—	—	(5,510,000)	(5,510,000)
Net income	—	—	11,474,620	11,474,620

Balances at June 30, 2004	50,000	$50,000	$5,285,036	$5,335,036

See accompanying notes to financial statements.

NAME DEVELOPMENT LTD.

Statements of Cash Flows

Years ended June 30, 2003 and 2004

	2003	2004
Cash flows from operating activities:
Net income	$2,660,431	$11,474,620
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of intangible assets	(795,769)	(1,635,318)
Amortization of intangible assets	467,981	611,938
Impairment of intangible assets	144,507	222,860
Changes in operating assets and liabilities:
Trade accounts receivable and other receivables	(254,355)	(2,819,521)
Prepaid expenses, other current assets and security deposits	(153,131)	(223,859)
Accounts payable	22,762	(13,604)
Accrued expenses, including related party	102,848	106,191
Income taxes	487,185	1,161,576

Net cash provided by operating activities	2,682,459	8,884,883

Cash flows from investing activities:
Proceeds from the sale of intangible assets	689,073	1,499,212
Purchase of intangible assets	(519,490)	(2,004,050)

Net cash provided by (used in) investing activities	169,583	(504,838)

Cash flows from financing activities:
Dividends paid to stockholder	(4,100,000)	(5,510,000)

Net cash used in financing activities	(4,100,000)	(5,510,000)

Net increase (decrease) in cash	(1,247,958)	2,870,045
Cash at beginning of period	2,647,410	1,399,452

Cash at end of period	$1,399,452	$4,269,497

See accompanying notes to financial statements.

NAME DEVELOPMENT, LTD.

Notes to Financial Statements

June 30, 2003 and 2004

(1) Description of Business and Summary of Significant Accounting Policies and Practices

(a) Description of Business and Basis of Presentation

Name Development Ltd. (Company or Name Development), based in the British Virgin Islands, was formed in July 2000. Name Development is principally involved in the field of direct navigation. Direct navigation is one of the methods that online consumers use to search for information, products or services online. Direct navigation is primarily characterized by online users directly accessing a Web site by typing descriptive keywords or keyword strings into the uniform resource locator, or URL, address box of an Internet browser and by accessing bookmarked pages. It can also include navigating through referring or partner traffic sources. Name Development owns and maintains a portfolio of Web properties, that are reflective of online user search terms, descriptive keywords and keyword strings. The Company has entered into agreements with advertising service providers to monetize its online user traffic, generated through direct navigation means, with pay-per-click listings. As such, the Company is able to connect online users searching for specific information with relevant advertisements.

The Company’s functional currency is the U.S. dollar.

(b) Cash

Primarily all of the Company’s cash at June 30, 2003 and 2004 was held in bank deposit accounts with an Asia-Pacific financial institution.

(c) Fair Value of Financial Instruments

At June 30, 2003 and 2004, the Company had the following financial instruments: cash, accounts receivables and accounts payable. The carrying value of these financial instruments approximates their fair value based on the liquidity of these financial instruments or based on their short-term nature.

(d) Trade Accounts Receivable and Other Receivables

Trade accounts receivable are recorded at contractual revenue sharing amounts due primarily from North-American based advertising services partners and do not bear interest. Other receivables relate to the sale of domain name intangible assets and are recorded at the agreed sales price. The buyer generally deposits the sales proceeds with an escrow company or agent that closes the sale on behalf of the Company. The Company has evaluated the credit worthiness of its advertising service partners and has determined that no allowance for doubtful accounts is required at June 30, 2003 and 2004. The Company has not experienced any credit losses during the years ended June 30, 2003 and 2004.

The Company does not have any off-balance sheet credit exposure related to its advertising service partners.

(e) Property and Equipment

The Company leases its property and equipment under operating leases and does not own any depreciable property and equipment.

(f) Intangible Assets

The Company capitalizes costs incurred to acquire domain names or URLs, which includes the initial registration fees, and amortizes the cost over the expected useful life of the domain names. The expected useful life for

NAME DEVELOPMENT, LTD.

Notes to Financial Statements—(Continued)

June 30, 2003 and 2004

accounting purposes ranges from 12 to 54 months, with a weighted average useful life of approximately 28 months. In order to maintain the rights to each domain name acquired, the Company must pay periodic registration fees, which cover a period of 12 months. The Company records registration renewal fees of domain name intangible assets as a prepaid expense and amortizes the cost over the 12-month renewal period.

Costs incurred to obtain software for internal use have been expensed as incurred in accordance with the American Institute of Certified Public Accountants’ (AICPA) Statement of Position (SOP) 98-1. SOP 98-1 requires that costs incurred in the preliminary project and post implementation stages of an internal use software project be expensed as incurred and that certain costs incurred in the application development stage of a project be capitalized. Costs incurred on internal use software through June 30, 2004 have not been significant.

(g) Impairment or Disposal of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company reviews its long-lived assets, primarily domain name intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds their estimated fair value. Assets to be disposed of would be separately presented on the balance sheet and reported at the lower of their carrying amount or fair value less costs to sell, and would no longer be amortized.

(h) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The Company has used estimates in determining certain provisions, including the useful life of domain name intangible assets, uncollectible accounts receivable, and income taxes. Actual results could differ from those estimates.

(i) Concentrations

The Company maintains substantially all of its cash with one financial institution. Management believes that the financial risks associated with such deposits are minimal.

The percentage of revenue earned from advertising service partners representing more than 10% of revenue is as follows:

	Year ended June 30
	2003	2004
Advertising services partner A	96%	17%
Advertising services partner B	0%	83%

NAME DEVELOPMENT, LTD.

Notes to Financial Statements—(Continued)

June 30, 2003 and 2004

Accounts receivable from these advertising services partners are as follows:

	June 30
	2003	2004
Advertising services partner A	$569,562	—
Advertising services partner B	—	$3,397,083

The majority of the Company’s revenue earned is derived from multi-year agreements with advertising service partners. From inception to December 2003, the Company operated primarily with one advertising services partner. On December 15, 2003, the Company entered into a contract with a new advertising services partner and since January 1, 2004 the Company’s operations have been primarily dependent on this new contractual arrangement. Under this agreement the advertising services partner may terminate the agreement upon a change in control of the Company, which includes the sale of all or substantially all of the Company’s assets. The Company’s operations would be disrupted if it is not successful in maintaining this agreement or securing a similar relationship with another provider on substantially the same or better terms. The Company may not be successful in entering into agreements with new advertising services partners on commercially acceptable terms.

(j) Revenue Recognition and Gain on Sale of Intangible Assets, Net

The Company follows Staff Accounting Bulletin (SAB) 101, Revenue Recognition in Financial Statements, as amended by SAB No. 104, Revenue Recognition that Revises and Rescinds Certain Sections of SAB No. 101. The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed, or determinable and collectibility is probable. If the Company has doubt about the collectibility of revenue at the time it is earned, such revenue is deferred until cash has been received.

Revenue is generated primarily through revenue sharing arrangements with the Company’s advertising services provider. The Company enters into agreements of varying durations and economic terms with advertising services providers who integrate targeted advertisements into the Company’s Internet domains or web properties.

Merchant advertisers pay the Company’s advertising services providers for search marketing services that are designed to generate online purchases of merchant advertisers’ products or services. Merchants generally pay on a per click-through basis for these services. The Company, under its contract with its advertising services partners, receives a fixed percentage of the gross revenue received by the advertising services partner, who is the principal in the transactions with the merchant advertisers. The Company recognizes its net share of the revenue based on usage that is billed on a click-through basis in accordance with the provisions of Emerging Issues Task Force 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent.

The Company recognizes gains from the sale of domain name intangible assets at the time of the transaction, which is when the parties have reached a written agreement, and if collection is reasonably assured. Upon the sale of a domain name, the Company does not have a continuing obligation regarding the registration of a domain name. Gains from the sale of domain name intangible assets are reported net of selling costs and the Company’s unamortized cost basis and prepaid registration fees of the assets sold on the statement of operations.

(k) Service Costs

Service costs consist primarily of the amortization of the purchase cost of domain names, the costs incurred for the annual renewal of the domain name registration and impairment charges for domain name intangible assets.

NAME DEVELOPMENT, LTD.

Notes to Financial Statements—(Continued)

June 30, 2003 and 2004

In addition, service costs include the costs associated with maintaining our database of domain names and our Web site, fees paid to outside service providers, and co-location hosting charges for our Web site equipment.

(l) Income Taxes

The Company is organized under the corporate law of the British Virgin Islands and as such is not subject to income tax in the British Virgin Islands. The Company has e-commerce activities in several other governmental jurisdictions and as such, the Company has recognized a provision for taxes in these foreign jurisdictions.

(m) Related Party Transactions

In June 2002, the Company’s sole director appointed three corporate director companies as directors of the Company. These corporate director companies are affiliated with a trust company (Trust Company) that provides trust management services to the Company’s sole beneficial shareholder, a trust established for the purposes of holding the stock of the Company. These four directors exercise management and corporate oversight responsibilities. The Trust Company also provides certain administrative services to the Company. The Company paid the Trust Company compensation for administrative services of $9,796 and $22,547 in the years ended June 30, 2003 and 2004, respectively.

On October 8, 2004, the existing directors resigned and the sole nominee shareholder appointed a sole director, who is an employee of the Trust Company, to direct and manage the Company’s corporate actions subsequent to this date. All corporate actions were approved by the sole director.

The Company has engaged a consultant to provide technical services related to the e-commerce activities of the Company. The consultant is one of the parties with a beneficial interest in the trust that holds the stock of the Company. The Company has accrued consulting expenses of $93,000 and $104,000 in the periods ended June 30, 2003 and 2004, respectively, pursuant to agreements that were memorialized in 2004. As of June 30, 2004, $210,000 is recorded as an accrued liability to the consultant, which is included as accrued expenses on the balance sheet.

(2) Intangible Assets

Intangible assets consist of the following:

	June 30
	2003	2004
Internet domain names	$1,255,598	$2,720,169
Less accumulated amortization	792,433	1,125,658

Intangible assets, net	$463,165	$1,594,511

Amortization expense incurred by the Company was approximately $468,000 and $612,000 for the years ended June 30, 2003 and 2004, respectively, and has been recorded in service costs in the statements of operations. Estimated amortization expense for the next four years is approximately $735,000, $594,000 and $265,000 in 2005, 2006 and 2007, respectively.

The Company periodically reviews its domain name intangible assets to determine if the estimated undiscounted net future cash flows from a domain name are less than the unamortized carrying value. Certain under-performing domain name intangible assets were deemed to be impaired as of June 30, 2003 and 2004 as the assets’ carrying values exceeded their estimated fair values. The estimated fair values were based on the projected discounted cash flows of the domain names. The Company recorded impairment charges for

NAME DEVELOPMENT, LTD.

Notes to Financial Statements—(Continued)

June 30, 2003 and 2004

intangibles assets of $144,507 and $222,860 for the years ended June 30, 2003 and 2004, respectively, which are included in service costs on the statements of operations.

(3) Commitments

The Company has commitments for future payments for the rental of co-location website hosting equipment and services under annual and eighteen month contractual arrangements. Future minimum payments for the fiscal year ending June 30, 2005 total $172,000.

(4) Stockholder’s Equity

The Company’s authorized and outstanding capital is made up of 50,000 shares of common stock, with one vote per share, which are held by a single shareholder. There are four directors appointed by the sole nominee shareholder. Corporate actions must be approved by a majority of the duly appointed directors.

(5) Contingencies

The Company is involved in legal and administrative proceedings and claims of various types from time to time. While any legal and administrative proceeding contains an element of uncertainty, management presently believes that the outcome of each such proceeding or claim which is pending or known to be threatened, or all of them combined, will not have a material adverse effect on the Company.

(6) Income Taxes

The Company is not subject to taxation in the British Virgin Islands, where it has its corporate domicile. However, the Company has e-commerce activities in several foreign jurisdictions and has recorded a tax provision based on apportionment of its income. The components of the provision for income taxes for the years ended June 30, 2003 and 2004 are as follows:

	2003	2004
Current:
Foreign	$487,185	$1,161,576
Deferred:
Foreign	—	—
Provision for income taxes	$487,185	$1,161,576

Effect of income apportioned to foreign jurisdictions	15.5%	9.2%

Effective income tax rate	15.5%	9.2%

The Company has not provided deferred income taxes because there are no differences between the carrying amounts of assets and liabilities and their tax bases in the jurisdictions where the Company has recorded a tax provision based on apportioned income.

(7) Subsequent Events

On September 28, 2004 the Company completed a share recapitalization, which established three classes of stock: (a) 100 voting , non-participating Class A Common shares were authorized; (b) 100 non-voting, participating Class B Common shares were authorized; and (c) 300,000,000 voting, non-participating, redeemable Class C Preferred shares were authorized. The sole stockholder of the Company exchanged all

NAME DEVELOPMENT, LTD.

Notes to Financial Statements—(Continued)

June 30, 2003 and 2004

50,000 common shares outstanding for 177,636,966 Class C Preferred shares and separately subscribed for one share of Class A Common stock and one share of Class B Common stock. The Class C Preferred shares are redeemable at the option of the holder at any time for $1 per Class C Preferred share. The redemption value of the Class C Preferred shares at the date of the recapitalization was approximately $177.6 million.

In November 19, 2004, Marchex, Inc. (Marchex) and the Company entered into a definitive agreement for Marchex to purchase certain identified assets of the Company for $164.2 million. The agreement provides for consideration consisting of $155.2 million in cash and approximately $9 million in shares of Class B common stock of Marchex. Marchex expects to acquire all the operating assets of the business, excluding cash, accounts receivable and the Company’s name. The consummation of the transaction is subject to Marchex’s completion of a financing.

NAME DEVELOPMENT LTD.

Condensed Balance Sheets

(Unaudited)

	June 30, 2004	September 30, 2004
Assets
Current assets:
Cash	$4,269,497	$5,911,772
Trade accounts receivable	3,397,683	3,638,012
Other receivables	255,230	97,837
Prepaid expenses	209,236	181,317
Other current assets	220,573	150,954

Total current assets	8,352,219	9,979,892

Intangible assets, net	1,594,511	1,527,748
Security deposits	27,000	27,000

Total other assets	1,621,511	1,554,748

Total assets	$9,973,730	11,534,640

Liabilities and Stockholder's Equity
Current liabilities:
Trade accounts payable	$9,178	$21,300
Accrued expenses, including related party	216,831	597,978
Income taxes	4,412,685	4,855,176

Total liabilities	4,638,694	5,474,454

Class C redeemable preferred stock, $1.00 par value, 300,000,000 shares authorized and 177,636,966 shares outstanding	—	177,636,966
Stockholder's equity (deficit):
Common stock, $ 1.00 par value, 50,000 shares authorized and outstanding	50,000	—
Class A common stock, $1.00 par value, 100 shares authorized and 1 share outstanding	—	1
Class B common stock, $1.00 par value, 100 shares authorized and 1 share outstanding	—	1
Retained earnings (accumulated deficit)	5,285,036	(171,576,782)

Total stockholder's equity (deficit)	5,335,036	(171,576,780)

Total liabilities and stockholder's equity (deficit)	$9,973,730	$11,534,640

See accompanying notes to condensed financial statements.

NAME DEVELOPMENT LTD.

Condensed Statements of Operations

Three months ended September 30, 2003 and 2004

(Unaudited)

	2003	2004
Revenue	$1,047,768	$5,486,779
Operating expenses:
Service costs	322,721	443,552
General and administrative	15,900	753,670

Total operating expenses	338,621	1,197,222
Gain on sale of intangible assets, net	242,216	376,221

Income from operations	951,363	4,665,778
Other income (expense), net	4	1,861

Income before provision for income taxes	951,367	4,667,639
Income tax expense	85,942	442,491

Net income	$865,425	$4,225,148

See accompanying notes to condensed financial statements.

NAME DEVELOPMENT LTD.

Condensed Statement of Stockholder's Equity (Deficit)

(Unaudited)

	Common stock		Retained earnings (accumulated deficit)	Total stockholder's equity (deficit)
	Shares	Amount
Balances at June 30, 2004	50,000	$50,000	$5,285,036	$5,335,036
Cash dividend distribution to stockholder			(3,500,000)	(3,500,000)
Issuance of Class A common stock	1	1		1
Issuance of Class B common stock	1	1		1
Cancellation of common stock	(50,000)	(50,000)		(50,000)
Deemed dividend of redemption value of Class C redeemable preferred stock			(177,586,966)	(177,586,966)
Net income			4,225,148	4,225,148

Balances at September 30, 2004	2	$2	$(171,576,782)	$(171,576,780)

See accompanying notes to condensed financial statements.

NAME DEVELOPMENT LTD.

Condensed Statements of Cash Flows

Three months ended September 30, 2003 and 2004

(Unaudited)

	2003	2004
Cash flows from operating activities:
Net income	$865,425	$4,225,148
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of intangible assets	(240,281)	(376,221)
Amortization of intangible assets	145,878	221,488
Impairment loss of intangible assets	58,938	25,274
Changes in operating assets and liabilities:
Trade accounts receivable and other receivables	200,115	(240,329)
Prepaid expenses, other current assets and security deposits	104,289	89,541
Accounts payable	(13,603)	88
Other accounts payable	334,341	—
Accrued expenses, including related party	42,022	381,147
Income taxes	85,942	442,491

Net cash provided by operating activities	1,583,066	4,768,627

Cash flows from investing activities:
Proceeds from the sale of intangible assets	294,911	539,272
Purchase of intangible assets	(306,281)	(165,624)

Net cash provided by (used in) investing activities	(11,370)	373,648

Cash flows from financing activities:
Dividends paid to stockholder	(850,000)	(3,500,000)

Net cash used in financing activities	(850,000)	(3,500,000)

Net increase in cash	721,696	1,642,275
Cash at beginning of period	1,399,452	4,269,497

Cash at end of period	$2,121,148	$5,911,772

Supplemental disclosure of non-cash investing and financing activities:
Issuance of Class C Preferred Stock	$—	$177,636,966

See accompanying notes to condensed financial statements.

NAME DEVELOPMENT LTD.

Notes to Condensed Financial Statements (Unaudited)

(1)	Description of Business and Basis of Presentation

Name Development Ltd. (Company or Name Development) based in the British Virgin Islands, was formed in July 2000. Name Development is principally involved in the field of direct navigation. Direct navigation is one of the methods that online consumers use to search for information, products or services online. Direct navigation is primarily characterized by online users directly accessing a Web site by typing descriptive keywords or keyword strings into the uniform resource locator, or URL, address box of an Internet browser and by accessing bookmarked pages. To a lesser extent, it can also include navigating through referring or partner traffic sources. Name Development owns and maintains a portfolio of Internet domains, or Web properties, that are reflective of online user search terms, descriptive keywords and keyword strings. The Company has entered into agreements with advertising service providers to monetize its online user traffic, generated through direct navigation means, with pay-per-click listings. As such, the Company is able to facilitate the introduction of online users searching for specific information with targeted advertiser results.

The accompanying unaudited condensed financial statements of Name Development have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for annual financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the quarter ended September 30, 2004 are not necessarily indicative of the results that may be expected for the year ending June 30, 2005 or for any other period. The balance sheet at June 30, 2004 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. These financial statements and notes should be read with the financial statements and notes thereto for the year ended June 30, 2004.

The Company’s functional currency is the U.S. dollar.

(2)	Significant Accounting Policies

The Company’s significant accounting policies are disclosed in the financial statements for the year ended June 30, 2004 that are included in this Registration statement. The Company’s significant accounting policies have not materially changed during the quarter ended September 30, 2004.

(3)	Concentrations

Primarily all of the Company’s cash at September, 2003 and 2004 was held in bank deposit accounts with Asia-Pacific and European financial institutions, respectively.

Trade accounts receivable are recorded at contractual revenue sharing amounts due primarily from North-American based advertising services partners and do not bear interest. Other receivables relate to the sale of domain name intangible assets and are recorded at the agreed sales price. The buyer generally deposits the sales proceeds with an escrow company or agent that closes the sale on behalf of the Company.

NAME DEVELOPMENT LTD.

Notes to Condensed Financial Statements (Unaudited)—(Continued)

The percentage of revenue earned from advertising service partners representing more than 10% of revenue is as follows:

	3-months ended September 30
	2003	2004
Advertising services partner A	99%	0%
Advertising services partner B	0%	100%

Accounts receivable from these advertising services partners are as follows:

	June 30, 2004	September 30, 2004
Advertising services partner A	$—	$—
Advertising services partner B	3,394,083	3,638,012

(4)	Related Party Transactions

In June 2002, the Company’s sole director appointed three corporate director companies as directors of the Company. These corporate director companies are affiliated with a trust company (Trust Company) that provides trust management services to the Company’s sole beneficial shareholder, a trust established for the purposes of holding the stock of the Company. These four directors exercise management and corporate oversight responsibilities. The Trust Company also provides certain administrative services to the Company. The Company paid the Trust Company compensation for administrative services of $3,000 and $145,000 in the three months ended September 30, 2003 and 2004, respectively.

On October 8, 2004, the existing directors resigned and the sole nominee shareholder appointed a sole director, who is an employee of the Trust Company, to direct and manage the Company’s corporate actions. Subsequent to this date, all corporate actions were approved by the sole director.

The Company has engaged a consultant to provide technical services related to the e-commerce activities of the Company. The consultant is one of the parties with a beneficial interest in the trust that holds the stock of the Company. The Company has accrued consulting expenses of approximately $30,000 and $45,000 in the periods ended September 30, 2003 and 2004, respectively, pursuant to agreements that were memorialized in 2004. As of September 30, 2004, $255,000 is recorded as an accrued liability to the consultant, which is included as accrued expenses on the balance sheet.

(5)	Intangible Assets

Intangible assets consist of the following:

	June 30, 2004	September 30, 2004
Internet domain names	$2,720,169	$2,837,167
Less accumulated amortization	1,125,658	1,309,419

Intangible assets, net	$1,594,511	$1,527,748

Amortization expense incurred by the Company was approximately $146,000 and $222,000 for the three months ended September 30, 2003 and 2004, respectively, and has been recorded in service costs in the statements of operations.

NAME DEVELOPMENT LTD.

Notes to Condensed Financial Statements (Unaudited)—(Continued)

(6)	Redeemable Preferred Stock and Stockholder’s Equity

On September 28, 2004 the Company completed a share recapitalization, which established three classes of stock; (a) 100 voting, non-participating Class A Common shares were authorized, (b) 100 non-voting, participating Class B Common shares were authorized, and (c) 300,000,000 voting, non-participating, redeemable Class C Preferred shares were authorized. The sole stockholder of the Company exchanged all 50,000 common shares outstanding for 177,636,966 Class C Preferred shares and separately subscribed for one share of Class A Common stock and one share of Class B Common stock.

The Class C Preferred shares are redeemable at the option of the Company or the holder at any time for $1.00 per Class C Preferred share and the holder is entitled to one vote per each Class C Preferred share held. The redemption value of the Class C Preferred shares at the date of the recapitalization was $177.6 million.

As of September 30, 2003, the Company’s authorized and outstanding capital was made up of 50,000 shares of common stock, with one vote per share, which were held by a single stockholder.

During the three-month periods ended September 30, 2003 and 2004, there were four directors appointed by the sole nominee stockholder. Corporate actions were approved by a majority of the duly appointed directors.

On October 8, 2004, the sole nominee stockholder appointed a sole director, who is an employee of the Trust Company referred to in note (4), to direct and manage the Company’s corporate actions. Subsequent to this date, all corporate actions must be approved by the sole director.

(7)	Subsequent Event

In November 19, 2004, Marchex, Inc. (Marchex) and the Company entered into a definitive agreement for Marchex to purchase certain identified assets of the Company for $164.2 million. The agreement provides for consideration consisting of $155.2 million in cash and approximately $9 million in shares of Class B common stock of Marchex. Marchex expects to acquire all the operating assets of the business, excluding cash, accounts receivable and the Company’s name. The consummation of the transaction is subject to Marchex’s completion of a financing.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Enhance Interactive Acquisition

On February 28, 2003, Marchex, Inc. (“Company”) acquired 100% of the outstanding stock of eFamily.com, Inc. and its wholly-owned subsidiary, ah-ha.com, Inc. ah-ha.com, Inc., based in Provo, Utah was renamed Enhance Interactive, Inc. in December 2003. The aggregate net cash consideration including acquisition costs to acquire Enhance Interactive was approximately $13.3 million. The $13.3 million purchase price excludes earnings-based contingent payments that depend on Enhance Interactive’s achievement of pre-tax minimum income before tax thresholds in calendar years 2003 and 2004. The payment of the earnings-based amounts is based on the formula of 69.44% of Enhance Interactive’s income before taxes for calendar years 2003 and 2004 up to an aggregate maximum payout cap of $12.5 million (“earn-out consideration”). In the event income before taxes, excluding stock-based compensation and amortization of intangible assets related to the acquisition (“earnings before taxes”), does not exceed $3.5 million for the calendar years 2003 and 2004, then no amount shall be payable for the related period. These contingent payments, if made, will be accounted for as additional goodwill. For the calendar year 2003, additional goodwill of approximately $3,243,000 was recorded for the earn-out consideration.

Additionally, if the minimum $3.5 million thresholds above are achieved, a payment of 5.56% of Enhance Interactive’s income before taxes for calendar years 2003 and 2004, up to an aggregate maximum of $1 million will be paid to certain then current employees of Enhance Interactive (“acquisition-related retention consideration”). These amounts will be accounted for as compensation expense. The threshold determination is calculated separately for each of the calendar years 2003 and 2004. For the calendar year 2003, approximately $283,000 was recorded for the acquisition-related retention consideration including employer payroll-related taxes. The amount of the total consideration to be paid to the former shareholders of Enhance Interactive was determined by an arms-length negotiation between the parties. As part of the purchase price and conditioned upon their employment subsequent to the acquisition, the Company agreed to issue 1,250,000 options to purchase Class B common shares at an exercise price of $0.75 per share to employees of Enhance Interactive. Of these options, 416,667 shares were vested upon issuance. The remaining 833,333 shares vest in one-third increments at the end of each year over a three year period. The contingent payments will be recorded as an expense in the period during which they would be earned.

The Company’s purchase method of accounting for its acquisition of Enhance Interactive resulted in all assets and liabilities being recorded at their estimated fair values on the acquisition date. For the period from February 28, 2003 through December 31, 2003, all goodwill, identifiable intangible assets and liabilities resulting, exclusive of any calendar year 2004 contingent consideration, from the Enhance Interactive acquisition have been recorded in the consolidated financial statements of the Company. The statement of operations reflecting Enhance Interactive’s results have been labeled as the “Predecessor” for the period from January 1 through February 28, 2003. The Company, including the results of Enhance Interactive since the date of acquisition, is labeled as the “Successor” in the accompanying unaudited Pro Forma condensed financial statements.

TrafficLeader Acquisition

On October 24, 2003, the Company acquired 100% of the outstanding stock of TrafficLeader, a Eugene, Oregon based company, for approximately $3.2 million in cash and acquisition costs, net of cash acquired.

Additionally, the Company issued 425,000 shares of Class B common stock subject to a separate redemption right. In the event the Company had not completed a firm commitment initial public offering with gross proceeds of at least $20 million prior to October 24, 2005, the former shareholders of TrafficLeader could have redeemed 425,000 shares of our Class B common stock for $8 per share (an aggregate redemption amount of $3.4 million) upon the affirmative vote of the holders of 75% of such shares. The shares were valued at $6.75 per share and the associated redemption right was recorded as a liability, until such time as the redemption right expired or the shares are redeemed. Based on the terms of the redemption right, the redemption right was marked to market at each reporting period until such time as the redemption right expired or the shares are redeemed. This redemption right terminated with the closing of the Company’s initial public offering on April 5, 2004.

The Company also issued 137,500 shares of restricted Class B common stock that were valued at $6.75 per share. The shares were issued to employees and vest over a period of three years, with the first 16.67% vesting after six months and each additional 16.67% vest each successive 6-month period over the next two and a half years. Of those restricted shares, 29,068 non-forfeitable shares valued at approximately $196,000 are included as part of the purchase consideration. The remaining 108,432 shares were issued to employees of TrafficLeader for future services. The 108,432 shares were valued at approximately $732,000 and are being recorded as compensation expense over the associated employment period in which the shares vest. The purchase price excludes revenue-based contingent payments that depend on TrafficLeader’s achievement of revenue thresholds. For each dollar of TrafficLeader revenue in calendar year 2004 in excess of $15 million, the Company will pay 10% in the form of a revenue-based payment to the former shareholders up to a maximum $1 million. These contingent payments, if made, will be accounted for as additional goodwill. For the period from October 24, 2003 through September 30, 2004, all goodwill, identifiable intangible assets and resulting liabilities, exclusive of contingent consideration, from the TrafficLeader acquisition has been recorded in the consolidated financial statements of the Company.

goClick Acquisition

On July 27, 2004, the Company acquired 100% of the outstanding stock of goClick.com, Inc., a Norwalk, Connecticut-based company. The purchase price consideration consisted of cash and acquisition costs of approximately $7.5 million, net of cash acquired and 433,541 shares of Class B common stock. The shares of Class B common stock were valued at $9.55 per share (for accounting purposes) for an aggregate amount of $4.14 million.

For the period from July 27, 2004 through September 30, 2004, all goodwill, identifiable intangible assets and resulting liabilities, from the goClick acquisition have been recorded in the consolidated financial statements of the Company. The estimated fair values of assets acquired and liabilities assumed are based upon preliminary estimates and may not be indicative of the final allocation of the purchase price consideration.

Pending Name Development Asset Acquisition

On November 19, 2004, the Company entered into an agreement to acquire certain assets of Name Development Ltd., or Name Development. The aggregate consideration to be paid under the asset purchase agreement is an amount of cash equal to $155.2 million and the number of shares of the Company’s Class B common stock obtained by dividing $9.0 million by the average of the last quoted sale price for shares of the Company’s Class B common stock on the Nasdaq National Market for the ten trading days immediately prior to closing.

The asset purchase agreement contains customary representations and warranties and requires Name Development’s sole stockholder to indemnify us for various liabilities arising under the agreement, subject to various limitations and conditions. At the closing, we will deposit for the benefit of the sole stockholder into escrow for a period of eighteen months from the closing an amount of cash equal to $24.6 million to secure the sole stockholder’s indemnification and other obligations under the asset purchase agreement.

The asset acquisition is contingent on customary closing conditions, including the closing by us of financing sufficient to consummate such acquisition. Additionally if the closing does not occur on or before June 30, 2005, we will be required to pay Name Development a termination fee of $1.5 million through a combination of cash and equity. We have also agreed to file a registration statement to register the shares of Class B common stock issued as the equity consideration thereunder or any shares of Class B common stock issued in connection with payment of the termination fee for resale on Form S-3 once the Company becomes eligible to file such a registration statement with the SEC.

The estimated fair values of assets to be acquired are based upon preliminary estimates and may not be indicative of the final allocation of the purchase price consideration.

Pro Forma Financial Information

The following unaudited pro forma condensed consolidated balance sheet as of September 30, 2004 gives effect to the Name Development asset acquisition and the offerings as if they had all occurred on September 30, 2004. The unaudited pro forma condensed consolidated balance sheet is based upon historical balances of the Company and Name Development as of September 30, 2004.

The following unaudited pro forma condensed consolidated statements of operations for the year-ended December 31, 2003 and the nine months ended September 30, 2004 give effect to the Company’s acquisition of the Predecessor, the acquisition of TrafficLeader, the acquisition of goClick, the Name Development asset acquisition and the offerings as if they had all occurred on January 1, 2003.

The unaudited pro forma condensed consolidated statements of operations for the period ended December 31, 2003 are based upon the historical results of operations of the Company for the period from January 17, 2003 (inception) through December 31, 2003, the Predecessor for the period from January 1 through February 28, 2003, TrafficLeader for the period ended October 23, 2003 and goClick and Name Development for the year ended December 31, 2003. The unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2004 are based upon the historical results of operations for the Company for the nine months ended September 30, 2004, for goClick for the period of January 1, 2004 through July 26, 2004 and for Name Development for the nine months ended September 30, 2004. The unaudited pro forma condensed consolidated statements of operations and the accompanying notes should be read in conjunction with the historical financial statements and notes thereto of the Company, the Predecessor, TrafficLeader, goClick and Name Development. In addition, for purposes of the following tables we have assumed an offering of only that number of shares of Class B common stock as necessary to consummate the Name Development asset acquisition.

The unaudited pro forma condensed consolidated financial information is intended for illustrative purposes only and is not necessarily indicative of the combined results that would have occurred had the acquisitions taken place on January 1, 2003, nor is it necessarily indicative of results that may occur in the future.

In addition, the completion of the Class B common stock offering is not contingent upon the completion of the preferred stock offering. In the event we elect not to consummate the preferred stock offering, we will increase the size of the Class B common stock offering accordingly, which is not given effect in the following tables.

MARCHEX, INC.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of September 30, 2004

	Marchex, Inc. (as reported)	Pending Name Development Asset Acquisition	Pro Forma Adjustments		Pro Forma Subtotal	Pending Offering Pro Forma Adjustments		Pro Forma Combined
Assets
Current Assets:
Cash and cash equivalents	$24,772,316	$5,911,772	$(5,911,772	)(b)	$24,772,316	$155,150,000	(s)	$24,772,316
			(155,150,000	)(a)	(155,150,000)
Accounts receivable, net	2,301,249	3,638,012	(3,638,012	)(b)	2,301,249			2,301,249
Other receivables	—	97,837	(97,837	)(b)	—			—
Prepaid expenses	357,871	181,317	(181,317	)(b)	357,871			357,871
Income tax receivable	17,727	—			17,727			17,727
Deferred tax assets	513,404	—	—		513,404			513,404
Other current assets	46,202	150,954	(35,000	)(b)	162,156			162,156

Total current assets	28,008,769	9,979,892	(165,013,938)		(127,025,277)	155,150,000		28,124,723

Property and equipment, net	1,279,962				1,279,962			1,279,962
Other assets	61,465	27,000	(27,000	)(b)	61,465			61,465
Goodwill	26,666,058		109,004,046	(a)	135,670,104			135,670,104
Other intangible assets, net	6,487,815	1,527,748	(1,527,748	)(b)	61,987,815			61,987,815
			55,500,000	(a)				—

	34,495,300	1,554,748	162,949,298		198,999,346	—		198,999,346

Total Assets	$62,504,069	$11,534,640	$(2,064,640)		$71,974,069	$155,150,000		$227,124,069

Liabilities and Stockholders’ Equity (Deficit)

Current Liabilities:
Accounts payable	$3,868,745	$21,300	$(21,300	)(b)	$3,868,745			$3,868,745
Accrued payroll and benefits	278,209				278,209			278,209
Accrued expenses, taxes and other current liabilities	930,283	5,453,154	(5,453,154	)(b)	1,400,283			1,400,283
			470,000	(a)
Accrued facility relocation	59,498				59,498			59,498
Deferred revenue	1,755,738				1,755,738			1,755,738
Earn-out liability payable	377,547				377,547			377,547

Total current liabilities	7,270,020	5,474,454	(5,004,454)		7,740,020	—		7,740,020

Deferred tax liabilities	658,043				658,043			658,043
Deferred revenue	23,617				23,617			23,617
Accrued facility relocation	50,578				50,578			50,578
Other non-current liabilities	38,183		—		38,183			38,183

Total Liabilities	8,040,441	5,474,454	(5,004,154)		8,510,441	—		8,510,441
Class C redeemable preferred stock	—	177,636,966	(177,636,966	)(b)	—			—

Stockholders’ equity:
Common stock		—	—		—			—
Class B Convertible Preferred Stock			—		—	48,250,000	(s)	48,250,000
Class A common stock	122,500	1	(1	)(b)	122,500			122,500
Class B common stock	134,216	1	4,392	(a)	138,608	55,380	(s)	193,988
			(1	)(b)				—
Additional paid-in capital	60,146,934		8,995,608	(a)	69,142,542	106,844,620	(s)	175,987,162
Deferred stock-based compensation	(690,937)				(690,937)			(690,937)
Accumulated earnings (deficit)	(5,249,085)	(171,576,782)	171,576,782	(b)	(5,249,085)			(5,249,085)

Total stockholders’ equity	54,463,628	(171,576,780)	180,576,780		63,463,628	155,150,000		218,613,628
Total Liabilities and Stockholders’ Equity	$62,504,069	$11,534,640	$(2,064,640)		$71,974,069	$155,150,000		$227,124,069

See notes to unaudited pro forma condensed consolidated financial statements

MARCHEX, INC.

Unaudited Pro Forma Condensed Consolidated Statements of Operations

For the year ended December 31, 2003

	Predecessor	Successor	TrafficLeader, Inc. Period from January 1, to October 23, 2003	Pro Forma Adjustments		Pro Forma Marchex and Traffic Leader Acquisition	goClick	Pro Forma Adjustments		Pro Forma Marchex, Traffic Leader and goClick Acquisitions	Pending Name Development Asset Acquisition	Pro Forma Adjustments		Pro Forma Marchex, Traffic Leader, goClick, and Pending Asset Acquisition	Pro Forma Offering		Pro Forma Marchex Prior and Pending Acquisitions and Pro Forma Offering
	Period from January 1 to February 28, 2003	Period from January 17, (inception) to December 31, 2003
Revenue	$3,071,055	$19,892,158	$4,388,753			$27,351,966	$3,409,855	$(104,426	)(l)	$30,657,395	$4,336,121			$34,993,516			$34,993,516
Expenses:
Service costs(1)	1,732,813	11,292,070	3,372,050			16,396,933	2,235,913	(104,426	)(l)	18,528,420	1,238,536	(335,083	)(o)	19,431,873			19,431,873
Sales and marketing(1)	365,043	2,460,683	374,293			3,200,019	141,559			3,341,578				3,341,578			3,341,578
Product development(1)	144,479	1,291,422	140,647			1,576,548	37,259			1,613,807				1,613,807			1,613,807
General and administrative(1)	234,667	2,743,919	343,369			3,321,955	82,350			3,404,305	72,642			3,476,947			3,476,947
Acquisition-related retention consideration(2)		283,269	—			283,269				283,269				283,269			283,269
Stock-based compensation(3)	38,981	2,125,110	9,968	362,999	(i)	2,659,280				2,659,280				2,659,280			2,659,280
				122,222	(e)									—			—
Amortization of intangible assets(4)	—	3,023,408	—	579,500	(c)	4,133,308		2,053,333	(m)	6,186,641		14,588,333	(o)	20,774,974			20,774,974
	—		—	530,400	(g)									—			—

Total operating expenses	2,515,983	23,219,881	4,240,327	1,595,121		31,571,312	2,497,081	1,948,907		36,017,300	1,311,178	14,253,250		51,581,728	—		51,581,728
Gain on sale of intangible assets, net	—	—	—	—		—	—	—		—	965,297			965,297			965,297

Income (loss) from operations	555,072	(3,327,723)	148,426	(1,595,121)		(4,219,346)	912,774	(2,053,333)		(5,359,905)	3,990,240	(14,253,250)		(15,622,915)	—		(15,622,915)
Other income (expense)
Interest income	1,529	45,874	663			48,066	5,923			53,989				53,989			53,989
Interest expense						—				—				—			—
Adjustment to fair value of redemption obligation		25,500	—			25,500				25,500				25,500			25,500
other	—	2,685	(793)	—		1,892		—		1,892	(11,233)	—		(9,341)			(9,341)

Total other income	1,529	74,059	(130)	—		75,458	5,923	—		81,381	(11,233)	—		70,148	—		70,148
Income (loss) before provision for income taxes	556,601	(3,253,664)	148,296	(1,595,121)		(4,143,888)	918,697	(2,053,333)		(5,278,524)	3,979,007	(14,253,250)		(15,552,767)	—		(15,552,767)
Income tax expense (benefit)	224,082	(1,084,312)	—	(216,200	)(d)	(1,263,526)				(1,705,580)	441,588	(4,345,800	)(p)	(5,609,792)			(5,609,792)
				(203,408	)(h)			(442,054	)(n)
				61,323	(j)
				(45,011	)(f)

Net income (loss)	332,519	(2,169,352)	148,296	(1,191,825)		(2,880,362)	918,697	(1,611,279)		(3,572,944)	3,537,419	(9,907,450)		(9,942,975)	—		(9,942,975)
Accrual of convertible preferred stock dividends	—	—	—	—		—	—	—		—	—	—		—	2,500,000		2,500,000
Accretion of redemption value of redeemable convertible preferred stock	—	1,318,885	—	—		1,318,885	—	—		1,318,885	—	—		1,318,885	—		1,318,885

Net income (loss) applicable to common stockholders	$332,519	$(3,488,237)	$148,296	$(1,191,825)		$(4,199,247)	$918,697	$(1,611,279)		$(4,891,829)	$3,537,419	$(9,907,450)		$(11,261,860)	$(2,500,000)		$(13,761,860)

Basic and diluted net income (loss) per share applicable to common stockholders		$(0.26)				$(0.31)				$(0.35)				$(0.78)			$(0.69)
Shares used to calculate basic and diluted net income (loss) per share		13,259,747		374,384	(q)	13,634,131		433,541	(q)	14,067,672		439,239		14,506,911	5,538,003		20,044,914
Adjusted pro forma basic and diluted net income (loss) per share applicable to common stockholders		$(0.26)				$(0.22)				$(0.25)				$(0.56)			$(0.53)
Shares used to calculate adjusted pro forma basic and diluted net income (loss) per share		13,259,747		374,384	(q)	19,385,477		433,541	(q)	19,819,018		439,239		20,258,257	5,538,003	(q)	25,796,260
				5,751,346	(q)

(1) Excludes acquisition-related retention consideration, stock-based compensation and amortization of intangibles
(2) Components of acquisition-related consideration
Service costs	—	33,723	—	—		33,723				33,723				33,723			33,723
Sales and marketing	—	96,262	—	—		96,262				96,262				96,262			96,262
Product development	—	104,233	—	—		104,233				104,233				104,233			104,233
General and administrative	—	49,051	—	—		49,051				49,051				49,051			49,051
(3) Components of stock-based compensation
Service costs	190	9,776	3,219	3,300		16,485				16,485				16,485			16,485
Sales and marketing	715	421,871	3,156	21,755		447,497				447,497				447,497			447,497
Product development	37,710	241,080	3,166	8,189		290,145				290,145				290,145			290,145
General and administrative	366	1,452,383	427	451,977		1,905,153				1,905,153				1,905,153			1,905,153
(4) Components of amortization of intangible assets
Service costs	—	2,216,957	—	716,352		2,933,309		1,353,333		4,286,642		11,788,333		16,074,975			16,074,975
Sales and marketing	—	348,118	—	301,882		650,000		250,000		900,000		—		900,000			900,000
Product development	—	—	—	—		—		—		—		—		—			—
General and administrative	—	458,333	—	91,666		549,999		450,000		999,999		2,800,000		3,799,999			3,799,999

See notes to unaudited pro forma condensed consolidated financial statements

MARCHEX, INC.

Unaudited Pro Forma Condensed Consolidated Statements of Operations

For the nine months ended September 30, 2004

	Marchex, Inc.	goClick Period from January 1, 2004 to July 26, 2004	Pro Forma Adjustments		Pro Forma Marchex and goClick Acquisition	Pending Name Development Asset Acquisition	Pro Forma Adjustments		Pro Forma Marchex, goClick and Pending Asset Acquisition	Pro Forma Offering	Pro Forma Marchex and 2004 Actual and Pending Acquisitions and Pro Forma Offering
Revenue	$28,682,924	$3,769,347	$(17,818	)(l)	$32,434,453	$15,456,114			$47,890,567		$47,890,567
Expenses:
Service costs(1)	18,142,886	2,347,988	(17,818	)(l)	20,473,056	1,242,744	(529,428	)(o)	21,186,372		21,186,372
Sales and marketing(1)	3,196,996	20,453			3,217,449				3,217,449		3,217,449
Product development(1)	1,636,321	96,742			1,733,063				1,733,063		1,733,063
General and administrative(1)	2,613,932	32,508			2,646,440	793,395			3,439,835		3,439,835
Acquisition-related retention consideration(2)	374,858	—			374,858				374,858		374,858
Facility relocation	199,960	—			199,960				199,960		199,960
Stock-based compensation(3)	721,403	—			721,403				721,403		721,403
Amortization of intangible assets(4)			(225,000	)(g)
	3,473,976	—	345,175	(m)	3,594,151		10,866,250	(o)	14,460,401		14,460,401

Total operating expenses	30,360,332	2,497,691	102,357		32,960,380	2,036,139	10,336,822		45,333,341	—	45,333,341
Gain on sale of intangible assets, net	—	—	—		—	1,507,498	—		1,507,498		1,507,498

Income (loss) from operations	(1,677,408)	1,271,656	(120,175)		(525,927)	14,927,473	(10,336,822)		4,064,724	—	4,064,724
Other income (expense)
Interest income	163,808	5,496			169,304				169,304		169,304
Interest expense	(3,728)				(3,728)				(3,728)		(3,728)
Adjustment to fair value of redemption obligation	55,250				55,250				55,250		55,250
Other	3,644				3,644	2,408			6,052		6,052

Total other income	218,974	5,496	—		224,470	2,408	—		226,878	—	226,878
Income (loss) before provision for income taxes	(1,458,434)	1,277,152	(120,175)		(301,457)	14,929,881	(10,336,822)		4,291,602	—	4,291,602
Income tax expense (benefit)			86,288	(h)
	(118,016)	—	363,005	(n)	331,277	1,387,434	357,928	(o)	2,076,639		2,076,639

Net income (loss)	(1,340,418)	1,277,152	(569,468)		(632,734)	13,542,447	(10,694,750)		2,214,963	—	2,214,963
Accrual of convertible preferred stock dividends	—	—	—		—	—	—		—	1,875,000	1,875,000
Accretion of redemption value of redeemable convertible preferred stock	420,430	—	—		420,430	—	—		420,430	—	420,430

Net income (loss) applicable to common stockholders	$(1,760,848)	$1,277,152	$(569,468)		$(1,053,164)	$13,542,447	$(10,694,750)		$1,794,533	$(1,875,000)	$(80,467)

Basic and diluted net income (loss) per share applicable to common stockholders	$(0.08)				$(0.05)				$0.08		$(0.00)
Shares used to calculate basic and diluted net income (loss) per share	20,971,993		31,600	(q)	21,332,322		439,239		21,771,561	5,538,003	27,309,564
			328,729	(q)
Adjusted pro forma basic and diluted net income (loss) per share applicable to common stockholders	$(0.08)				$(0.04)				$0.07		$(0.00)
Shares used to calculate adjusted pro forma basic and diluted net income (loss) per share	20,971,993		31,600	(q)	23,672,197		439,239		24,111,436	5,538,003	29,649,439
			328,729	(q)
			2,339,875	(q)
(1)Excludes acquisition-related retention consideration, stock-based compensation and amortization of intangibles
(2)Components of acquisition-related consideration
Service costs	44,608		—		44,608		—		44,608		44,608
Sales and marketing	127,427		—		127,427		—		127,427		127,427
Product development	137,948		—		137,948		—		137,948		137,948
General and administrative	64,875		—		64,875		—		64,875		64,875
(3)Components of stock-based compensation
Service costs	8,550		—		8,550		—		8,550		8,550
Sales and marketing	124,161		—		124,161		—		124,161		124,161
Product development	47,230		—		47,230		—		47,230		47,230
General and administrative	541,462		—		541,462		—		541,462		541,462
(4)Components of amortization of intangible assets
Service costs	2,447,901		(53,747)		2,394,154		8,766,250		11,160,404		11,160,404
Sales and marketing	532,527		(82,530)		449,997		—		449,997		449,997
Product development	—		—		—		—		—		—
General and administrative	493,548		256,452		750,000		2,100,000		2,850,000		2,850,000

See notes to unaudited pro forma condensed consolidated financial statements

Notes To Unaudited Pro Forma Condensed Consolidated Financial Statements

Pro Forma Adjustments

The following adjustments were applied to the historical financial statements of the Company, the Predecessor, TrafficLeader, goClick and Name Development to arrive at the unaudited pro forma condensed consolidated financial information:

Pro Forma Adjustments for Name Development

(a) The purchase price adjustments reflect cash and direct acquisition costs of approximately $155.2 million to the Name Development asset acquisition. Additionally, the Company will issue shares of Class B common stock determined by dividing $9.0 million by the average of the last quoted price for Company Class B common stock on Nasdaq National Market for the ten trading days immediately prior to closing.

We expect to account for the Name Development asset acquisition as a business combination. For purposes of the pro forma financial information a summary of the purchase price consideration for the acquisition is as follows:

Cash	$155,150,000
Stock issued	9,000,000
Direct acquisition costs	470,000

Total	$164,620,000

The following represents the allocation of the purchase price to the acquired assets of Name Development. The allocation is based upon Name Development’s assets and liabilities as of September 30, 2004.

Other current assets	$115,954
Goodwill	109,004,046
Identifiable intangible assets	55,500,000

Total	$164,620,000

Goodwill represents the excess of the purchase price over the fair value of tangible and identifiable intangible assets. The unaudited pro forma condensed consolidated statements of operations do not reflect the amortization of goodwill acquired consistent with the guidance in the Financial Accounting Standards Board (FASB), Statement No. 142, Goodwill and Other Intangible Assets.

(b) Represents the elimination of the historical assets, liabilities and stockholders’ equity not acquired or assumed as part of the Name Development asset acquisition.

Pro Forma Adjustments for Enhance Interactive.

(c) Represents the amortization of identifiable intangible assets associated with the Company’s acquisition of the Predecessor, which are amortized over their useful lives ranging from 24 to 42 months, amortization of $3.5 million in the first twelve months, following the acquisition. The Company, for the period from January 17, 2003 (inception) to December 31, 2003, recorded approximately $2.9 million of amortization related to the above-noted identifiable intangible assets.

(d) Represents the deferred income tax benefit associated with the amortization of intangibles in connection with the Company’s acquisition of the Predecessor.

(e) Represents stock-based compensation charges associated with options issued to employees of Enhance Interactive. As part of the Enhance Interactive acquisition agreement, the Company agreed to issue an aggregate

Notes to Unaudited Pro Forma Condensed

Consolidated Financial Statements—(Continued)

of 1,250,000 options to purchase Class B common shares at an exercise price of $0.75 per share to employees of Enhance Interactive. Upon issuance, 416,667 of these options were vested. The remaining 833,333 shares vest in one-third increments at the end of each year over a three year period.

The intrinsic value associated with the initial grant of the 1,250,000 options totaled $1,800,000. Compensation totaling $600,000 was recognized for the 416,667 options that vested upon issuance. For the 833,333 remaining options, the Company is recognizing stock-based compensation expense over the associated employment period in which these shares vest which results in $733,333 in amortization for the first twelve months following the acquisition. For the period from January 17 (inception) to December 31, 2003, the Company recorded approximately $1,211,000 relating to the above-noted options, excluding the variable accounting charges noted below.

125,000 of the 416,667 vested options were held in escrow as security for the indemnification obligations under the acquisition agreement and were subject to forfeiture. These options were accounted for by the Company as variable awards because they were subject to forfeiture until the expiration of the escrow period on February 28, 2004. In accounting for variable awards, compensation cost is measured each period as the amount by which the then fair market value of the stock exceeds the exercise price. Changes, either increases or decreases in the fair value of those awards between the date of grant and the measurement date, result in a change in the measure of compensation for the award. Compensation costs recognized by the Company for the period from January 17, 2003 (inception) to December 31, 2003 for these 125,000 options were approximately $781,000. Of the $781,000, a total of $180,000 is included as part of the $600,000 compensation amount noted above that was recognized at the time of issuance. In periods prior to the acquisition of the Enhance Interactive, the Company and the Predecessor have not given effect in the pro forma statement of operations to the potential impact of the variable plan accounting because the effect is non-recurring.

The option grants were for post acquisition services and were not accounted for as part of the acquisition consideration.

(f) Represents the deferred income tax expense (benefit) associated with the recognition of stock-based compensation adjustments for options issued to employees of Enhance Interactive.

Pro Forma Adjustments for TrafficLeader

(g) Represents the amortization of identifiable intangible assets associated with the acquisition of TrafficLeader, which are amortized over their useful lives ranging from 12 to 36 months. Amortization totals $653,000 in the first twelve months and $918,000 in the first twenty one months following the acquisition. The Company, for the period of January 17, 2003 (inception) to December 31, 2003 and the nine months ended September 30, 2004, recorded approximately $123,000 and 490,000, respectively, of amortization related to the above-noted identifiable intangible assets.

(h) Represents the deferred income tax benefit associated with the amortization of intangibles in connection with the acquisition of TrafficLeader.

(i) Represents stock-based compensation charges associated with shares of restricted Class B common stock issued to employees of TrafficLeader valued at approximately $732,000 at the acquisition date. The Company is recognizing stock-based compensation expense for the value of these shares over the associated employment period in which these shares vest, which results in $476,000 in amortization in the first twelve months following the acquisition. The Company, for the period from January 17, 2003 (inception) to December 31, 2003, recorded approximately $112,000 relating to the above-noted restricted shares.

Notes to Unaudited Pro Forma Condensed

Consolidated Financial Statements—(Continued)

(j) Represents pro-forma income tax expense as though TrafficLeader was taxed as a C corporation for the periods presented. Prior to the Company’s acquisition, TrafficLeader was an S corporation, in which case shareholders were taxed on their respective portions of TrafficLeader’s taxable income.

(k) Based upon the terms of the redemption right of $8 per share on the 425,000 shares issued in the TrafficLeader acquisition, the obligation was reflected as a liability and was subject to variable plan accounting. The obligation was marked to market at each reporting date until such time as the redemption right expires or the shares were redeemed. No adjustment for possible changes in the value of the redemption right has been reflected in the accompanying pro forma statements. The redemption right expired upon the closing of the Company’s initial public offering on April 5, 2004.

Pro Forma Adjustments for goClick

(l) Represents the elimination of intercompany revenues and service costs between goClick and the Company.

(m) Represents the amortization of identifiable intangible assets associated with the Company’s acquisition of goClick, which are amortized over their useful lives ranging from 12 to 36 months. Amortization totals $2.1 million in the first twelve months and $2.8 million in the first twenty-one months following the acquisition. The Company, for the period of July 27, 2004 to September 30, 2004, recorded approximately $370,000 of amortization related to the above-noted intangible assets.

(n) Represents pro-forma income tax expense as though goClick was taxed as a C corporation for the periods presented using the federal and state statutory tax rates. Prior to Marchex’s acquisition, goClick was an S corporation, such that shareholders were taxed on their respective portions of goClick’s taxable income.

Pro Forma Adjustments for Name Development

(o) Represents the amortization of identifiable intangible assets associated with the Name Development asset acquisition, which are amortized over their useful lives ranging from 12 to 60 months, amortization of $14.6 million in the first twelve months and $25.5 million in the first twenty-one months following the acquisition. Name Development, for the year ended December 31, 2003 and for the nine months ended September 30, 2004, recorded approximately $335,000 and $529,000, respectively, of amortization included in service costs related to the above-noted intangible assets.

(p) Represents pro forma income tax expense (benefit) as though Name Development was taxed as a C corporation for the periods presented with an effective federal and state combined rate of 38%. Name Development is organized under the corporate laws of the British Virgin Islands and is not subject to income tax in the British Virgin Islands. Name Development had e-commerce activities in several other governmental jurisdictions and as such, had recognized a provision for taxes in these foreign jurisdictions. A 1% change in the effective federal and state combined rate would modify income tax expense (benefit) by ($103,000) for the twelve month period ended December 31, 2003 and $46,000 for the nine months ended September 30, 2004.

Notes to Unaudited Pro Forma Condensed

Consolidated Financial Statements—(Continued)

(q) The following is a reconciliation of shares used to compute historical basic and diluted net loss per share to historical pro forma basic and diluted net loss per share and to shares used to compute adjusted pro forma basic and diluted net loss per share for the combined twelve month period ended December 31, 2003 and the combined nine month period ended September 30, 2004. Potentially dilutive securities were not included in the computations because their effects would be anti-dilutive.

	Twelve month period ended December 31, 2003
	Pro Forma basic and diluted	Adjusted Pro Forma basic and diluted
Shares used to calculate Marchex Pro Forma net loss per share-actual	13,259,747	13,259,747
Weighted average shares assuming conversion of Series A redeemable convertible preferred stock at the original issuance date	—	5,751,346
TrafficLeader:
Pro forma shares issued in TrafficLeader acquisition subject to redemption right	341,954	341,954
Pro forma restricted shares issued in TrafficLeader acquisition	23,394	23,394
Weighted average restricted shares issued in TrafficLeader acquisition for services expected to vest during the period	9,036	9,036
Pro forma shares issued in goClick acquisition	433,541	433,541
Pro forma shares to be issued in the Name Development asset acquisition	439,239	439,239
Pro forma common shares to be issued in the proposed offering	5,538,003	5,538,003

Shares used to calculate pro forma and adjusted pro forma basic and diluted net loss per share	20,044,914	25,796,260

	Nine months ended September 30, 2004
	Pro Forma basic and diluted	Adjusted Pro Forma basic and diluted
Shares used to calculate Marchex Pro Forma net loss per share-actual	20,971,993	20,971,993
Weighted average shares assuming conversion of Series A redeemable convertible preferred stock at the original issuance date	—	2,339,875
TrafficLeader:
Pro forma shares issued in TrafficLeader acquisition subject to redemption right	—	—
Pro forma restricted shares issued in TrafficLeader asset acquisition	—	—
Weighted average restricted shares issued in TrafficLeader acquisition for services expected to vest during the period	31,600	31,600
Pro forma shares issued in goClick acquisition	328,729	328,729
Pro forma shares to be issued in the Name Development asset acquisition	439,239	439,239
Pro forma common shares to be issued in the proposed offering	5,538,003	5,538,003

Shares used to calculate pro forma and adjusted pro forma basic and diluted net loss per share	27,309,564	29,649,439

The Company’s initial public offering closed on April 5, 2004. Each of the 6,724,063 outstanding shares of the Company’s Series A redeemable convertible preferred stock automatically converted into 1 share of Class B common stock upon closing of the initial public offering.

Notes to Unaudited Pro Forma Condensed

Consolidated Financial Statements—(Continued)

The adjusted pro forma basic and diluted shares used to calculate net loss per share are calculated above as if the Series A redeemable convertible preferred stock had converted into shares of Class B common stock at the original issuance date.

The proposed acquisition of substantially all of the assets of Name Development includes the following consideration:

•	$155.2 million in cash; plus

•	$9.0 million in shares of Class B common stock based on the average of the last quoted sale price for shares of Class B common stock on the Nasdaq National Market for the 10 trading days immediately prior to the closing.

For purposes of calculating the shares used for pro forma and pro forma adjusted basic and diluted net loss per share we have assumed:

•	the shares of Class B common stock will be issued at an offering price of $20.49 per share, the last reported sale price of our Class B common stock on January 7, 2005;

•	5,538,003 shares of Class B common stock to be issued as part of this offering resulting in gross offering proceeds totaling $113.5 million;

•	preferred stock to be issued as part of this offering resulting in gross offering proceeds totaling $50.0 million. The shares of Class B common stock which could be issued upon the conversion of all shares of preferred stock have not been included as their effect would be anti-dilutive. Issuance costs for the offering were estimated at $8.3 million.

Assuming a 5% preferred stock dividend rate, for each $1.0 million change to the preferred stock offering, the annual dividends and income (loss) applicable to common shareholders would vary by $50,000 per year. Any modifications to the above offering assumptions could have a significant effect on the calculation of pro forma and pro forma adjusted basic and diluted net loss per share.

Pro Forma Adjustments for Offering

(r) Represents preferred stock dividends related to the proposed preferred stock financing associated with the offering. Based upon an estimated preferred stock offering of $50.0 million with an estimated 5% dividend rate, the accrual of the convertible preferred dividend for the twelve month period ended December 31, 2003 would be approximately $2.5 million. The accrual of the convertible preferred dividend for the nine months ended September 30, 2004 would be approximately $1.9 million. The financial impact of a 25 basis point fluctuation in the estimated dividend rate of 5% would result in a change in the accrual of the convertible preferred dividend of approximately $125,000 for the twelve month period ended December 31, 2003 and approximately $94,000 for the nine months ended September 30, 2004.

(s) Pro forma proceeds from the contemplated offering of $155.2 million, net of offering costs have been calculated based on $163.5 million of gross proceeds resulting from the issuance of 5,538,003 shares of Class B common stock at an estimated offering price of $20.49, the last reported sale price of our Class B common stock on January 7, 2005; and the issuance of $50.0 million of preferred stock and with offering costs of $8.3 million based on underwriting commissions and discounts of 5% and 3.5% of the gross proceeds from the Class B common stock and preferred stock offerings respectively and $900,000 of other offering costs.

In the event the contemplated financing is comprised solely of the issuance of shares of Class B common stock:

a) Pro forma proceeds from the contemplated offering would be $155.2 million, net of offering costs calculated based on $164.3 million of gross proceeds resulting from the issuance of 8,016,748 shares of Class B common

Notes to Unaudited Pro Forma Condensed

Consolidated Financial Statements—(Continued)

stock at an estimated offering price of $20.49 per share, the last reported sale price of our Class B common stock on January 7, 2005, with offering costs of $9.1 million based on underwriting commissions and discounts of 5% of the gross proceeds from the Class B common stock and $900,000 of other offering costs.

b) Pro forma information would be as follows:

	Twelve month period ended December 31, 2003	Nine months ended September 30, 2004
Pro forma net income (loss) applicable to common stockholders	$(11,261,860)	$1,794,533
Historical pro forma net income (loss) per share applicable to common stockholders
Basic	$(0.50)	$0.06
Diluted	$(0.50)	$0.06
Adjusted pro forma net income (loss) per share applicable to common stockholders
Basic	$(0.40)	$0.06
Diluted	$(0.40)	$0.05
Shares used to calculate historical pro forma net income (loss) per share applicable to common stockholders
Basic	22,523,659	29,788,309
Diluted	22,523,659	31,144,421
Shares used to calculate adjusted pro forma net income (loss) per share applicable to common stockholders
Basic	28,275,005	32,128,184
Diluted	28,275,005	33,484,296

Other information

The purchase price for Enhance Interactive (“Predecessor”) excludes earnings-based contingent payments that depend on Enhance Interactive’s achievement of minimum income before taxes excluding stock-based compensation and amortization of intangible assets related to the acquisition (“earnings before taxes”) thresholds in calendar years 2003 and 2004. The payment of the earn-out amounts is based on the formula of 69.44% of the Enhance Interactive’s earnings before taxes in calendar years 2003 and 2004 up to an aggregate maximum payout cap of $12.5 million. In the event earnings before taxes does not exceed $3.5 million for calendar year 2003 or 2004, then no amount shall be payable for the related period. Any amounts will be accounted for as additional goodwill. For calendar year 2003, additional goodwill of $3,243,000 was recorded for the earn-out consideration.

In addition, if the individual $3.5 million thresholds above are achieved, a payment of 5.56% of Enhance Interactive’s earnings before taxes for calendar years 2003 and 2004, up to an aggregate maximum of $1 million will be paid to certain current employees of Enhance Interactive (acquisition retention consideration). These amounts will be accounted for as compensation. The threshold determination is calculated separately for each of calendar years 2003 and 2004. For calendar year 2003, $283,000 was recorded for the acquisition-related retention consideration.

The purchase price for TrafficLeader excludes revenue-based contingent earn-out payments that depend on TrafficLeader’s achievement of revenue thresholds. For each dollar of TrafficLeader revenue in calendar 2004 in excess of $15 million, the Company, at the end of 2004, will pay 10% in the form of an earn-out based payment to the former TrafficLeader shareholders up to a maximum $1 million. Any amounts paid under this provision will be accounted for as additional goodwill.

Notes to Unaudited Pro Forma Condensed

Consolidated Financial Statements—(Continued)

In the event there is a change in control of the Company or of TrafficLeader, or the termination without cause or resignation for good reason of both of TrafficLeader’s Chief Executive Officer and Chief Technology Officer on or prior to December 31, 2004, the Company will be obligated to pay the full amount of the $1 million performance-based contingent payment; if awarded, the payment would be recorded as compensation.

The terms of the preferred stock being offered contain an exchange right, at the Company’s option, to convert the preferred stock into a convertible debenture. This embedded derivative would be reflected as an asset and is subject to variable accounting. The right will be marked to market at each reporting date until such time as the right is exercised or expires. Based on a variety of factors including the assessed probability of exercise, no value has been ascribed to this right. No adjustment for possible changes in the value of the redemption right has been reflected in the accompanying pro forma statements.

The estimated amortization relating to intangible assets acquired and proposed to be acquired as part of the acquisitions of Enhance Interactive, TrafficLeader, goClick and the proposed Name Development asset acquisition for the period of October 1 to December 31, 2004 and the next 4 years are as follows:

	Period of October 1 to December 31, 2004	2005	2006	2007	2008 and thereafter	Total
Enhance Interactive	$869,000	$1,943,000	$83,000	$—	$—	$2,895,000
TrafficLeader	107,000	353,000	227,000	—	—	687,000
goClick	513,000	1,580,000	652,000	144,000		2,889,000
Name Development	3,647,000	14,563,000	13,788,000	11,455,000	12,047,000	55,500,000

	$5,136,000	$18,439,000	$14,750,000	$11,599,000	$12,047,000	$61,971,000

On February 3, 2005 we announced that in connection with the closing of the Name Development asset acquisition we intend to enter into (i) a new master agreement with Overture with respect to our direct navigation business, and (ii) a license agreement with Overture with respect to certain of Overture’s patents, including but not limited to U.S. Patent No. 6,269,361, pursuant to which we will pay $4.5 million, in an upfront payment (and an additional $674,000 in certain circumstances) and a contingent royalty based on a discounted rate of 3% (3.75% under certain circumstances) of certain of our gross revenues payable on a quarterly basis through December 2016. We have not yet determined the accounting treatment of such payment obligations, including whether all or a portion of such amounts will be recorded as an expense or as a reduction of revenue or to the extent, if any, of the amounts that would be capitalized and no pro forma adjustments have been made on account thereof.

[C]

7,000,000 Shares

MARCHEX, INC.

Class B Common Stock

PROSPECTUS

Piper Jaffray

RBC Capital Markets

Thomas Weisel Partners LLC

Sanders Morris Harris

                    , 2005

[P]

200,000 Shares

MARCHEX, INC.

            % Convertible Exchangeable Preferred Stock

(Cumulative Dividend, Liquidation Preference of $250 per share)

PROSPECTUS

Piper Jaffray

RBC Capital Markets

Thomas Weisel Partners LLC

                    , 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

The certificate of incorporation and the by-laws of the registrant provide that the registrant shall indemnify its officers, directors and certain others to the maximum extent permitted by the General Corporation Law of the State of Delaware.

Section 145 of the General Corporation Law of the State of Delaware provides in relevant part as follows:

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative) other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The General Corporation Law does not allow for the elimination or limitation of liability of a director: (1) for any breach of a director’s duty of loyalty to the corporation or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) arising under Section 174 thereof; or (4) for any transaction from which the director derived an improper personal benefit. The General Corporation Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise.

In addition, pursuant to our certificate of incorporation and by-laws, we shall indemnify our directors and officers against expenses (including judgments or amounts paid in settlement) incurred in any action, civil or criminal, to which any such person is a party by reason of any alleged act or failure to act in his capacity as such, except as to a matter as to which such director or officer shall have been finally adjudged not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation.

The purchase agreement between us and the underwriters of this offering provides that the underwriters are obligated, under certain circumstances, to indemnify our directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Purchase Agreement filed at Exhibit 1.1 hereto.

We maintain directors and officers liability insurance for the benefit of our directors and certain of our officers.

We have entered into indemnification agreements with each of our directors and our executive officers.

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth the expenses (other than the underwriting discounts and commissions) payable in connection with issuance and distribution of the Class B common stock and preferred stock registered under this Registration Statement, all of which will be paid by Marchex, Inc. Certain of these expenses are based on the best estimate of Marchex, Inc., as indicated below.

	Amount to be Paid
Registration Fee to Securities and Exchange Commission	$24,717
NASD filing fee	21,500
Nasdaq National Market listing fee (preferred stock only)	5,000
Printing and engraving expenses	100,000	*
Legal fees and expenses	295,000	*
Accounting fees and expenses	295,000	*
Transfer agent and registrar fees and expenses	15,000	*
Blue sky fees and expenses	5,000	*
Trustee fees	9,500	*
Miscellaneous fees and expenses	129,283	*

Total	$900,000	*

*	Estimated amount of expenses as of the filing date of this Amendment No. 2 to the Registration Statement.

Item 26. Recent Sales of Unregistered Securities

Since our inception on January 17, 2003, we have issued the following securities, none of which have been registered under the Securities Act of 1933, as amended (the “Act”):

1. In January 2003, we issued and sold an aggregate of 12,250,000 shares of our Class A common stock to our five initial stockholders for aggregate cash consideration of $122,500.

2. In January 2003, we issued and sold 1,000,000 shares of our Class B common stock to a limited liability company controlled and managed by one of our initial stockholders for cash consideration of $10,000.

3. In February 2003, we also issued 5,000 shares of Class B common stock for services pursuant to a stock grant agreement.

4. In February and May 2003, we issued and sold 6,724,063 shares of our Series A redeemable convertible preferred stock to ninety-four (94) investors, each of whom we reasonably believe is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Act, for aggregate cash consideration of approximately $20,172,201.

5. In October 2003, we issued 562,500 shares of our Class B common stock as partial consideration in connection with our acquisition of TrafficLeader, with an allocated value of $3,796,875.

6. In July 2004, we issued 433,541 shares of our Class B common stock as partial consideration in connection with our acquisition of goClick, with an allocated value of $4.25 million.

7. During the period ended June 30, 2004, we issued and sold an aggregate of 37,850 shares of Class B common stock upon the exercise of stock options previously issued to two employees and one independent contractor under our 2003 amended and restated stock incentive plan, with an average weighted exercise price of $1.55. We received an aggregate of $58,525 as payment upon exercise thereof.

8. Since our inception until the filing of a registration statement on Form S-8 on June 25, 2004, under our stock incentive plan, we granted options to a number of our employees, directors and consultants to purchase an aggregate of 3,571,600 shares of our Class B common stock with a weighted average exercise price of $3.47 per share.

No underwriters were involved in any of the foregoing transactions. Such sales and issuances of stock and issuance of options were made in reliance upon an exemption from the registration provisions of the Act set forth in Section 4(2) and Rule 506 of Regulation D thereof relative to the sale by an issuer not involving a public offering or the rules and regulations thereunder, or in the case of certain options to purchase shares of Class B common stock, Rule 701 of the Act. All of the foregoing securities are deemed restricted securities for purposes of the Act.

Item 27. Exhibits and Financial Statement Schedules

(a) Exhibits

Number	Description
*1.1	Form of Purchase Agreement (Class B Common Stock Offering).

*1.2	Form of Purchase Agreement (Preferred Stock Offering).

**2.1	Agreement and Plan of Merger, dated as of February 19, 2003, by and among Registrant, Marchex Acquisition Corporation, eFamily.com, Inc., the Shareholders of eFamily.com, Inc., ah-ha.com, Inc. and Paul J. Brockbank, as Stockholder Representative.

**2.2	Agreement and Plan of Merger, dated as of October 1, 2003, by and among Registrant, Sitewise Acquisition Corporation, TrafficLeader, Inc., the Shareholders of TrafficLeader, Inc. and Gerald Wiant, as Shareholder Representative.

***2.3	Agreement and Plan of Merger, dated as of July 21, 2004, by and among Registrant, Project TPS, Inc., goClick.com, Inc and the Sole Stockholder of goClick.com, Inc.

*****2.4	Asset Purchase Agreement, dated as of November 19, 2004, by and among Registrant, Name Development Ltd. and the Sole Stockholder of Name Development Ltd.

**3.1	Certificate of Incorporation of the Registrant.

**3.2	Amended and Restated Certificate of Incorporation of the Registrant.

*3.3	Form of Preferred Stock Certificate of Designations to be filed and effective upon completion of the offering.

**3.4	By-laws of the Registrant, as currently in effect.

**4.1	Specimen stock certificate representing shares of Class B Common Stock of the Registrant.

*4.2	Specimen stock certificate representing shares of % Convertible Exchangeable Preferred stock of the Registrant.

**4.3	Representative’s Warrant Agreement for Sanders Morris Harris Inc.

**4.4	Representative’s Warrant Agreement for National Securities Corporation.

*4.5	Form of Indenture.

*5.1.1	Opinion of Nixon Peabody LLP.

*5.1.2	Opinion of Nixon Peabody LLP.

**10.1	Amended and Restated 2003 Stock Incentive Plan.

**10.2	Sublease Assignment and Assumption Agreement, dated as of January 18, 2003, by and between Marrch Holdings, LLC, the Registrant and Ecology and Environment, Inc.

**10.3	Office Lease, dated as of September 5, 2003, by and between the Registrant and Selig Real Estate Holdings Five.

Number	Description

**10.4	Sublease, dated as of March 13, 2000, by and between MyFamily.com, Inc. and ah-ha.com, Inc.

**10.5	Indenture of Lease, dated as of August 31, 2001, by and between A&A Properties, N.W., L.L.C. and Sitewise Marketing, Inc.

**10.6	Sublease, dated as of June 1, 2003, by and between Radiant Marketing Solutions, Inc., as sublessor, and Sitewise Marketing, Inc., as sublessee, and Jerry Wiant and Bruce Fabbri, as guarantors.

**10.7	Executive Employment Agreement, dated as of January 17, 2003, by and between Russell C. Horowitz and the Registrant.

**10.8	Executive Employment Agreement, dated as of May 1, 2003, by and between Michael A. Arends and the Registrant.

**10.9	2004 Employee Stock Purchase Plan.

**10.10	Letter of Intent, dated as of February 11, 2004, by and between Seattle’s Best Coffee, LLC and the Registrant.

**10.11	Sublease, dated as of March 1, 2004, by and between Seattle’s Best Coffee, LLC and the Registrant.

**10.12	Representative Director and Officer Indemnification Agreement, dated as of February 4, 2004, by and between Russell C. Horowitz and the Registrant.

****10.13	Sublease Agreement, dated September 9, 2004, by and between Registrant and G. Russell Knobel and Associates, Inc.

****10.14	Commercial Lease, entered into as of September 14, 2004, by and between Registrant and TrafficLeader, Inc. and A&A Properties Northwest.

*****21.1	Subsidiaries of the Registrant.

*23.1	Consent of Independent Registered Public Accounting Firm.

*23.2	Independent Auditors’ Consent.

*23.3	Independent Auditors’ Consent.

*23.4	Consent of Counsel (included in Exhibit 5.1).

*****24.1	Power of Attorney.

*25.1	Form T-1 Statement of Eligibility of Trustee.

*	Filed herewith.
**	Incorporated by reference to the Registration Statement on Form SB-2 (No. 333-111096) filed by Marchex on March 30, 2004.
***	Incorporated by reference to the Current Report on Form 8-K filed by Marchex on August 10, 2004.
****	Incorporated by reference to the Quarterly Report on Form 10-QSB filed by Marchex on November 15, 2004.
*****	Previously filed as an exhibit to this Registration Statement.

(b) Financial Statement Schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 28. Undertakings

Undertaking Required by Regulation S-B, Item 512 (d):

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing of this offering specified in the purchase agreement certificates in such denomination and registered in such names as required by the underwriters to permit proper delivery to each purchaser.

Undertaking Required by Regulation S-B, Item 512 (e):

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Act”), may be permitted to directors, officers and controlling persons of the Registrant pursuant to any arrangement, provision or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Undertaking Required by Regulation S-B, Item 512 (f):

The undersigned registrant hereby undertakes to:

(1) for determining any liability under the Securities Act of 1933, as amended (the “Securities Act”), treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective; and

(2) for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, in the City of Seattle, State of Washington on February 3, 2005.

MARCHEX, INC.

By:	/s/ RUSSELL C. HOROWITZ
Russell C. Horowitz Chairman and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement was signed by the following persons in the capacities indicated below on February 3, 2005.

Signature
/s/ RUSSELL C. HOROWITZ Russell C. Horowitz Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ MICHAEL A. ARENDS Michael A. Arends Chief Financial Officer (Principal Financial and Accounting Officer)

* John Keister President, Chief Operating Officer and Director

* Dennis Cline Director

* Jonathan Fram Director

* Rick Thompson Director

*By:	/s/ RUSSELL C. HOROWITZ
Russell C. Horowitz
Attorney-in-Fact

EXHIBIT INDEX

(a) Exhibits

Number	Description
*1.1	Form of Purchase Agreement (Class B Common Stock Offering).

*1.2	Form of Purchase Agreement (Preferred Stock Offering).

**2.1	Agreement and Plan of Merger, dated as of February 19, 2003, by and among Registrant, Marchex Acquisition Corporation, eFamily.com, Inc., the Shareholders of eFamily.com, Inc., ah-ha.com, Inc. and Paul J. Brockbank, as Stockholder Representative.

**2.2	Agreement and Plan of Merger, dated as of October 1, 2003, by and among Registrant, Sitewise Acquisition Corporation, TrafficLeader, Inc., the Shareholders of TrafficLeader, Inc. and Gerald Wiant, as Shareholder Representative.

***2.3	Agreement and Plan of Merger, dated as of July 21, 2004, by and among Registrant, Project TPS, Inc., goClick.com, Inc and the Sole Stockholder of goClick.com, Inc.

*****2.4	Asset Purchase Agreement, dated as of November 19, 2004, by and among Registrant, Name Development Ltd. and the Sole Stockholder of Name Development Ltd.

**3.1	Certificate of Incorporation of the Registrant.

**3.2	Amended and Restated Certificate of Incorporation of the Registrant.

*3.3	Form of Preferred Stock Certificate of Designations to be filed and effective upon completion of the offering.

**3.4	By-laws of the Registrant, as currently in effect.

**4.1	Specimen stock certificate representing shares of Class B Common Stock of the Registrant.

*4.2	Specimen stock certificate representing shares of % Convertible Exchangeable Preferred stock of the Registrant.

**4.3	Representative’s Warrant Agreement for Sanders Morris Harris Inc.

**4.4	Representative’s Warrant Agreement for National Securities Corporation.

*4.5	Form of Indenture.

*5.1.1	Opinion of Nixon Peabody LLP.

*5.1.2	Opinion of Nixon Peabody LLP.

**10.1	Amended and Restated 2003 Stock Incentive Plan.

**10.2	Sublease Assignment and Assumption Agreement, dated as of January 18, 2003, by and between Marrch Holdings, LLC, the Registrant and Ecology and Environment, Inc.

**10.3	Office Lease, dated as of September 5, 2003, by and between the Registrant and Selig Real Estate Holdings Five.

**10.4	Sublease, dated as of March 13, 2000, by and between MyFamily.com, Inc. and ah-ha.com, Inc.

**10.5	Indenture of Lease, dated as of August 31, 2001, by and between A&A Properties, N.W., L.L.C. and Sitewise Marketing, Inc.

**10.6	Sublease, dated as of June 1, 2003, by and between Radiant Marketing Solutions, Inc., as sublessor, and Sitewise Marketing, Inc., as sublessee, and Jerry Wiant and Bruce Fabbri, as guarantors.

**10.7	Executive Employment Agreement, dated as of January 17, 2003, by and between Russell C. Horowitz and the Registrant.

**10.8	Executive Employment Agreement, dated as of May 1, 2003, by and between Michael A. Arends and the Registrant.

Number	Description

**10.9	2004 Employee Stock Purchase Plan.

**10.10	Letter of Intent, dated as of February 11, 2004, by and between Seattle’s Best Coffee, LLC and the Registrant.

**10.11	Sublease, dated as of March 1, 2004, by and between Seattle’s Best Coffee, LLC and the Registrant.

**10.12	Representative Director and Officer Indemnification Agreement, dated as of February 4, 2004, by and between Russell C. Horowitz and the Registrant.

****10.13	Sublease Agreement, dated September 9, 2004, by and between Registrant and G. Russell Knobel and Associates, Inc.

****10.14	Commercial Lease, entered into as of September 14, 2004, by and between Registrant and TrafficLeader, Inc. and A&A Properties Northwest.

*****21.1	Subsidiaries of the Registrant.

*23.1	Consent of Independent Registered Public Accounting Firm.

*23.2	Independent Auditors’ Consent.

*23.3	Independent Auditors’ Consent.

*23.4	Consent of Counsel (included in Exhibit 5.1).

*****24.1	Power of Attorney.

*25.1	Form T-1 Statement of Eligibility of Trustee.

*	Filed herewith.
**	Incorporated by reference to the Registration Statement on Form SB-2 (No. 333-111096) filed by Marchex on March 30, 2004.
***	Incorporated by reference to the Current Report on Form 8-K filed by Marchex on August 10, 2004.
****	Incorporated by reference to the Quarterly Report on Form 10-QSB filed by Marchex on November 15, 2004.
*****	Previously filed as an exhibit to this Registration Statement.

(b) Financial Statement Schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.